EXHIBIT 2.1

[CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND REPLACED WITH “[***]” BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT ROCKWELL MEDICAL, INC. TREATS AS PRIVATE OR CONFIDENTIAL. THE SELLER DISCLOSURE LETTER AND BUYER DISCLOSURE LETTER AND EXHIBITS F THROUGH M HAVE BEEN OMITTED PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K. ROCKWELL MEDICAL, INC. AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED SCHEDULE OR EXHIBIT TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.]
EQUITY AND ASSET PURCHASE AGREEMENT
by and between
VANTIVE LIMITED,
and
ROCKWELL MEDICAL, INC.
Dated as of November 2, 2026

TABLE OF CONTENTS
Page
ARTICLE I

PURCHASE AND SALE; CLOSING; CLOSING DELIVERIES
Section 1.1    Purchase and Sale    2
Section 1.2    Time and Place of Closing    3
Section 1.3    Deliveries at Closing    3
Section 1.4    Purchase Price Adjustment    5
Section 1.5    Withholding    9
Section 1.6    Deferred HD Local Businesses    10
Section 1.7    Certain European Interests    11
Section 1.8    Buyer Senior Facilities; Buyer Convertible Note; Buyer Third-Party Financing Election.    12
Section 1.9    Earnout Payments    15
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER
Section 2.1    Transferred Equity Interests    20
Section 2.2    Organization, Good Standing and Qualification    20
Section 2.3    Authority; Approval    21
Section 2.4    Governmental Filings; No Violations    21
Section 2.5    Financial Statements; Internal Controls    22
Section 2.6    Absence of Certain Changes    23
Section 2.7    No Undisclosed Liabilities    23
Section 2.8    Litigation    23
Section 2.9    Employee Benefits    24
Section 2.10    Employees; Labor Matters    26
Section 2.11    Compliance with Laws; Licenses    28
Section 2.12    Anti-Corruption; Anti-Money Laundering; Trade Compliance    29
Section 2.13    Material Contracts    30
Section 2.14    Real Property    32
Section 2.15    Environmental Matters    35
Section 2.16    Taxes    35
Section 2.17    Intellectual Property; Information Technology; Privacy    37
Section 2.18    Insurance    41
Section 2.19    Sufficiency of Assets; Assets    41
Section 2.20    Related Party Contracts    42
Section 2.21    Brokers and Finders    42
Section 2.22    Customers and Suppliers    42
Section 2.23    Product Liability; Warranties.    43
Section 2.24    Regulatory Matters.    44
Section 2.25    No Other Representations or Warranties    47
i

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER
Section 3.1    Organization, Good Standing and Qualification    48
Section 3.2    Authority; Approval    48
Section 3.3    Governmental Filings; No Violations; Certain Contracts    48
Section 3.4    Litigation    49
Section 3.5    Solvency    49
Section 3.6    Consideration    49
Section 3.7    Investment Intent    50
Section 3.8    No Competitive Assets    50
Section 3.9    Brokers and Finders    50
Section 3.10    Access and Information    50
Section 3.11    RWI Policy    51
Section 3.12    No Other Representations or Warranties    51
ARTICLE IV

COVENANTS
Section 4.1    Interim Operations of the Business    52
Section 4.2    Cooperation and Efforts to Consummate Transactions; Status Updates    57
Section 4.3    Regulatory Filings/Approvals    58
Section 4.4    Exclusivity    61
Section 4.5    Third-Party Consents    62
Section 4.6    Access and Reports; Retention of Books and Records    62
Section 4.7    Publicity    65
Section 4.8    Employee Transfers    66
Section 4.9    Employee Benefits    69
Section 4.10    Worker Adjustment and Retraining Notification    72
Section 4.11    Non-Solicitation; Non-Competition    72
Section 4.12    Indemnification; Directors’ and Officers’ Insurance    74
Section 4.13    Confidentiality    75
Section 4.14    Releases    76
Section 4.15    Tax Matters    78
Section 4.16    RWI    86
Section 4.17    Pre-Closing Reorganization; Delayed Transfers    86
Section 4.18    Insurance Coverage    92
Section 4.19    Commingled Contracts; Transferred Contracts    93
Section 4.20    Wrong Pockets    94
Section 4.21    Intercompany Balances; Intercompany Agreements    95
Section 4.22    Business Guarantees    96
Section 4.23    Litigation Support    99
Section 4.24    Transitional Trademark License    100
Section 4.25    Licensed Gambro Marks    101
Section 4.26    Licensed Retained IP    101
Section 4.27    Other Agreements    102

Section 4.28    Further Assurances    103
Section 4.29    Delivery of Financial Statements    103
Section 4.30    Marketing Authorizations and Permits under Healthcare Laws    104
Section 4.31    Baxter IT Disentanglement    105
Section 4.32    Buyer Stockholder Approval    105
Section 4.33    Maintenance and Continuity of Patents    105
Section 4.34    Financing Cooperation    106
Section 4.35    Third-Party Financing.    108
Section 4.36    Supply and Distribution Continuity    109
Section 4.37    Baxter Agreements    109
ARTICLE V

CONDITIONS
Section 5.1    Conditions to Each Party’s Obligation to Consummate the Transactions    110
Section 5.2    Conditions to Obligations of Buyer    110
Section 5.3    Conditions to Obligations of Seller    112
Section 5.4    Frustration of Closing Conditions    115
ARTICLE VI

TERMINATION
Section 6.1    Termination    115
Section 6.2    Effect of Termination and Abandonment    117
ARTICLE VII

SURVIVAL; POST-CLOSING RECOURSE
Section 7.1    Survival    117
Section 7.2    Indemnification by Seller    118
Section 7.3    Indemnification by Buyer    118
Section 7.4    Limitations    119
Section 7.5    Indemnification Procedures    120
Section 7.6    Sole and Exclusive Remedy    122
Section 7.7    Indemnification Payments    122
Section 7.8    Taxes    123
Section 7.9    Minimizing and Mitigating Losses    123
ARTICLE VIII

MISCELLANEOUS AND GENERAL
Section 8.1    Amendment; Waiver    124
Section 8.2    Expenses    124
Section 8.3    Counterparts    125

Section 8.4    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE    125
Section 8.5    Notices    126
Section 8.6    Entire Agreement    127
Section 8.7    No Third-Party Beneficiaries    127
Section 8.8    Severability    128
Section 8.9    Interpretation; Construction    128
Section 8.10    Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege    130
Section 8.11    Successors and Assigns    131
Section 8.12    Fulfillment of Obligations    132
Section 8.13    No Recourse    132
ANNEX

Annex A:    List of HD Group Entities

EXHIBITS

Exhibit A:	Definitions
Exhibit B:	Transition Services Agreement Term Sheet
Exhibit C:	Manufacturing and Supply Agreement Term Sheet
Exhibit D:	Buyer Senior Facilities Agreement
Exhibit E:	Buyer Convertible Note Agreement
Exhibit F:	Form of Instrument of Assignment [omitted]
Exhibit G:	Illustrative Reference Balance Sheet [omitted]
Exhibit H:	Accounting Principles [omitted]
Exhibit I:	Form of Business Transfer Agreement [omitted]
Exhibit J:	Pre-Closing Reorganization Steps [omitted]
Exhibit K:	French Offer Letter [omitted]
Exhibit L:	Deferred HD Local Business Principles [omitted]
Exhibit M:	Allocation Methodologies [omitted]

EQUITY AND ASSET PURCHASE AGREEMENT
THIS EQUITY AND ASSET PURCHASE AGREEMENT (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of November 2, 2026 (the “Execution Date”), is made by and between Vantive Limited, a company incorporated under the laws of Jersey (the “Seller”), and Rockwell Medical, Inc., a Delaware corporation (“Buyer”). Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Except as otherwise indicated herein, capitalized terms used but not defined herein shall have the meanings set forth in Exhibit A.
RECITALS
WHEREAS, Seller indirectly owns all of the issued and outstanding equity interests (the “Transferred Equity Interests”) of the entities set forth on Annex A hereto (the “HD Group Entities”);
WHEREAS, Seller, directly or indirectly through the HD Group Entities and its other Subsidiaries, is, and has been, engaged in the Business;
WHEREAS, on the terms and subject to the conditions set forth herein, prior to or as of the Closing, Seller and certain of its Subsidiaries will consummate a pre-closing reorganization pursuant to steps set forth in Exhibit J hereto, including the transfer of the applicable Excluded Assets by the HD Group Entities to Seller or certain of its Subsidiaries (other than the HD Group Entities) and the assumption of the Excluded Liabilities by Seller or certain of its Subsidiaries (other than the HD Group Entities) (collectively, the “Pre-Closing Reorganization”);
WHEREAS, Buyer (directly or by a designee) desires to acquire the Business from Seller or its applicable Subsidiaries by (i) purchasing the Transferred Equity Interests at the Closing; (ii) purchasing the Transferred Assets and assuming the Assumed Liabilities at the Closing (except for any Transferred Assets or Assumed Liabilities constituting a Deferred HD Local Business); and (iii) purchasing the Transferred Assets and assuming the Assumed Liabilities in each of Colombia, Denmark, Greece and Ireland (in each case, to the extent there is a Pending Local Approval) and each other Transferred Jurisdiction designated in the Deferred Jurisdiction Notice in accordance with Section 1.6(a) (each, a “Deferred HD Local Business” and such Transferred Assets and Assumed Liabilities, the “Deferred Transferred Assets” and “Deferred Assumed Liabilities”, as applicable) by directly acquiring the Deferred Transferred Assets and Deferred Assumed Liabilities of the applicable Deferred HD Local Business, pursuant to the Business Transfer Agreements substantially in the form attached hereto as Exhibit I (“Business Transfer Agreement”), as applicable, at Local Closings, in each case of (i), (ii) and (iii), upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in connection with the Transactions, at the Closing, certain of the Parties and/or their applicable Subsidiaries will enter into (a) a transition services agreement (the “Transition Services Agreement”) on the terms and subject to the conditions set forth in the Transition Services Agreement Term Sheet attached hereto as Exhibit B (the “Transition Services Agreement Term Sheet”) and (b) a manufacturing and supply agreement (the

“Manufacturing and Supply Agreement”) on the terms and subject to the conditions set forth in the Manufacturing and Supply Agreement Term Sheet attached hereto as Exhibit C (the “Manufacturing and Supply Agreement Term Sheet”);
WHEREAS, in consideration for the Transactions, at the Closing, Buyer will deliver to Seller the Closing Consideration in the form of (a) the portion of the Closing Consideration payable in cash at the Closing, including without duplication, the Cash Consideration Portion, if any, (b) the Buyer Term Loans under the Buyer Senior Facilities Agreement and (c) the Buyer Convertible Note; and
WHEREAS, Buyer and Seller desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, agree as follows:
ARTICLE I

PURCHASE AND SALE; CLOSING; CLOSING DELIVERIES
Section 1.1    Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants contained herein:
(a)    At the Closing, Seller shall sell, assign, convey, transfer and deliver, or cause its applicable Subsidiaries to sell, assign, convey, transfer and deliver, to Buyer or its designated Subsidiary, and Buyer or its designee shall purchase and accept from Seller or its applicable Subsidiaries, the Transferred Equity Interests, free and clear of any Liens, other than any Liens solely arising under or relating to applicable securities Laws or the Organizational Documents of the applicable HD Group Entities, in accordance with the Instruments of Assignment;
(b)    At the Closing, Seller shall sell, assign, convey, transfer and deliver, or cause its applicable Subsidiaries to sell, assign, convey, transfer and deliver, to Buyer or its designated Subsidiary, and Buyer or its designee shall purchase, acquire, assume and accept the Transferred Assets other than the Deferred Transferred Assets (free and clear of all Liens other than Permitted Liens), and the Assumed Liabilities other than the Deferred Assumed Liabilities, in each case, in accordance with the Local Transfer Documents; and
(c)    At the applicable Local Closing, Seller shall or shall cause its applicable Subsidiaries to convey, transfer, assign and deliver to Buyer or its designated Subsidiary the applicable Deferred HD Local Business, free and clear of all Liens, other than Permitted Liens, in accordance with the terms and conditions set forth herein and in the applicable Business Transfer Agreement;
in each case of the foregoing clauses (a), (b) and (c) collectively, for the Closing Consideration provided by Buyer or its Subsidiary pursuant to Section 1.3(b)(i) and Section 1.8 and subject to adjustment pursuant to Section 1.4. Buyer shall designate its

Subsidiary or Subsidiaries to receive the Transferred Equity Interests and/or Transferred Assets and Assumed Liabilities no later than five (5) Business Days prior to the Closing Date.
Section 1.2    Time and Place of Closing.
(a)    Except as set forth in Section 1.2(b), the closing of the Transactions (excluding any transactions to be consummated at any Local Closing) (the “Closing”) will take place remotely, via electronic or local exchange and execution of documents as required by applicable Law, on the last Business Day of the calendar month in which the last to be satisfied or waived of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) has been satisfied or waived in accordance with this Agreement; provided, that if such satisfaction or waiver occurs fewer than five (5) Business Days prior to the last Business Day of such calendar month, the Closing shall take place on the last Business Day of the immediately following calendar month (subject to the satisfaction or waiver of such conditions as of such date), or on such other time, date or location as Seller and Buyer mutually agree (the date upon which the Closing actually occurs being referred to herein as the “Closing Date”). The Closing will be effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”); provided, however, that notwithstanding the foregoing, the transfer of applicable Transferred Equity Interests or Transferred Assets and Assumed Liabilities shall be effective as of 12:01 a.m. local time of the jurisdiction of incorporation or formation of the applicable selling Subsidiary of Seller as required by applicable Law or the applicable Local Transfer Documents.
(b)    The purchase of the Transferred Equity Interests of:
(i)    Gambro Italy shall be effected at the Closing by means of endorsement (girata) of the Gambro Share Certificate before an Italian Notary pursuant to article 2355 of the Italian Civil Code and annotation of the transfer in the shareholders’ ledger (libro soci) of Gambro Italy, in each case in accordance with applicable Italian Law; and
(ii)    Vantive Korea shall be effected at the Closing by means of delivery of the instruments set forth in Section 1.3 for Vantive Korea.
(c)    Subject to Section 1.6, the transfer of legal title of the Deferred HD Local Businesses to Buyer or its designee via Buyer or its designee acquiring the applicable Deferred Transferred Assets and applicable Deferred Assumed Liabilities shall be deferred until after the Closing until such time as set forth in the applicable Business Transfer Agreement (each, a “Local Closing,” and the date of such Local Closing, a “Local Closing Date”); provided, that each Local Closing shall take place on the last Business Day of a calendar month (unless otherwise mutually agreed by Seller and Buyer in writing), and each Business Transfer Agreement shall so provide.
Section 1.3    Deliveries at Closing.
(a)    By Seller. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall deliver or cause to be delivered to Buyer or the Notary, as applicable:
(i)    instruments of sale, assignment and transfer with respect to the Transferred Equity Interests, substantially in the form set forth in Exhibit F, conveying such

Transferred Equity Interests to Buyer or its designated Subsidiary, free and clear of any Liens, other than any Liens solely arising under or relating to applicable securities Laws or any of the Organizational Documents of the applicable HD Group Entity (the “Instruments of Assignment”);
(ii)    counterparts of each of the Local Transfer Documents, as applicable, duly executed by Seller or its applicable Subsidiaries party thereto;
(iii)    counterparts of each of the other Ancillary Agreements (other than the Business Transfer Agreements relating to the Deferred HD Local Businesses), duly executed by Seller or its applicable Subsidiaries party thereto;
(iv)    [Reserved.]
(v)    the certificate contemplated by Section 5.2(c);
(vi)    the written resignations of each of the directors and officers of the HD Group Entities as Buyer may request in writing no later than ten (10) Business Days prior to the Closing Date, in each case, to be effective as of the Closing Date and Seller shall use its best efforts to procure the written resignations of each of the statutory auditors (including sindaci), and to include a waiver by the resigning individual of any claim against the HD Group Entities, other than for remuneration accrued and unpaid as of the Closing Date;
(vii)    if applicable, a shareholder resolution of each HD Group Entity to (A) accept the resignation of the directors and officers of such HD Group Entity and (B) to the extent that any statutory auditors (including sindaci) of such HD Group Entity have tendered their resignation pursuant to Section 1.3(a)(vi), accept such resignations, in both cases as Buyer may request in writing no later than ten (10) Business Days prior to the Closing Date;
(viii)    evidence of the termination of Intercompany Agreements as contemplated by Section 4.21;
(ix)    evidence reasonably satisfactory to Buyer of the completion of the Pre-Closing Reorganization in accordance with Section 4.17 and Exhibit J, including copies of the executed Reorganization Documents;
(x)    a duly executed power of attorney to the satisfaction of the Notary granted by Seller or its Affiliate for the endorsement (girata) of the Gambro Share Certificate;
(xi)    with respect to Gambro Italy, the duly endorsed Gambro Share Certificate of Gambro Italy, in form and substance sufficient to effect the transfer thereof by endorsement (girata) in accordance with applicable Italian Law;
(xii)    the shareholders’ ledger of Gambro Italy, duly annotated to reflect the new shareholder’s details of Buyer or its Affiliate;
(xiii)    each duly executed Deed of Release;

(xiv)    (A) an original copy of a certificate of non-issuance of share certificates duly executed by the registered representative director of Vantive Korea; and (B) a certified copy of a transfer notice with a fixed date, duly executed by Swiss Korea Share Seller and issued to Vantive Korea, each in the form set forth in Exhibit F; and
(xv)    an original copy of the shareholders’ ledger of Vantive Korea duly executed by the registered representative director of Vantive Korea, duly evidencing the Buyer or its Affiliate as the registered owner of the Transferred Equity Interests of Vantive Korea.
(b)    By Buyer. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall deliver or cause to be delivered to Seller or the Notary, as applicable:
(i)    the Closing Consideration by (A) paying to Seller (or its designee), by wire transfer, the portion of the Closing Consideration payable in cash at the Closing, including without duplication, the Cash Consideration Portion (if any), (B) executing and delivering the Buyer Senior Facilities Agreement and the other loan documents required to be delivered by Buyer or its Subsidiaries at the Closing thereunder, whereupon the Buyer Term Loans, in an aggregate principal amount determined after giving effect to Section 1.8(c), shall be deemed to have been made in full, and (C) issuing and delivering the Buyer Convertible Note to Seller (or its designee);
(ii)    the certificate contemplated by Section 5.3(c);
(iii)    counterparts of each of the Local Transfer Documents, as applicable, duly executed by Buyer or its applicable Subsidiaries party thereto;
(iv)    counterparts of each of the other Ancillary Agreements (other than the Business Transfer Agreements relating to the Deferred HD Local Businesses), duly executed by Buyer or its applicable Subsidiaries party thereto; and
(v)    the duly executed Rockwell Payoff Letter (a draft of which shall be delivered to the Seller not later than ten (10) Business Days prior to the Closing Date). Buyer shall cause the Rockwell Payoff to be consummated, in accordance with the Rockwell Payoff Letter, substantially concurrently with the Closing.
Section 1.4    Purchase Price Adjustment.
(a)    Estimated Purchase Price Procedures. No later than five (5) Business Days prior to the anticipated Closing Date Seller shall prepare and deliver to Buyer the Estimated Closing Statement, prepared in the form of the template set forth in Exhibit G, together with supporting documentation used by Seller in calculating the amounts set forth therein. Exhibit G sets forth the agreed form of the Estimated Closing Statement and, for illustrative purposes only, the calculation of Net Working Capital as of the date set forth therein, prepared in accordance with the Accounting Principles. Seller shall consider in good faith the reasonable comments of Buyer to the Estimated Closing Statement delivered to Seller no later than two (2) Business Days prior to the Closing Date, and Seller shall make its employees and representatives reasonably available to Buyer to review the Estimated Closing Statement; provided, that if Buyer and Seller fail to mutually agree upon revisions to the Estimated Closing Statement on or prior to the Business Day prior to the Closing Date, then

(x) neither Buyer nor Seller shall delay the Closing because of such failure and (y) the amounts set forth in the Estimated Closing Statement as determined by Seller, without any adjustment (other than adjustments agreed to in writing by Seller), shall be the amounts used in the determination of the Closing Consideration. The agreement of the Parties or the failure of Buyer and Seller to agree to revisions to the Estimated Closing Statement shall not constitute a waiver or limitation of a Party’s rights and obligations pursuant to Section 1.4(b).
(b)    Final Consideration Adjustment Procedures.
(i)    Delivery of the Post-Closing Statement. No later than ninety (90) days after the Closing Date, Buyer shall deliver to Seller the Post-Closing Statement, together with supporting documentation used by Buyer in calculating the amounts set forth therein. The Parties agree that the purpose of the Post-Closing Statement is to measure variations in the components taken into consideration in determining the estimates included in the Estimated Closing Statement compared to the actual values, and, without limiting the generality of the foregoing, such process is not intended to permit the introduction of accounting principles, practices, methodologies and procedures that conflict with the Accounting Principles or the definitions set forth herein.
(ii)    Access to Information. From the Closing until the determination of the Final Closing Statement, Buyer and Seller shall, and shall cause their respective Subsidiaries to, upon reasonable prior notice and subject to the execution of customary work paper access letters if requested by accountants of Buyer, HD Group Entities or Seller: (A) provide the other Party and its authorized representatives with reasonable access during normal business hours to the facilities, books and records and work papers of Buyer, the HD Group Entities or Seller and its Subsidiaries, as the case may be; and (B) cooperate with, and assist, the other Party and its authorized representatives in connection with, the review of such materials, including by making available their employees, accountants and other personnel to the extent reasonably requested, in each case of clauses (A) and (B), subject to the Access Restrictions.
(iii)    Notice of Objection. If Seller has any objections to the Post-Closing Statement or any of the amounts included in the calculation of the Final Consideration set forth therein, Seller shall deliver to Buyer a written statement (a “Notice of Objection”) setting forth in reasonable detail the particulars of such disagreement (including the specific items in the Post-Closing Statement that are in dispute and the nature and amount of any disagreement so identified) not later than ninety (90) days after its receipt of the Post-Closing Statement (such ninety (90)-day period, the “Review Period”). If Seller delivers a Notice of Objection to Buyer within the Review Period, Seller and Buyer shall work in good faith to resolve Seller’s objections within the thirty (30)-day period following the delivery of the Notice of Objection. If Seller fails to deliver a Notice of Objection within the Review Period, the Post-Closing Statement shall be deemed to have been accepted by Seller and shall be deemed final, conclusive and binding upon all of the Parties and shall be deemed the Final Closing Statement and not subject to appeal.
(iv)    Selection of the Accountant. In the event that Buyer and Seller are unable to resolve in writing all of Seller’s objections in the Notice of Objection within the thirty (30)-day period (or such longer period as may be agreed by Buyer and Seller) following the delivery of such Notice of Objection, the resolution of all such unresolved items

(“Disputed Items”) shall be submitted jointly by Seller and Buyer or by either Seller or Buyer individually to Grant Thornton LLP (or, if Grant Thornton LLP is unwilling or unable to serve, such other independent accounting or valuation firm of recognized national standing in the United States as may be mutually selected by Buyer and Seller) to resolve any remaining disagreements (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”). Seller and Buyer shall execute any agreement reasonably required by the Accountant for its engagement hereunder.
(v)    Submission of Disputed Items. Buyer and Seller shall each, promptly (but in any event within ten (10) Business Days, or such longer time as the Parties may agree) following the formal engagement of the Accountant, provide the Accountant (copying the other upon submission) with a single written submission setting forth its respective calculations of and assertions regarding the Disputed Items and upon receipt thereof, Seller and Buyer shall each be entitled (no later than ten (10) Business Days following receipt of the other Party’s initial submission) to submit to the Accountant a single written response to such other Party’s initial submission setting forth such Party’s objections or rebuttals to the calculations and/or assertions set forth in such initial submission (which responses the Accountant shall promptly distribute to the other applicable Party). There shall be no ex parte communications between Seller (or its representatives) or Buyer (or its representatives), on the one hand, and the Accountant, on the other hand, relating to the Disputed Items, and unless requested by the Accountant in writing, no Party may present any additional information or arguments to the Accountant, either orally or in writing.
(vi)    Accountant’s Determination. The Accountant shall be instructed to render its determination with respect to the Disputed Items as soon as reasonably possible (the Parties shall use commercially reasonable efforts to cause the Accountant to complete its work within forty-five (45) days following the formal engagement of the Accountant). The Accountant shall act as an expert and not as an arbitrator to determine solely the Disputed Items based solely on the submissions and responses of Buyer, on the one hand, and Seller, on the other hand, delivered pursuant to and in accordance with Section 1.4(b)(v) with respect to the Disputed Items, without independent investigation and in accordance with the Accounting Principles. In resolving any disputed amount in connection with its determination of the Final Consideration, or any component thereof, the Accountant may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by either Party or less than the smallest value for such item claimed by either Party. The Parties agree that the determination of the Accountant with respect to any Disputed Items is not intended to permit the introduction of accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies that conflict with the Accounting Principles or the definitions set forth herein for the purposes of determining the Final Consideration. The determination of the Accountant in accordance with this Section 1.4(b)(vi) shall be in writing setting forth its calculation of the Disputed Items, along with its analysis in reasonable detail and the basis and quantification for such final resolution and shall be binding and final for purposes of this Agreement, and enforceable in any court of competent jurisdiction, absent fraud or manifest error. The Post-Closing Statement resulting from the determinations with respect to the Disputed Items made by the Accountant in accordance with this Section 1.4(b)(vi) shall be deemed the Final Closing Statement.

(vii)    Accountant’s Fees and Expenses. The Accountant shall allocate its costs and expenses between Buyer and Seller based upon the percentage of the aggregate contested amount submitted to the Accountant that is ultimately awarded to Buyer, on the one hand, or Seller, on the other hand, such that Buyer bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Seller and Seller bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Buyer. For illustrative purposes only, if the contested amount submitted to the Accountant is $1,000,000, and the Accountant determines that Buyer has a valid claim for $400,000 of the $1,000,000, Buyer shall bear sixty percent (60%) of the fees and expenses of the Accountant, and Seller shall bear the remaining forty percent (40%) of the fees and expenses of the Accountant. For the avoidance of doubt, the fees and disbursements of the representatives of each Party incurred in connection with the preparation or review of the Post-Closing Statement and any Notice of Objection, as well as any submissions and responses to the Accountant, as applicable, shall be borne by such Party.
(c)    Post-Closing Adjustment to Buyer Senior Facilities.
(i)    Within five (5) Business Days following the determination of the Final Closing Statement:
(A)    if the Post-Closing Adjustment is a negative number, then the outstanding principal amount of the Buyer Term Loans shall be reduced by an amount equal to the absolute value of the Post-Closing Adjustment, allocated 50% to each Buyer Term Loan, and accrued interest under each Buyer Term Loan shall be recalculated as if the principal amount of such Buyer Term Loan had been the adjusted (reduced) amount from and after the Closing Date, with any excess interest previously accrued and paid to be credited against future interest payments;
(B)    if the Post-Closing Adjustment is a positive number, then the outstanding principal amount of the Buyer Term Loans shall be increased by an amount equal to the Post-Closing Adjustment, allocated 50% to each Buyer Term Loan, and accrued interest under each Buyer Term Loan shall be recalculated as if the principal amount of such Buyer Term Loan had been the adjusted (increased) amount from and after the Closing Date, with any additional interest that would have accrued from the Closing Date through the date of such adjustment to be added to the outstanding principal balance of such Buyer Term Loan; and
(C)    no adjustment to the outstanding principal amount of the Buyer Senior Facilities shall be required if the Post-Closing Adjustment is zero (0).
(ii)    Any adjustment to the principal amount of the Buyer Senior Facilities pursuant to this Section 1.4 shall, for Tax purposes (in the case of non-U.S. Taxes, to the extent permitted by applicable non-U.S. Law), be deemed to be an adjustment to the consideration payable to Seller. Any adjustment to the outstanding principal amount of the Buyer Term Loans pursuant to this Section 1.4 (or Exhibit L) shall be effected as, when and in the manner provided in, and shall constitute a “Principal Adjustment” under, Section 2.7(b)

of the Buyer Senior Facilities Agreement; Seller shall cause the lenders under the Buyer Senior Facilities Agreement (and any assignee thereof) to, and Buyer shall, execute such amendments, supplements or confirmations as may be necessary to evidence any adjustment contemplated by this Section 1.4, and the Parties shall cooperate in good faith to effect any corresponding amendments to the amortization schedule, interest calculations, and other terms of the Buyer Senior Facilities Agreement as may be required to reflect the adjusted principal amount. For the avoidance of doubt, the Buyer Convertible Note shall not be subject to adjustment pursuant to this Section 1.4.
(iii)    To the extent the Buyer Term Loans have been repaid in full (or were not made at the Closing) at the time of any increase pursuant to Section 1.4(c)(i)(B), Buyer shall pay such increase (together with interest thereon from the Closing Date at the rate that would have applied under the Buyer Term Loans) to Seller (or as Seller may direct) in cash within five (5) Business Days following the determination of the Final Closing Statement, it being understood that any amount paid in respect thereof under Section 2.7(b) of the Buyer Senior Facilities Agreement shall reduce such obligation dollar-for-dollar. To the extent any reduction pursuant to Section 1.4(c)(i)(A) exceeds the then outstanding principal amount of the Buyer Term Loans, Seller shall pay such excess to Buyer in cash within five (5) Business Days following the determination of the Final Closing Statement.
(d)    Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, the process set forth in this Section 1.4 shall be the sole and exclusive remedy of the Parties for any disputes related to items required to be included or reflected in the calculation of the Final Consideration; provided, that nothing in this Section 1.4(d) shall limit any claim for indemnification pursuant to Section 4.15 or Article VII or any claim based on Fraud, except to the extent the Losses in respect thereof were specifically taken into account in the determination of the Final Consideration as contemplated by Section 7.4(c).
Section 1.5    Withholding.
(a)    General. The Closing Consideration and any other payment under this Agreement will be paid free and clear of, and without deduction or withholding for, any Taxes, unless such deduction or withholding is required under applicable Law. Any amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction or withholding was made. If Buyer determines that any amount of the Closing Consideration, or any other payment under this Agreement, is subject to deduction or withholding for Taxes, Buyer shall use commercially reasonable efforts to promptly notify Seller in writing of such determination and the basis for which such deduction or withholding applies. Seller and Buyer shall reasonably cooperate and use commercially reasonable efforts to eliminate or reduce any such withholding or deduction to the extent permitted under applicable Law. Any amounts so deducted or withheld shall be timely and properly remitted to the applicable Governmental Entity as required under applicable Law.
(b)    Vantive Korea Incorporated. Notwithstanding anything to the contrary in Section 1.5(a) above, to the extent the Swiss Korea Share Seller is entitled to an exemption from Korean Capital Gains Withholding Tax in connection with the transfer of the Transferred Equity Interests in Vantive Korea Incorporated pursuant to the Korea–Switzerland Tax Treaty and wishes to claim such exemption, the Swiss Korea Share Seller shall deliver to Buyer the Treaty Exemption Documentation no later than five (5) Business

Days prior to the Closing Date. If the Swiss Korea Share Seller delivers the Treaty Exemption Documentation to Buyer, Buyer shall (i) apply such Treaty Exemption Documentation for purposes of determining whether any Korean Capital Gains Withholding Tax is required to be withheld under applicable Law of the Republic of Korea, (ii) not withhold Korean Capital Gains Withholding Tax from any portion of the Closing Consideration payable in respect of (or in connection with) the transfer of the Transferred Equity Interests in Vantive Korea Incorporated, and (iii) pay the applicable portion of the Closing Consideration without any deduction or withholding for Korean Capital Gains Withholding Tax. Buyer shall submit the Treaty Exemption Documentation to the Korean tax authorities by the 9th day of the month following the Closing Date. Seller shall indemnify and hold harmless Buyer and its Affiliates from and against any Korean Capital Gains Withholding Tax (including any interest, penalties and additions thereto) imposed on Buyer or any of its Affiliates as a result of the Treaty Exemption Documentation being invalid, incomplete or insufficient.
Section 1.6    Deferred HD Local Businesses.
(a)    Deferred Jurisdiction Notice. No later than fifteen (15) Business Days prior to the anticipated Closing Date, Seller shall deliver to Buyer a written notice proposing each Transferred Jurisdiction in which the transfer of the applicable Transferred Assets and Assumed Liabilities will be deferred until a Local Closing following the Closing, together with the anticipated date of the Local Closing for each such jurisdiction and a reasonably detailed description of the reasons for such proposed deferral (such notice, as finally agreed or deemed agreed in accordance with this Section 1.6(a) and as it may be updated in accordance with this Section 1.6(a), the “Deferred Jurisdiction Notice”). Seller may propose any Transferred Jurisdiction in which Seller reasonably determines that the transfer of the applicable Transferred Assets and Assumed Liabilities cannot reasonably be completed at the Closing, including as a result of any required Approval, Permit, Marketing Authorization, third-party consent, employee information or consultation process, local entity formation or registration or other legal, regulatory or operational impediment. Seller shall consult with Buyer in good faith regarding the proposed Deferred Jurisdiction Notice, shall provide Buyer with such information as Buyer may reasonably request in connection therewith and shall consider in good faith any reasonable comments of Buyer thereon. The designation of each jurisdiction in the Deferred Jurisdiction Notice (and the anticipated date of the applicable Local Closing) shall be subject to the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed); provided, that it shall be deemed unreasonable for Buyer to withhold, condition or delay its consent to the designation of any jurisdiction in which any impediment of the type described in the immediately preceding sentence exists and would reasonably be expected to prevent or materially delay the transfer of the applicable Transferred Assets and Assumed Liabilities at the Closing; provided, further, that if Buyer has not delivered a written objection to any proposed designation, setting forth in reasonable detail the basis therefor, within ten (10) Business Days following delivery of the proposed Deferred Jurisdiction Notice, Buyer shall be deemed to have consented to such designation. Seller may update the Deferred Jurisdiction Notice by written notice to Buyer, following consultation with Buyer and subject to Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed, and subject to the foregoing provisos, mutatis mutandis), no later than five (5) Business Days prior to the anticipated date of the applicable Local Closing.

(b)    Treatment of Deferred HD Local Businesses. Subject to Section 1.6(f), from and after the Effective Time, and until the applicable Local Closing, (i) each Deferred HD Local Business shall be held by Seller or, where applicable, Seller shall cause a Subsidiary or other designee of Seller to hold such Deferred HD Local Business, including the Transferred Assets and Assumed Liabilities in respect of such Deferred HD Local Business, on behalf of, and for the benefit of, the Buyer; (ii) Seller or, where applicable, such Subsidiary or other designee of Seller shall pay, perform and discharge fully when due and payable the Liabilities of the Deferred HD Local Business; and (iii) to the extent permitted by applicable Law, Seller shall or, where applicable, Seller shall cause such Subsidiary or other designee of Seller to, use commercially reasonable efforts to manage and operate the applicable Deferred HD Local Business in the ordinary course of business in all material respects and subject to and in accordance with the terms and conditions set forth in Exhibit L and take such other actions as may reasonably be requested by Buyer, in each case subject to the limitations set forth in Exhibit L, so that all the rewards and burdens relating to such Deferred HD Local Business, including profits, expenses, use, risk of loss, potential for gain and control over such Deferred HD Local Business, as well as economic and operational claims, rights, obligations, benefits and burdens, shall inure from and after the Effective Time to the Buyer or its Subsidiary as if such Deferred HD Local Business was actually conveyed to (or assumed by) Buyer or its Subsidiary as of the Effective Time. As and to the extent described in this Agreement and Exhibit L, (A) Seller shall or, where applicable, Seller shall cause such Subsidiary or other designee of Seller to, remit to the Buyer or its Subsidiary the amounts due in connection with the performance of each Deferred HD Local Business and provide to Buyer or its Subsidiary all rights and benefits that are received in connection therewith and Buyer shall, or shall cause its applicable Subsidiary to, accept and assume the economic burdens, Liabilities and obligations with respect thereto; and (B) Buyer or its applicable Subsidiary shall reimburse Seller or such Subsidiary or other designee of Seller for all documented, reasonable out-of-pocket payments made in connection with the performance of each Deferred HD Local Business and the discharge of any Liabilities in connection therewith. Buyer and Seller shall cooperate in good faith to effectuate the transfer of the Deferred HD Local Businesses as promptly as reasonably practicable following the Effective Time in accordance with the terms and conditions set forth in Exhibit L.
(c)    Deliverables for Deferred HD Local Businesses. Upon the transfer of any Deferred HD Local Business, in each case as contemplated in Section 1.2(c), (i) Buyer shall or shall cause its applicable Subsidiary to deliver to Seller the Business Transfer Agreement and any other applicable Local Transfer Documents to the extent related to such Deferred HD Local Business, and not previously delivered to Seller at the Closing, and (ii) Seller shall, and shall cause its applicable Affiliates to, deliver to Buyer or its designated Subsidiary or Subsidiaries the Business Transfer Agreement and any other applicable Local Transfer Documents to the extent related to such Deferred HD Local Business and not previously delivered to Buyer at the Closing, in each case, as applicable.
(d)    Consideration for the Deferred HD Local Businesses. No later than two (2) Business Days prior to the date of the applicable Local Closing, to the extent that the consideration (as set forth in the applicable Business Transfer Agreement) is required by applicable Law to be paid by Buyer or its applicable Subsidiary on a Local Closing Date, Seller shall transfer, or cause to be transferred, to Buyer or the applicable HD Group Entity by wire transfer of immediately available funds to the account designated in writing by Buyer an amount in U.S. Dollars equal to such consideration. On the date of the applicable Local

Closing, Buyer or its designee shall pay to Seller or, where applicable, such Subsidiary or other designee of Seller such consideration converted into the foreign currency of the applicable Seller Subsidiary pursuant to Section 2.04 (or equivalent section) of the applicable Business Transfer Agreement.
(e)    Financing Cooperation. Seller shall provide, at Buyer’s sole cost and expense (including but not limited to any fees of legal counsel incurred by Seller in connection with joinders), cooperation in connection with joinders of any such Deferred HD Local Businesses to the extent required under the Buyer Senior Facilities Agreement and related Financing Documents in accordance with Section 4.34.
(f)    Pending Local Approvals. Notwithstanding anything to the contrary in Section 1.6(b), Section 4.17, Exhibit L or any Business Transfer Agreement, if any Approval required under the Antitrust Laws or Foreign Investment Laws of the Transferred Jurisdiction of a Deferred HD Local Business has not been obtained (or the applicable waiting period has not expired or been terminated) as of the Closing (each, a “Pending Local Approval”): (i) no Party shall be required or permitted to take any action, and no control over, right to direct, or economic or other interest in, such Deferred HD Local Business shall pass to Buyer, in each case to the extent doing so before receipt of such Pending Local Approval would violate applicable Law; (ii) Seller and Buyer shall negotiate in good faith, reasonably in advance of the Closing, such modifications to Section 1.6(b) and Exhibit L with respect to such Deferred HD Local Business (which may include hold-separate arrangements or Seller continuing to operate such Deferred HD Local Business independently) as are necessary to permit the Closing to occur without violation of applicable Law, while preserving for Buyer, to the maximum extent permitted by applicable Law, the economic benefits and burdens contemplated by Section 1.6(b), including through a settlement of such benefits and burdens upon receipt of such Pending Local Approval; provided, that any failure to agree to such modifications shall not delay the Closing, and, absent such agreement, Seller shall operate such Deferred HD Local Business independently of Buyer in accordance with Section 1.6(b) until such Pending Local Approval is obtained; (iii) Section 4.3 shall continue to apply to such Pending Local Approval following the Closing until it is obtained, and the applicable Local Closing shall not occur until it is obtained; and (iv) if such Pending Local Approval is finally denied, paragraph 10 of Exhibit L shall apply to such Deferred HD Local Business as if the applicable Local Closing had become prohibited under applicable Law.
Section 1.7    Certain European Interests.
(a)    The Parties acknowledge that, pursuant to applicable Law, the relevant Employee Representatives of the Subsidiary of Seller set forth on Section 1.7(a) to the Seller Disclosure Letter (the “French Entity”) will have to be informed and consulted in advance of any final decisions being taken by the French Entity (the “Consultation Process”) with respect to the proposed purchase and sale of any Transferred Assets, and the grant of any Lien for the purposes of acquisition finance over the same, located in France (such proposed Transferred Assets, collectively, the “French Assets”) and the proposed assumption of any Assumed Liabilities in France (such proposed Assumed Liabilities, collectively, the “French Liabilities”).
(b)    Notwithstanding anything to the contrary contained in this Agreement, and subject to and contingent upon compliance with the requirements of Loi Hamon (if applicable), unless and until Seller has executed and delivered to Buyer the French

Acceptance Notice (which shall not occur until the end of the Consultation Process in France, i.e., until the applicable works council of the French Entity has rendered an opinion or until the French Entity reasonably concludes that, as a matter of Laws in France, the applicable works council of the French Entity is deemed to have been consulted and to have rendered a negative opinion, in accordance with article L.2312-15 of the French labor code), (i) the provisions of this Article I shall not be effective with respect to the French Assets and the French Liabilities, (ii) for purposes of this Article I, the French Assets shall not be considered Transferred Assets and the French Liabilities shall not be considered Assumed Liabilities, and (iii) the Closing Consideration shall be reduced (without duplication) by the French Purchase Price; provided, that all items taken into account in the determination of the Post-Closing Adjustment in accordance with Section 1.4 shall not reflect (and shall not be adjusted to reflect) the exclusion of the French Assets and the French Liabilities but shall be reflected as if the closing with respect to the French Assets and the French Liabilities shall have occurred at the Closing.  On the terms and conditions set forth in the offer letter attached as Exhibit K hereto (the “French Offer Letter”), including the price specified therein (the “French Purchase Price”), Buyer has irrevocably offered to acquire, or to cause its applicable Subsidiary to acquire, the French Assets and to assume, or to cause its applicable Subsidiary to assume, the French Liabilities, and to have the provisions of this Article I apply to such French Assets and the French Liabilities following the acceptance by Seller of Buyer’s irrevocable offer as set out in the French Offer Letter (as may be amended by express agreement between the Parties).  It is understood that in entering into this Agreement, Seller is not in any regard bound to accept Buyer’s irrevocable offer as set out in the French Offer Letter.  Upon delivery to Buyer of the executed French Acceptance Notice attached as Schedule 2 to the French Offer Letter (the “French Acceptance Notice”), this Article I shall be effective with respect to the French Assets and the French Liabilities, and the French Assets and the French Liabilities shall be included in the Transferred Assets and the Assumed Liabilities, as applicable, as though, in each case, they had always been so included, and the Closing Consideration shall not be reduced by the French Purchase Price.  It is understood that as of the date hereof the Closing Consideration assumes delivery of the French Acceptance Notice prior to the Closing and therefore already includes the French Purchase Price. Notwithstanding the foregoing, if the French Acceptance Notice is delivered after the Closing, the Buyer shall (or shall cause its applicable Subsidiary to) pay or otherwise transfer the French Purchase Price to Seller (or its designated Affiliate) in accordance with the French Offer Letter.
Section 1.8    Buyer Senior Facilities; Buyer Convertible Note; Buyer Third-Party Financing Election.
(a)    At the Closing, Buyer shall, and shall cause each of its applicable Affiliates to, enter into, execute and deliver the Buyer Senior Facilities Agreement, the Buyer Convertible Note Agreement, the Buyer Convertible Note and each other document required to be executed or delivered by Buyer or any such Affiliate thereunder, in each case in the form set forth in Exhibit D or Exhibit E, as applicable. At the Closing, upon the satisfaction or waiver of the conditions set forth in Article V (other than any requirement of the Seller or its Affiliates to deliver the Buyer Senior Facilities Agreement, the Buyer Convertible Note Agreement and each other Financing Document), Seller shall, and shall cause the Lender, the Seller (as defined in the Buyer Convertible Note), each other initial lender under the Buyer Senior Facilities Agreement and each initial holder of the Buyer Convertible Note to, enter into, execute and deliver the Buyer Senior Facilities Agreement, the Buyer Convertible Note

Agreement and each other Financing Document to which such Person is a party (other than any intercreditor, subordination or similar agreement relating to any Buyer Third-Party Financing or Buyer ABL Facility, which shall be governed by Section 1.8(d) and Section 4.34(e)), make (and be deemed to have made) the Buyer Term Loans in full, purchase and accept delivery of the Buyer Convertible Note and accept delivery of the documents contemplated by Section 1.3(b). Notwithstanding anything to the contrary in this Agreement or any Financing Document, as between Buyer and Seller (or its designee), the execution, delivery, effectiveness and funding of the Buyer Senior Facilities, the making (or deemed making) of the Buyer Term Loans and the execution, issuance and delivery of the Buyer Convertible Note shall not be subject to any condition other than the satisfaction or waiver of the conditions set forth in Article V (other than any requirement of the Seller or its Affiliates to deliver the Buyer Senior Facilities Agreement, the Buyer Convertible Note Agreement and each other Financing Document) and the delivery of the documents contemplated by Section 1.3(b). No condition contained in the Buyer Senior Facilities Agreement, the Buyer Convertible Note Agreement, any Buyer Convertible Note or any related document shall constitute an additional condition to any obligation of Buyer or Seller under this Agreement. In the event of any conflict between this Agreement and any Financing Document as to the conditions to the obligation of either Party to consummate the Transactions or the matters described in this Section 1.8, this Agreement shall control.
(b)    Buyer may, at its option, by delivering an irrevocable written notice (a “Third-Party Financing Notice”) to Seller no later than ten (10) Business Days (or such later date agreed to in writing by Seller) prior to the Closing Date, elect to replace all or a portion of the Buyer Senior Facilities with third-party debt financing obtained by Buyer or its Subsidiaries (such financing, excluding the Buyer ABL Facility, the “Buyer Third-Party Financing”). The Third-Party Financing Notice shall specify (A) the portion of the Buyer Third-Party Financing that Buyer proposes to apply to the payment of the Closing Consideration and (B) Buyer’s good-faith estimate of the Net Third-Party Financing Proceeds, together with reasonable supporting detail and evidence of the Buyer Third-Party Financing. For the avoidance of doubt, the “Buyer ABL Facility” means any asset-based revolving credit facility entered into by Buyer or its Subsidiaries (including, following the Closing, the HD Group Entities) at or prior to the Closing in an aggregate revolving commitment amount not to exceed $50,000,000, which shall not constitute Buyer Third-Party Financing and shall not reduce the Buyer Senior Facilities.
(c)    For purposes of this Agreement, “Net Third-Party Financing Proceeds” means the cash proceeds actually funded under the Buyer Third-Party Financing and available to be paid to Seller at the Closing, net of all original issue discount, upfront and other fees, costs and expenses, reserves, holdbacks and other deductions, and “Cash Consideration Portion” means, if a Third-Party Financing Notice is delivered, an amount equal to the Net Third-Party Financing Proceeds actually paid to Seller at the Closing as a portion of the Closing Consideration and, if no Third-Party Financing Notice is delivered, zero. At the Closing, the aggregate principal amount of the Buyer Senior Facilities shall be automatically reduced by the Cash Consideration Portion, allocated equally between the Buyer Term Loans. The Closing Consideration shall not otherwise be reduced.
(d)    The Buyer Senior Facilities Agreement and related promissory notes shall be executed and delivered in the initial aggregate principal amount specified in the definition of Buyer Senior Facilities before giving effect to the Cash Consideration Portion, with the reduction for the Cash Consideration Portion becoming effective automatically only upon Seller’s receipt thereof. To the extent the Buyer Third-Party Financing does not fund or produces less Net Third-Party Financing Proceeds than contemplated, the Buyer Senior Facilities shall not be reduced by the corresponding shortfall, and Buyer shall remain obligated to deliver the full Closing Consideration, provided, that the Seller provides the Buyer Senior Facilities and/or the Buyer Convertible Note to the extent required by Section 1.8(a). Seller shall have no obligation to cooperate with, facilitate or assist Buyer in obtaining, negotiating or closing any Buyer Third-Party Financing other than as expressly set forth in Section 4.34(a), and neither Seller nor any of its Affiliates shall be required to provide any representation, warranty, certificate, opinion or other document to, or enter into any intercreditor, subordination, control or similar agreement with, any third-party lender, except for an intercreditor agreement that is expressly contemplated by the form of Buyer Senior Facilities Agreement, and becomes effective only upon the Closing and the funding of the applicable Buyer Third-Party Financing or Buyer ABL Facility. All costs and expenses incurred in connection with any Buyer Third-Party Financing or Buyer ABL Facility (including the negotiation, execution or delivery of any intercreditor, subordination or similar agreement) shall be borne solely by Buyer and shall not constitute Seller Financing Expenses.
(e)    In the event that a Third-Party Financing Notice is delivered, (i) the Buyer Third-Party Financing shall not restrict, impair, subordinate or diminish any right of Seller or any of its Affiliates under this Agreement or any Ancillary Agreement (including the right to receive Earnout Payments under Section 1.9) and (ii) the terms and conditions applicable to the remaining Buyer Term Loans (after giving effect to the Cash Consideration Portion) shall remain unchanged, except for (A) ministerial amendments necessary to reflect the reduced principal amount and (B) any intercreditor arrangements required under the Buyer Senior Facilities Agreement.
(f)    [Reserved.]
(g)    Concurrently with the execution and delivery of this Agreement, (i) Buyer has delivered, and has caused each Guarantor (as defined in the Buyer Senior Facilities Agreement) that is a Subsidiary of Buyer as of the Execution Date to deliver, to Seller (on behalf of itself, the Lender and each initial holder of the Buyer Convertible Note) and (ii) Seller has delivered, and has caused the Lender and each initial holder of the Buyer Convertible Note to deliver, to Buyer, in each case to be held in escrow, duly executed signature pages to the Buyer Senior Facilities Agreement and the Buyer Convertible Note Agreement, in each case in the form set forth in Exhibit D or Exhibit E, as applicable, to which such Person is a party (collectively, the “Signing Escrowed Financing Documents”). No later than three (3) Business Days prior to the Closing Date, each of Buyer and Seller shall deliver, and shall cause its applicable Affiliates (and, in the case of Seller, the Lender and each initial holder of the Buyer Convertible Note) to deliver, to the other, to be held in escrow, duly executed signature pages to each other Financing Document to which it or any such Person is a party, including, in the case of Buyer, each Secured Promissory Note (as defined in the Buyer Senior Facilities Agreement) bearing a wet-ink signature and the Buyer Convertible Note (and, in the case of Seller, solely to the extent constituting a Seller Financing Deliverable) (such documents, together with the Signing Escrowed Financing Documents, the “Escrowed Financing Documents”). The Escrowed Financing Documents shall be delivered irrevocably, shall not be withdrawn and shall be automatically released and become effective upon the Closing without further action by any Person, or returned to the delivering Party upon the valid termination of this Agreement in accordance with Article VI. Each of Buyer and Seller hereby authorizes the other Party and the Lender to date the Escrowed Financing Documents as of the Closing Date and to complete the principal amounts thereof in accordance with Section 1.4, Section 1.8 and the definition of Buyer Senior Facilities.
Section 1.9    Earnout Payments. Following the Closing and subject to the terms and conditions of this Section 1.9, the Seller, or the Seller’s specified designee, shall have the right to receive from Buyer, as additional consideration for the Transactions, additional payments based on the achievement of the pro forma financial milestones set forth below (the “Earnout Payments”); provided, that (x) each Revenue Earnout Payment milestone may be achieved only once, and (y) the aggregate amount of all Earnout Payments shall not exceed $45,000,000 (the “Aggregate Earnout Cap”). For purposes of this Section 1.9 and the definitions used herein, each reference to a “fiscal year” of Buyer means Buyer’s fiscal year as in effect on the Execution Date, whether or not Buyer subsequently changes its fiscal year, and if Buyer changes its fiscal year, Buyer shall prepare Buyer Pro Forma EBITDA and Buyer Pro Forma Revenue for each such fiscal year from its books and records on the same basis as Buyer EBITDA, which shall be subject to review and dispute in accordance with Section 1.9(b).
(a)    Determination of Earnout Payment.
(i)    EBITDA Earnout Payment. Subject to the Aggregate Earnout Cap, Buyer shall pay to Seller thirty percent (30%) of the amount, if any, by which Buyer Pro Forma EBITDA for any fiscal year during the first eight (8) fiscal years beginning and ending after the Closing Date exceeds $10,000,000 (each, an “EBITDA Earnout Payment”), until the cumulative amount of EBITDA Earnout Payments paid to Seller is equal to $25,000,000, at which time no further EBITDA Earnout Payments shall be payable.
(ii)    Revenue Earnout 1 Payment. Subject to the Aggregate Earnout Cap, Annual Earnout Cap and Section 1.9(a)(iv), Buyer shall pay to Seller a one-time payment equal to $10,000,000 upon Buyer Pro Forma Revenue exceeding $480,000,000 in any of the first five (5) fiscal years beginning and ending after the Closing Date (the “Revenue Earnout 1 Payment”).
(iii)    Revenue Earnout 2 Payment. Subject to the Aggregate Earnout Cap, Annual Earnout Cap and Section 1.9(a)(iv), Buyer shall pay to Seller a one-time payment equal to $10,000,000 upon Buyer Pro Forma Revenue exceeding $500,000,000 in any of the first five (5) fiscal years beginning and ending after the Closing Date (or, if the Revenue Earnout 1 Payment is first earned in respect of the fifth (5th) fiscal year beginning and ending after the Closing Date, then also in respect of the sixth (6th) fiscal year beginning and ending after the Closing Date) (the “Revenue Earnout 2 Payment” and, together with the Revenue Earnout 1 Payment, the “Revenue Earnout Payments”); provided, that Revenue Earnout 2 Payment may not be earned until the fiscal year following the fiscal year in which the Revenue Earnout 1 Payment was earned. For purposes of this Section 1.9, each of the Revenue Earnout 1 Payment and the Revenue Earnout 2 Payment shall be deemed achieved as of the last day of the fiscal year for which the applicable Buyer Pro Forma Revenue threshold is exceeded, regardless of when the applicable Earnout Statement is delivered or becomes final.

(iv)    Annual Earnout Cap; Rollover. The total amount of any Revenue Earnout 1 Payment or Revenue Earnout 2 Payment paid during any fiscal year of Buyer, including amounts earned in prior fiscal years and rolled over pursuant to this Section 1.9(a)(iv), shall not exceed, when taken together with the amount of any EBITDA Earnout Payment (although such amount shall not be subject to the Annual Earnout Cap), an amount equal to forty percent (40%) of the excess, if any, of Buyer Pro Forma EBITDA for such fiscal year over $5,000,000 (the “Annual Earnout Cap”). Any amount earned but not paid in a fiscal year due to the Annual Earnout Cap shall not be forfeited and shall roll over to the next fiscal year, and thereafter from year to year indefinitely, until fully paid, subject to the Annual Earnout Cap for each such year and the Aggregate Earnout Cap. Notwithstanding the Annual Earnout Cap, Buyer may, at its election, pay all or any portion of any amount so rolled over at any time prior to the date on which such amount would otherwise become payable, without premium or penalty, and any amount so paid shall reduce the amount rolled over to subsequent fiscal years.
(b)    Earnout Statement; Review and Dispute Resolution.
(i)    Preparation. With respect to each fiscal year for which any Earnout Payment may be or has been earned and any fiscal year during which any Earnout Payment that has been earned remains unpaid pursuant to Section 1.9(a)(iv) (collectively, the “Earnout Period”), as soon as practicable, but in any event within fifteen (15) days after Buyer files its Annual Report on Form 10-K for such fiscal year with the U.S. Securities and Exchange Commission (the “SEC”) (or, if Buyer has not filed such report within ninety (90) days after the end of such fiscal year, within fifteen (15) days after delivery to Seller of the audited consolidated financial statements for such fiscal year contemplated by the definition of Buyer EBITDA, and in any event within one hundred thirty-five (135) days after the end of such fiscal year), Buyer shall prepare and deliver to Seller a statement (each, an “Earnout Statement”) setting forth in reasonable detail (A) the calculation of Buyer Pro Forma EBITDA and the Annual Earnout Cap for such fiscal year, (B) Buyer Pro Forma Revenue for such fiscal year, (C) the amount of each Earnout Payment earned, paid or rolled over and remaining unpaid, and (D) the cumulative Earnout Payments paid and the remaining amount available under the Aggregate Earnout Cap, together with supporting calculations, books and records and other reasonable supporting documentation.
(ii)    Review. Seller shall have forty-five (45) days after receipt of each Earnout Statement to review such Earnout Statement and the calculations and supporting materials set forth therein (such period, the “Earnout Review Period”). If Seller has any objections to an Earnout Statement or any of the amounts included in the calculation of the Earnout Payments set forth therein, Seller shall deliver to Buyer a written statement (an “Earnout Objection Notice”) setting forth in reasonable detail the particulars of such disagreement (including the specific items in the Earnout Statement that are in dispute and the nature and amount of any disagreement so identified) not later than the expiration of the Earnout Review Period. If Seller delivers an Earnout Objection Notice to Buyer within the Earnout Review Period, Buyer and Seller shall work in good faith to resolve Seller’s objections within the thirty (30)-day period following the delivery of the Earnout Objection Notice. If Seller fails to deliver an Earnout Objection Notice within the Earnout Review Period, the Earnout Statement shall be deemed to have been accepted by Seller and shall be deemed final, conclusive and binding upon all of the Parties and not subject to appeal.

(iii)    Accountant. In the event that Buyer and Seller are unable to resolve in writing all of Seller’s objections in the Earnout Objection Notice within the thirty (30)-day period (or such longer period as may be agreed by Buyer and Seller) following the delivery of such Earnout Objection Notice, the resolution of all such unresolved items (the “Earnout Disputed Items”) shall be submitted to the Accountant selected in accordance with Section 1.4(b)(iv), and the procedures set forth in Section 1.4(b)(v) through (vii) shall apply mutatis mutandis, except that references therein to (A) the Post-Closing Statement and the Final Closing Statement shall be deemed references to the applicable Earnout Statement, (B) the Disputed Items shall be deemed references to the Earnout Disputed Items, (C) the Final Consideration shall be deemed references to the Earnout Payments and (D) the Accounting Principles shall be deemed references to this Section 1.9 and the definitions of Buyer Pro Forma EBITDA and Buyer Pro Forma Revenue set forth herein.
(iv)    Access to Information. During the Earnout Period and the period of any review and dispute resolution process under this Section 1.9(b), Buyer shall, and shall cause its Subsidiaries to, upon reasonable prior written notice and subject to the execution of customary work paper access letters if requested by accountants of Buyer: (A) provide Seller and its authorized representatives with reasonable access during normal business hours to the books and records and work papers of Buyer and its Subsidiaries relating to the calculation of Buyer Pro Forma EBITDA, Buyer Pro Forma Revenue, the Annual Earnout Cap and each Earnout Payment; and (B) cooperate with, and assist, Seller and its authorized representatives in connection with, the review of such materials, including by making available their employees, accountants and other personnel to the extent reasonably requested, in each case of clauses (A) and (B), subject to the Access Restrictions (applied mutatis mutandis as if references therein to Seller were references to Buyer). Seller shall, and shall cause its Subsidiaries and its and their respective representatives to, keep confidential and not use, other than in connection with the review of an Earnout Statement and the exercise of Seller’s rights under this Section 1.9, any non-public information of Buyer and its Subsidiaries provided pursuant to this Section 1.9(b)(iv), except (1) as required by applicable Law or the rules of any national securities exchange, (2) in connection with the enforcement of any right or remedy relating to this Agreement or (3) to the extent such information is or becomes generally available to the public other than as a result of a breach of this Section 1.9(b)(iv).
(c)    Payment Mechanics. Within five (5) Business Days after any Earnout Payment is determined to be due and payable in accordance with Section 1.9, Buyer shall pay such amount to Seller in cash by wire transfer of immediately available funds to an account designated in writing by Seller. Any Earnout Payment that is (x) rolled over pursuant to Section 1.9(a)(iv) and remains unpaid on the date that is six (6) months after the date such payment would have been due but for Section 1.9(a)(iv) or (y) not paid when due in accordance with this Section 1.9(c) shall bear interest, from (A) in the case of clause (x), from the date that is six (6) months after the date of such payment would have been due but for Section 1.9(a)(iv) and (B) in the case of clause (y), the date such payment became due, in each case until the date paid in full, at a rate per annum equal to the Term SOFR Rate (as defined in the Buyer Senior Facilities Agreement) plus 600 basis points for the first year following the date such interest began to accrue, increasing by 75 basis points per annum on each anniversary thereof, and calculated on the basis of a 365-day year and the actual number of days elapsed; provided, that interest on any amount described in clause (x) shall be simple interest (without compounding), and interest on any amount described in clause (y) shall be compounded annually on each anniversary of the date such interest began to accrue. Such interest shall be payable on demand and shall not be applied against, or reduce the amount available under, the Aggregate Earnout Cap or any Annual Earnout Cap.
(d)    Post-Closing Operation of the Business. Subject to the definitions of Buyer EBITDA and Buyer Revenue, following the Closing, Buyer may operate the Business and the other businesses of Buyer and its Subsidiaries in its discretion, including with respect to pricing, product, personnel, capital expenditure, financing and strategic decisions; provided, that during the Earnout Period, Buyer shall not, and shall cause its controlled Affiliates not to, take or omit to take any action with the primary purpose of (i) decreasing Buyer Pro Forma EBITDA or Buyer Pro Forma Revenue, (ii) delaying, avoiding, frustrating, reducing or otherwise manipulating the achievement, timing, amount or payment of any Earnout Payment, or (iii) otherwise depriving Seller of Earnout Payments equal to the Aggregate Earnout Cap.
(e)    Tax Treatment. Buyer and Seller shall, to the extent permitted by applicable Law, treat each Earnout Payment as an adjustment to the consideration payable by Buyer to Seller for the Business for all applicable Tax purposes (which, for the avoidance of doubt, shall be allocated among the Transferred Assets and Transferred Equity Interests in accordance with Section 4.15(j)), shall not take any Tax position inconsistent with that treatment unless required by applicable Law, and shall reasonably cooperate in preparing and filing any Tax Returns necessary to give effect to this provision.
(f)    Survival. The rights and obligations under this Section 1.9 shall survive the Closing throughout the Earnout Period and thereafter and until all Earnout Payments earned or that otherwise become payable during the Earnout Period have been finally determined and paid in full.
(g)    Significant Buyer Transaction. Buyer shall not consummate any Significant Buyer Transaction during the Earnout Period unless concurrently with the closing thereof, either (A) Buyer pays to Seller in cash by wire transfer of immediately available funds an amount equal to the excess of the Aggregate Earnout Cap over the aggregate Earnout Payments theretofore paid to Seller (without regard to the Annual Earnout Cap or whether the applicable milestones have been achieved); or (B) (i) Buyer pays to Seller in cash by wire transfer of immediately available funds all Earnout Payments theretofore earned but unpaid (without regard to the Annual Earnout Cap) and (ii) the acquirer or successor of Buyer expressly assumes in writing, for the benefit of Seller, all of Buyer’s obligations under this Section 1.9, in form and substance reasonably satisfactory to Seller, and Seller shall be an express intended third-party beneficiary of any such assumption agreement. For purposes of this Agreement, a “Significant Buyer Transaction” means any transaction or series of related transactions (whether by merger, consolidation, tender offer, exchange offer, share exchange, business combination, reorganization, recapitalization, reclassification of securities or otherwise) pursuant to which, directly or indirectly, (i) any Person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquires, directly or indirectly, beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) of the total voting power of Buyer’s outstanding voting securities; (ii) Buyer sells or otherwise disposes of 50% or more (by aggregate value) of the assets of Buyer and its Subsidiaries, taken as a whole, to any Person; (iii) the stockholders of Buyer approve any plan or proposal for the liquidation, dissolution or winding up of Buyer or (iv) there occurs any other transaction having substantially the same effect as any of the foregoing, in each case of clauses (i) through (iv), other than any such transaction solely among Buyer and one or more of its wholly owned Subsidiaries that does not involve any third party. No Significant Buyer Transaction shall release Buyer from any of its obligations under this Section 1.9 unless Seller has provided its prior written consent to such release.
(h)    Perimeter Adjustments. If, at any time during the Earnout Period, (i) Buyer makes any change or series of changes to the products, geographies, assets or other operations comprising the Business, or (ii) Buyer or any of its Subsidiaries consummates, other than a Significant Buyer Transaction, any disposition, transfer, contribution, deconsolidation or other change, or series of the foregoing, in the assets, product lines, geographies or operations included in Buyer’s business, in each case that would reasonably be expected to, individually or in the aggregate with all other such changes and transactions during the Earnout Period, directly or indirectly materially reduce Buyer Pro Forma EBITDA or Buyer Pro Forma Revenue (each, a “Disposition”), then, effective for the fiscal year in which the Disposition is consummated and each fiscal year thereafter during the Earnout Period, (x) each Buyer Pro Forma Revenue threshold set forth in Section 1.9(a)(ii) and Section 1.9(a)(iii) shall be adjusted to equal such threshold multiplied by a fraction, (i) the numerator of which is Buyer Pro Forma Revenue for the four (4) full fiscal quarters most recently completed prior to the consummation of the Disposition (the “Disposition Reference Period”) minus the Buyer Pro Forma Revenue related to the assets, product lines or other operations involved in such Disposition, and (ii) the denominator of which is Buyer Pro Forma Revenue for the Disposition Reference Period, and (y) each Buyer Pro Forma EBITDA threshold set forth in Section 1.9(a)(i) and Section 1.9(a)(iv) shall be reduced dollar-for-dollar (but not below zero) by the amount of Buyer EBITDA related to the assets, product lines or other operations involved in such Disposition for the Disposition Reference Period, determined on the same basis as Buyer EBITDA but without any allocation of corporate overhead or other shared costs; provided, that for the fiscal year in which the Disposition is consummated, each such adjustment shall be prorated based on the number of days in such fiscal year following the consummation of the Disposition. If a Disposition does not involve identifiable assets, product lines or other operations to which the foregoing adjustments can reasonably be applied, Buyer and Seller shall instead make commensurate adjustments to the thresholds set forth in Section 1.9(a) and to the calculation of Buyer Pro Forma EBITDA and Buyer Pro Forma Revenue as are necessary to preserve, as nearly as practicable, the economic expectations of the Parties in respect of the Earnout Payments as of the Execution Date. Buyer shall set forth each such adjustment, together with reasonable supporting detail, in the Earnout Statement for the fiscal year in which the Disposition is consummated, and any dispute with respect to any such adjustment shall be resolved in accordance with Section 1.9(b), including, if not resolved by Buyer and Seller, by the Accountant pursuant to Section 1.9(b)(iii). No other change to the products, geographies, assets or other operations comprising the Business or the other businesses of Buyer and its Subsidiaries, and no change in Buyer’s fiscal year (which shall be governed by the second sentence of this Section 1.9), shall give rise to any adjustment to the thresholds or other amounts set forth in Section 1.9(a) or to the calculation of Buyer Pro Forma EBITDA or Buyer Pro Forma Revenue, absent the written agreement of Buyer and Seller. For the avoidance of doubt, no Disposition or other change shall of itself increase or decrease the Aggregate Earnout Cap.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the corresponding sections or subsections of Article II of the disclosure letter delivered to Buyer by Seller prior to the execution of this Agreement (the “Seller Disclosure Letter”), Seller hereby represents and warrants to Buyer as of the Execution Date and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date), with respect to the HD Group Entities, the Transferred Assets and the Business as follows:
Section 2.1    Transferred Equity Interests.
(a)    Seller or one of its wholly owned Subsidiaries is the sole record and beneficial owner of the Transferred Equity Interests, which interests constitute 100% of the issued and outstanding equity interests of each HD Group Entity, as applicable. Seller or one of its wholly owned Subsidiaries has good, valid and marketable title to the applicable Transferred Equity Interests, free and clear of all Liens, other than any Liens solely arising under or relating to applicable securities Laws, any of the Organizational Documents of the applicable HD Group Entity or this Agreement or any Debt Security, which will be released at Closing pursuant to the Deed of Release. Upon consummation of the Transactions, Buyer will own all of the Transferred Equity Interests, free and clear of all Liens, other than any Liens solely arising under or relating to applicable securities Laws, any of the Organizational Documents of the applicable HD Group Entity or this Agreement, or Liens placed thereon by Buyer or its Affiliates. The Transferred Equity Interests have been duly authorized and are validly issued, fully paid and, to the extent applicable, non-assessable, were issued and granted in compliance with all applicable Law or pursuant to valid exemptions therefrom and constitute all the issued and outstanding equity interests in the applicable HD Group Entity. Except for the Transferred Equity Interests of Gambro Italy, the Transferred Equity Interests are not certificated.
(b)    There are no preemptive or other outstanding rights, options, phantom equity, equity appreciation rights, performance-based rights, profit participation rights, warrants, agreements, arrangements or commitments of any character under which Seller is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any Transferred Equity Interests or any debt or equity securities or obligations exercisable or exchangeable for, or convertible into, any Transferred Equity Interests, and no debt or equity securities or obligations evidencing such rights are authorized, issued or outstanding. All rights and powers to vote the Transferred Equity Interests and designate the members of an HD Group Entity’s governing bodies are held exclusively by Seller or a Subsidiary of Seller. Except for this Agreement and the HD Group Entities’ Organizational Documents, Seller is not a party to any Contracts with respect to the voting, purchase, dividend rights, disposition or transfer of equity interests of the HD Group Entities. No HD Group Entity owns, directly or indirectly, any capital stock or other equity interests in any Person (other than another HD Group Entity), has any direct or indirect equity or ownership interest in any business (other than the Business) or is a member of, or participant in, any partnership, joint venture or similar Person.

Section 2.2    Organization, Good Standing and Qualification.
(a)    Seller and each of the HD Group Entities (i) is a legal entity duly organized, validly existing and in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of its jurisdiction of organization, formation or incorporation, (ii) has full requisite corporate or similar power and authority to own, pledge or dispose of its equity interests and to carry on its business as it is presently conducted and (iii) is duly authorized, licensed and qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets, rights or properties or the conduct of its business requires such authorization, licensing and qualification, except in the case of clause (ii) or (iii) where the failure to be so authorized, licensed, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to be material to the HD Group Entities or the Business, in either case, taken as a whole.1
(b)    Seller has made available to Buyer complete and correct copies, as of the Execution Date, of the Organizational Documents of each HD Group Entity, and (i) each as so delivered is in full force and effect, and (ii) no HD Group Entity is in violation of any of its Organizational Documents.
(c)    Section 2.2(c) of the Seller Disclosure Letter sets forth a correct and complete list, as of the Execution Date, of the officers and directors of the HD Group Entities.
(d)    The mandatory corporate books and records of Gambro Italy required to be kept pursuant to Article 2421 of the Italian Civil Code have been duly established, properly maintained and regularly updated and accurately reflect the corporate activities, equity structure, transfers and encumbrances relating to Gambro Italy to the extent required by applicable Italian Law and corporate practice.
Section 2.3    Authority; Approval. Seller has all requisite organizational power and authority and has taken all organizational action necessary in order to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements and other agreements and instruments contemplated hereby to which it is a party and consummate the Transactions (including all power and authority to sell and transfer all of the Transferred Equity Interests and the Deferred HD Local Businesses as provided by this Agreement). This Agreement has been, and each of the Ancillary Agreements and other agreements and instruments contemplated hereby will be at Closing, duly executed and delivered by Seller and, when executed and delivered by Buyer and the other parties hereto and thereto, will constitute a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).
Section 2.4    Governmental Filings; No Violations.
(a)    Other than the expirations of waiting periods and the filings, notices, reports and Permits required by Governmental Entities as set forth in Section 2.4(a) of the Seller Disclosure Letter (the “Approvals”), no notices, reports or other filings are required to be made by Seller or any HD Group Entity with, nor are any Permits required to be obtained by Seller or any HD Group Entity from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller or any HD Group Entity and the consummation of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to be material to the HD Group Entities or the Business, in either case, taken as a whole, or prevent, materially delay or materially impair the consummation of the Transactions. Section 2.4(a) of the Seller Disclosure Letter also sets forth each prescription, condition or commitment imposed on any HD Group Entity, or on Seller or any of its Affiliates in respect of the Business, under Law Decree No. 21 of March 15, 2012 of the Republic of Italy (as amended) that remains in effect, and each HD Group Entity is, and since the Look Back Date has been, in compliance in all material respects therewith.
(b)    The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of or default (with or without notice, lapse of time or both) under, or give rise to any consent right, right of termination, loss of rights, adverse modification of provisions, requirement to deliver a notice, cancellation or acceleration of any obligations under, or result in the creation of a Lien on any of the assets of the Business under, (i) any provision of such HD Group Entity’s Organizational Documents, (ii) any Material Contract (including Leases) binding upon any HD Group Entity or the Business (including upon Seller or any of its Subsidiaries in respect of the Business), or (iii) assuming (solely with respect to performance of this Agreement and the Ancillary Agreements and consummation of the Transactions) compliance with the matters referred to in Section 2.4(a) and Section 4.3(a), any Material Permit or Law to which any HD Group Entity or the Business is subject except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to be material to the HD Group Entities or the Business, in either case, taken as a whole, or prevent, materially delay or materially impair the consummation of the Transactions.
Section 2.5    Financial Statements; Internal Controls.
(a)    The Financial Statements, when provided by Seller to Buyer, shall have been prepared in accordance with the books and records of Seller and its Subsidiaries and in all material respects in accordance with GAAP and fairly present in all material respects the consolidated financial position and results of operations of the Business as of the respective dates thereof and for the respective periods indicated therein.
(b)    Seller maintains, in respect of the Business, (i) books and records reflecting its assets and liabilities that are accurate in all material respects and (ii) adequate and effective internal accounting controls which have been designed to provide reasonable assurance that (A) the control objectives have minimized and minimize the risk of material financial misstatement, (B) all material information concerning the Business is made known on a timely basis to the individuals responsible for the preparation of the Financial Statements, (C) access to the material properties and material assets of the Business is permitted only in accordance with authorization of management of Seller or its applicable Subsidiary, (D) all transactions are executed with authorization of management of Seller or its applicable Subsidiary as necessary and accurately recorded in the correct period as necessary to permit the preparation of the Financial Statements and (E) the recorded accountability for material items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c)    Since the Look Back Date, no employee of Seller or any HD Group Entity or, to the Knowledge of Seller, external auditor, external accountant or similar authorized Representative of Seller or any HD Group Entity, has received any material complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Business or its respective internal accounting controls, including any material complaint, allegation or claim that Seller or any HD Group Entity has engaged in questionable accounting or auditing practices.
(d)    All accounts receivable reflected in the Financial Statements represent bona fide, current and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The allowance for collection losses in the Financial Statements was established in the ordinary course of business.
(e)    Notwithstanding the foregoing, the Financial Statements and the representations and warranties in clauses (a) and (b) of this Section 2.5 are qualified by the fact that (i) the Business has not operated on a separate standalone basis and historically has not been separately reported within Seller’s and its Subsidiaries’ consolidated financial statements, (ii) the Financial Statements will have been prepared solely for purposes of this Agreement, in whole or in part at Seller’s materiality level, and do not include all of the assets, liabilities, shared services, overhead and other costs necessary for the Business to operate as a separate standalone business or entity, (iii) the Financial Statements are not necessarily indicative of what the results of operations and financial position and cash flows of the Business will be in the future and (iv) any unaudited financial statements shall be subject to the notes therein and normal year-end adjustments, that, individually or in the aggregate, would not be material in amount or effect to HD Group Entities or the Business, in either case, taken as a whole.
Section 2.6    Absence of Certain Changes.
(a)    From December 31, 2025 to the Execution Date, (i) except with respect to the Pre-Closing Reorganization and actions related to this Agreement, the Business has been conducted in the ordinary course of business in all material respects and (ii) there has not been any Material Adverse Effect.
(b)    From December 31, 2025 to the Execution Date, there has not been any action or event that would have required Buyer’s consent pursuant to clauses 4.1(a)(ii) through (v), (xiv), and (xxi) of Section 4.1 had such action or event occurred after the Execution Date.
Section 2.7    No Undisclosed Liabilities. Other than Excluded Liabilities, there are no Liabilities of the HD Group Entities or of the Business (including any Liabilities that would constitute Assumed Liabilities) other than Liabilities that (a) will be specifically stated and adequately reserved against or reflected on the balance sheet of the Business as of December 31, 2025 included in the 2025 Financial Statements, (b) have been incurred since December 31, 2025 in the ordinary course of business (none of which is a Liability resulting from any breach of Contract, breach of warranty, tort, infringement, misappropriation or violation of Law), and are not, individually or in the aggregate, material to the HD Group Entities or the Business, in either case, taken as a whole, (c) are executory performance obligations under Contracts entered into in the ordinary course of business (none of which results from any breach thereof), (d) have been incurred pursuant to this Agreement or in connection with the Transactions (including the Pre-Closing Reorganization) and constitute Excluded Liabilities, (e) are otherwise taken into account in the determination of the Final Consideration or (f) would not reasonably be expected to individually exceed $1,000,000 or, in the aggregate, exceed $3,000,000.
Section 2.8    Litigation.
(a)    Other than Excluded Liabilities, since the Look Back Date, there have not been any Actions pending or, to the Knowledge of Seller, threatened against any HD Group Entity, Seller (solely in relation to the HD Group Entities or the Business) or the Business (nor has any Governmental Entity indicated an intention to initiate an Action) that (i) would, if adversely determined, individually or in the aggregate, reasonably be expected to be material to the HD Group Entities or the Business, in either case, taken as a whole, or (ii) challenge or seek to prevent, enjoin or otherwise materially delay the Transactions, and in each case of clauses (i) and (ii), to the Knowledge of Seller, there are no presently existing facts or circumstances that would constitute a reasonable basis therefor.
(b)    Since the Look Back Date, no HD Group Entity has been party to or subject to, and the Business has not been and is not subject to, any Order (other than Material Permits and Orders of general applicability) which has been, or that would, individually or in the aggregate, reasonably be expected to be material to an HD Group Entity or the Business.
Section 2.9    Employee Benefits.2
(a)    Section 2.9(a) of the Seller Disclosure Letter sets forth a correct and complete list, as of the Execution Date, of (i) each material Benefit Plan that provides benefits or compensation to Business Employees primarily employed in the United States, and separately identifies each such Benefit Plan that is a Transferred Benefit Plan, and (ii) each material Benefit Plan in each jurisdiction that has a material number of Transferred Business Employees that provides benefits or compensation to Business Employees primarily employed outside the United States, and separately identifies each such Benefit Plan that is a Transferred Benefit Plan described in clause (i) of the definition of Transferred Benefit Plan, in each case, other than any Benefit Plan required to be maintained pursuant to applicable Law or any statutorily required benefits.
(b)    With respect to each material Benefit Plan required to be disclosed in Section 2.9(a)(i) of the Seller Disclosure Letter, Seller shall, as promptly as practicable following the Execution Date and, in any event, no later than sixty (60) days prior to Closing, make available to Buyer, to the extent applicable, correct and complete copies, as of the time of delivery, of (i) for each such Benefit Plan described in clause (i) of the definition of Transferred Benefit Plan, the Benefit Plan document, including any amendments or modifications thereto, and all summary plan descriptions, and for each other such Benefit Plan, either the plan document, including any amendments or modifications thereto, or, if the plan document is not available to Seller after reasonable good faith inquiry, a written description of the material terms of such Benefit Plan; and (ii) solely with respect to each such Benefit Plan that is a Transferred Benefit Plan, (A) any material correspondence to or from any Governmental Entity received since the Look Back Date, (B) the most recent IRS determination letter or opinion or advisory letter, (C) any related trust agreement or other funding or insurance instrument and (D) the most recently prepared actuarial reports and financial statements. With respect to each Benefit Plan required to be disclosed in Section 2.9(a)(ii) of the Seller Disclosure Letter, whether or not it is a Transferred Benefit Plan, Seller shall, as promptly as practicable following the Execution Date and, in any event, no later than sixty (60) days prior to Closing, make available to Buyer either a correct and complete copy of the Benefit Plan document, including any amendments or modifications thereto, or, if the plan document is not available to Seller after reasonable good faith inquiry, a written description of the material terms of such Benefit Plan.
(c)    With respect to each Benefit Plan (including any related trusts), (i) such Benefit Plan has been established, operated and administered in all material respects in compliance with its terms and applicable Laws, including ERISA and the Code, (ii) all contributions, distributions, reimbursements, premium payments or other comparable amounts payable by the applicable HD Group Entity with respect to each Benefit Plan in respect of current or prior plan years have been paid in all material respects or accrued in accordance with GAAP, and (iii) there are no claims (other than routine claims for benefits), audits, investigations or proceedings pending or, to the Knowledge of Seller, threatened by a Governmental Entity or any other Person by, on behalf of or against any Transferred Benefit Plan.
(d)    Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the Knowledge of Seller, nothing has occurred that would adversely affect the qualification or tax exemption of any such Benefit Plan.
(e)    None of the HD Group Entities has maintained, established, sponsored, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or Liability (including on account of any ERISA Affiliate) since the Look Back Date under, (i) any Multiemployer Plan, (ii) a multiple employer plan (as defined in Section 210 of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iv) a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. For the avoidance of doubt, this Section 2.9(e) only applies to Benefit Plans governed by United States law.
(f)    Each Transferred Benefit Plan that is subject to the Laws of a jurisdiction outside the United States (each, a “Non-US Benefit Plan”), (i) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, (ii) if required to be registered has been registered and has been maintained in good standing with applicable Law and the applicable Governmental Entities and, to the Knowledge of Seller, no circumstances exist as of the Execution Date that would reasonably result in the loss of the good standing of such Non-US Benefit Plan and (iii) is funded, book-reserved or secured by an insurance policy to the extent required by the terms of the applicable Non-US Benefit Plan or applicable Law, based on reasonable actuarial assumptions in accordance with applicable accounting principles and the Financial Statements shall accurately reflect the Liabilities under each such Non-US Benefit Plan.
(g)    None of the HD Group Entities nor any ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) nor engaged in a breach of fiduciary duty (as determined under ERISA) which would reasonably be expected to subject Buyer or any of the HD Group Entities to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(h)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Business Employee or Deferred HD Local Business Employee to severance pay or any other payment or benefit, or any material increase thereof, (ii) accelerate the time of payment, funding or vesting, or materially increase the amount or value of any compensation, severance pay, benefits or other property due to any such Business Employee, Former Business Employee, Deferred HD Local Business Employee or Service Provider, (iii) limit or restrict the right to merge, amend, terminate or transfer the assets of any Transferred Benefit Plan on or following the Closing, (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, (v) increase notice periods for the termination of Business Employees or (vi) require Buyer or any of its Subsidiaries to contribute to or fund any Transferred Benefit Plan.
(i)    None of the HD Group Entities has any obligation to gross up, indemnify or otherwise reimburse any Business Employees, Former Business Employees or Service Providers for any excise Taxes incurred pursuant to Section 4999, Section 105(h) or Section 409A of the Code.
(j)    No event has occurred, and no condition exists, that has subjected, or would reasonably be expected to subject, any of the HD Group Entities to any material Tax, fine, lien, penalty or other material Liabilities under Sections 4980B, 4980D, 4980H or 6721 or 6722 of the Code. No Transferred Benefit Plan provides, and none of the HD Group Entities promised to provide for, post-service, post-employment, post-ownership or retiree health, life or other welfare benefits to any Person, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar Law, the full premium cost of which is borne by the applicable Business Employee.
Section 2.10    Employees; Labor Matters.
(a)    Section 2.10(a) of the Seller Disclosure Letter sets forth an accurate and complete list as of the Execution Date of all material memberships in any employers’ association, any material collective bargaining agreement, works agreement, reconciliation of interests, social plan or other agreement with a labor union, works council or like organization, other than any sector- or industry-level collective bargaining or similar agreements relating wholly to employees outside of the United States, that the HD Group Entities, or Seller or any of its Subsidiaries are a party to or otherwise bound by with respect to the Business, any Business Employees or any Deferred HD Local Business Employee (collectively, the “Labor Agreements”). To the Knowledge of Seller since the Look Back Date, there have been no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any Business Employees or Deferred HD Local Business Employee. With respect to the Labor Agreement constituting a solidarity agreement (contratto di solidarietà) entered into on April 27, 2026 in respect of the Medolla Facility, as set forth in Section 2.10(a) of the Seller Disclosure Letter: (i) as of the Execution Date, Gambro Italy is not applying any reduction of working hours thereunder and no employee of Gambro Italy is receiving any wage integration treatment (trattamento di integrazione salariale) thereunder; (ii) such Labor Agreement and the related authorization of the competent Governmental Entity are in full force and effect and are scheduled to expire on December 31, 2026, with a residual period of approximately two (2) months as of the Execution Date, which, taken together with any other wage integration treatment previously used in respect of the Medolla Facility, does not exceed the maximum durations set forth under applicable Law; and (iii) Gambro Italy has complied in all material respects with such Labor Agreement and with applicable Law in connection therewith.
(b)    Seller has made available to Buyer accurate and complete copies, as of the time of delivery, of each Labor Agreement listed in Section 2.10(a) of the Seller Disclosure Letter. Except as would not individually or in the aggregate, reasonably be expected to be material to the HD Group Entities or the Business, in either case, taken as a whole, Seller and its Subsidiaries are in compliance with all notification and bargaining obligations pursuant to any Labor Agreements arising in connection with the Transactions. Except for (i) the Consultation Process described in Section 1.6(f), (ii) the information and consultation obligations arising under Article 47 of Italian Law No. 428 of December 29, 1990 in connection with any component of the Pre-Closing Reorganization that constitutes a transfer of undertaking (trasferimento d’azienda) within the meaning of Article 2112 of the Italian Civil Code, each of which is described in Section 2.10(b) of the Seller Disclosure Letter, and (iii) the information and consultation process contemplated by Korean Supreme Court Decision 2011Du4282, rendered December 12, 2013, in connection with the transfer of employment relationships to a newly established Korean company pursuant to a demerger, neither the execution and delivery of this Agreement nor the consummation of the Transactions (including the Pre-Closing Reorganization) requires Seller or the HD Group Entities to seek or obtain any consent, engage in consultation with, or issue any notice to or make any filing with (as applicable) any unions, labor organizations, works councils or any governmental labor agency, with respect to the Business, any Business Employee or any Deferred HD Local Business Employee.
(c)    Since the Look Back Date, except as set forth on Section 2.10(c) of the Seller Disclosure Letter, there has been no (i) strike, lockout, slowdown, work stoppage, picketing or walkout or (ii) unfair labor practice charge filed by a Governmental Entity, or other labor Action, in each case, pending or, to the Knowledge of Seller, threatened against the HD Group Entities or the Business (including Seller and its Subsidiaries in respect of the foregoing) relating to any labor or employment laws or alleging breach of any express or implied contract of employment, wrongful termination or other discriminatory, wrongful or tortious conduct in connection with the employment relationship before or by any Governmental Entity or brought by any other Person, except as would not, individually or in the aggregate, reasonably be expected to be material to the HD Group Entities or the Business, in either case, taken as a whole.
(d)    Each of the HD Group Entities, Seller and its Subsidiaries in respect of the Business Employees and Deferred HD Local Business Employees, is, and since the Look Back Date, has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices and terms and conditions of employment (including with respect to employment eligibility, employee classification, immigration, health and safety, and social security obligations).
(e)    Section 2.10(e) of the Seller Disclosure Letter contains an anonymized list as of October 22, 2026 of all Business Employees and Deferred HD Local Business Employees, including the members of the HD Group Entities’ management, stating the engaging entity, the employee’s date of employment, job title, classification as exempt or non-exempt from overtime pay requirements (if applicable), annual salary or hourly wage rate (as applicable), and target annual cash and long-term equity incentive compensation opportunities (if any). Such list may be updated by Seller prior to the Closing in accordance with Section 4.8(a), solely to reflect changes occurring after October 22, 2026 in the ordinary course of business and in compliance with Section 4.1. No Business Employee at or above the Grade 14 level has given written notice of termination of his or her employment or service relationship as of the Execution Date. Section A.2 of the Seller Disclosure Letter sets forth a list of all of the individuals who are primarily dedicated to the Business as of the Execution Date.
(f)    Since the Look Back Date, none of the HD Group Entities has effectuated (i) a “plant closing” (as defined in the WARN Act or any similar term under any analogous applicable Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the HD Group Entities or (ii) a “mass layoff” (as defined in the WARN Act, or any analogous applicable Law) affecting any site of employment or facility of the HD Group Entities.
(g)    Since the Look Back Date, (i) no formal allegations, claims or reports of sexual harassment, misconduct, discrimination or retaliation have been made in writing to Seller or the HD Group Entities against or in respect of any Business Employee at the level of Vice President and above, (ii) no Business Employee at the level of Vice President and above has been found by Seller or any HD Group Entity to have violated any policy of Seller or the HD Group Entities relating to sexual harassment, misconduct, discrimination or retaliation that has been made available to Buyer, and (iii) none of Seller or the HD Group Entities has entered into any settlement agreement related to allegations, claims or reports of sexual harassment, misconduct, discrimination or retaliation by any Business Employee.21F
(h)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the HD Group Entities or the Business, other than the Business Employees and Deferred HD Local Business Employees listed in Section 2.10(e) of the Seller Disclosure Letter (and the employees of Seller and its Subsidiaries who will provide services under the Transition Services Agreement and the Manufacturing and Supply Agreement), no individual has any right or claim (whether actual, contingent or otherwise) to be treated as an employee of, or to claim any employment relationship, compensation or benefits from, any HD Group Entity or the Business. Except as would not, individually or in the aggregate, reasonably be expected to be material to the HD Group Entities or the Business, since the Look Back Date, each HD Group Entity has timely paid or properly accrued all wages, salaries, social security and welfare contributions, severance indemnities (trattamento di fine rapporto) and other amounts due to or in respect of its current and former employees and no HD Group Entity has any outstanding Liability in respect of any such amounts other than as will be reflected on the face of the balance sheet of the Business as of December 31, 2025 included in the Financial Statements or as incurred in the ordinary course of business since December 31, 2025.
(i)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the HD Group Entities or the Business, each independent contractor arrangement and each agency agreement is governed by a written agreement that has been executed and, to the Knowledge of Seller, each such arrangement has, where applicable, terminated in compliance with applicable Law. No independent contractor or agent has any pending or, to the Knowledge of Seller, threatened material claim or material

Action against any HD Group Entity seeking reclassification as an employee or claiming employment status, benefits or social security contributions. Each HD Group Entity is in material compliance with all applicable obligations regarding social security contributions (including Enasarco contributions) and termination indemnities payable to agents whose agency agreements have been terminated, and, except as would not be material to the HD Group Entities or the Business, in either case, taken as a whole, will have made adequate provision in the Financial Statements for accrued termination indemnities owed to current agents in accordance with Article 1751 of the Italian Civil Code and any applicable collective economic agreements.
Section 2.11    Compliance with Laws; Licenses.
(a)    Since the Look Back Date, the Business has been and is being conducted in compliance in all material respects with all applicable Laws. None of Seller, the HD Group Entities or their respective Subsidiaries has received any written communication, since the Look Back Date, alleging any material noncompliance with respect to the HD Group Entities or the Business with any such Laws, and no investigation by any Governmental Entity regarding any material violation of any such Law is pending or, to the Knowledge of Seller, threatened.
(b)    Since the Look Back Date, the Business has been and is in compliance with all Permits, licenses, certifications, approvals, clearances, accreditations, registrations, consents, authorizations, franchises, variances, exemptions and Orders necessary to conduct the Business (“Material Permits”), except those the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the HD Group Entities or the Business, in either case, taken as a whole. Each HD Group Entity and Seller and its Subsidiaries (in respect of the Business) has obtained and is, and since the Look Back Date, has been, in compliance with all Material Permits in all material respects, and such Material Permits are valid and in full force and effect and sufficient for the operations of the Business as currently conducted. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, withdrawal, rescission, suspension, cancellation, limitation, termination, refusal to renew or modification of any Material Permits, except as would not, individually or in the aggregate, reasonably be expected to be material to the HD Group Entities or the Business, in either case, taken as a whole.
(c)    Since the Look Back Date, none of the Seller, the HD Group Entities or any of its or their respective Subsidiaries have received written or, to the Knowledge of Seller, oral notice from any Governmental Entity of any violation or alleged violation by any HD Group Entity of any Material Permit or of any actual or possible revocation, withdrawal, rescission, suspension, cancellation, termination, refusal to renew or modification of any Material Permit. No event has occurred or, to the Knowledge of Seller, no circumstance exists that (with or without the lapse of time or the giving of notice) would reasonably be expected to constitute or result in Seller’s, the HD Group Entities’ or its or their respective Subsidiaries’ (as applicable) material violation of or material failure to comply with any such Material Permit, or that would reasonably be expected to result in any revocation, cancellation, rescission, suspension, loss, expiration, or termination of any such Material Permit, other than expiration of any such Material Permit in accordance with the terms thereof.

(d)    Gambro Italy has adopted, pursuant to Article 6 of Italian Legislative Decree No. 231 of June 8, 2001 (“Decree 231”), an organizational, management and control model designed to prevent the commission of the predicate offences relevant to its business activities (the “231 Model”), which addresses the matters set forth in Article 6, paragraph 2, of Decree 231, includes internal reporting channels and anti-retaliation protections in accordance with Italian Legislative Decree No. 24 of March 10, 2023 and has been updated in all material respects to reflect the predicate offences in force as of December 31, 2024, and a correct and complete copy of the 231 Model as in effect as of the Execution Date has been made available to Buyer. An independent supervisory body (organismo di vigilanza) with autonomous powers of initiative and control has been duly appointed and is in office. No proceeding, sanction or measure of any kind has been commenced, imposed or, to the Knowledge of Seller, threatened against Gambro Italy pursuant to Decree 231, and there are no facts or circumstances existing as of the Execution Date that would reasonably be expected to give rise to, or constitute grounds for, the commencement of any such proceeding.
Section 2.12    Anti-Corruption; Anti-Money Laundering; Trade Compliance.
(a)    Since the Look Back Date, none of the HD Group Entities or the Business, or any of their respective directors, officers, employees, agents or other Persons acting on behalf of the HD Group Entities or the Business, in each case, in their capacity as such:
(i)    has offered, promised, provided, or authorized the provision of any money, property, or other thing of value, directly or indirectly, (A) for any contribution, gift or entertainment or other expense related to political activity, (B) to any Person to improperly influence official action or secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his employer, (C) to make any unlawful payment to any employee of a Governmental Entity, or (D) to make any unlawful bribe, rebate, payoff, influence payment or kickback or other unlawful payment, in each case of clauses (A) through (D) of this Section 2.12(a)(i), in violation of, or has otherwise violated, any Anti-Corruption Laws; nor
(ii)    is a Sanctioned Party or has engaged in, or is now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Party in violation of Sanctions, or has otherwise violated Sanctions.
(b)    Since the Look Back Date, none of the HD Group Entities or the Business, or any of their respective directors, officers, employees, agents or other Persons acting on behalf of the HD Group Entities or the Business, in each case in their capacity as such, has violated or is in violation of any applicable Anti-Money Laundering Law (if any).
(c)    Since the Look Back Date, the HD Group Entities and the Business have obtained export licenses and permissions as required by, and otherwise have not violated and are presently in compliance with, the Export-Import Control Laws.
(d)    Since the Look Back Date, none of Seller, the HD Group Entities or the Business has received any written inquiry, notice or communication that alleges that the HD Group Entities or the Business or any of their respective directors, officers, employees, agents or representatives or any other Person acting at the direction of any of the HD Group

Entities or the Business (i) may have violated, (ii) made any voluntary or directed disclosure or prior disclosure, or (iii) is party to any actual Action or outstanding enforcement Action relating to any actual or suspected breach of Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or Export-Import Control Laws and there are no circumstances presently in existence that would reasonably be expected to give rise to any such allegation, inquiry, notice, communication or Action.
Section 2.13    Material Contracts.
(a)    Section 2.13(a) of the Seller Disclosure Letter sets forth a correct and complete list, as of the Execution Date, of each of the following Transferred Contracts, except for any Benefit Plan (each Contract required to be so listed, together with the Surviving Intercompany Agreements, each a “Material Contract”):
(i)    any Lease or Contract related to the acquisition or disposition or right of access of Owned Real Property;
(ii)    each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) that is not terminable on less than ninety (90) days’ notice (without a monetary penalty) and involves future payments, other residual liability, performance or services or delivery of goods or materials to or by the Business of any amount or value reasonably expected to exceed $2,000,000 in any future twelve (12)-month period;
(iii)    each Contract pursuant to which any third Person has granted any license or other right (including by means of covenants not to sue or non-assertion agreements) to Seller or its Subsidiaries under any Intellectual Property Rights that are material to the Business, other than Contracts (A) with annual fees of less than $800,000 per annum (or $1,600,000 during the term of the Contract if fees are not determined on an annual basis), (B) for software or IT Assets licensed on a non-exclusive basis that are generally commercially available, or (C) licenses or other rights granted to Seller or its Subsidiaries by customers in the ordinary course of business for the purpose of permitting Seller and its Subsidiaries (as applicable) to provide the applicable products or services to such customers;
(iv)    each Contract pursuant to which Seller or its Subsidiaries have granted any license or other right (including by means of covenants not to sue or non-assertion agreements) under any Transferred Intellectual Property to any third Person where such license or other right is material to the Business, other than non-exclusive licenses or other non-exclusive rights granted to customers and service providers of the Business in the ordinary course of business;
(v)    any partnership agreement, limited liability agreement and affiliation agreement, and any other Contract that creates a strategic alliance, joint venture, joint development or similar arrangement;
(vi)    each Contract entered into at any time since the Look Back Date, pursuant to which any of the HD Group Entities or any of Seller and its Subsidiaries in respect of the Business acquired another operating business or any equity securities or a material portion of the assets of another Person, under which an HD Group Entity or the Business has ongoing rights or obligations;

(vii)    each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which an HD Group Entity or the Business would be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any Person;
(viii)    each Contract that prohibits the payment of dividends or distributions in respect of the capital stock, membership interests, partnership interests or other equity interests of any HD Group Entity, the pledging of the membership interests or other equity interests of any HD Group Entity or the incurrence of indebtedness by any HD Group Entity;
(ix)    each Contract that (A) imposes a material restriction on (x) the geographies or lines of business in which any HD Group Entity or the Business may operate, including by materially limiting the ability to sell any particular services or products to any Persons (other than license or similar agreements entered into in the ordinary course of business) or (y) any HD Group Entity’s or the Business’s ability to solicit any customers or individuals for employment, (B) contains exclusivity obligations or similar restrictions binding on any HD Group Entity or the Business or that would be binding on any HD Group Entity or the Business after Closing, (C) pursuant to which the Business provides or receives any material pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers, including agreements containing “most favored nation” provisions or (D) contains “take or pay” or similar obligations binding on any HD Group Entity or the Business;
(x)    each (A) Contract creating or evidencing indebtedness for borrowed money, or any credit facility, overdraft facility, surety or pledge, in each case in excess of $2,000,000 in the aggregate, or guaranteeing any indebtedness for borrowed money of any Person that is not an HD Group Entity and (B) hedging, swap, derivative or similar Contract;
(xi)    any Government Contract other than those with customers entered into in the ordinary course of business;
(xii)    each Contract involving a remaining commitment by any HD Group Entity or any of Seller or its Subsidiaries in respect of the Business to pay any single capital expenditure in excess of $2,000,000 or series of capital expenditures in excess of $5,000,000 in the aggregate;
(xiii)    any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, reseller, co-marketing or co-promotion Contract, in each case that is material to the Business;
(xiv)    any Contract involving any resolution or settlement of any actual or threatened Actions with a value in excess of $1,000,000 or that provides for any injunctive or other non-monetary obligations (other than customary confidentiality, release and non-disparagement obligations);
(xv)    each Contract with a Material Customer or Material Supplier; and

(xvi)    each Business Guarantee in excess of $2,000,000.
(b)    Seller has delivered or made available to Buyer correct and complete copies, as of the time of delivery, of each Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder). Except for expirations, including any non-renewals, in the ordinary course of business and in accordance with the terms of such Material Contracts as in effect on the Execution Date, each Material Contract is valid, binding and enforceable against Seller or its Subsidiaries (including the HD Group Entities), as the case may be, and, to the Knowledge of Seller, each other party thereto, in each case, subject to the Bankruptcy and Equity Exception, and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to the HD Group Entities or the Business, in either case, taken as a whole. There is no breach or violation of, or default under, any such Material Contract by Seller or its Subsidiaries (including the HD Group Entities) or, to the Knowledge of Seller, any counterparty thereto, and no event has occurred that, with or without the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by Seller or its Subsidiaries (including the HD Group Entities) or would permit or cause the termination, acceleration or modification thereof (including any breach or default that, whether or not material, would give rise to a right of termination in favor of the counterparty), in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the HD Group Entities or the Business, in either case, taken as a whole. No counterparty under a Material Contract has provided any written notice of any intention to terminate or seek renegotiation of any Material Contract, other than in the ordinary course of business.
Section 2.14    Real Property.
(a)    Section 2.14(a) of the Seller Disclosure Letter sets forth a correct and complete list, as of the Execution Date, of all real property owned (i) by the HD Group Entities or (ii) by Seller or its Subsidiaries (other than the HD Group Entities) that is primarily used in connection with the operation of the Business, together with the street address, city, state and country (the real property required to be set forth in Section 2.14(a) of the Seller Disclosure Letter, collectively, the “Owned Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to be material to an HD Group Entity or the Business, (i) the HD Group Entities or Seller or its Subsidiaries, as applicable, have good, valid and marketable title to the Owned Real Property, free and clear of all Liens except for Permitted Liens and (ii) there are no outstanding options or rights of first refusal to purchase any Owned Real Property, or any portion of any Owned Real Property or interest therein.
(b)    Section 2.14(b) of the Seller Disclosure Letter sets forth a correct and complete list, as of the Execution Date, of all real property leased or subleased to the HD Group Entities, Seller or its Subsidiaries that is used primarily in connection with the operation of the Business (the real property set forth in Section 2.14(b) of the Seller Disclosure Letter, collectively, the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”) and a list of all leases and subleases pursuant to which the HD Group Entities, Seller or its Subsidiaries hold any Leased Real Property (the “Lease(s)”). Seller has delivered to Buyer a true and complete copy of each such Lease (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). Except as would not, individually or in the aggregate, reasonably be expected to be material to an HD Group Entity or the Business, Seller or its Subsidiaries have a valid and enforceable leasehold interest in all Leased Real Property and each Lease is in full force and effect and a valid and binding obligation of Seller or its Subsidiary, as the case may be, and, to the Knowledge of Seller, each other party thereto, in each case, subject to the Bankruptcy and Equity Exception, free and clear of all Liens, except Permitted Liens. There exists no material default on the part of the HD Group Entities, Seller or its Subsidiaries or, to the Knowledge of Seller, any party thereto, and none of the HD Group Entities, Seller or its Subsidiaries have received notice of any material default by such HD Group Entity, Seller or Subsidiary, or, to the Knowledge of Seller, any other party thereto, under the Leases, and there are no pending or, to the Knowledge of Seller, threatened condemnation proceedings or similar actions or casualties relating to such Leased Real Property.
(c)    There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings or similar actions relating to Seller, the HD Group Entities or any part of the Owned Real Property. No Person other than the applicable fee owner of each Owned Real Property has any possessory or leasehold interest in the Owned Real Property or right to occupy the same.
(d)    (i) There are no violations of any zoning ordinances, building codes or other governmental or regulatory laws affecting the Owned Real Property in any material respect or, to the Knowledge of Seller, planned material changes in any zoning ordinances or building codes or other governmental or regulatory laws that would affect the Owned Real Property and (ii) to the Knowledge of Seller, there are no planned or commenced public improvements related to the Owned Real Property that may result in material special assessments against any part of the Owned Real Property.
(e)    The HD Group Entities, Seller or its Subsidiaries (as applicable) have obtained all Material Permits necessary for the present use and operation of each part of the Owned Real Property and the uses being made of such Owned Real Property are in conformity in all material respects with the certificate of occupancy and/or Material Permits for such property, and any other material restrictions, covenants or conditions affecting such Owned Real Property.
(f)    The buildings and improvements on the Owned Real Property are in all material respects in good operating condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted, except as may be addressed by Seller in compliance with Section 4.1(a)(ix). There are no physical conditions or defects on any part of the Owned Real Property that would materially impair or would be reasonably expected to materially impair the continued operation of the Business as presently conducted at each such Owned Real Property. Since the Look Back Date, there have been no material casualties affecting the Owned Real Property and/or open insurance claims or settlements with respect thereto and there are no planned or required substantial capital expenditures in relation to the Owned Real Property other than as allowed pursuant to Section 4.1(a)(ix).
(g)    Each part of the Owned Real Property has rights of access to dedicated public ways and is served by water, electric, sewer, sanitary sewer and storm drain facilities, in each case sufficient to support the operation of the Business as currently conducted and to the extent reasonably necessary for the operation, use and occupancy of such Owned Real Property as currently operated and used, except as would not, individually or in the aggregate, reasonably be expected to be material to an HD Group Entity or the Business. To the

Knowledge of Seller, the Owned Real Property and each facility of the Business (including the Medolla Facility) has access to, and rights in respect of, all utilities customarily required for and sufficient to support the operation of the Business as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to the HD Group Entities or the Business, taken as a whole, and none of Seller, the HD Group Entities or their respective Subsidiaries has received any written notice of any pending curtailment, termination or material modification of any such access or rights.
(h)    With respect to the Owned Real Property located in Italy, Section 2.14(h) of the Seller Disclosure Letter sets forth a list of the building permits (“permesso di costruire”, “concessione edilizia” or “licenza edilizia”, as applicable) and certificates or certified notifications of habitability or usability (“certificati” or “segnalazioni certificate di agibilità”) relating to the buildings comprising such Owned Real Property, copies of which have been made available to the Buyer in the virtual data room (except for any such building permits, certificates or notifications that have been requested by Seller or its Subsidiaries from, but have not been provided as of the Execution Date by the applicable Governmental Entity); such building permits, certificates and notifications constitute all the material building permits, authorizations, certificates, notifications and other titles (including any amnesty measures (“condono” or “sanatoria”)) required under applicable Law for the construction, expansion, modification, habitability and current use of the buildings comprising such Owned Real Property, each of which has been validly issued or filed and is in full force and effect in all material respects; each building or part thereof comprising such Owned Real Property has been constructed, expanded and modified, and is currently used, in compliance in all material respects with such building permits, certificates and notifications and with all applicable Laws relating to urban planning, building, zoning, cadastral matters, seismic safety and habitability, except, in each case of this sentence, as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole; Gambro Italy has obtained and holds the definitive certificate of seismic fitness (“certificato di agibilità sismica”) for each building at the Medolla Facility pursuant to Article 3 of Law Decree No. 74 of June 6, 2012 and the implementing ordinances of the Regione Emilia-Romagna, has completed the structural improvement works required as a condition thereof, and has made true and complete (in all material respects) copies thereof available to Buyer (except for any such documents that have been requested by Seller or its Subsidiaries from, but have not been provided as of the Execution Date by the applicable Governmental Entity); and Seller has not received any written notice from any Governmental Entity alleging any structural, seismic, building, cadastral or usability non-compliance or requiring remedial action at the Medolla Facility.
Section 2.15    Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be expected to be material to an HD Group Entity or the Business: (a) each HD Group Entity and Seller and its Subsidiaries (with respect to the operation of the Business) are, and have been since the Look Back Date, in compliance with all applicable Environmental Laws; (b) each HD Group Entity and Seller and its Subsidiaries are in possession of and in compliance with, and since the Look Back Date have been in possession of and in compliance with, all Material Permits required for the operation of the Business pursuant to applicable Environmental Laws, such Material Permits are in full force and effect, and all applications as necessary for renewal of such Material Permits have been timely filed; (c) the HD Group Entities, Seller and its Subsidiaries have not received from any Governmental Entity or other Person any written notice or Order regarding any actual or alleged violation of, or Liability under, any Environmental Law or Material Permit with respect to the HD Group Entities or the Business since the Look Back Date; (d) none of the HD Group Entities nor Seller or its Subsidiaries (with respect to the Business) has released, treated, stored, disposed of, arranged for disposal of, transported, handled, generated, manufactured, distributed or sold, or exposed any Person to, any Hazardous Substances (including at any Real Property) requiring any investigation or remediation pursuant to any Environmental Law or that has given or would give rise to Liability for the HD Group Entities, Seller or its Subsidiaries pursuant to any Environmental Law, nor have the HD Group Entities, Seller or its Subsidiaries (with respect to the Business) owned or operated any property or facility contaminated by Hazardous Substances requiring any investigation or remediation by the HD Group Entities, Seller or its Subsidiaries (with respect to the Business), or to the Knowledge of Seller, any other Person, pursuant to any Environmental Law or that has given or would give rise to Liability for the HD Group Entities, Seller or its Subsidiaries pursuant to any Environmental Law; (e) no Action or written information request is pending or, to the Knowledge of Seller, threatened against the HD Group Entities or Seller or its Subsidiaries (with respect to the Business) under any Environmental Law or arising from the release or presence of or exposure to Hazardous Substances; (f) no Liens pursuant to Environmental Laws have been or are imposed on the Owned Real Property and, to the Knowledge of Seller, no such Liens have been threatened; and (g) none of the HD Group Entities nor Seller or its Subsidiaries (with respect to the Business) has assumed or provided an indemnity with respect to any Liabilities of any other Person relating to Environmental Laws. Seller has delivered to, or has otherwise made available for inspection by, Buyer all material written environmental assessments, audits and reports prepared by a third party since the Look Back Date and other material documents bearing on material environmental, health or safety Liabilities of the HD Group Entities or the Business in the possession of the HD Group Entities, Seller or its Subsidiaries, in each case which are non-privileged and primarily related to the current or former properties, facilities or operations of the HD Group Entities or the Business.
Section 2.16    Taxes.
(a)    Since the Look Back Date, all income and other material Tax Returns required to have been filed by or with respect to the Business, the Transferred Assets and the HD Group Entities have been duly and timely filed (within any applicable extension periods).
(b)    The data and information provided on such Tax Returns are true, complete and correct in all material respects, and all material Taxes required under applicable Law to be paid by or with respect to each HD Group Entity, the Business and the Transferred Assets (and whether or not shown to be due and payable (on or before the Closing Date) on such Tax Returns) have been timely paid in full. Any Tax credits claimed or used by any HD Group Entity are valid and correctly calculated.
(c)    Since the Look Back Date (i) each HD Group Entity has made all material deductions and withholdings for or on account of any Tax, as required pursuant to applicable Law, from any payments made, (ii) all amounts so deducted or withheld have been timely paid in full to the relevant Tax authority, and (iii) each HD Group Entity has materially complied with all reporting requirements with respect to such payments (including maintenance of required records with respect thereto).

(d)    There are no Liens for Taxes upon the Transferred Assets or the Transferred Equity Interests, in each case, other than those described in clause (a) of the definition of Permitted Liens.
(e)    No HD Group Entity is tax resident, conducts a trade or business, has a permanent establishment (within the meaning of an applicable Tax treaty), or is otherwise subject to income tax, in each case, in any country other than the country of its formation, and no written claim has been made by a Tax authority in any jurisdiction where any HD Group Entity does not file Tax Returns of a particular type that such HD Group Entity is required to file Tax Returns of such type or pay Taxes in such jurisdiction.
(f)    No HD Group Entity has been a “distributing corporation” or a “controlled corporation” in connection with a distribution intended to qualify under Section 355(a) of the Code in the two (2) years prior to the Execution Date.
(g)    Since the Look Back Date, no HD Group Entity has waived any statute of limitations (and no request for such waiver or consent is pending or, to the Knowledge of Seller, threatened) with respect to material Taxes or agreed to any extension of the period for assessment or collection of any material Taxes or deficiencies, in each case, which waiver or extension has continuing effect after the Closing Date, other than in connection with or as a result of the application of customary filing extensions applied in the ordinary course of business.
(h)    No HD Group Entity (i) has any material liability for Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state or local Tax Law of the United States), (ii) has been a member of an affiliated group filing consolidated income or VAT Tax Returns, (iii) is liable for any material Taxes of any other Person as transferee or successor, or (iv) is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than (A) an agreement or arrangement solely between or among the HD Group Entities and their Subsidiaries or (B) any customary employment, leasing, financing or other commercial Contracts entered into in the ordinary course of business, the principal purpose of which is unrelated to Taxes).
(i)    No HD Group Entity or any Affiliate thereof has been notified by any Tax authority of any material audit, investigation or other Action that is currently being conducted by such Tax authority regarding such HD Group Entity, the Transferred Assets or the Business, and there are no such Actions, or any other Actions with respect to Taxes, pending or, to the Knowledge of Seller, threatened in respect of any HD Group Entity, any Transferred Asset or the Business.
(j)    Each HD Group Entity is in compliance in all material respects with applicable transfer pricing Laws, including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodologies. No HD Group Entity has any Liability for Taxes arising from any transfer pricing adjustment assessed by a Tax authority in respect of any Pre-Closing Tax Period, and no Tax authority has proposed in writing any such adjustment.
(k)    No HD Group Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received or deferred revenue accrued or recognized outside of the ordinary course of business on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. income Tax Law), entered into on or prior to the Closing Date, (iv) any “gain recognition agreement” or “domestic use election” (or analogous concepts under state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date or (v) a change in the method of accounting for a period ending prior to or including the Closing Date.
(l)    Since the Look Back Date, no HD Group Entity has participated in a “listed transaction” as set forth in Treasury Regulation Section 1.6011-4(b)(2).
(m)    For U.S. federal income tax purposes, none of the Transferred Assets or the Transferred Equity Interests treated as directly sold by Seller (or its regarded owner for U.S. federal income tax purposes) is a “United States real property interest” within the meaning of Section 1445 of the Code.
(n)    The tax classification for U.S. federal income tax purposes of each HD Group Entity to be effective as of the Closing Date is set forth in Section 2.16(n) of the Seller Disclosure Letter.
(o)    Notwithstanding anything to the contrary in this Agreement, (i) nothing in this Agreement (including this Section 2.16) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date, availability of or limitations on any Tax attribute (including amounts related to losses, basis, credits or any other similar item) with respect to the HD Group Entities or the Transferred Assets in any Post-Closing Tax Period; and (ii) the representations and warranties in this Section 2.16 (other than Section 2.16(k) and Section 2.16(n)) to the extent those relate to Taxes refer only to activities prior to the Closing and shall not serve as representations and warranties regarding Taxes attributable to any taxable period (or portion thereof) beginning, or Tax positions taken, after the Closing Date.
Section 2.17    Intellectual Property; Information Technology; Privacy.
(a)    Section 2.17(a) of the Seller Disclosure Letter contains a complete and accurate list as of the Execution Date of all Registered Intellectual Property Rights that are included in the Transferred Intellectual Property (collectively, “Registered IP”). Each item of Registered IP is subsisting and the granted, registered and unexpired items included therein are valid and enforceable. Immediately after the Closing, the HD Group Entities will (i) exclusively own all Transferred Intellectual Property (other than any Transferred Intellectual Property that constitutes a Delayed HD Asset) free and clear of all Liens (other than Permitted Liens) and (ii) have a license or other right to use or receive the benefits of (including pursuant to this Agreement or an Ancillary Agreement, as applicable), all other Intellectual Property Rights that are used in the Business as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. Neither the execution and delivery of this Agreement nor the consummation of the Transactions (including the Pre-Closing Reorganization) will result in the loss or impairment of, or give rise to any right of any third Person to terminate or modify, any right of the Buyer or HD Group Entities in or to any Transferred Intellectual Property or

Licensed Retained IP except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. Neither Seller nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Registered IP (other than the expiration of any Registered IP at the end of its maximum statutory term or except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole). Except as disclosed in Section 2.17(a)Section 2.17(a) of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries has granted to any Person any exclusive license of, or any option or right to acquire, any Transferred Intellectual Property. Section 2.17(a) of the Seller Disclosure Letter also sets forth a complete and accurate list of each Contract, whether or not a Transferred Contract, (x) under which Seller or any of its Subsidiaries grants or receives any license, option, covenant not to sue or other right under Intellectual Property Rights material to the Business, and (y) the loss of which would reasonably be expected to be material to the Business, taken as a whole, other than non-exclusive licenses for generally commercially available Software. To the Knowledge of Seller, there is no basis for any claim challenging the ownership, validity or enforceability of any Registered IP included in the Transferred Intellectual Property.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, (i) the conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate, and has not, during the three (3) years prior to the Execution Date, infringed, misappropriated or otherwise violated the Intellectual Property Rights of any third Person, and during the three (3) years prior to the Execution Date, neither Seller nor any of its Subsidiaries has received notice of any Action (including cease and desist letters and invitations to take a license) alleging the same and (ii) no Action (including any oppositions, derivations, interferences, re-examinations, post-grant reviews, inter partes reviews, cancellations or invalidity proceedings) is pending or threatened in writing that challenges the validity, ownership or enforceability of any Transferred Intellectual Property.
(c)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, to the Knowledge of Seller, no third Person is infringing, misappropriating or otherwise violating, or, during the three (3) years prior to the Execution Date, has infringed, misappropriated or otherwise violated, the Transferred Intellectual Property, and there is no, and during the three (3) years prior to the Execution Date has been no, pending Action alleging the same.
(d)    Seller and its Subsidiaries (including the HD Group Entities) maintain and implement commercially reasonable practices to protect the confidentiality and secrecy of any material Trade Secrets (i) included in the Transferred Intellectual Property or (ii) provided to the HD Group Entities in connection with the Business under obligations of confidentiality. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, no Trade Secret included in the Transferred Intellectual Property has been disclosed by Seller or any of its Subsidiaries to any third Person other than pursuant to a written agreement imposing obligations of confidentiality on such third Person, and, to the Knowledge of Seller, no such Trade Secret has been misappropriated by, or disclosed in breach of any such agreement to, any Person. Each current and former employee, consultant and contractor of Seller or its Subsidiaries who has contributed to the creation or development of any material Transferred Intellectual Property has executed a written agreement (or is bound by operation of applicable Law) assigning to Seller or its applicable Subsidiary all of such Person’s rights in such material Transferred Intellectual Property (except where ownership of such material Transferred Intellectual Property is owned by Seller or one of its Subsidiaries by operation of applicable Law), and, to the Knowledge of Seller, no such Person has any claim, right or interest in or to any Transferred Intellectual Property, including any right to compensation of the employees who developed Transferred Intellectual Property. No Governmental Entity, consortium, university or other educational institution has sponsored research and development, whether funded in whole or in part, under any agreement or arrangement that would provide such Governmental Entity, consortium, university or educational institution with any claim of ownership to any material Transferred Intellectual Property.
(e)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, no source code of any Business Software has been disclosed, escrowed or made available to or for any third Person (and neither Seller nor any of its Subsidiaries has agreed to do the same), except under a written escrow Contract or to regulators, employees, contractors or other third-party service providers under a duty of confidentiality. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, no Business Software incorporates, includes, embeds, links with or is distributed with, open source software in a manner that would, as a result of any requirement in any license identified as an open source software license by the Open Source Initiative (www.opensource.org/) with respect to such open source software, (i) restrict Seller or its Subsidiaries from charging a fee for such Business Software or (ii) require that the source code to any Business Software be licensed to any Person, including for the purpose of making modifications or derivative works.
(f)    Immediately after the Closing, the HD Group Entities will (i) exclusively own all Transferred IT Assets (other than any Transferred IT Asset that constitutes a Delayed HD Asset), free and clear of all Liens (other than Permitted Liens), and (ii) have a valid license or other right to use or receive the benefit of (including pursuant to this Agreement or an Ancillary Agreement, as applicable), all other IT Assets that are used in or necessary for the Business as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.
(g)    (i) The patents and patent applications set forth in Section 2.17(a) of the Seller Disclosure Letter constitute all of the patents and patent applications owned by Seller and its Subsidiaries that are exclusively related to or used exclusively in the Business as of the Execution Date, and (ii) the trademark registrations and trademark applications set forth in Section 2.17(a) of the Seller Disclosure Letter constitute all of the trademark registrations and trademark applications owned by Seller and its Subsidiaries that are exclusively related to and exclusively used in the Business as of the Execution Date.
(h)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, (i) the conduct of the Business by Seller and its Subsidiaries, and the Processing by them (including by their respective employees) or, to the Knowledge of Seller, by third parties on their behalf, of any Personal Information related to the Business, are, and have since the Look Back Date been, in compliance with (A) applicable Privacy Laws, including by the implementation of technical, physical, organizational and administrative safeguards and security systems and technologies to protect Personal Information against any loss or unauthorized use, access or disclosure and (B) their respective privacy and security policies, rules and procedures in place, including those relating to privacy, data protection and the collection and Processing of Personal Information with respect to the Business, (C) the requirements of any industry standard or self-regulatory framework to which Seller or any of its Subsidiaries is bound in connection with the Business (including, as applicable, the Payment Card Industry Data Security Standard) and (D) any public-facing privacy notices published by, or public-facing statements or public representations made by, Seller or any of its Subsidiaries with respect to the Processing of Personal Information in connection with the Business (prongs (A) through (D), collectively, “Privacy Obligations”), (ii) since the Look Back Date, with respect to the Business, neither Seller nor any of its Subsidiaries have been subject to any audit, action or investigation from any Governmental Entity, or received any written notification, demand, notice or claim from any third party (including any communication from any Governmental Entity) alleging any non-compliance with any Privacy Obligations, and, no such claim, action, audit, notification, notice, demand or to the Knowledge of Seller, investigation is pending, (iii) Seller and its Subsidiaries are, and have since the Look Back Date been, in compliance with the requirements of all contractual agreements (including HIPAA Business Associate Agreements) binding on Seller or its Subsidiaries concerning privacy and security of Personal Information used in connection with the Business, and (iv) the performance of this Agreement will not violate any Privacy Laws or any other privacy or data security requirements or obligations imposed under any Contract on the HD Group Entities.
(i)    Since the Look Back Date there has been no (i) vulnerability, defect, failure or malfunction of any Transferred IT Assets, (ii) breach, unauthorized access to or unauthorized use of any Transferred IT Assets (including ransomware attacks) or incident of any kind which resulted in the unauthorized access, use, theft, loss, alteration, rendering unavailable or not accessible, disclosure, transfer or destruction of any information or data contained therein or transmitted thereby (including Trade Secrets and Personal Information) and (iii) disclosure of any such breach or unauthorized access or use by Seller or its Subsidiaries to any Person or Governmental Entity that, in each case of (i), (ii) and (iii), taken individually or in the aggregate, would reasonably be expected to be material to the Business, taken as a whole, nor, to the Knowledge of Seller, has any circumstance arisen in which Privacy Laws would require the HD Group Entities to notify any Person or Governmental Entity of any such breach or unauthorized access or use. To the Knowledge of Seller, there are no facts or circumstances that would reasonably be expected to result in any of the foregoing. Since the Look Back Date, all Transferred IT Assets are free from Contaminants except as would not, individually or in the aggregate, reasonably be expected to be material to the Business.
(j)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, in respect of the Transferred IT Assets, Seller and its Subsidiaries (i) have established, implemented, tested and maintained commercially reasonable backup and disaster recovery measures, reasonably consistent with industry practices, and (ii) have implemented and maintained reasonable and appropriate administrative, organizational, technical and physical safeguards and security systems and technologies that conform with all applicable data security requirements under Privacy Laws to ensure the integrity and security of Personal Information.

Section 2.18    Insurance. Section 2.18 of the Seller Disclosure Letter sets forth a correct and complete list, as of the Execution Date, of all material insurance policies and coverage (including self-insurance programs) maintained by or otherwise relating to the Business or the HD Group Entities (the “Insurance Policies”), including, for each, the amount and type of coverage, carrier and term. Section 2.18 of the Seller Disclosure Letter also sets forth a correct and complete list, as of the Execution Date, of all material claims made by the Business, any HD Group Entity or Seller or its Subsidiaries in connection with the Business or the HD Group Entities under any Insurance Policy since the Look Back Date. Each Insurance Policy is in full force and effect, subject to the Bankruptcy and Equity Exception, and all premiums due with respect to all Insurance Policies have been paid, and no HD Group Entity, Seller or any Subsidiary thereof is in default with respect to the obligations under any Insurance Policy or has otherwise failed to comply with the terms and conditions of any Insurance Policy, with such exceptions that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. (i) None of any HD Group Entity, Seller or any Subsidiary thereof has received any notice of cancellation or non-renewal with respect to any Insurance Policy and (ii) no insurer under any Insurance Policy has questioned, disputed or denied or, to the Knowledge of Seller, threatened to question, dispute or deny any material claim thereunder that relates to the Transferred Assets, the HD Group Entities or the Business. The Insurance Policies are adequate in scope and amount for the Business as currently conducted and provide coverage that is customary and appropriate for a business of comparable size and nature in the industries in which the Business operates, and, except as would not reasonably be expected to be material to the Business, all insurance policies required to be maintained by the HD Group Entities under applicable Law or any Material Contract have been duly obtained and are in full force and effect.
Section 2.19    Sufficiency of Assets; Assets.
(a)    Upon (i) the purchase and acquisition of the Transferred Equity Interests, Transferred Assets, Assumed Liabilities and the receipt of the benefits by Buyer of the Deferred HD Local Businesses, in each case, in accordance with this Agreement, (ii) the receipt of the benefits by Buyer of the Commingled Contracts in accordance with Section 4.19(a), 24(iii) the receipt of any necessary third-party Consents in connection with the Transactions (including, for the avoidance of doubt, any necessary Consents to transfer the Deferred HD Local Businesses), (iv) the transfer or assignment to the Buyer or its applicable Subsidiary of the Transferred Contracts pursuant to Section 4.19(b), (v) the replacement by Buyer of any guarantee and insurance arrangements that are not included in the Transactions, (vi) the receipt by Buyer of the services and other rights and benefits to be provided by Seller and its Subsidiaries (other than the HD Group Entities) to Buyer or its applicable Subsidiaries under the Ancillary Agreements, and (vii) the applicable licenses granted pursuant to Section 4.24, Section 4.25 and Section 4.26, Buyer shall have, directly or indirectly, immediately following the Closing (excluding (w) Business Employees, (x) Seller’s infrastructure not Related to the Business, (y) any services, access, or benefits that are expressly excluded under the Transition Services Agreement or (z) as set forth on Section 2.19(a) of the Seller Disclosure Letter) (A) all assets, Contracts, rights, properties, Material Permits and services required for and (B) all assets, Contracts, rights, properties, Material Permits and services that are necessary for, in each case the ongoing conduct of the Business immediately following the Closing in all material respects as the Business is currently being conducted as of immediately prior to the Closing; provided, that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of the Intellectual Property Rights of any third Person.

(b)    The HD Group Entities, Seller or its Subsidiaries do (and at the Closing or the applicable Local Closing, as the case may be, the HD Group Entities will) own good, valid and marketable title to, or hold a good and valid leasehold interest in, all of the personal property of the Business that does not constitute Excluded Assets, including all such assets that will be reflected on the Financial Statements (other than Inventory sold in the ordinary course of business and for obsolete assets disposed of in the ordinary course of business), free and clear of all Liens, except for Permitted Liens. The tangible assets of the Business are in good operating condition and adequate for the uses to which they are being put in all material respects, and none of such property is in need of maintenance or repairs, except for ordinary routine maintenance and repairs that are not material in nature or cost to the HD Group Entities, taken as a whole, or as may otherwise be addressed in accordance with Section 4.1(a)(ix).
Section 2.20    Related Party Contracts.
(a)    Section 2.20(a) of the Seller Disclosure Letter lists all material Contracts as of the Execution Date to which the Business or any HD Group Entity, on the one hand, and Seller or any of its Affiliates (other than such HD Group Entity), or any directors or officers of the HD Group Entities, Seller or any of its Affiliates, on the other hand, are parties or are otherwise bound or affected, other than any employment, bonus, indemnity and similar arrangements with respect to directors or officers of the HD Group Entities. Section 2.20(a) of the Seller Disclosure Letter also sets forth a correct and complete list, as of the Execution Date, of all intercompany loans and other intercompany indebtedness between Seller or any of its Subsidiaries (other than the HD Group Entities), on the one hand, and any HD Group Entity, on the other hand.
(b)    No Affiliate of any HD Group Entity (other than any other HD Group Entity) (i) has initiated or threatened to bring any Action against the Business or any HD Group Entity since the Look Back Date, (ii) owes any amount of indebtedness to, or is owed any material amount of indebtedness by, any HD Group Entity or (iii) has engaged in any non-ordinary course transaction with any HD Group Entity or the Business since the Look Back Date or has a significant ownership interest in or receives compensation from any Material Customer or Material Supplier.
Section 2.21    Brokers and Finders. None of the HD Group Entities, Seller, their or its Affiliates or any of their or its respective directors or officers, as applicable, or the Business, as applicable, has employed any investment banker, broker or finder or incurred or will incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transactions.
Section 2.22    Customers and Suppliers.
(a)    Section 2.22(a) of the Seller Disclosure Letter sets forth a correct and complete list, as of the Execution Date, of the top ten (10) third-party customers (by revenue of the Business, on an aggregate basis in the case of any Affiliated customers) of the Business, taken as a whole, for the twelve (12)-month period prior to December 31, 2025 (collectively, the “Material Customers”) and the aggregate amount of consideration paid to the Business by each Material Customer during such twelve (12)-month period. During the twelve (12) months prior to December 31, 2025 and since such date, neither Seller nor any of its Subsidiaries (including the HD Group Entities) has received any written notice, or to the Knowledge of Seller, oral notice from any Material Customer (including from an individual at such Material Customer with decision-making authority with respect thereto) indicating that it intends to cancel, terminate or otherwise adversely modify in any material respect its relationship with the Business, including any materially adverse change to the volume, frequency or terms of business, nor, to the Knowledge of Seller, does any Material Customer intend to do any of the foregoing. No material dispute currently exists with respect to any Material Customer, nor has any material dispute arisen with respect to any Material Customer since the Look Back Date.
(b)    Section 2.22(b) of the Seller Disclosure Letter sets forth a correct and complete list, as of the Execution Date, of the top ten (10) third-party suppliers and service providers (based on consideration paid to each third-party supplier and service provider) of the Business, taken as a whole, for the twelve (12)-month period prior to December 31, 2025, but excluding those third-party suppliers and service providers primarily engaged to provide supplies or services in connection with the Transactions (collectively, the “Material Suppliers”) and the aggregate amount of consideration paid to each Material Supplier by the Business during such twelve (12)-month period. Since the Look Back Date, neither Seller nor any of its Subsidiaries (including the HD Group Entities) has received any written notice, or to the Knowledge of Seller, oral notice from a Material Supplier (including from an individual at such Material Supplier with decision-making authority with respect thereto) indicating that it intends to cancel, terminate or otherwise adversely modify in any material respect its relationship with the Business, including any materially adverse change to the volume, frequency or terms of business, nor, to the Knowledge of Seller, does any Material Supplier intend to do any of the foregoing. No material dispute currently exists with respect to any Material Supplier, nor has any material dispute arisen with respect to any Material Supplier since the Look Back Date.
Section 2.23    Product Liability; Warranties.
(a)    Since the Look Back Date, in each case except as would not be material to the Business, individually or in the aggregate, (i) there has not been any claim pending or threatened in writing against the HD Group Entities, Seller or any of its Subsidiaries for any product returns, product liability or warranty obligations relating to the Products from any particular customer or with respect to any particular Product of more than $1,000,000; (ii) the Products have complied with applicable Laws; (iii) the HD Group Entities, Seller and its Subsidiaries (as applicable) have conducted audits and inspections of the Business’s facilities, consistent with industry standards, and none of these inspections or audits have resulted in adverse findings; (iv) there have not been any defects or deficiencies or any claimed defects or deficiencies in any such Products that would reasonably be expected to result in an individual Action or collective or class action claim against any HD Group Entity, Seller or its Subsidiaries relating to Products of greater than $1,000,000; (v) none of the Products designed, manufactured, packaged, labeled, shipped or sold by any HD Group Entity, Seller or its Subsidiaries has been subject to, or is subject to, any recall or market withdrawal, whether voluntary or mandated by any Governmental Entity or demanded in writing by any customer; (vi) none of the Products has been subject to, is subject to or, to the Knowledge of Seller, threatened to be subject to, any investigation by any Governmental Entity, and, as of the Execution Date, no HD Group Entity, Seller or its Subsidiaries has received any written communication related to any threatened investigation relating to the Products; and (vii) the HD Group Entities, Seller and its Subsidiaries have not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement relating to any of the Products and, to the

Knowledge of Seller, there are no facts or circumstances that would reasonably be expected to cause any Governmental Entity to require, or any HD Group Entity, Seller or its Subsidiaries acting reasonably to voluntarily conduct, any recall, market withdrawal, replacement, relabeling or suspension of manufacturing, promotion, importation or sale of any of the Products.
(b)    There are no standard terms, warranties and conditions of service, sale or lease provided by the HD Group Entities, Seller or its Subsidiaries or the Business with respect to the Products (containing any applicable guaranty, warranty and indemnity provisions) other than under any Contracts.
(c)    The Business has (and each of the HD Group Entities, Seller and its Subsidiaries, in connection with the Business have) marketed its services to potential customers in compliance with applicable Law in all material respects.
Section 2.24    Regulatory Matters.
(a)    Each of Seller, the HD Group Entities and its and their Subsidiaries has been since the Look Back Date and currently is operating in compliance in all material respects with all Healthcare Laws. None of Seller, the HD Group Entities or its or their Subsidiaries is subject to any material Action against or affecting the HD Group Entities or the Business relating to or arising under any Healthcare Laws, and, to the Knowledge of Seller, no such Action has been threatened.
(b)    All Products that have been researched, developed, tested, sourced, manufactured, packaged, stored, used, distributed, labeled, sold, imported, and exported by or on behalf of the HD Group Entities or Business are, and since the Look Back Date have been, in material compliance with all Healthcare Laws. No such Products have been subject to, nor are there any facts or circumstances reasonably likely to lead to, any recalls, field notifications, market withdrawals or replacements, warnings, “dear doctor” letters, safety alerts, suspensions of manufacturing or distribution, seizures, detentions, holds, or other notices of action relating to an alleged lack of safety or regulatory compliance, except as would not, individually or in the aggregate, reasonably be expected to be, material to the HD Group Entities or the Business, in either case, taken as a whole. As of the Execution Date, none of Seller, the HD Group Entities or its or their Subsidiaries has received written notice of, or identified instances or allegations of research misconduct, research fraud, or improper or inaccurate data collection or recording with respect to a Product that would reasonably be expected to compromise or materially affect the integrity, reliability, completeness, or accuracy of the resulting data, or the rights, safety, or welfare of the research participants, or otherwise result in noncompliance with applicable Healthcare Laws. The HD Group Entities are in possession of all regulatory dossiers, technical files, design dossiers, declarations of conformity, CE certificates, notified body certificates and regulatory submissions relating to the Products and all technical documentation required to demonstrate the conformity of the Products with applicable Healthcare Laws, including Regulation (EU) 2017/745 to the extent applicable, and such documentation is current, complete and accurate in all material respects.
(c)    Since the Look Back Date, none of Seller, the HD Group Entities or its or their Subsidiaries has received any Form FDA-483, written notice of adverse finding, warning letters, written notice of violation or “untitled letters,” “it has come to our attention”

letters, notice of FDA action for import detentions or refusals, written notice of any pending investigation, or any other written correspondence or written notice or, to the Knowledge of Seller, any oral notice, from the FDA or other Governmental Entity alleging or asserting any noncompliance with any applicable Healthcare Laws, in each case with respect to the Business, except as would not, individually or in the aggregate, reasonably be expected to be material to the HD Group Entities or the Business, in either case, taken as a whole. (i) None of Seller, the HD Group Entities or its or their Subsidiaries are subject to any obligation arising under an administrative or regulatory action, inspection, warning letter, untitled letter, “it has come to our attention” letter, notice of violation, notice of adverse finding, notice of deficiency, or other notice, response or commitment made to or with FDA or any comparable Governmental Entity with respect to a violation or FDA action, in each case with respect to the Business, and (ii) no such proceedings have been threatened in writing, in each case of clauses (i) and (ii), except as would not, individually or in the aggregate, reasonably be expected to be, material to the HD Group Entities or the Business, in either case, taken as a whole.
(d)    Since the Look Back Date, Seller, the HD Group Entities and its and their Subsidiaries and employees and, to the Knowledge of Seller, its and their agents and contractors have maintained and filed with the FDA and other Governmental Entities all material reports, data, documents, forms, notices, applications, records and claims, notifications, filings, declarations, registrations, and submissions that are required to comply in all material respects with applicable Healthcare Laws with respect to the Business. All such reports, data, documents, forms, notices, applications, records, claims, notifications, filings, declarations, registrations, and submissions, and other filings to the FDA and any similar Governmental Entity made with respect to the Business by Seller, the HD Group Entities, or its and their Subsidiaries or its and their employees or, to the Knowledge of Seller, its and their agents, and contractors were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, have been updated to be true, accurate and complete in all material respects as of the date of such update.
(e)    Since the Look Back Date, none of Seller, the HD Group Entities or its or their Subsidiaries or its or their employees, nor, to the Knowledge of Seller, its or their agents or contractors has, with respect to the Business (i) made any false or fraudulent statement to any Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) could establish a reasonable basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” and any amendments thereto, or for any other Governmental Entity to invoke any similar Law or policy.
(f)    None of Seller, the HD Group Entities or its or their Subsidiaries nor its or their employees, nor, to the Knowledge of Seller, its or their agents or contractors (in each case, with respect to the Business) has been suspended, excluded, debarred, disqualified or convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a(a) or (b) or any similar Law, (ii) exclusion under 42 U.S.C. Section 1320a-7, (iii)  prohibition from participating in any procurement program of or otherwise contracting with any Governmental Entity, (iv) disqualification under 21 CFR §§ 312.70 or 812.119 or any similar Law or (v) assessment of penalties under any Healthcare Law. None of Seller, the HD Group Entities or

its or their Subsidiaries its or their employees, nor, to the Knowledge of Seller, its or their agents or independent contractors (in each case, with respect to the Business) has engaged in any conduct that would reasonably be expected to result in such a debarment, exclusion or disqualification. None of Seller, the HD Group Entities or its or their Subsidiaries nor, any of its or their respective directors, officers, employees, or, to the Knowledge of Seller, agents (in each case, with respect to the Business) is, or since the Look Back Date has been, a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, deferred prosecution agreement, non-prosecution agreement, or other similar written agreement, in each case, entered into with or imposed by any Governmental Entity, and no such action is currently pending. None of Seller, the HD Group Entities or its or their Subsidiaries (in each case, with respect to the Business) is in the process of making, or has plans to make, a voluntary self-disclosure to any Governmental Entity regarding a material violation of Healthcare Laws.
(g)    Since the Look Back Date, all clinical studies, trials, tests, and investigations sponsored by Seller, the HD Group Entities or its or their Subsidiaries with respect to Products are being or have been conducted in all material respects in compliance with applicable Healthcare Laws and applicable clinical protocols. Since the Look Back Date, neither the FDA nor any other Governmental Entity performing functions similar to those performed by the FDA, nor any institutional review board or similar entity with oversight authority over clinical studies, has sent any written correspondence to Seller, the HD Group Entities or its or their Subsidiaries threatening or requiring the termination, suspension or material adverse modification of any clinical study conducted by or on behalf of Seller, the HD Group Entities or its or their Subsidiaries or of any Permits required to conduct such study.
(h)    Seller, the HD Group Entities and its and their Subsidiaries have in place an operational regulatory compliance program that governs all employees, agents and contractors and that is designed to address compliance with all applicable Healthcare Laws and Privacy Laws with respect to the Business. The HD Group Entities and the Business operate in compliance with such regulatory compliance program in all material respects.
(i)    Since the Look Back Date, none of Seller, the HD Group Entities, or its or their Subsidiaries, nor, to the Knowledge of Seller, any of their Representatives (acting on behalf of the Business) has directly or indirectly (i) paid or offered to pay any remuneration to or solicited or received any remuneration from, in cash, property or in kind, any past or present customer, physician, health care provider, supplier, contractor, third party, or health care program in connection with the operation of the Business in violation of applicable Healthcare Laws, (ii) used or attempted to use any funds of the Business for any unlawful contribution, gift, entertainment, travel expense or other unlawful expenses relating to a charitable contribution in connection with the operation of the Business in violation of applicable Healthcare Laws, or (iii) used or attempted to use any charitable organization affiliated with the Business to provide unlawful remuneration to a third party in connection with the operation of the Business in violation of applicable Healthcare Laws, except, in the case of clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to be material to the HD Group Entities or the Business, or reasonably be expected to lead to exclusion or a corporate integrity agreement. Since the Look Back Date, none of Seller, the HD Group Entities or its or their Subsidiaries, nor, to the Knowledge of Seller, any of their Representatives (acting on behalf of the Business), has submitted or caused to be submitted any claim for payment or pricing or other data relevant to reimbursement or pricing to any Private Program or Governmental Entity in material violation of any applicable Healthcare Laws.
(j)    All practices related to coverage, billing, and reimbursement (including billing, coding, filing, pricing and other data submissions, and claims practices, and the related reports and filings) of Seller for healthcare products or services, the HD Group Entities and Business are, and have been since the Look Back Date, in compliance in all material respects with applicable Healthcare Laws.
(k)    None of Seller, the HD Group Entities or their respective Subsidiaries, with respect to the Business, is (i) enrolled as a provider or supplier in, subject to contracts with or purchase commitments under, or directly submits claims for payment or reimbursement to, or receives payment or reimbursement from, any Government Reimbursement Program or Private Program for healthcare items or services furnished by the Business, other than the contract and purchase commitment under Contract No. 36C10G22D0011; or (ii) a party to, or has submitted an offer for, any Federal Supply Schedule contract with the U.S. General Services Administration.
(l)    None of Seller, the HD Group Entities or their respective Subsidiaries, with respect to the Business solely in the United States, (i) owns, controls or operates any licensed healthcare facility or medical practice; (ii) employs any Healthcare Professional to provide professional healthcare services on its behalf; or (iii) bills for, receive, split, or share professional fees generated from the provision of professional healthcare services.
Section 2.25    No Other Representations or Warranties.
(a)    Except for the representations and warranties expressly set forth in this Article II and in the Ancillary Agreements or any certificate required to be delivered hereunder or thereunder, none of Seller, its Subsidiaries or any other Person makes (and Seller and its Subsidiaries hereby disclaim) any other express or implied representation or warranty with respect to Seller, the HD Group Entities or any other Subsidiaries of Seller or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement and the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Buyer or any of its Subsidiaries or their respective Affiliates in connection with the Transactions.
(b)    Seller acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III of this Agreement and in the Ancillary Agreements, none of Buyer, any Related Party of Buyer or any other Person has made any express or implied representation or warranty with respect to the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose), and Seller has not relied on any representation or warranty other than those expressly set forth in Article III of this Agreement and in any certificate required to be delivered hereunder; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 2.25(b), nothing in this Section 2.25(b) shall limit Seller’s remedies with respect to claims of Fraud or intentional breach in connection with, arising out of or otherwise related to the express written representations and warranties made by Buyer in this Agreement and in any Ancillary Agreement or in any certificate required to be delivered hereunder or thereunder.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the corresponding sections or subsections of Article III of the disclosure letter delivered to Seller by Buyer prior to the execution of this Agreement (the “Buyer Disclosure Letter”), Buyer hereby represents and warrants to Seller as of the Execution Date and as of the Closing as follows:
Section 3.1    Organization, Good Standing and Qualification. Buyer (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such authorization, licensing and qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.
Section 3.2    Authority; Approval. Buyer has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party. This Agreement has been, and each of the Ancillary Agreements will be at the Closing, duly executed and delivered by Buyer and, when executed and delivered by Seller and the other parties hereto and thereto, will constitute a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 3.3    Governmental Filings; No Violations; Certain Contracts.
(a)    Other than the expirations of waiting periods and the filings, notices, reports and Permits the Approvals, no expirations of waiting periods under applicable Laws are required and no notices, reports or other filings are required to be made by Buyer with, nor are any Permits required to be obtained by Buyer from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer or the consummation of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.
(b)    Except as set forth in Section 3.3(b) of the Buyer Disclosure Letter, the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of, or default (with or without notice, lapse of time or both) under, or give rise to any consent right, right of termination, loss of rights, adverse modification of provisions, requirement to deliver a notice, cancellation or acceleration of any obligations under, or result in the creation of a Lien on any of the assets of

Buyer under any provision of (i) the certificate of incorporation, by-laws or comparable governing documents of Buyer or its Affiliates, (ii) any Contract binding upon Buyer or its Affiliates or (iii) assuming (solely with respect to performance of this Agreement and the Ancillary Agreements and consummation of the Transactions) compliance with the matters referred to in Section 3.3(a) and Section 4.3(a), any Law to which Buyer or its Affiliates are subject, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.
(c)    Buyer has determined in good faith that the aggregate fair market value of the non-exempt assets, as defined in the HSR Act, of the HD Group Entities and the Business does not exceed $133,900,000.
Section 3.4    Litigation. There are no Actions pending or, to the Knowledge of Buyer, threatened in writing against Buyer that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions. Buyer is not a party to or subject to the provisions of any Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.
Section 3.5    Solvency.
(a)    Buyer is not entering into this Agreement or the Transactions with the intent to hinder, delay or defraud either present or future creditors.
(b)    After giving effect to the Transactions, at and immediately after the Closing and assuming that the Assumptions are correct, Buyer and its Subsidiaries (including the HD Group Entities), on a consolidated basis, (i) will be solvent (in that both the fair value, on a going concern basis, their assets will not be less than the sum of their debts and that the present fair saleable value of their assets will not be less than the amount required to pay the probable liability on their existing debts as they become absolute and matured in the ordinary course of business), (ii) will not have an unreasonably small amount of capital with which to engage in their businesses as presently conducted and (iii) will not have incurred debts beyond their ability to pay as they become absolute and matured in the ordinary course of business. For the purposes of this Section 3.5(b), the “Assumptions” shall mean (x) that the representations and warranties of Seller contained in this Agreement and any certificate hereunder are true and correct in all material respects as of the Closing, (y) the satisfaction of the conditions to Buyer’s obligation to consummate the Transactions, and (z) any estimates, projections or forecasts of the Business made available to Buyer by Seller were reasonable and continue to be reasonable in all material respects.
Section 3.6    Consideration. Each of the Buyer Senior Facilities Agreement, the Buyer Term Loans, the Buyer Convertible Note Agreement and the Buyer Convertible Note, when executed, issued and delivered at the Closing in accordance with this Agreement, will constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception. The shares of common stock of Buyer issuable upon conversion of the Buyer Convertible Note have been duly authorized and, at the Closing, will be reserved for issuance, and when issued upon conversion in accordance with the Buyer Convertible Note Agreement will be validly issued, fully paid and nonassessable, free and clear of all Liens (other than restrictions arising under applicable securities Laws) and not subject to any preemptive or similar rights. Other than (a) such approval of Buyer’s stockholders as is required under Nasdaq Listing Rule 5635 and Buyer’s Organizational Documents for the issuance of the shares of common stock of Buyer issuable upon conversion of the Buyer Convertible Note in excess of the Exchange Cap (as defined in the Buyer Convertible Note) (the “Buyer Stockholder Approval”), and (b) the submission of a Listing of Additional Shares notification to the Nasdaq Stock Market, no vote or approval of the holders of any class of capital stock of Buyer, and no consent, approval or authorization of, or listing or other action by, any securities exchange on which Buyer’s securities are listed, is required in connection with the execution, delivery, issuance or performance of the instruments described in this Section 3.6 or the issuance of the shares issuable upon conversion of the Buyer Convertible Note.
Section 3.7    Investment Intent. Buyer is acquiring the Transferred Equity Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Transferred Equity Interests are not registered under the Securities Act, any state securities Laws or any other applicable securities Laws, and that the Transferred Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations and any other applicable securities Laws, as applicable.
Section 3.8    No Competitive Assets. To the Knowledge of Buyer, neither Buyer nor any of its Affiliates, or any of their respective “associates” or “affiliates” (each as defined in 16 CFR § 801.1(d)) hold, directly or indirectly, five percent (5%) or more of the voting securities or non-corporate interests (as “hold,” “voting securities” and “non-corporate interest” are defined under 16 CFR § 801) of any entity that directly competes to a material extent or, to the Knowledge of Buyer, as of the Execution Date, has any plans to compete in the future with the Business to the extent that any such holdings would reasonably be expected to prevent or materially delay the expiration or termination of any waiting period, under the HSR Act or under other Antitrust Laws in connection with the Transactions.
Section 3.9    Brokers and Finders. Neither Buyer nor any of its Affiliates, nor any of their respective directors or employees (including any officers) has employed any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, other than in connection with any obligations or liabilities that will be borne solely by Buyer and its Affiliates.
Section 3.10    Access and Information. Buyer and each of its Representatives has (a) had sufficient access to and the opportunity to review all of the documents made available in the “Project Hickory” virtual data room hosted by DFIN and (b) been afforded reasonable access to the books and records, facilities and officers, directors, managers, employees and other representatives of Seller for purposes of conducting a due diligence investigation with respect to the Business (including an opportunity to inspect the facilities of Seller and its Subsidiaries material to the Transactions). Buyer has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Business, and, in making their determination to proceed with the Transactions, Buyer and each of its Affiliates have relied solely on the results of such independent investigation and verification and on the representations and warranties of Seller expressly and specifically set forth in Article II (as qualified by the Seller Disclosure Letter with respect thereto) and in any Ancillary Agreement or certificate required to be delivered hereunder or thereunder, and has not relied on any omissions from or the accuracy or completeness of any information provided, or made available, to Buyer or any of its Subsidiaries or their respective Affiliates in connection with the Transactions. Buyer is knowledgeable about the industries in which the Business and the HD Group Entities operate and is capable of evaluating the merits and risks of the Transactions and is able to bear the substantial economic risk of such investment for an indefinite period of time.
Section 3.11    RWI Policy. Prior to the date of this Agreement, Buyer has delivered to Seller a true, correct and complete copy of the form of conditional binder to a representations and warranties insurance policy, effective as of the Closing (the “RWI Policy”), that Buyer intends to obtain following the Execution Date.
Section 3.12    No Other Representations or Warranties.
(a)    Except for the representations and warranties expressly set forth in this Article III and in the Ancillary Agreements or any certificate required to be delivered hereunder or thereunder, neither Buyer nor any other Person makes (and Buyer, on behalf of itself, its Subsidiaries and their respective Affiliates hereby disclaims) any other express or implied representation or warranty with respect to the Transactions or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Seller or any of its Subsidiaries in connection with the Transactions.
(b)    Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II of this Agreement (as qualified by the Seller Disclosure Letter with respect thereto) and in the Ancillary Agreements and in any certificate required to be delivered hereunder or thereunder, none of Seller, its Subsidiaries nor any other Person has made any express or implied representation or warranty with respect to Seller, the HD Group Entities nor any other Subsidiaries of Seller (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose), and Buyer has not relied on any representation or warranty other than those expressly set forth in Article II of this Agreement (as qualified by the Seller Disclosure Letter with respect thereto) and in the Ancillary Agreements and in any certificate required to be delivered hereunder or thereunder; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 3.12(b), nothing in this Section 3.12(b) shall limit Buyer’s remedies with respect to claims of Fraud or intentional breach in connection with, arising out of or otherwise related to the express written representations and warranties made by Seller in this Agreement and in any Ancillary Agreement and in any certificate required to be delivered hereunder. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that it has not relied on any other information provided, or made available, to Buyer or any of its Subsidiaries or their respective Affiliates in connection with the Transactions, or any omissions from or the accuracy or completeness of any information provided, or made available, to Buyer or any of its Subsidiaries or their respective Affiliates in connection with the Transactions, and that none of Seller, the HD Group Entities, any of its or their respective Affiliates or any other Person shall be subject to any liability to Buyer or any other Person resulting from (i) any misrepresentation or omission by Seller or any of its Subsidiaries or any other Person with respect to any such information or (ii) Buyer’s use of, or the use by any of its Affiliates or any other Person of, any such information, including information, documents, projections, forecasts or other material made available to Buyer, its Affiliates or their respective Representatives in any “data rooms,” teaser, confidential information memorandum, management presentations or otherwise in connection with the Transactions, unless any such information is expressly and specifically included in a representation or warranty contained in Article II of this Agreement (as qualified by the Seller Disclosure Letter with respect thereto) or in an Ancillary Agreement or other instrument delivered hereunder or thereunder. For the avoidance of doubt, the Parties acknowledge that nothing in this Section 3.12(b) shall be deemed to limit any representation or warranty made in Article II or in any Ancillary Agreement or any certificate or other instrument required to be delivered hereunder or thereunder.
ARTICLE IV

COVENANTS
Section 4.1    Interim Operations of the Business.
(a)    From the Execution Date until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except (i) as set forth in Section 4.1(a) of the Seller Disclosure Letter, (ii) as otherwise required by this Agreement (including the Pre-Closing Reorganization), (iii) as required by applicable Law, (iv) as approved by Buyer in writing (such approval not to be unreasonably withheld, conditioned or delayed), (v) in connection with a Contemplated Refinancing (as defined in the Seller Disclosure Letter), or (vi) as permitted by Section 4.1(b), Seller shall, and shall cause the HD Group Entities and its and their respective Subsidiaries (as applicable) to (A) use commercially reasonable efforts to (x) conduct the Business in the ordinary course of business in all material respects, (y) maintain and preserve the Business’s relationships and goodwill with customers, suppliers, employees, Governmental Entities and others having business dealings with the Business, and (z) maintain and operate the Owned Real Property and Transferred Assets in the ordinary course in all material respects, and (B) not, and shall cause each of the HD Group Entities and its and their respective Subsidiaries not to, in each case solely with respect to the Business, take any of the following actions. For the avoidance of doubt, this Section 4.1(a) shall not restrict Seller or any of its Affiliates (other than an HD Group Entity) with respect to the Retained Business or any other business, financing, assets or operations of Seller or any such Affiliate, except solely to the extent that the applicable action directly involves an HD Group Entity or a Transferred Asset, and then only to the extent expressly restricted below:
(i)    adopt any change in any HD Group Entity’s Organizational Documents or, other than in connection with the Pre-Closing Reorganization, create any Subsidiary of an HD Group Entity;
(ii)    merge or consolidate any HD Group Entity or the Business with any other Person, or restructure, reorganize, dissolve or completely or partially liquidate any HD Group Entity or adopt any plan of restructuring, reorganization, dissolution, liquidation, or plan of merger, amalgamation or consolidation or otherwise enter into any agreements or arrangements imposing material changes or restrictions on any HD Group Entity’s or the Business’s assets, operations or businesses;
(iii)    (A) permit any HD Group Entity or the Business to acquire any business or Person, by merger or consolidation, purchase of substantially all assets, properties, rights of or equity or debt interests or by any other manner, in each case, in any transaction or series of related transactions or (B) enter into any new joint venture, strategic alliance, partnership or similar venture;
(iv)    transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, subject to a Lien (other than a Permitted Lien), abandon or allow to lapse or expire or otherwise dispose of any material Transferred Asset used or held for use by the Business or Seller or any of its Subsidiaries in connection with the Business, except for (A) sales or other dispositions of obsolete assets in the ordinary course of business, (B) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $2,000,000 in the aggregate, (C) non-exclusive licenses or similar rights granted with respect to Intellectual Property Rights in the ordinary course of business or (D) sales of Inventory in the ordinary course of business; provided, that the foregoing clause (iv) shall not restrict the abandonment or allowing to lapse or expire of any Registered IP at the end of its maximum statutory term;
(v)    issue, sell, pledge, dispose of, grant, transfer, encumber, subject to a Lien (other than a Permitted Lien) or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any equity interests of any HD Group Entity, or securities convertible or exchangeable into, exercisable for any shares of such equity interests, or any options, warrants or other rights of any kind to acquire any such equity interests;
(vi)    recapitalize, reclassify, distribute, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the equity interests of any HD Group Entity;
(vii)    permit any HD Group Entity to make any loans, advances, guarantees or capital contributions to or investments in any Person that does not constitute an HD Group Entity in excess of $1,000,000 in the aggregate at any time outstanding other than (A) loans, advances, guarantees, capital contributions or investments permitted under, or made pursuant to or in connection with, the Seller Credit Documents, or (B) loans, advances, guarantees, capital contributions or investments (including any transfer pricing arrangements) made in the ordinary course of business;
(viii)    permit (A) any HD Group Entity to incur, assume or become liable for any Indebtedness for borrowed money of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of any HD Group Entity (without duplication), except for (1) indebtedness for borrowed money incurred in the ordinary course of business for working capital purposes, not to exceed $600,000 in the aggregate, (2) any indebtedness incurred under, or guarantee provided by an HD Group Entity pursuant to or in connection with, the Seller Credit Documents, (3) any intercompany indebtedness between Seller and any of its Subsidiaries (including the HD Group Entities) or any of their respective Affiliates incurred in the ordinary course of business, (4) letters of credit, bank guarantees, surety bonds and similar instruments in the ordinary course of business, including any Business Guarantees, and (5) indebtedness existing as of the Execution Date as set forth in the Seller Disclosure Letter; or (B) permit any of its assets or properties to become subject to a Lien other than (1) a Permitted Lien or (2) any Lien securing indebtedness permitted under the foregoing clause (A) or any Lien existing under the Seller Credit Documents (including any release, extension, renewal or other modification of any such existing Lien); provided, that any such Lien in (B) (other than any Lien securing indebtedness of the type described in clause (A)(4) above) will, immediately following the Closing, constitute a Permitted Lien (as defined in and under the Buyer Senior Facilities Agreement) or would be terminated and released on or prior to the Closing. Notwithstanding anything to the contrary in this Agreement, Seller and its Subsidiaries may, in connection with any transaction permitted by this clause (viii), release any borrower or guarantor (including any HD Group Entity) and release, regrant, replace, extend, renew or otherwise modify any Lien (but shall not cause any HD Group Entity that is not a borrower or guarantor under the Seller Credit Documents as of the Execution Date to become a borrower or guarantor thereunder), in each case subject only to the release requirements set forth in Section 4.1(b)(iii); notwithstanding the foregoing exceptions, Seller shall provide prior written notice to Buyer prior to entering into, issuing, renewing, extending or increasing any Business Guarantee with a maximum potential liability in excess of $500,000, other than with a customer or supplier of the Business in the ordinary course of business, and for which Buyer or any of its Subsidiaries would be responsible under Section 4.22;
(ix)    make or authorize any capital expenditures in excess of (x) $3,500,000 in the aggregate during the fiscal year ending December 31, 2026 or (y) $10,000,000 in the aggregate during the fiscal year ending December 31, 2027, other than, in each case, any capital expenditure (A) made or to be made from insurance proceeds for the repair and/or prevention of damage to any property of the Business, (B) necessary to repair and/or prevent damage to any property of the Business in the event of an emergency situation, (C) necessary to address emergency human health and safety issues, (D) necessary to address the consequences of any civil disturbance, hurricane, superstorm, flood, tornado, earthquake or other natural disaster, or any other force majeure event or (E) required to comply with any covenant or other requirement under the Seller Credit Documents (it being understood that any such capital expenditures relating to the Excluded Assets or Seller’s retained business shall not be taken into account for purposes of calculating the aggregate thresholds set forth in this Section 4.1(a)(ix));
(x)    enter into any Contract that would have been a Material Contract (including any Lease or Insurance Policy) had it been entered into prior to the Execution Date, other than (A) in the ordinary course of business with respect to any customer or supplier or (B) pursuant to or in connection with the Seller Credit Documents;
(xi)    amend or modify in any material respect, grant a material waiver of any right or obligation under, or terminate or fail to renew any Material Contract, other than (A) in the ordinary course of business or (B) any Seller Credit Document, including in connection with any addition, replacement or release of any borrower, guarantor, collateral or secured party (but not the addition of any HD Group Entity as a borrower or guarantor thereunder), in each case subject only to the release requirements set forth in Section 4.1(b)(iii) (for the avoidance of doubt, the renewal of a Material Contract upon the expiration of such contract on terms that are substantially consistent with, or more favorable than, the Material Contract it is replacing shall be permitted hereunder);

(xii)    enter into any new line of business or abandon or discontinue any existing line of business;
(xiii)    make any changes with respect to its accounting policies or procedures, except as (x) may be initiated by Seller with respect to Seller’s business generally (provided, that such change is not implemented to, or intended to, specifically affect the accounting policies or procedures of the Business) or (y) required by changes in Law or GAAP;
(xiv)    subject to Section 4.2 and Section 4.3, settle any Action (except for any Excluded Liability), other than any settlement in the ordinary course of business for an amount not in excess of $1,000,000 in the aggregate that does not involve non-monetary relief;
(xv)    accelerate or delay the collection of accounts receivable or the payment of accounts payable, accelerate sales or shipments, or change any discount, rebate, promotion, pricing, channel inventory or revenue recognition practice, in each case other than in the ordinary course of business consistent with past practice;
(xvi)    (A) file any amended income or other material Tax Return, (B) make, change or revoke any material Tax election, (C) agree to any material adjustment of any Tax attribute, (D) surrender any material right or claim to a refund of Taxes, (E) enter into any material closing agreement with respect to Taxes, (F) settle or compromise any material Tax liability, (G) change any annual accounting period, (H) change any material method of accounting for Tax purposes, (I) surrender any right to obtain a material Tax refund, (J) apply for or request any Tax ruling from any Tax authority or (K) other than with respect to automatic or automatically granted extensions or customary filing extensions applied in the ordinary course of business, waive or extend the statutory limitation period applicable to any material Tax claim or material Tax assessment, in each case, other than with respect to any Tax matters that would not reasonably be expected to adversely impact, or increase the Tax liability of, in each case, in a non de minimis manner, the HD Group Entities or the Deferred HD Local Business for any Post-Closing Tax Period;
(xvii)    other than as required by any existing Benefit Plan in effect as of the Execution Date or in connection with any action that applies uniformly to Business Employees and all other similarly situated employees of Seller and its Affiliates, (A) promise, announce or grant to any Business Employee at or above the Grade 16 level (1) any increase in compensation or benefits, including severance or termination pay, other than increases in compensation or benefits (but not severance or termination pay or equity-based compensation) in the ordinary course of business and in connection with Seller’s annual review of compensation, or (2) equity-based compensation, (B) as applicable to the Business Employees, adopt, establish, enter into, terminate, waive or materially amend any Benefit Plan that will be a Transferred Benefit Plan (or any plan, policy, agreement, arrangement, program or contract that would be a Transferred Benefit Plan if in effect on the Execution Date) as of the Closing Date, (C) take any action to accelerate the timing of payment, vesting or funding of any compensation or benefits, payable or to become payable to any Business Employee or Service Provider, (D) transfer any Business Employee or Deferred HD Local Business Employee out of the Business or transfer any employee of Seller that is not a Business Employee as of the Execution Date into an HD Group Entity, other than as expressly contemplated pursuant to Section 4.8, (E) hire or engage any Person to become a Business Employee or Deferred HD Local Business Employee, other than hiring an individual in the ordinary course of business or to fill a position, in each case, below the Grade 16 level or (F) terminate (other than for cause, as determined by Seller and the HD Group Entities in the ordinary course of business) any Business Employee or Deferred HD Local Business Employee at or above the Grade 16 level;
(xviii)    (i) amend, modify, negotiate, adopt, enter into, extend, renew or terminate any Labor Agreement (including, for the avoidance of doubt, the solidarity agreement (contratto di solidarietà) currently in effect at the Medolla Facility and any works council, trade union or similar arrangement applicable to employees of the HD Group Entities in Italy), (ii) recognize or certify any labor organization, works council, labor union or group of employees as the bargaining representative for any Business Employees, Deferred HD Local Business Employees or employees of the HD Group Entities or (iii) engage in or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions affecting any site of employment or one or more facilities or operating units within any site of employment or facility where any Business Employees, Deferred HD Local Business Employees or Former Business Employees are or were located that would reasonably be expected to implicate the notice requirements of the WARN Act;
(xix)    permit any Material Permits to lapse or be cancelled, other than to the extent the applicable Material Permit becomes obsolete, redundant or no longer required by or advisable under applicable Law; provided, that Seller shall not permit any Material Permit relating to environmental compliance or to the structural or seismic certification of the Medolla Facility to lapse or be cancelled on the basis that it has become obsolete, redundant or no longer required or advisable without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed);
(xx)    declare, set aside, make or pay a non-cash dividend on, or make any other non-cash distribution in respect of the equity interests of any HD Group Entity;
(xxi)    forgive, compromise, satisfy, pay, discharge, settle or cancel any third-party indebtedness owed to the Business or the HD Group Entities, or waive any claim of rights of value in favor of the Business or the HD Group Entities, in each case with a value in excess of $1,000,000 in the aggregate;
(xxii)    make any changes in its policies or general practices with respect to cash management, management of Transferred Inventory, the payment of accounts payable or accrued expenses or the issuance of invoices or the collection of accounts receivable or other receivables, including the acceleration or deferral of the payment or collection thereof or failure to properly categorize Transferred Inventory, in each case, other than (i) in the ordinary course of business or (ii) pursuant to Contracts to which an HD Group Entity is a party that are in effect as of the Execution Date; or
(xxiii)    agree, authorize or commit to do any of the foregoing with respect to the conduct of the Business.

(b)    Notwithstanding anything to the contrary in Section 4.1(a) (but without limiting Section 4.1(a)(B)), none of Seller (solely with respect to the Business), the HD Group Entities or any other Subsidiaries of Seller (solely with respect to the Business) shall be prevented from undertaking, or be required to obtain Buyer’s consent with respect to:
(i)    any action or inaction in connection with any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing shutdown, closure, safety or any other Law by any Governmental Entity in connection with or in response to any Contagion Event (the “Pandemic Measures”) or required or requested by any Governmental Entity in connection with or in response to any Contagion Event (provided, that, (A) to the extent reasonably practicable and permitted by applicable Law, Seller shall promptly notify Buyer of any such action or inaction if it would otherwise violate Section 4.1(a) and (B) Seller, the HD Group Entities, and any other Subsidiaries of Seller shall use commercially reasonable efforts to mitigate the effects of such action or inaction);
(ii)    any action or inaction required or reasonably necessary to (x) protect the health and safety of the Business’ employees, customers or suppliers and other individuals having business dealings with the Business in connection with a Contagion Event or (y) respond to service disruptions caused by a Contagion Event or any Pandemic Measures, in each case to the extent reasonably consistent with actions that have been taken or not taken by Seller or its Subsidiaries in connection therewith prior to the Execution Date (provided, that, (A) to the extent reasonably practicable and permitted by applicable Law, Seller shall promptly notify Buyer of any such action or inaction if it would otherwise violate Section 4.1(a) and (B) Seller, the HD Group Entities, and any other Subsidiaries of Seller shall use commercially reasonable efforts to mitigate the effects of such action or inaction);
(iii)    any action taken by Seller or any of its Subsidiaries that is required by, permitted under, contemplated by or taken in connection with the Seller Credit Documents, including any borrowing, repayment, prepayment, refinancing, incurrence or guarantee of indebtedness, addition, replacement or release of any borrower or guarantor (including any HD Group Entity), granting, assumption, release, extension, renewal, replacement or other modification of any Lien, guarantee, pledge or other security, entry into any guarantee, security agreement to other financing document, payment of interest, amortization, fees or other amounts, compliance with financial covenants, delivery of financial statements or other reporting obligations, and any action required or advisable to avoid or cure a default or event of default thereunder; provided, that (A) no such action shall prevent or materially delay the Closing, (B) no such action shall cause any HD Group Entity that is not a borrower or guarantor under the Seller Credit Documents as of the Execution Date to become a borrower or guarantor thereunder, and (C) all obligations and guarantees of the HD Group Entities and all Liens on the Transferred Equity Interests and Transferred Assets arising under or in connection with the Seller Credit Documents shall be released at or prior to the Closing pursuant to the Deed of Release; or
(iv)    any cash dividend, distribution or other payment by any HD Group Entity to Seller or any of its Affiliates, or any cash sweep, cash pooling arrangement, settlement or elimination of intercompany balances or accounts or other transfer of cash or cash equivalents from any HD Group Entity to Seller or any of its Affiliates, in each case solely to the extent completed prior to the Effective Time and not resulting in any Indebtedness or other Liability of any HD Group Entity, or any Lien on any Transferred

Asset or any asset of any HD Group Entity, that remains outstanding following the Effective Time.
(c)    Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct Seller’s or any HD Group Entity’s operations prior to the Closing Date. Prior to the Closing Date, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the HD Group Entities.
Section 4.2    Cooperation and Efforts to Consummate Transactions; Status Updates.
(a)    Cooperation and Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Seller and Buyer shall cooperate with each other and use (and shall cause their respective Subsidiaries and controlled Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions (including the satisfaction, but not the waiver, of the Closing conditions set forth in Article V) reasonably necessary or advisable on their part under this Agreement to consummate the Transactions as promptly as reasonably practicable and in any event to enable the Closing to occur on or prior to the Initial Outside Date. Notwithstanding the foregoing, all obligations of Seller and its Affiliates relating to the Buyer Senior Facilities, the Buyer Convertible Note, any Buyer Third-Party Financing or any Buyer ABL Facility shall be governed exclusively by Section 1.8 and Section 4.34, and nothing in this Section 4.2 shall expand, modify or otherwise affect any such obligation or any limitation thereon.
(b)    Status Updates. Subject to applicable Laws and as required by any Governmental Entity, Seller and Buyer shall each keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications (or where no such copies are available, a reasonably detailed description thereof) received by Buyer or Seller, as the case may be, or any of their respective Affiliates, from any third party and/or any Governmental Entity with respect to the Transactions. Further, Buyer shall keep Seller reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange any Buyer Third-Party Financing. Following a reasonable written request from Seller, Buyer shall provide Seller with any information and documentation reasonably requested by Seller to monitor the progress of its obtaining of any Buyer Third Party Financing and any Buyer ABL Facility; provided, that (i) Buyer shall not be required to provide any such information or documentation (A) more frequently than once every two (2) weeks, (B) to the extent that doing so would, in the reasonable judgment of Buyer, breach any confidentiality obligation owed to any financing source or other third party (provided, that Buyer shall use commercially reasonable efforts to provide such information in a manner that would not result in such a breach), jeopardize any attorney-client or other legal privilege or contravene applicable Law or (C) consisting of any fee letter, engagement letter or other document setting forth fees, pricing or other economic terms of any Buyer Third-Party Financing or Buyer ABL Facility, except to the extent necessary to determine the Net Third-Party Financing Proceeds, and (ii) Seller shall, and shall cause its Affiliates and Representatives to, keep any such information and documentation confidential and use it solely for the purpose of monitoring the consummation of the Transactions.
Section 4.3    Regulatory Filings/Approvals.
(a)    Submission of Filings and Notices.

(i)    Exchanging Information. Seller and Buyer shall each, upon request by the other, furnish the other promptly (and in any event in accordance with any applicable time limits) with all information concerning itself, its Affiliates, directors, officers and equityholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Seller, the HD Group Entities or any of their respective Affiliates to any Governmental Entity in connection with the Transactions, in each case, subject to the Access Restrictions; provided, that information required for any such statement, filing, notice or application shall not be withheld pursuant to the Access Restrictions but may instead be provided on an “outside counsel only” basis; provided further, that any commercially or competitively sensitive or legally privileged information may be provided on an “outside counsel only” basis.
(ii)    Initial Submissions. Seller and Buyer shall prepare and file, and shall cause their respective Affiliates to prepare and file, as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all Permits necessary or advisable to be obtained from any Governmental Entity in order to consummate the Transactions. Without limiting the foregoing, each of Seller, on the one hand, and Buyer, on the other hand, shall make, and cause their respective Affiliates to make, their respective filing (A) pursuant to all applicable Antitrust Laws (other than the HSR Act) with respect to the Transactions as promptly as reasonably practicable after the Execution Date, (B) pursuant to all applicable Foreign Investment Laws with respect to the Transactions as promptly as reasonably practicable after the Execution Date, and (C) in order to maintain, obtain, reissue or, to the extent permissible, transfer all Material Permits as promptly as reasonably practicable after the Execution Date, provided, however, that, notwithstanding the foregoing: (x) all filings under clauses (B) and (C) above shall be made jointly by Buyer and Seller and shall cover the Transactions in their entirety (to the extent relevant in the applicable jurisdictions) and (y) with respect to such filings, Seller shall, at Buyer’s request, submit a pre-notification as promptly as practicable. Whether or not the Transactions are consummated, Buyer shall be responsible for all fees and payments to any Governmental Entity (including filing fees), and Seller and Buyer shall each be responsible for their own legal, economist and other professional fees incurred in order to maintain, obtain, reissue or transfer, as applicable, any Material Permit or any expiration or termination of a waiting period. With respect to the filings, notices and approvals marked with an asterisk in Section 5.1(a) of the Seller Disclosure Letter, Buyer shall, as promptly as reasonably practicable and in any event within ten (10) Business Days after the Execution Date, determine in good faith, on the written advice of counsel qualified in the relevant jurisdiction (a copy or reasonably detailed summary of which shall be provided to Seller’s outside counsel on an “outside counsel only” basis), whether such are mandatory under applicable Law prior to the consummation of the Transactions, and notify Seller in writing of those (if any) that Buyer has determined are not mandatory on this basis; upon such notice, Section 2.4(a) and Section 5.1(a) of the Seller Disclosure Letter shall be deemed amended to delete each such item, and the Parties shall proceed with the remaining filings in accordance with this Section 4.3.
(iii)    Subsequent Submissions. Seller and Buyer shall promptly provide, and cause their respective Subsidiaries and Affiliates to provide an appropriate response to any request for information or documents by any Governmental Entity to the extent reasonably necessary or advisable to obtain as promptly as practicable all Permits necessary or advisable to be obtained from such Governmental Entity in order to consummate the Transactions.
(iv)    Conduct of Interactions with Governmental Entities. Subject to applicable Laws relating to the exchange of information, Buyer and Seller shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with any filing made with, or substantive written materials submitted to, any Governmental Entity in connection with the Transactions. In exercising the foregoing rights, Seller and Buyer shall act reasonably and as promptly as practicable. Seller and Buyer shall (with respect to any in-person or videoconferencing, or previously scheduled telephonic, discussion or meeting), and shall to the extent practicable (with respect to any spontaneous telephonic discussion or meeting), provide the other Party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the Transactions, to the extent permitted by such Governmental Entity. Buyer and Seller shall promptly inform each other of any material communication (written or oral) received from, or given or made to, any Governmental Entity. Neither Buyer nor Seller shall commit to or agree with, and shall cause their respective Affiliates not to commit to or agree with, any Governmental Entity to stay, toll or extend any applicable waiting period under any Antitrust Laws or Foreign Investment Laws without the prior written consent of the other. The Seller and the Buyer shall jointly direct and control the strategy and process for obtaining all approvals under Antitrust Laws and Foreign Investment Laws; provided, that Buyer shall, after consulting in good faith with Seller, direct and control the strategy and process for obtaining any approval or clearance required under Law Decree No. 21 of March 15, 2012 of the Republic of Italy (as amended) with respect to the Transactions and, to the extent required, the Pre-Closing Reorganization (it being understood that Buyer's control shall not limit Buyer's obligations under this Section 4.3, including to propose, agree to and accept any requirement, condition, commitment, undertaking or prescription that would not constitute a Burdensome Condition).
(b)    Remedies. Without limiting the generality of the undertakings pursuant to Section 4.2, Buyer agrees to use its reasonable best efforts to take, or cause its Subsidiaries and controlled Affiliates to take, the following actions:
(i)    the prompt taking of actions to avoid the entry of any permanent, preliminary or temporary injunction or other decree, decision, determination or judgment that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the Transactions;
(ii)    the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person or entity, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions;
(iii)    the proffer and agreement to sell, divest, lease, license, transfer, dispose of or otherwise encumber, or hold separate pending such disposition, and the effectuation of such actions with respect to, the Transferred Assets, or the assets of the HD Group Entities or the Business (and the entry into agreements with, and submission to Orders giving effect thereto) so as to enable the Closing to occur as promptly as practicable after the

Execution Date and in any event prior to the Outside Date; provided, that, notwithstanding anything to the contrary in this Agreement, (A) nothing in Section 4.2 or this Section 4.3 shall require Buyer, Seller or any of their respective Subsidiaries or Affiliates to propose, negotiate, commit to, agree to or effect any sale, divestiture, lease, license, transfer, disposition, encumbrance, hold-separate arrangement or other action or restriction, or commitment, also imposed pursuant to Italian Law Decree No. 21 of March 15, 2012 (as amended), that would constitute a Burdensome Condition, (B) Seller shall not, and shall cause its Subsidiaries (including the HD Group Entities) not to, without the prior written consent of Buyer, propose, negotiate, commit to, agree to or effect any sale, divestiture, lease, license, transfer, disposition, encumbrance, hold-separate arrangement or other action or restriction that would constitute a Burdensome Condition and (C) any such action to be taken by any of the HD Group Entities or by the Business is conditioned upon the Closing; and
(iv)    the prompt taking of actions, in the event that any Order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any regulatory proceeding or inquiry of any kind that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened Order so as to permit consummation of the Transactions on a schedule as close as possible to that contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing in Section 4.2 or this Section 4.3 shall require Buyer, Seller, or any of their respective Subsidiaries or Affiliates to take any action described in the foregoing clauses of this Section 4.3(b) that would be adverse in any material respect with respect to any assets, businesses or product lines of Buyer or any of its Subsidiaries (other than the Business and the HD Group Entities); provided, however, that Buyer shall accept any informational covenants owed to any Governmental Entity of the Republic of Italy in connection with an approval or clearance required under Law Decree No. 21 of March 15, 2012 (as amended). In no event shall Seller or its Affiliates take any action described in the foregoing clauses or communicate with any Governmental Entity in relation to any such action relating to the Medolla Facility without the express written consent of Buyer (not be unreasonably withheld or delayed).
(c)    Buyer (and Seller, with respect to clause (1) below) agrees that, from the Execution Date to the receipt of approvals under Antitrust Laws or Foreign Investment Laws, except as contemplated by this Agreement, it shall not, and shall cause its Subsidiaries and controlled Affiliates not to, directly or indirectly, without the prior written consent of the other, take or cause to be taken the following actions: (1) make any pull or refile commitment or enter into any timing agreement with Governmental Entities under Antitrust Laws; (2) acquire or agree to acquire control rights, assets, business or Person or merge or consolidate with any other Person or enter into any business combination or similar majority transaction with another Person, which would materially prejudice or delay the receipt of any approval required; (3) appoint or designate any person to the board of directors or similar governing body of a competitor of any HD Group Entity; or (4) make any loan, advance or capital contribution to, or investment in, any other Person that would reasonably be expected to (w) impose any material delay in obtaining, or materially increase the risk of not obtaining, the approval of any Governmental Entity or the expiration or termination of any applicable waiting period, (x) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Transactions, (y) materially delay the consummation of the Transactions, or (z) propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action.
(d)    Buyer agrees that, from and following the Execution Date until the Closing, in the event or to the extent that an investigation or other proceeding regarding an actual or potential interlocking position that would or is reasonably expected to result from the Closing in respect of any Persons that have been appointed as officers or designated to any board of directors or similar governing body by Buyer or any of its Subsidiaries or controlled Affiliates arises that would reasonably be expected to prevent the consummation of the Transactions prior to the Outside Date, then Buyer shall take or cause to be taken such actions as are necessary to remedy such interlocking officer or director position so as to permit the Closing to occur prior to the Outside Date and reasonably consult with Seller with respect thereto.
Section 4.4    Exclusivity. From the Execution Date until the earlier of the termination of this Agreement and the Closing, other than with respect to the Transactions, Seller will not, and will cause its Subsidiaries (including the HD Group Entities) not to, authorize or permit any of Seller’s or the HD Group Entities’ directors, officers, employees and Representatives to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Transaction, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Transaction or (iii) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Alternative Transaction.
Section 4.5    Third-Party Consents.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, Seller and Buyer shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to give any notices to, and obtain any consents required under any Material Contracts (including, for the avoidance of doubt, Leases) from, third parties in connection with the consummation of the Transactions (including the Pre-Closing Reorganization) at or prior to the Closing; provided, that in connection therewith, no Seller, HD Group Entity or any of their respective Affiliates shall, other than with respect to liabilities incurred in the ordinary course of business, (i) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), incur any liability or concede anything of value, (ii) amend, supplement or otherwise modify any such Material Contract, (iii) commence any litigation or (iv) agree or commit to do any of the foregoing, in each case, for the purposes of giving, obtaining and/or effecting any third-party consents, in each case, without the prior consent of Buyer; provided, further, that to the extent any payments or consideration contemplated by the foregoing clause (i) are needed in order to give any such notices or obtain any such consents in connection with the consummation of the Transactions (other than the Pre-Closing Reorganization), then Buyer shall bear such costs so long as Buyer provided its prior consent (not to be unreasonably withheld, conditioned or delayed) to the incurrence of or agreement to such costs by Seller, the HD Group Entities or any of their respective Affiliates. This Section 4.5(a) shall not limit the obligations with respect to Transferred Contracts and Commingled Contracts set forth in Section 4.19.
(b)    The Parties shall each, upon request, furnish the other Party with all information concerning itself and its Representatives and such other matters as may be reasonably necessary, proper or advisable in connection with any statement, filing, notice or application made by or on behalf of the Parties to any third party in connection with obtaining any third-party consents (including, in the case of Buyer, such evidence as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder).
(c)    Notwithstanding anything to the contrary contained in this Agreement, in no event shall the failure to receive any consents of third parties contemplated by this Section 4.5 be taken into account with respect to whether any conditions to the Closing set forth in Article V shall have been satisfied (but compliance with this Section 4.5 will be so taken into account) and no representation, warranty, covenant or agreement of Seller set forth in this Agreement shall be breached or deemed breached solely due to the failure to receive any such consents; provided, however, this Section 4.5 shall not limit the representations and warranties set forth in Section 2.4 or Section 2.19.
Section 4.6    Access and Reports; Retention of Books and Records.
(a)    Pre-Closing Access. Subject to applicable Law and subject to Section 4.15(f), upon reasonable advance notice, Seller shall, and shall cause its Subsidiaries to, afford Buyer and Buyer’s Affiliates and its and their respective officers, directors or employees and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the employees, offices, facilities, properties, books, Contracts and other documents, data and information and records of the Business and, during such period, Seller shall, and shall cause its Subsidiaries to, furnish promptly to Buyer all information concerning the Business (including its offices, facilities and properties and personnel) as Buyer may reasonably request (including for purposes of integration planning, the RWI Policy, Buyer’s financing and the preparation of the Financial Statements and any proxy statement or other filing of Buyer with the SEC); provided, that no information or knowledge obtained in any investigation pursuant to this Section 4.6(a) shall affect or be deemed to modify or operate as a waiver by Buyer of any of the representations, warranties, conditions or covenants set forth herein or in any Ancillary Agreement, certificate, document or other instrument delivered in connection herewith or therewith; and provided, further, that the foregoing shall not require Seller to permit any inspection, or to disclose any information that, in the reasonable judgment of Seller, (i) would result in the disclosure of any commercially or competitively sensitive information or trade secrets or violate any obligations with respect to confidentiality or if any applicable Law requires the disclosing Party to restrict or prohibit access to such information or (ii) jeopardize any attorney-client privilege, attorney work product privilege or other relevant legal privilege (it being understood that the disclosing Party shall use commercially reasonable efforts to provide information in a manner that is not subject to the limitations in the foregoing clauses (i) and (ii)) (without conceding anything of value, or requiring the payment of any consideration, fees or expenses to such third-party counterparties) (the limitations in this Section 4.6(a)(i) and (ii), collectively, the “Access Restrictions”); and provided, further, that (A) Buyer and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Seller or its Affiliates, including the

HD Group Entities; and (B) in no event will the foregoing permit any invasive environmental investigations or sampling of the sort generally referred to as a Phase II environmental investigation without Seller’s prior written consent. All requests for information made pursuant to this Section 4.6(a) shall be directed to Persons designated by Seller. All such information shall be governed by the terms of the Confidentiality Agreement.
(b)    Separation of Information. Seller shall, and shall cause its Subsidiaries to, promptly following the Execution Date and prior to the Closing, use their commercially reasonable efforts to identify and separate all tangible Information constituting Transferred Assets from tangible Information constituting Excluded Assets. The Parties shall cooperate in good faith regarding the foregoing separation and to arrange for the delivery of books and records that constitute Information and Transferred Assets promptly following the Closing, including Information relating to Privacy Requests reasonably necessary to allow Buyer to honor such Privacy Requests following the Closing, solely to the extent Buyer or any of its Subsidiaries (including the HD Group Entities) is required under applicable Law to honor such Privacy Requests.
(c)    Post-Closing Access. Subject to applicable Law and subject to Section 8.10(c) and the Access Restrictions, except as otherwise provided in any Ancillary Agreement, from and after the Closing and until the earlier of seven (7) years from the Closing Date and the date such Information would be destroyed in accordance with the record-keeping practices of Seller or the HD Group Entities as in effect on the Execution Date, Seller and Buyer, on behalf of itself and its Subsidiaries (including, in the case of Buyer following the Closing, the HD Group Entities), shall retain, or cause to be retained, in accordance with the record-keeping practices of Seller or the HD Group Entities as in effect on the Execution Date and shall provide or make available, or cause to be provided or made available, to the other Party or its applicable Subsidiaries as promptly as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of such Party or any of its Subsidiaries to the extent that (i) such Information (A) relates to or is necessary for the operation of the Business, or relates to any Transferred Asset or Assumed Liability, if Buyer is the requesting Party, or (B) relates to or is necessary for the operation of the Retained Business, or relates to any Excluded Assets or Excluded Liability, if Seller is the requesting Party; (ii) such Information is required by the requesting Party to comply with its (or its applicable Subsidiaries’) obligations under this Agreement or any Ancillary Agreement or any other agreement to which the requesting Party or any of its Subsidiaries is a party or any of its respective properties or assets are bound; (iii) such Information is required by the requesting Party to comply with any obligation imposed by applicable Law or any Governmental Entity; or (iv) such Information is reasonably requested by the requesting Party in evaluating its potential exposure to Liabilities of the other Party or any of its Subsidiaries under any guarantees and other obligations that have not been fully novated, replaced and/or transferred to such other Party or its applicable Subsidiaries in accordance with Section 4.22(a) or Section 4.22(b), as applicable; provided, however, that, in the event that the Party to which the request has been made determines that any such provision of Information could be commercially detrimental, violate any Law or agreement (including any obligations of confidentiality), or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to agree on an approach to permit the provision of such Information to the extent and in a manner that avoids any such detriment, violation or waiver; and provided, further, that the Party requested to provide such Information shall have no obligation pursuant to this Section 4.6(c) to provide any such Information unless it is satisfied in its reasonable discretion, that such potential detriment, violation or waiver is adequately mitigated pursuant to such efforts. Subject to the immediately preceding sentence, the Party providing Information pursuant to this Section 4.6(c) shall not be obligated to provide such Information in any form, condition or format other than the form, condition and format in which it then exists (and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information), and nothing in this Section 4.6(c) shall expand the obligations of the Parties under Section 4.6(f). Each Party agrees that all requests for Information pursuant to this Section 4.6(c) shall be made in accordance with the procedures and processes that may be reasonably established by the other Party to respond to such requests.
(d)    Compensation for Providing Information. Except as may be otherwise specifically provided elsewhere in this Agreement or in any Ancillary Agreement, the Party requesting Information agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering, copying, transporting and otherwise complying with any request to provide pursuant to Section 4.6(c) such Information (including any reasonable costs and expenses incurred in any review of Information, subject to Section 8.10(c), for purposes of protecting the privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested Information). Except as may be otherwise specifically provided elsewhere in this Agreement or in any Ancillary Agreement, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.
(e)    Ownership of Information. The provision of any Information pursuant to Section 4.6(c) shall not affect the ownership of such Information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements); provided, that the applicable receiving Party and its Subsidiaries shall be permitted to use any such Information for the purposes contemplated by Section 4.6(c), subject to (i) any reasonable limitations imposed by the disclosing Party pursuant to Section 4.6(c) and (ii) the restrictions set forth in Section 4.13.
(f)    Stored Records. Without limiting Section 4.6(b), the Parties agree and acknowledge that it is not practicable to separate all tangible Information constituting Transferred Assets from tangible Information constituting Excluded Assets (and vice versa), and that following the Effective Time, each Party (or its Subsidiaries) will have some of the tangible Information of the other Party and its Subsidiaries stored at internal or third-party records storage locations (each, a “Records Facility”). Tangible Information held in a Records Facility maintained or arranged for by the Party other than the Party to which ownership of such tangible Information is allocated pursuant to this Agreement or any Ancillary Agreement is referred to as “Stored Records.” The Party that maintains the Records Facility where Stored Records are held is referred to as the “Custodial Party,” and the Party that owns the Stored Records held in the other Party’s Records Facility is referred to as the “Non-Custodial Party.” Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) maintain the Stored Records as to which it is the Custodial Party and any other Information in its possession that (A) in the case of Seller and its Subsidiaries, relates to the Business or any Transferred Asset or Assumed Liability, or (B) in the case of Buyer and its Subsidiaries, relates to the Retained Business or any Excluded Assets or Excluded Liability, in each case until seven (7) years after the Closing or otherwise in accordance with its records retention policies and procedures as in effect on the Execution Date; and (ii) comply with the requirements of any “Litigation Hold” that relates to Stored Records as to which it is the Custodial Party or any other such Information in its possession that relate to (x) any Action that is pending as of the Effective Time; or (y) any Action that arises or becomes threatened or reasonably anticipated after the Effective Time as to which the Custodial Party has received a notice of the applicable “Litigation Hold” from the Non-Custodial Party.
Section 4.7    Publicity. Neither Buyer nor Seller shall make, or permit any of its respective Subsidiaries, or, in the case of Buyer, Affiliates or representatives, to make, any public announcement in respect of this Agreement, the Ancillary Agreements or the Transactions without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law, rule or regulation applicable to Buyer or Seller or any of its respective Affiliates, including reporting required of Buyer or Seller under the Exchange Act (and only to the extent so required) or (b) Carlyle Investment Management L.L.C. and its managed investment funds may provide information about the subject matter of this Agreement, the Ancillary Agreements and the Transactions to their respective direct and indirect current and prospective limited partners, to the extent customary in connection with private equity/fund-formation, fund raising, marketing, informational or reporting activities (provided, that any such recipients of such information are under a duty of confidentiality with respect to such information and Seller shall, or shall cause Carlyle Investment Management L.L.C. and its managed investment funds to, enforce such duty against such recipients). Notwithstanding the foregoing, Seller and Buyer each shall consult with each other, provide each other with a reasonable opportunity to review and give due consideration to reasonable comments made by each other prior to issuing any press releases or otherwise making public announcements pursuant to the foregoing clause (a) with respect to the Transactions and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto; provided, that (x) the foregoing shall not apply to any public release or announcement so long as the statements contained therein concerning the Transactions and the Ancillary Agreements are substantially similar to information released or disclosed within the twelve (12) months preceding such release or announcement in compliance with this Section 4.7 and (y) no consent or consultation shall be required with respect to any statement or disclosure issued or made in any filings with any third party and/or any Governmental Entity in connection with a dispute between the Parties. Notwithstanding anything to the contrary herein, neither Party shall disclose any information regarding the Transactions, except as provided in this Section 4.7 or Section 4.13.
Section 4.8    Employee Transfers.
(a)    Updated Listing of Business Employees. No later than fifteen (15) Business Days prior to the Closing Date, Seller shall provide Buyer with an updated Section A.2 and Section 2.10(e) of the Seller Disclosure Letter; provided, that any such update shall solely reflect changes occurring after October 22, 2026 in the ordinary course of business and in compliance with Section 4.1.
(b)    Pre-Closing Employee Transfers. Except as otherwise provided in this Section 4.8, prior to the Closing Date, Seller shall cause the employment of any Business Employee (other than Former Business Employees, Offer Business Employees, and Automatic Transfer Business Employees) who is not employed by an HD Group Entity as of the Execution Date to be transferred to, and cause each such Business Employee to become an employee of, an HD Group Entity, in each case, without any interruption or cessation of employment, terms and conditions of employment, including those in any Labor Agreement, or break in service. Prior to the Closing, Seller shall ensure that, as of the Closing, no HD Group Entity employs any employees who are not Business Employees or Deferred HD Local Business Employees (as applicable), including by taking all such actions to transfer, or cause to be transferred, from the HD Group Entities to Seller or its Subsidiaries (other than the HD Group Entities) all employees who are not Business Employees or Deferred HD Local Business Employees and all Liabilities and obligations in respect of such employees. Without limiting the foregoing and notwithstanding Section 4.8(e), Seller shall indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all Losses (including the costs of continued employment and of any dismissal, transfer or settlement, and any severance, notice or other termination payments) arising out of or relating to any individual who is not a Business Employee or a Deferred HD Local Business Employee and who is, or claims or is determined to be, employed by an HD Group Entity or by Buyer or any of its Affiliates by reason of the ineffectiveness or incompleteness of any transfer of employment effected or intended to be effected in the Pre-Closing Reorganization, in each case regardless of the timing or outcome of any dismissal or other proceeding and without regard to the procedures or time periods set forth in Section 4.8(e). Each Business Employee employed by an HD Group Entity as of the Closing Date shall be referred to herein as an “HD Transferred Business Employee,” and each Deferred HD Local Business Employee employed by a Deferred HD Local Business as of the Closing Date or Local Closing Date, as applicable, shall be referred to herein as a “Deferred HD Transferred Business Employee” (and together with the HD Transferred Business Employees, the “Transferred Business Employees”); provided, that the Transferred Business Employees shall not include any employee at or above the Grade 23 level of associate vice president, and Buyer acknowledges and agrees that no employee at or above such level shall be transferred to Buyer or any of its Subsidiaries pursuant to this Agreement unless otherwise agreed between the Parties. As of the Closing Date or Local Closing Date, as applicable, except as may be provided through the Transition Services Agreement for Deferred HD Transferred Business Employees or as otherwise provided in this Section 4.8, Seller shall cause the Transferred Business Employees to cease accruing any benefits under any Benefit Plan (other than any Transferred Benefit Plan) with respect to services rendered or compensation paid on or after the applicable Closing Date or Local Closing Date. In the event that Buyer or its Affiliates fail to either (i) comply with their obligations as set forth in this Section 4.8 or (ii) provide to any Transferred Business Employees terms and conditions of employment that may be required under applicable Law, and in either case such failure results in Seller or any of its Subsidiaries being required by applicable Law or the terms and conditions of a Benefit Plan to pay any amount to such Transferred Business Employee in respect of severance or termination pay, Buyer shall reimburse and otherwise hold harmless Seller and its Subsidiaries for the amount of such termination or severance pay (including the employer portion of applicable payroll Taxes and social security contributions), subject to the limitations set forth in Article VII. Subject to the limitations set forth in Article VII, Seller and its Subsidiaries shall be solely responsible for and hold harmless Buyer and its Affiliates for any severance or termination pay that may become payable to any Business Employee or Deferred HD Local Business Employee and that does not arise under the immediately preceding sentence of this Section 4.8(b) (for the avoidance of doubt, excluding any such severance or termination pay payable upon a termination of employment following the consummation of the Transactions), including with respect to any Business Employee who does not become a Transferred Business Employee because such Business Employee rejects, or does not accept, an offer of employment that meets the requirements of this Section 4.8. Notwithstanding the foregoing, no reimbursement or indemnification obligation of Buyer under this Section 4.8 shall apply to any Excluded Liability, and Seller’s responsibility for Excluded Liabilities shall not be reduced by any action or omission of Buyer that does not itself give rise to a separate post-Closing employment Liability.
(c)    Transfer by Operation of Law; Acquired Rights Directive. With respect to any Business Employee or Deferred HD Local Business Employee who is not employed by an HD Group Entity as of the Execution Date, to the extent such employee is employed in a jurisdiction where the transfer of the Business or a Deferred HD Local Business will constitute the transfer of an undertaking or business for the purposes of the Acquired Rights Directive or local employment or other Laws, or where such Laws otherwise provide for the automatic transfer of employees upon the transfer of a business or part of a business as a going concern (each an “Automatic Transfer Business Employee”), then Seller and Buyer shall each use their commercially reasonable efforts to ensure that the employment of such Automatic Transfer Business Employee shall not be terminated upon the Closing or Local Closing, as applicable, and the rights, powers, duties, liabilities and obligations of Seller or its Subsidiaries to or in respect of such Automatic Transfer Business Employee in respect of any contract of employment with such employees in force immediately before the Closing or Local Closing, as applicable, shall be transferred to Buyer and/or one of its Affiliates in accordance with the Acquired Rights Directive or local employment or other Laws (including, if applicable, in accordance with the requirements of any applicable works council or other employee body agreement or other Labor Agreement). Each Automatic Transfer Business Employee who transfers to Buyer and/or one of its Affiliates (including the HD Group Entities) and does not otherwise object pursuant to applicable Law shall be deemed a Transferred Business Employee. Any transfer of an Excluded Liability by operation of Law shall not affect its allocation to Seller under this Agreement or Seller’s obligations under Section 7.2(a).
(d)    Offer and Acceptance. With respect to any Business Employee or Deferred HD Local Business Employee who is not employed by an HD Group Entity as of the Execution Date and is not an Automatic Transfer Business Employee (each an “Offer Business Employee”), then Seller and Buyer shall cooperate in connection with an offer and acceptance process in respect of each Offer Business Employee, and Buyer shall (in consultation with Seller) cause the applicable Affiliate of Buyer (including an Employer of Record) to, within a reasonable number of Business Days determined by the Parties in good faith prior to the applicable Closing Date or Local Closing Date (or within the period of time required by local Law), offer employment in writing to each Offer Business Employee, and Buyer and its Affiliates shall allow each such Offer Business Employee no less than five (5) Business Days (or the period of time required by local Law) to consider such offer. Each offer of employment made by Buyer and/or its Affiliate pursuant to this Section 4.8(d) shall (1) be contingent on the Closing or Local Closing, as applicable, (2) be made in a manner consistent with applicable Law and provide for employment commencing on the Closing Date or Local Closing Date, as applicable (or such other date required by applicable Law) (such Closing Date, Local Closing Date or other date required by applicable Law, the “Effective Hire Date”), (3) provide for the Minimum Terms and Conditions of Employment commencing as of the Effective Hire Date and (4) to the extent permitted under applicable

Law, be structured to avoid triggering any severance payments to such Offer Business Employee. Each Offer Business Employee who accepts and commences employment with Buyer or one of its Subsidiaries (including an HD Group Entity) shall be deemed a Transferred Business Employee.
(e)    Other Claims of Transfer. If, on or following the Closing Date or Local Closing Date, as applicable, any Person other than a Transferred Business Employee claims that as a result of the transaction contemplated by this Agreement his or her employment (or contract of employment) has transferred to Buyer or any HD Group Entity pursuant to the Acquired Rights Directive or otherwise (other than any individual who is, or claims or is determined to be, employed by an HD Group Entity by reason of the ineffectiveness or incompleteness of any transfer of employment effected or intended to be effected in the Pre-Closing Reorganization, as to which Section 4.8(b), the definition of Excluded Liabilities and Section 7.2 shall govern without regard to this Section 4.8(e)), the following process shall be followed:
(i)    Buyer shall notify Seller in writing within seven (7) days of becoming aware of such claim (“Notification”);
(ii)    Buyer may, at its option, within seven (7) days of Notification accept such Person’s claim and continue to employ them on terms similar to those which would have applied had such Person transferred as a Transferred Business Employee;
(iii)    within twenty-one (21) days of Notification, provided Buyer has not already confirmed that it is prepared to accept such Person’s claim, Seller may make, or may procure a third party to make, an offer of employment to such Person (in which case, Buyer agrees at Seller’s request to release such Person immediately from its employment); and
(iv)    if no such offer is made, or is made and not accepted, Seller agrees to indemnify Buyer against any Liabilities arising from the dismissal of such Person (including the cost of providing salary and contractual benefits up to and including the date of such dismissal); provided, that any dismissal takes effect within forty-two (42) days of Notification (or, if applicable, within the period of time required by local Law) and on the minimum notice which can lawfully be given.
(f)    Consultation. In addition to the obligations set forth in Section 1.6(f) related to certain European Interests, prior to the Closing (or, if applicable, the Local Closing Date), (i) Seller and its Subsidiaries (including the applicable HD Group Entities) shall use commercially reasonable efforts to comply with any Law or other legal requirement (whether statutory or pursuant to any written agreement with, or the constitution of, any works council or other employee body) to consult with any Business Employees or Deferred HD Local Business Employees, a relevant trade union, a relevant works council or any other employee representatives in relation to the Transactions, including the obligation to inform and consult with the Business Employees or Deferred HD Local Business Employees and their representatives pursuant to the Acquired Rights Directive, and (ii) the Parties (including the HD Group Entities) shall use commercially reasonable efforts to ensure that all relevant information and consultation with representatives of Business Employees and Deferred HD Local Business Employees, as applicable, who will transfer in accordance with the Acquired

Rights Directive, is promptly completed in compliance with Law and other legal requirements. Buyer and its Affiliates shall use commercially reasonable efforts to provide Seller with such information as Seller may reasonably request as is necessary to effectuate this Section 4.8(f). Seller and its Subsidiaries (including the applicable HD Group Entities) shall use commercially reasonable efforts to keep Buyer and its Affiliates reasonably informed about, and shall consider in good faith any reasonable feedback of Buyer and its Affiliates with respect to, any negotiations or consultations with any Business Employees or Deferred HD Local Business Employees or any trade union, works council or other employee representative body representing or purporting to represent any Business Employees and/or Deferred HD Local Business Employees, including with respect to the negotiations of any agreements requested by the applicable employees or representative bodies referred to in the foregoing sentence.
(g)    Work Visas and Work Permits. Seller shall use its commercially reasonable efforts, subject to full cooperation from the applicable Business Employee or Deferred HD Local Business Employee, to ensure that any Business Employee or Deferred HD Local Business Employee who requires a work permit or visa in order to work for any of Buyer or its Affiliates (including, after the Closing, the HD Group Entities) in his or her current position may continue to work in such position as a Transferred Business Employee on the Closing Date (or Local Closing Date, as applicable).
Section 4.9    Employee Benefits.
(a)    Buyer agrees that each Transferred Business Employee shall, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (or if earlier, the termination date of such Transferred Business Employee) (or, for Deferred HD Transferred Business Employees, the later of (x) the date on which coverage under the Transition Services Agreement ends, (y) the first anniversary of the applicable Local Closing Date and (z) the first anniversary of the Effective Hire Date) be provided with (i) at least the same wage rate or base salary level in effect for such Transferred Business Employee immediately prior to the Closing or Local Closing, as applicable, (ii) annual target cash incentive compensation opportunities (including commissions) no less favorable in the aggregate than those in effect for such Transferred Business Employee prior to the Closing or Local Closing, as applicable, (iii) unless the maintenance of specific employee benefit plans or programs are required by applicable Law or collective bargaining agreement, including requirements based on a Transferred Business Employee’s method of employee transfer, and except as otherwise required by this Section 4.9(a), employee benefits (including welfare benefits and perquisites and defined contribution retirement plan participation, but excluding retiree medical, pensions, retention, change in control, equity or equity-based or similar bonuses or payments, and non-qualified deferred compensation plan benefits) that are substantially comparable in the aggregate to those provided to the Transferred Business Employees immediately prior to the Closing or Local Closing, as applicable, under the Benefit Plans set forth in Section 2.9(a) of the Seller Disclosure Letter applicable to such Transferred Business Employee (it being agreed that Buyer may satisfy this clause (iii) with respect to Transferred Business Employees in the United States through participation of such Transferred Business Employees in the employee benefit plans, programs and arrangements of Buyer and its Affiliates on the terms applicable to similarly situated employees of Buyer and its Affiliates, that such benefits need not be identical to those provided under any particular Benefit Plan, and that no specific plan, program, policy or benefit, including any particular rate of employer matching or other contribution under a defined contribution retirement plan, is required to be provided or replicated so long as the employee benefits provided are substantially comparable in the aggregate) unless the maintenance of specific employee benefit plans or programs are required by applicable Law, including requirements based on a Transferred Business Employee’s method of employee transfer and except as otherwise required by this Section 4.9(a)), and (iv) unless the maintenance of specific employee benefit plans or programs are required by applicable Law, including requirements based on a Transferred Business Employee’s method of employee transfer and except as otherwise required by this Section 4.9(a), severance benefits that are substantially similar, in the aggregate, as those provided to such Transferred Business Employee immediately prior to the Closing or Local Closing, as applicable, as set forth on Section 4.9(a)(2) of the Seller Disclosure Letter (such payments and benefits described in clauses (i) through (iv), the “Minimum Terms and Conditions of Employment”); provided, however, that, subject to applicable Law the requirements of this sentence shall not apply to Transferred Business Employees who are covered by a Labor Agreement; and provided, further, that, notwithstanding the foregoing, with respect to any Automatic Transfer Business Employee who becomes a Transferred Business Employee, Buyer shall maintain the terms and conditions of employment, compensation and benefits and working conditions to the extent required by Law.
(b)    Except as may be provided through the Transition Services Agreement for Deferred HD Transferred Business Employees, Buyer shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Buyer or its Affiliates to be waived with respect to the Transferred Business Employees and their eligible dependents, (ii) give each Transferred Business Employee credit for the plan year in which the Closing or Local Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing or Local Closing for which payment has been made and (iii) give each Transferred Business Employee service credit for such Transferred Business Employee’s employment with the applicable HD Group Entity for purposes of vesting, benefit accrual and eligibility to participate under each applicable employee benefit plan, program or arrangement of Buyer or any of its Affiliates, as if such service had been performed with Buyer, and solely for purposes of determining the level of any severance, paid time off or vacation under each applicable benefit plan, program or arrangement, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, all the above to the extent allowed under the Law.
(c)    Except as may be provided through the Transition Services Agreement for Deferred HD Transferred Business Employees, prior to the Closing and thereafter (as applicable), Seller and Buyer shall take all actions as may be required to permit each Transferred Business Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in the form of cash or notes (in the case of loans) in an amount equal to the full account balance distributed or distributable to such Transferred Business Employee from the applicable tax-qualified defined contribution retirement plan of Seller or its Subsidiaries to the tax-qualified defined contribution retirement plan designated by Buyer (the “Buyer 401(k) Plan”). Each eligible Transferred Business Employee located in the United States (as applicable) shall become a participant in the Buyer 401(k) Plan on the Closing Date or Local Closing Date, as

applicable (giving effect to the service crediting provisions of Section 4.9(b)); it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan.
(d)    In the event that any Transferred Business Employee is required under applicable Law to be paid for any accrued but unused vacation as of the Effective Time (or, with respect to any Deferred HD Local Business, the applicable Local Closing) (the “Paid Accrued Vacation”), Seller and its Subsidiaries shall pay any required amounts to such Transferred Business Employee immediately prior to such time. As of the Effective Time or applicable Local Closing, as applicable, Buyer shall assume and honor all Liabilities for vacation accrued but unused by the applicable Transferred Business Employees prior to such time, other than Paid Accrued Vacation (the “Accrued Vacation Liabilities”), except as otherwise may be provided in the Transition Services Agreement for Deferred HD Transferred Business Employees as required by applicable Law.
(e)    Notwithstanding anything herein to the contrary, in the event that (i) contractual severance or termination pay becomes payable to any Former Business Employee as a result of such Former Business Employee’s resignation of employment occurring between the Execution Date and the earlier of (x) the Closing or Local Closing, as applicable, and (y) the termination of this Agreement in accordance with its terms and (ii) such Former Business Employee is subsequently hired by Buyer or its Affiliates at any time through the first anniversary of the Closing Date or Local Closing Date, or the earlier termination of this Agreement in accordance with its terms, as applicable, then Buyer shall (A) notify Seller on or prior to such Former Business Employee’s commencement of employment with Buyer or its Affiliates and (B) no later than thirty (30) days after such Former Business Employee’s commencement of employment with Buyer or its Affiliates, reimburse Seller for the full amount of any such severance or termination pay paid by Seller or its Affiliates to such Former Business Employee; provided, in no event shall Buyer and its Affiliates be required to repay any such amounts to the extent such amounts are otherwise already included in Assumed Liabilities pursuant to this Agreement.
(f)    Seller agrees that, notwithstanding the terms of any non-competition or other restrictive covenant between Seller or its Affiliates and a Transferred Business Employee, such Transferred Business Employee shall be permitted to provide services Related to the Business to Buyer and its Affiliates following the Closing or Local Closing, as applicable, and Seller will not seek to enforce the terms of any such non-competition or other restrictive covenant following the Closing or Local Closing with respect to such Transferred Business Employee’s ability to provide services to Buyer and its Affiliates in respect of the Business. For the avoidance of doubt, Seller may still seek to enforce the terms of any applicable confidentiality restrictions to which any such Transferred Business Employee is subject in respect of the Retained Business.
(g)    Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Benefit Plan, (ii) prevent Buyer or any of its Affiliates from amending or terminating any of their benefit plans in accordance with their terms, (iii) prevent Buyer, the HD Group Entities or any of their Affiliates, after the Closing or Local Closing, as applicable, from terminating the employment of any Transferred Business Employee, (iv) confer upon any Person any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or right to employment or continued employment with Buyer for any period or (v) create any third-party beneficiary rights in any employee of any HD Group Entity, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Transferred Business Employee by Buyer, the HD Group Entities or any of their Affiliates or under any benefit plan which Buyer, the HD Group Entities or any of their Affiliates may maintain.
(h)    With respect to annual bonus opportunities provided to the Transferred Business Employees under the Seller’s Annual Incentive Plan (the “AIP”) in effect as of the Closing Date, within ten (10) Business Days following the Closing Date, Seller or its applicable Subsidiary may, for the year in which the Closing Date occurs, make a prorated annual bonus payment to each eligible Transferred Business Employee participating in the AIP who remains employed through the Closing Date in an amount equal to (i) such Transferred Business Employee’s target annual bonus opportunity under the AIP multiplied by (ii) a fraction, the numerator of which is the number of days elapsed in such year through and including the Closing Date and the denominator of which is the total number of days in such year.
Section 4.10    Worker Adjustment and Retraining Notification. Within five (5) Business Days prior to the Closing Date, Seller shall provide Buyer with a list of employees of Seller or its Affiliates who experienced an “employment loss” (within the meaning of the WARN Act) at any single site of employment where a Business Employee is located within the ninety (90)-day period prior to the Closing Date. Buyer shall not, and shall cause any HD Group Entity not to, take any action in the ninety (90)-day period following the Closing Date that, when aggregated with actions of Seller, would violate the Worker Adjustment and Retraining Notification Act of 1988 and any similar Law (collectively, the “WARN Act”).
Section 4.11    Non-Solicitation; Non-Competition.
(a)    From the Closing Date until the date that is two (2) years after the Closing Date, Seller shall not, and shall cause all other Restricted Parties not to, directly or indirectly, (i) hire or solicit for employment any Business Employee or (ii) knowingly induce or encourage any Business Employee to no longer be employed by Buyer or one of its Affiliates, including an HD Group Entity; provided, however, that nothing in this Section 4.11 shall prohibit Seller or any Restricted Parties from (A) engaging in general solicitations to the public or general advertising not specifically targeted at Business Employees, (B) using a search firm, employment agency or other similar entity, provided, that such entity has not been authorized by Seller or a Restricted Party to specifically solicit Business Employees or (C) hiring or soliciting any Business Employees (1) whose employment has been terminated by Buyer or one of its Affiliates, including an HD Group Entity following the Closing with or without cause (but only after at least ninety (90) days have passed since the date of termination of employment), (2) as a result of activities permitted by the foregoing clauses (A) and (B), where prohibiting such employment is not permitted by applicable Law or (3) who has contacted Seller or a Restricted Party seeking employment with such Seller or a Restricted Party on his or her own initiative without any direct or indirect solicitation by or on behalf of Seller or a Restricted Party (but only after at least one hundred eighty (180) days have passed since the date of termination of employment).
(b)    From the Closing Date until the date that is three (3) years after the Closing Date, Seller shall not, and shall cause all other Restricted Parties not to, directly or indirectly, (i) invest in, acquire, own, manage, control, operate or otherwise engage in an enterprise that competes with the Business (a “Competitive Business”) in any jurisdiction in which the Business as actively engaged during the twelve (12) months preceding the Closing Date (including through sales to its direct customers), or enter into any business arrangement with or otherwise partner with any third party for the primary purpose of engaging in a Competitive Business in any jurisdiction in which the Business was actively engaged during the twelve (12) months preceding the Closing Date or (ii) intentionally engage or solicit, or intentionally attempt to engage or solicit, any vendor or supplier to, or customer of, the Business (or any Person who was a supplier or vendor to, or customer of, the Business within the one (1)-year period prior to the Closing Date) to terminate or alter in a manner adverse to the Business such vendor’s or supplier’s or customer’s relationship with the Business; provided, that this Section 4.11(b) shall not prohibit Seller or any other Restricted Party from, directly or indirectly: (i) passively investing in or owning securities of any Person engaged in a Competitive Business representing less than 5% of any class of securities of such Person (provided, that no Restricted Party is represented on such Person’s board of directors or equivalent body, exercises management functions with respect to or otherwise controls such Person); (ii) acquiring or investing in, and after such acquisition or investment, continuing to own and operate, any Person engaged in a Competitive Business if (A) such operations account for less than 20% of such Person’s consolidated revenues for the fiscal quarter ended immediately prior to such acquisition or investment and (B) such Restricted Party, within one year after the consummation of such acquisition, discontinues, or enters into a definitive agreement to cause the divestiture of, a sufficient portion of such operations of such Person such that the restrictions set forth in this Section 4.11 would not operate to restrict such ownership; (iii) investing in, acquiring, owning, managing, controlling, operating or otherwise engaging in the Retained Business (including any business that was operated as part of the Business prior to the Closing, including but not limited to the manufacturing, selling and pricing of the Retained Dialyzers, provided, that the fact that Seller or any of its Affiliates conducted any business or activity as part of the Business prior to the Closing shall not cause such business or activity to constitute part of the Retained Business or otherwise permit Seller or any other Restricted Party to engage in the Business or a Competitive Business under this clause (iii)) and any natural extensions thereof that do not compete with the Business or (iv) granting or having granted (whether prior to, on or after the Closing Date) any license or other right under any Intellectual Property Rights owned or controlled by Seller or any Restricted Party (whether such Intellectual Property Rights constitute Retained IP or Licensed Retained IP, but other than in accordance with Section 4.1(a)(B)(iv) Section 4.1(a)(iv) of the Seller Disclosure Letter, any Transferred Intellectual Property, as to which Seller and the Restricted Parties shall have no right to grant any license or other right after the Closing Date) to any third Person, including any third Person that engages in or may engage in a Competitive Business, provided, that such license or other right was not granted for the primary purpose of enabling such third Person to engage in a Competitive Business in any jurisdiction in which the Business was actively engaged during the twelve (12) months preceding the Closing Date (e.g., in connection with settlement of any dispute). Seller shall not, and shall cause the other Restricted Parties not to, take any action indirectly, including through any controlled Affiliate, or any other Person acting on Seller’s behalf, at Seller’s direction or in concert with Seller, that Seller would be prohibited from taking directly pursuant to this Section 4.11.
(c)    The covenants set forth in this Section 4.11 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant or provision of this Agreement. If any provision of this Section 4.11 or the application thereof becomes or is declared by a Governmental Entity of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto to the maximum extent permissible. The Parties further agree to replace such void or unenforceable provision of this Section 4.11 with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
(d)    The provisions of this Section 4.11 are intended to be for the benefit of, and from and after the Closing shall be enforceable by, the HD Group Entities, who are intended third-party beneficiaries of this Section 4.11.
(e)    The Parties acknowledge and agree that the non-competition and non-solicitation covenants set forth in this Section 4.11 form an integral part of the Transactions and that adequate consideration for such covenants is included in, and forms part of, the Closing Consideration paid by Buyer to Seller.
Section 4.12    Indemnification; Directors’ and Officers’ Insurance.
(a)    From and after the Closing until the date that is six (6) years after the Closing, Buyer shall cause the HD Group Entities to indemnify, defend, hold harmless and reimburse, to the fullest extent permitted under applicable Law and the respective Organizational Documents of the applicable HD Group Entity in effect as of the Execution Date, each current and former director, officer and other board member of the HD Group Entities (in each case, when acting in such capacity), determined as of the Closing (the “Indemnitees”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any actual or alleged Action in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, including in connection with (i) the Transactions and (ii) actions to enforce this Section 4.12 or any other indemnification or advancement right of any Indemnitee, and Buyer shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the respective Organizational Documents of the applicable HD Group Entity in effect as of the Execution Date; provided, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.
(b)    Buyer shall cause the HD Group Entities to obtain with effect from the Closing Date and shall cause the applicable HD Group Entity to maintain in effect for six (6) years after the Closing Date (i) a “run-off” or “tail” directors’ and officers’ liability insurance policy to the current policy for such HD Group Entity and (ii) a fiduciary liability insurance policy, each with respect to matters occurring prior to the Closing, with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as such HD Group Entity’s existing policies with respect to matters existing or occurring at or prior to the Closing (including in connection with the Transactions); provided, however, that in no event shall Buyer be required to expend for such insurance policies an annual premium amount in excess of 250% of the annual premiums currently allocated to the Business for such insurance

(and if the annual premiums for such tail policies exceed such amount, Buyer shall obtain the best insurance coverage reasonably available with respect to both policies whose cost does not exceed such amount). Notwithstanding the foregoing, Buyer and the HD Group Entities shall not be required to provide any indemnification or advancement of expenses to any Indemnitee for matters that are not Related to the Business.
(c)    During the six (6)-year period from and after the Closing, all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Closing and rights to advancement of expenses relating thereto now existing in favor of any Indemnitee as provided in the Organizational Documents of the applicable HD Group Entity or any indemnification agreement between such Indemnitee and the applicable HD Group Entity, in each case, as in effect immediately prior to the Closing shall not be amended, restated, amended and restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnitee.
(d)    If Buyer or any of the HD Group Entities or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer or the applicable HD Group Entity shall assume all of the obligations set forth in this Section 4.12.
(e)    The provisions of this Section 4.12 are intended to be for the benefit of, and from and after the Closing shall be enforceable by, each Indemnitee who is an intended third-party beneficiary of this Section 4.12.
(f)    The rights of the Indemnitees under this Section 4.12 shall be in addition to any rights such Indemnitees may have under the Organizational Documents of the applicable HD Group Entity, or under any applicable Contracts or Laws and nothing in this Agreement is intended to, shall be construed as or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the applicable HD Group Entity for any of its directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 4.12 is not prior to or in substitution of any such claims under such policies).
Section 4.13    Confidentiality.
(a)    The terms of the confidentiality agreement, dated as of March 2, 2026 (the “Confidentiality Agreement”), between Seller and Buyer, are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreement to the contrary, shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. Notwithstanding anything to the contrary in the Confidentiality Agreement, prior to the Closing, Buyer and its Affiliates may disclose any information subject thereto to any actual or prospective lender, agent, arranger or other financing source in connection with any Buyer Third-Party Financing or any Buyer ABL Facility, and to their respective Representatives, in each case who are informed of the confidential nature of such information and are subject to customary confidentiality undertakings (including customary “click-through” confidentiality provisions). Notwithstanding the termination of the Confidentiality Agreement at the Closing, Buyer shall, and shall cause its Affiliates and their respective Representatives to, keep confidential any information concerning Seller or its Affiliates (except for information that constitutes a Transferred Asset or relates to a Transferred Asset, Assumed Liability or the HD Group Entities) furnished in connection with the Transactions; provided, however, that the information subject to the foregoing provision of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or that was independently developed by Buyer or any of its Affiliates without use or reference to such information or was in their rightful possession before the disclosure of the applicable information to it; provided, further, that the provisions of this Section 4.13(a) will not prohibit any retention of copies of records or disclosure (i) as required by applicable Law (ii) made in connection with the enforcement of any right or remedy relating to this Agreement or (iii) to any existing or prospective lender, agent, arranger or other financing source of Buyer or any of its Affiliates (including in connection with any Buyer Third-Party Financing or any Buyer ABL Facility) or any of their respective Representatives, in each case who are informed of the confidential nature of such information and are subject to customary confidentiality obligations. In the event that Buyer or any of its Affiliates is required by any applicable Law in accordance with the foregoing sentence to disclose any such information, Buyer shall, (i) to the extent permissible by such applicable Law, provide Seller with prompt written notice of such requirement, (ii) disclose only that information that Buyer determines (with the advice of counsel) is required by such applicable Law to be disclosed and (iii) use reasonable best efforts to preserve the confidentiality of such information, including by, at Seller’s request and at Seller’s sole expense, reasonably cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such information. Buyer agrees that it will be responsible for any breach or violation of the provisions of this Section 4.13(a) by any of Buyer’s Representatives.
(b)    From and following the Closing, and except as contemplated by or otherwise provided in this Agreement or any other Ancillary Agreement (including any applicable licenses granted pursuant to Section 4.24, Section 4.25 and Section 4.26), Seller hereby agrees with Buyer that Seller will not, and that Seller will cause its Subsidiaries not to, directly or indirectly, without the prior written consent of Buyer, disclose or use any Confidential Information; provided, however, that the provisions of this Section 4.13(b) will not prohibit any retention of copies of records or disclosure (i) as required by applicable Law or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement. In the event that Seller or any of its Subsidiaries is required by any applicable Law in accordance with the foregoing sentence to disclose any Confidential Information, Seller shall, (i) to the extent permissible by such applicable Law, provide Buyer with prompt written notice of such requirement, (ii) disclose only that information that Seller determines (with the advice of counsel) is required by such applicable Law to be disclosed and (iii) use reasonable best efforts to preserve the confidentiality of such Confidential Information, including by, at Buyer’s request and at Buyer’s sole expense, reasonably cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information. Seller agrees that it will be responsible for any breach or violation of the provisions of this Section 4.13(b) by any of such Seller’s Subsidiaries.
(c)    This Section 4.13 shall terminate three (3) years after the Closing Date; provided, that, with respect to any Confidential Information constituting a Trade Secret included in the Transferred Intellectual Property, the obligations set forth in Section 4.13(b)

shall continue for so long as such Confidential Information remains a trade secret under applicable Law.
Section 4.14    Releases.
(a)    Effective as of the Closing, (i) Seller, on behalf of itself and its Subsidiaries (other than the HD Group Entities), and each of their respective employees, officers, directors, equityholders, partners, members, advisors, successors and assigns (the “Seller Releasing Parties”), hereby irrevocably releases and forever discharges any and all rights, claims, obligations, Liabilities, debts and causes of action, known or unknown, accrued or unaccrued, it has had, now has or might now have against Buyer and each of its Affiliates (including any HD Group Entity) and their respective employees, current, former or future officers, directors, managers, trustees, incorporators, former, current or future direct or indirect equityholders, advisors, successors and assigns, agents, attorneys, controlling persons or other Representatives (the “Buyer Released Parties”) arising out of, or relating to, the organization, management or operation of the Business on or prior to the Closing (the “Released Claims”) and (ii) Buyer, on behalf of the HD Group Entities, itself and its other Affiliates and each of their respective current, former or future direct or indirect equityholders, predecessors, directors, officers, employees, controlling persons, agents, representatives, successors and assigns (the “Buyer Releasing Parties”), hereby irrevocably releases and forever discharges any and all rights, claims, obligations, Liabilities, debts and causes of action (including with respect to the Comprehensive Environmental Response, Compensation, and Liability Act or any other Environmental Law), known or unknown, accrued or unaccrued, that any HD Group Entity has had, now has or might now have against Seller and its Subsidiaries and each of its and their respective current, former or future employees, officers, directors, equityholders, general or limited partners, management companies, members, portfolio companies, advisors, successors and assigns (the “Seller Released Parties”) arising out of, or relating to, the Released Claims, in each case of clauses (i) and (ii) other than (A) any rights, claims or causes of action under this Agreement or any Ancillary Agreement or any certificate or instrument delivered in connection herewith (which claims shall remain subject to the applicable limitations set forth in this Agreement), including with respect to the Buyer Releasing Parties, the Excluded Assets and Excluded Liabilities and for Fraud, (B) any written agreement entered into at or after the Closing between Buyer or any of its Subsidiaries, on the one hand, and Seller or a Seller Releasing Party, on the other hand, (C) under any contract of insurance, Organizational Documents or other indemnification and/or exculpation obligations covering or otherwise in favor of the directors, managers and officers of Seller or its Subsidiaries (including the HD Group Entities) prior to the Closing, (D) any rights, claims or causes of action relating to employment, severance, bonus or similar arrangements by any current or former managing director, officer or employee of the Business that continues to remain in effect following the Closing, (E) any arrangements, understandings or Contracts set forth in Section 4.21(b) of the Seller Disclosure Letter, (F) any other commercial or business transactions between Buyer or any of the Buyer Released Parties (including the HD Group Entities), on the one hand, and Seller or any of the Seller Released Parties, on the other hand, unrelated to the Business and the HD Group Entities, this Agreement or the Transactions or (G) in the case of the Buyer Releasing Parties, any rights, claims or causes of action arising out of or relating to any matter for which any Buyer Indemnitee is entitled to indemnification pursuant to Article VII.
(b)    Effective upon the Closing, Seller, for itself and each of the Seller Releasing Parties, and Buyer, for itself and each of the Buyer Releasing Parties, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Action of any kind against the Buyer Released Parties or the Seller Released Parties, as applicable, based on any Released Claim released by such Party pursuant to Section 4.14(a) (subject to the exceptions set forth therein).
(c)    In furtherance of the foregoing, each of Buyer, for itself and the HD Group Entities and their respective Affiliates, successors, heirs and executors, and Seller, for itself and on behalf of its Subsidiaries, successors, heirs and executors, hereby acknowledges that (i) it is aware that such Party may hereafter discover facts different from or in addition to the facts which such Person now knows or believes to be true with respect to the subject matter of this Agreement, but that the Parties intend that the general releases herein given shall be and remain in full force and effect, notwithstanding the discovery of any such different or additional facts and (ii) it has been informed of, and that such Party is familiar with, Section 1542 of the Civil Code of the State of California, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Each of Buyer, for itself and the HD Group Entities, their respective Affiliates, successors, heirs and executors, and Seller, for itself and on behalf of its Subsidiaries, successors, heirs and executors, hereby waives and relinquishes (x) all rights and benefits such Person has or may have under Section 1542 of the Civil Code of the State of California, to the fullest extent that such Person may lawfully waive all such rights and benefits pertaining to the subject matters of this Agreement and (y) any similar or comparable protections afforded by any case law or statutes of similar import, whether such laws are in the United States or elsewhere in the world. The Parties acknowledge that this Section 4.14 is not an admission of liability or of the accuracy of any alleged fact or claim.
Section 4.15    Tax Matters.
(a)    Tax Return Preparation.
(i)    Seller shall prepare or shall cause to be prepared (A)  any Income Tax Return that is required to be filed by or with respect to any of the HD Group Entities or Deferred HD Local Business for any taxable period that ends on or before the Closing Date (a “Pre-Closing Separate Income Tax Return”) and (B) any Non-Income Tax Return that is required to be filed by or with respect to any of the HD Group Entities or Deferred HD Local Businesses on or before the Closing Date (a “Pre-Closing Separate Non-Income Tax Return”). Seller shall timely file or cause to be timely filed any Pre-Closing Separate Income Tax Return and any Pre-Closing Separate Non-Income Tax Return that is required to be filed on or before the Closing Date (taking into account any extensions). Effective after the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer all Pre-Closing Separate Income Tax Returns that are required to be filed after the Closing Date at least thirty (30) Business Days prior to the due date for filing such Tax Returns (taking into account any extensions), or as soon as reasonably practicable if such Tax Return is due within thirty (30) Business Days after the Closing Date (taking into account any extensions), and Buyer shall timely file or cause to be timely filed such Tax Returns. Seller shall reflect any reasonable comments received from Buyer (to the extent supportable at a “more likely than not” (or higher) degree of comfort) no later than fifteen (15) Business Days prior to the due date for such Pre-Closing Separate Income Tax Returns. Buyer shall not amend or revoke any Pre-Closing Separate Income Tax Returns or Pre-Closing Separate Non-Income Tax Returns (or any notification or election relating thereto) without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed). Buyer shall promptly provide (or cause to be provided) to Seller any information reasonably requested by Seller to facilitate the preparation and filing of any Tax Returns described in this Section 4.15(a)(i), and Buyer shall use commercially reasonable efforts to prepare (or cause to be prepared) such information in a manner and on a timeline requested by Seller, which information and timeline shall be consistent with the past practice of the applicable HD Group Entity or Deferred HD Local Business (or Seller or its relevant Affiliates with respect to the applicable HD Group Entity or Deferred HD Local Business).
(ii)    Except for any Tax Return required to be prepared by Seller pursuant to Section 4.15(a)(i), Buyer shall prepare and timely file or cause to be prepared and timely filed all Tax Returns with respect to the HD Group Entities and the Deferred HD Local Businesses and shall timely pay all Taxes due with respect thereto. In the case of any such Tax Return that may reasonably be expected to result in (A) a non-de minimis adjustment to the Final Consideration pursuant to Section 1.4, (B) a claim against Seller on the basis of Indemnified Taxes or the representations and warranties relating to Taxes (a “Seller-Reviewed Tax Return”), Buyer shall prepare or cause to be prepared such Tax Return in a manner consistent with past practices of the applicable HD Group Entity or Deferred HD Local Business (or Seller or its relevant Affiliates with respect to the applicable HD Group Entity or Deferred HD Local Business) solely to the extent supportable at a “more likely than not” (or higher) degree of comfort. Buyer shall deliver to Seller for its review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) a copy of such Seller-Reviewed Tax Returns at least thirty (30) days prior to the due date thereof (taking into account any extensions), in the case of an Income Tax Return, and at least ten (10) days prior to the due date thereof (taking into account any extensions) in the case of a Non-Income Tax Return. Buyer shall revise such Seller-Reviewed Tax Return to reflect any reasonable comments received from Seller not later than fifteen (15) days before the due date thereof (taking into account any extensions) (or, in the case of a Non-Income Tax Return, seven (7) Business Days before the due date thereof). If Buyer and Seller are unable to resolve their differences by the fifth (5th) Business Day prior to the due date for such Tax Return, then such differences shall be resolved by the Accountant and any such determination by the Accountant shall be final and binding on the Parties. The fees and expenses of the Accountant shall be borne by the parties in a manner consistent with the provisions of Section 1.4(b)(vii). Buyer shall not amend or revoke any such Seller-Reviewed Tax Returns (or any notification or election relating thereto) without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).
(iii)    Proration of Taxes. For purposes of this Agreement, in the case of any Straddle Period, the amount of Taxes attributable to the Pre-Closing Tax Period shall be calculated as follows: (A) in the case of any Taxes based upon income, receipts, transactions, wages or payroll (or any similar Taxes), the amount of such Taxes that are attributable to the Pre-Closing Tax Period shall be determined on the basis of a “closing of the books” as of the end of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity or non-U.S. entity in which any of the HD Group Entities or Deferred HD Local Businesses holds a beneficial interest shall be deemed to terminate at such time); provided, however, that in making such determinations, exemptions, allowances or deductions that are calculated on an annual basis, such as depreciation deductions (except in the case of property placed in service after the Closing Date), shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period on a daily basis and deductions or other Tax benefits attributable to Seller Transaction Expenses shall be apportioned solely to the Pre-Closing Tax Period and (B) in the case of property, ad valorem, or other similar Taxes imposed on a periodic basis, the amount of such Taxes that are attributable to the Pre-Closing Tax Period shall equal the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period through and including the Closing Date, and the denominator of which is the total number of days in the Straddle Period. The remaining portion of any Tax for a Straddle Period shall be allocated to the Post-Closing Tax Period.
(b)    Seller Transaction Expenses. Seller Transaction Expenses shall be allocated to a Pre-Closing Tax Period, and any deductions or other Tax benefits attributable to Seller Transaction Expenses shall be for Seller’s account, in each case to the maximum extent allowable by Law at a “more likely than not” (or higher) degree of comfort.
(c)    Transfer Taxes.
(i)    Unless provided otherwise in a Business Transfer Agreement, all Transfer Taxes due and payable as a result of, relating to or in connection with the purchase and sale of the Business and the Transferred Equity Interests and the Deferred HD Local Businesses shall be borne fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by Seller, on the other hand, and each Party shall reimburse the other Party for any amounts in respect of such Transfer Taxes paid by such other Party or its Affiliates in excess of such other Party’s fifty percent (50%) share. Seller’s share of any Transfer Taxes shall be reduced to the extent such share was included in Closing Indebtedness as finally determined pursuant to Section 1.4. For the avoidance of doubt, Buyer shall not be responsible for paying any Transfer Taxes directly arising from the Pre-Closing Reorganization, which shall be the sole responsibility of Seller. Any Tax Returns that must be filed in connection with any such Transfer Taxes (the “Transfer Tax Returns”) shall be prepared and timely filed (or caused to be filed) by the Party that is required by Law to file such Transfer Tax Return. Buyer and Seller shall cooperate with each other and, as required by applicable Law (including through the provision of any applicable Transfer Tax invoices), join in the execution of all necessary Transfer Tax Returns and other documentation with respect to any such Transfer Taxes.
(ii)    Any Italian financial transaction tax imposed pursuant to Article 1, paragraphs 491 et seq., of Law No. 228 of 24 December 2012 in connection with the transfer of the Transferred Equity Interests in Gambro Italy, including any such tax arising in respect of any Earnout Payment to the extent attributable to such Transferred Equity Interests, shall be borne fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by Seller, on the other hand, and Seller shall reimburse Buyer for Seller’s share thereof within five (5) Business Days after Buyer’s written request accompanied by reasonable evidence of payment (except to the extent Seller’s share thereof was included in Closing Indebtedness as finally determined pursuant to Section 1.4). Buyer shall timely pay, or cause to be timely paid, (A) any such tax due in connection with the Closing to the Notary prior to the execution of the Notarial Endorsement and (B) any such tax arising in respect of an Earnout Payment to the applicable recipient within the time prescribed by applicable Law, and, in each case, shall provide Seller with reasonable evidence of payment upon request.
(iii)    Any VAT properly chargeable under applicable Law in connection with the transfer of the Business, the Transferred Equity Interests or Transferred Assets, after giving effect to any available relief or exemption from VAT for the transfer of a business or part of a business as a going concern (which relief or exemption the Parties shall cooperate in good faith and use commercially reasonable efforts to obtain, including by making any available election, notification or filing), including any such tax arising in respect of any Earnout Payment to the extent attributable to such Transferred Equity Interests, shall be paid exclusively by Buyer (and, to the extent any such VAT paid by Buyer is recoverable, it shall be recovered exclusively by Buyer). Buyer shall not be responsible for any VAT to the extent such VAT would not have been chargeable had such relief or exemption been properly applied, or for any interest or penalties in respect of VAT to the extent attributable to the failure of Seller or any of its Affiliates to issue a valid VAT invoice or otherwise to comply with applicable Law, and any such amounts shall be borne by Seller. If VAT is invoiced in connection with the transfer of the Business, the Transferred Equity Interests or the Transferred Assets and such VAT was not (to the extent on the basis of a “more likely than not” (or higher) degree of comfort) properly chargeable under applicable Law (after giving effect to any relief or exemption available under this Section 4.15(c)(iii)), Seller shall (or shall cause the relevant Seller Affiliate to), to the extent permitted under local rules, promptly issue a valid credit note (or corrected invoice) in respect of such VAT and, upon Buyer’s receipt of such credit note, Seller shall refund to Buyer the amount of such VAT paid by Buyer (to the extent not already refunded), and Buyer shall make any corresponding adjustment to its VAT position. Following the issuance of such credit note and refund, Buyer shall have no further liability for such VAT. Seller shall bear any interest or penalties imposed by a Governmental Entity in respect of VAT to the extent finally determined to be attributable to Seller’s or its Affiliates’ failure to issue a valid VAT invoice or otherwise to comply with applicable Law in respect of the Transactions. Buyer and Seller shall cooperate with each other and, as required by applicable Law (including through the provision of any applicable VAT invoices), join in the execution of all necessary Tax Returns related to such VAT payments and other documentation with respect to any such VAT amounts.
(d)    Tax Contests.
(i)    If any Governmental Entity issues to Buyer or its Affiliates (including any HD Group Entity after the Closing or Deferred HD Local Business after the applicable Local Closing) a notice of deficiency, a notice of reassessment, an additional assessment, a proposed adjustment, an assertion of claim, demand or any other document, or a notice of its intent to audit, investigate, inspect, examine or conduct another proceeding with respect to Taxes or Tax Returns of the HD Group Entities relating to a Pre-Closing Tax Period or, with respect to a Deferred HD Local Business, a taxable period (or portion thereof) that ends on or prior to the applicable Local Closing, the resolution of which would reasonably be expected to (A) serve as the basis for a claim for indemnification pursuant to this Agreement with respect to Indemnified Taxes or, if such notice is issued prior to the determination of the Final Closing Statement, be relevant to the determination of the Final Closing Statement or (B) result in a Tax refund claim of Seller pursuant to Section 4.15(e) (collectively, a “Tax Claim”), Buyer shall notify Seller of receipt of such Tax Claim from the Governmental Entity promptly and in all events within fifteen (15) Business Days; provided, that the failure to provide such timely notice shall not mitigate or eliminate Seller’s indemnification obligations hereunder except to the extent Seller is actually prejudiced by such failure. Such notice shall specify in reasonable detail, to the extent available, the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the relevant Governmental Entity. Seller shall have the right, at its sole cost and expense, to control, contest, resolve and defend against any such Tax Claim that relates solely to taxable periods ending on or before the Closing Date (and not to any Straddle Period) (including any administrative or judicial proceeding with respect to such Tax Claim); provided, that (A) Buyer shall have the right to participate, at Buyer’s own expense, in any action relating to such Tax Claim, (B) Seller shall keep Buyer reasonably informed of the status of such Tax Claim (including providing Buyer with copies of all material written correspondence regarding such Tax Claim), (C) Seller shall consider in good faith any reasonable comments made by Buyer with respect to such Tax Claim, and (D) Seller shall not, and shall not permit its Affiliates to, concede, settle or compromise such Tax Claim (or portion thereof) without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding any provision in this Agreement to the contrary, Seller shall have the exclusive right to control in all respects any Tax Claim relating to any Tax Return of a consolidated, combined, affiliated, unitary or similar group that includes Seller or any of its Subsidiaries.
(ii)    Buyer shall control all Tax Claims not controlled by Seller pursuant to Section 4.15(d)(i); provided, that (A) Buyer shall keep Seller reasonably informed of the status of such Tax Claims (including providing Seller with copies of all material written correspondence regarding such Tax Claims), (B) Buyer shall allow Seller to be present at, and participate in, any such Tax Claims with counsel of Seller’s choice at Seller’s own expense, (C) Buyer shall consider in good faith any reasonable comments made by Seller with respect to any such Tax Claim, and (D) Buyer shall not, and shall not permit its Affiliates to, concede, settle or compromise such Tax Claim (or portion thereof) without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
(iii)    Seller and Buyer shall use their, and Seller shall procure that the relevant Subsidiary and Buyer shall procure that the relevant HD Group Entity uses its, commercially reasonable endeavors to mitigate, reduce or eliminate the amount of any double taxation arising from transfer pricing adjustments made by any Governmental Entity (including, but not limited to initiating and conducting a mutual agreement procedure under an applicable double tax treaty or European Directive).
(e)    Refunds. Any Tax refunds or credits that are received by Buyer and its Affiliates (including for this purpose the HD Group Entities and the Deferred HD Local Businesses) of or against any Indemnified Taxes other than any Excluded Tax Refunds shall be for the account of Seller, and Buyer shall pay over, or cause its Affiliates to pay over, net of any reasonable out-of-pocket and third-party costs (including Taxes), the amount of any such refund or credit to Seller within five (5) Business Days after the receipt thereof or the application of such refund or credit against amounts otherwise payable. Buyer shall use commercially reasonable efforts to file for and obtain or cause its Affiliates, including any HD Group Entity or Deferred HD Local Business, to file for and obtain (or take any other action as needed to obtain), any refunds or credits to which Seller is entitled under this Section 4.15(e). If, as a result of any transfer pricing adjustment by a Governmental Entity in respect of any transaction between any HD Group Entity or Deferred HD Local Business, on the one hand, and Seller or any of its Affiliates (other than the HD Group Entities), on the other hand, (x) Buyer or any of its Affiliates (including the HD Group Entities and the Deferred HD Local Businesses) bears any Taxes that are not indemnified by Seller under this Agreement and (y) Seller or any of its Affiliates (other than the HD Group Entities) is entitled to a corresponding adjustment, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to claim such corresponding adjustment and shall pay over to Buyer the amount of any refund, credit or reduction of Taxes actually realized by Seller or any of its Affiliates as a result thereof (not to exceed the amount of the Taxes so borne by Buyer and its Affiliates), net of any reasonable out-of-pocket and third-party costs (including Taxes) incurred in obtaining it, within ten (10) Business Days after such realization. If an amount of Indemnified Taxes that was included as a liability in the calculation of Final Consideration is later determined to not be payable (a “Tax Overprovision”), the amount of such Tax Overprovision shall be for the account of Seller and shall be treated as being received by Buyer upon the filing of the Tax Return for the applicable taxable period reflecting that such amount of Indemnified Taxes is not payable (or, if earlier, the final resolution of the applicable Tax matter with the relevant Governmental Entity), and not upon any earlier reversal of such Tax liability in the financial statements of Buyer or any of its Affiliates. Any Tax Overprovision shall be treated as an adjustment to the consideration payable to Seller and, to the extent any Buyer Term Loans are then outstanding, shall be satisfied solely by an increase in the outstanding principal amount of the Buyer Term Loans (allocated equally between the Tranche A Term Loans and the Tranche B Term Loans) effected as a Principal Adjustment under Section 2.7(b) of the Buyer Senior Facilities Agreement, with interest accruing on such increase only from the date of such deemed receipt and without any cash payment by Buyer; to the extent no Buyer Term Loans are then outstanding, Buyer shall pay over to Seller the amount of such Tax Overprovision in cash within ten (10) Business Days after such deemed receipt. Buyer shall pay over to Seller the amount of any such Tax refund within ten (10) Business Days after its receipt, in each case net of any reasonable out-of-pocket and third-party costs (including Taxes) incurred by Buyer and any of their Affiliates attributable to the obtaining and receipt of such Tax refund, credit or Tax Overprovision.
(f)    Cooperation. With respect to the HD Group Entities and the Deferred HD Local Businesses, each Party shall, and shall cause its respective Subsidiaries to (including, in the case of Buyer following the Closing, the HD Group Entities, and following a Local Closing, the applicable Deferred HD Local Business), make available to the other Party as reasonably requested all information, records and documents relating to Taxes concerning the HD Group Entities and the Deferred HD Local Businesses with respect to or that relate to a Pre-Closing Tax Period, and provide the assistance of all officers and employees of the HD Group Entities to the extent reasonably requested by such other Party for such purpose. Such cooperation shall also include the provision of reasonably requested information related to the calculation of Taxes to be paid with respect to the Business and the HD Group Entities following the Closing. Notwithstanding anything to the contrary in this Agreement, and unless required by applicable Laws, neither Seller nor any of its Subsidiaries shall be required to provide any Person with any Tax Return or copy of any Tax Return of (a) Seller or any of its Subsidiaries or (b) a consolidated, combined, affiliated, unitary or similar group that includes Seller or any of its Subsidiaries except, in each case, for materials or portions thereof (including associated schedules and work papers) that relate solely to the

HD Group Entities or the Deferred HD Local Businesses. Promptly after the date hereof, the Parties shall discuss in good faith regarding, and use their reasonable best efforts to agree on, the scope and content (including by introduction of reasonable materiality thresholds of at least EUR 1,000,000 for invoiced transaction) of a possible plan intended to verify the availability of, and collect, the documents necessary for Italian Tax purposes that have not been made available by Seller during the course of Buyer’s pre-Execution Date due diligence investigation. Once the plan is agreed, the Seller will procure that, prior to the Closing Date, any of its Subsidiaries collaborates (where relevant) in providing the necessary supporting documentation and will keep Buyer reasonably informed of the progress and results of such activities to enable Buyer to review the progress and results thereof. Subject to Section 4.15(d), in the event any inquiry, audit, or other action by a Tax authority is conducted against Gambro Italy after the Closing Date that relates to a period prior to the Closing Date, Seller shall, or shall procure that any of its Subsidiaries (where relevant), reasonably cooperate in the gathering of any necessary further documentation reasonably requested by Buyer in connection with such inquiry, audit or other action.
(g)    Certain Actions. Notwithstanding anything herein to the contrary, unless required by applicable Law (as determined at a “more likely than not” or higher standard), Buyer and its Affiliates shall not, and shall not cause any HD Group Entity or Deferred HD Local Business to, take any of the following actions without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed): (i) make or change any material Tax election with respect to any HD Group Entity or Deferred HD Local Business (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3 but excluding any election under Section 338 or Section 754 of the Code), or change any method of Tax accounting or any Tax accounting period of any HD Group Entity or Deferred HD Local Business, which election or change would be effective on or prior to the Closing Date, (ii) amend, re-file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Returns relating in whole or in part to any HD Group Entity or Deferred HD Local Business for any Pre-Closing Tax Period (including any Straddle Period), (iii) file a Tax Return for a Pre-Closing Tax Period in a jurisdiction where the HD Group Entities or Deferred HD Local Businesses did not file such Tax Return for such period or Seller (or Seller’s regarded parent, as applicable) did not file such Tax Return with respect to the Transferred Assets for such period, (iv) change a transfer pricing policy of any HD Group Entity or Deferred HD Local Business which is in place at the Closing Date with retroactive effect to a Pre-Closing Tax Period or (v) initiate any voluntary disclosure or similar proceedings for any Pre-Closing Tax Period (including any Straddle Period).
(h)    Adjustment of Final Consideration. All indemnification payments made under this Section 4.15 will be deemed adjustments to the Final Consideration for Tax purposes, to the extent permitted by applicable Tax Law.
(i)    Sole Basis for Claims with Respect to Taxes. Notwithstanding anything to the contrary in this Agreement, the claims, rights and obligations of the Parties and the procedures regarding Tax matters (including rights and obligations of the Parties with respect to indemnification pursuant to this Section 4.15) that are the subject of this Section 4.15 shall solely be governed by and limited as set forth in this Section 4.15, except that Section 7.4, Section 7.6, Section 7.7, Section 7.8 and Section 7.9 shall apply also to claims under this Section 4.15 (as further specified, as the case may be, in these Sections), provided, that to the extent those Sections expressly conflict with the provisions of this Section 4.15, the provisions of this Section 4.15 shall prevail with respect to Tax matters. Notwithstanding anything to the contrary in this Agreement, Section 7.4(a) shall not apply to any claim in respect of Indemnified Taxes arising from or in connection with the Pre-Closing Reorganization (including any Indemnified Taxes described in clause (c) of the definition thereof), and the Buyer Indemnitees may seek indemnification from Seller for any such Indemnified Taxes without first seeking recovery under the RWI Policy. The covenants and agreements contained in this Section 4.15 shall survive the Closing until performed in accordance with their respective terms.
(j)    Allocation of Final Consideration. The Parties agree to allocate the Final Consideration, as determined pursuant to Section 1.4, together with any Earnout Payments as and when finally determined and paid pursuant to the terms of Section 1.9 among, and such allocated portion shall be treated as paid in respect of, the Transferred Assets and Transferred Equity Interests (the “Allocation”) in accordance with the methodologies set forth on Exhibit M. Within one hundred and twenty (120) days after the Closing Date, Seller shall deliver to Buyer a draft Allocation for Buyer’s review and comment. The draft Allocation prepared by Seller shall be binding upon Buyer and Seller unless the Buyer shall, within forty-five (45) days of delivery of the draft Allocation to Buyer, provide Seller with written notice of its objection to such draft Allocation and the reasons therefor (the “Allocation Objection Notice”). If the Allocation Objection Notice is timely delivered to the Seller, Buyer and Seller shall cooperate in good faith until all objections in the Allocation Objection Notice are resolved, and if they are unable to resolve any such objections after a reasonable time, Buyer and Seller shall refer the matter to the Accountant for resolution in accordance with the procedures set forth in Section 1.4(b), applied mutatis mutandis; provided, that, the Accountant shall be instructed to resolve any such dispute in a manner consistent with the methodologies set forth on Exhibit M. Buyer and Seller shall update the Allocation, as applicable, following any adjustment to the Final Consideration or payment of any Earnout Payment pursuant to this Agreement, in each case, in accordance with the terms of this Section 4.15(j) and Exhibit M. The Parties agree that the Allocation, as finally agreed or otherwise resolved between the Parties pursuant to this Section 4.15(j), will be arrived at by a process of arm’s length negotiations, and each Party shall file all Tax Returns and take any other applicable Tax actions in a manner consistent with the final Allocation, unless otherwise required by applicable Law.
(k)    Allocation of Tax Liabilities.
(i)    Subject to the occurrence of the Closing and the provisions of this Section 4.15, Seller shall indemnify, defend and hold harmless the Buyer Indemnitees from and against, and will pay and reimburse each of the Buyer Indemnitees for any Indemnified Taxes in accordance with the indemnification payment mechanics set forth in Section 7.7, as applicable. Notwithstanding the foregoing, any payment of Indemnified Taxes (including any provisional, installment or deposit payment required under applicable Law pending the contest of a Tax Claim) required to be paid to the applicable Governmental Entity in connection with the contest of a Tax Claim controlled by Seller pursuant to Section 4.15(d)(i) (excluding, for the avoidance of doubt, any Tax Claims not controlled by Seller pursuant to the terms of the Baxter Purchase Agreement) shall be made no later than five (5) Business Days before the date on which such amount is required to be paid to the applicable Governmental Entity, subject to refund to the extent subsequently determined not to be indemnifiable hereunder or refunded by such Governmental Entity, and Seller’s right to control any Tax Claim pursuant to Section 4.15(d)(i) shall be conditioned on its timely funding of such amounts (failing which Buyer may assume control of such Tax Claim).
(ii)    Subject to the occurrence of the Closing and the provisions of this Section 4.15, Buyer shall indemnify and hold harmless the Seller Indemnitees from and against, and will pay and reimburse each of the Seller Indemnitees for any Taxes (A) imposed on or with respect to the HD Group Entities and the Deferred HD Local Businesses other than Indemnified Taxes and (B) imposed on Seller or its Subsidiary as a result of a breach by Buyer or its Affiliates of any provision of this Section 4.15.
(l)    Limitations. Seller’s obligation to indemnify Buyer Indemnitees for any Indemnified Taxes shall not exist if and to the extent (A) such Indemnified Taxes were taken into account in determining the Final Consideration as finally determined pursuant to Section 1.4, (B) such Indemnified Taxes result from (x) any transaction not contemplated by this Agreement occurring on the Closing Date but after the Effective Time outside of the ordinary course of business or (y) a breach by Buyer or its Affiliates of any provision of this Agreement, (C) the Buyer Indemnitees have received and are entitled to retain a corresponding repayment, reimbursement or indemnification with respect to such Taxes against a party other than Seller or its Subsidiaries or a Tax authority, or (D) notice of such claim is delivered by Buyer to Seller more than sixty (60) days after expiration of the applicable statutory limitation period in the relevant jurisdiction to timely object, appeal or contest the Tax matter giving rise to the claim, or (E) such Taxes can be actually offset by any Tax losses, Tax credits or other Tax attributes attributable to any Pre-Closing Tax Period (including as a result of subsequent Tax audits).
Section 4.16    RWI. Buyer shall use commercially reasonable efforts to obtain, as promptly as reasonably practicable following the Execution Date, a conditional binder substantially in the form described in Section 3.11 and shall deliver a true, correct and complete copy thereof to Seller promptly following its issuance. Buyer shall use commercially reasonable efforts to satisfy the conditions to coverage under such binder and cause the RWI Policy to become effective as of the Closing, shall deliver to Seller evidence of such effectiveness at or promptly following the Closing and shall deliver evidence of payment of the premium promptly following the Closing. Buyer agrees that the RWI Policy shall provide that (a) the insurer shall irrevocably waive and not pursue, directly or indirectly, any claims against Seller or any of its Affiliates or Representatives (by way of subrogation, claim for contribution or otherwise) in connection with this Agreement, the Ancillary Agreements and the Transactions, other than in the case of Fraud by any such party and then only to the extent of such Fraud, and (b) Seller and its Subsidiaries shall be express third-party beneficiaries of such provision. Buyer shall not (and shall cause its Subsidiaries and its Affiliates not to) amend or modify in any respect, or otherwise novate, assign, waive or terminate, the provisions in clauses (a) and (b) of the immediately preceding sentence in a manner adverse to Seller without the prior written consent of Seller, which consent shall be in Seller’s sole discretion. In no event shall the availability of or binding of the RWI Policy be a condition to Closing, and neither the failure to obtain or bind the RWI Policy nor any delay in doing so shall constitute a breach of this Agreement by Buyer or the failure of any condition set forth in Section 5.3. The cost of the premiums, together with all Taxes and application fees, underwriting fees and costs, brokerage fees, or similar fees or expenses in connection with the RWI Policy, shall be paid by Buyer. Subject to the Access Restrictions, Seller and

the HD Group Entities shall provide Buyer with such cooperation as is reasonably requested by Buyer and is reasonably necessary to be provided in obtaining and binding the RWI Policy, including additional diligence information to remove or limit any exclusions thereunder.
Section 4.17    Pre-Closing Reorganization; Delayed Transfers.3
(a)    Pre-Closing Reorganization.
(i)    Prior to or as of the Closing, on the terms and subject to the conditions set forth herein, Seller and certain of its Subsidiaries will consummate the Pre-Closing Reorganization, at Seller’s sole cost and expense. At or prior to the completion of the Pre-Closing Reorganization, Seller may, without Buyer’s prior written consent (but subject to compliance with this Section 4.17(a)(i)), make changes to the structure of the Pre-Closing Reorganization that it determines to be necessary, advisable or desirable; provided, that (A) any such changes shall not be inconsistent with the terms and conditions of this Agreement (including, for the avoidance of doubt, shall not make any changes to the treatment of intercompany loans that are inconsistent with Section 4.21(a) hereof) and shall not alter the ownership of or rights or obligations with respect to, as applicable, Transferred Assets, Assumed Liabilities, Excluded Assets or Excluded Liabilities or allocation of Tax liabilities pursuant to this Agreement, and (B) Seller shall not make any changes to the Pre-Closing Reorganization that would be reasonably likely to (x) result in any cost or Tax or generate any Liability or obligation to Buyer or any of its Subsidiaries (including any HD Group Entity) following Closing that, when aggregated with all other costs, Taxes, Liabilities and obligations to Buyer or any of its Subsidiaries (including any HD Group Entity) following Closing resulting from all changes made to the Pre-Closing Reorganization, exceeds $3,000,000, or (y) prevent or materially delay the Closing, in each case without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Seller may, without Buyer’s prior written consent, make changes to the Pre-Closing Reorganization that are required by any Governmental Entity, subject to the next two sentences of this Section 4.17(a)(i). The Parties shall cooperate in good faith in connection with the implementation of any changes to the Pre-Closing Reorganization and the execution of any resulting changes required to be made to this Agreement, and Seller shall reasonably consider any comments from Buyer on any such changes. Seller shall, and shall cause its Affiliates to, subject to applicable Laws, keep Buyer reasonably informed of the status of the Pre-Closing Reorganization, including with respect to the timing, structure, implementation of material steps and intended Tax treatment of the Pre-Closing Reorganization steps.
(ii)    Any Contract, instrument or other agreement that is executed by the HD Group Entities or their Affiliates on or following the Execution Date in connection with the Pre-Closing Reorganization (the “Reorganization Documents”) shall be consistent in all material respects with the Pre-Closing Reorganization and the terms and conditions of this Agreement, and shall not alter the ownership of or rights or obligations with respect to, as applicable, Transferred Assets, Assumed Liabilities, Excluded Assets or Excluded Liabilities or allocation of Tax liabilities pursuant to this Agreement. Seller shall provide Buyer with a reasonable opportunity to review and comment on the material Reorganization Documents in respect of material Pre-Closing Reorganization steps prior to the execution thereof, and reasonably consider any timely and reasonable comments proposed by Buyer. Seller shall use commercially reasonable efforts to ensure that the Pre-Closing Reorganization does not result in any material adverse change to the legal entity that is the legal manufacturer of any

Product (including, in the case of Gambro Italy, its Single Registration Number under Regulation (EU) 2017/745 and its VAT registration number), to the scope of the certified quality management system as it relates to the Products or the Medolla Facility, or to any CE certificate, Marketing Authorization or other Material Permit applicable to any Product, in each case except as approved in advance by Buyer in writing (such approval not to be unreasonably withheld, conditioned or delayed). To the extent legally permissible, Seller shall give Buyer a reasonable opportunity to review and comment on any notification to any notified body in connection with the Pre-Closing Reorganization and shall promptly provide Buyer with copies of any such notification and any response thereto. Seller shall provide copies to Buyer of each executed final Reorganization Document on or prior to the Closing.
(iii)    Without limiting Section 4.17(a)(i) and Section 4.17(a)(ii), in connection with any contribution, transfer of a going concern (cessione di ramo d’azienda) or other transfer of assets, liabilities or employees of or to Gambro Italy forming part of the Pre-Closing Reorganization, in whatever form effected: (A) Seller shall not, and shall cause its Subsidiaries not to, adopt, execute, file or implement the contribution or transfer agreement or other Reorganization Document effecting such step, or the perimeter of assets, liabilities, Contracts, Permits and employees to be retained by or transferred to Gambro Italy thereunder, without the prior written approval of Buyer (not to be unreasonably withheld, conditioned or delayed), and shall deliver drafts thereof to Buyer as promptly as practicable after the Execution Date and in any event no later than five (5) days before the date on which such Reorganization Document is to be adopted, executed or filed; (B) Seller shall procure that such Reorganization Documents identify the perimeter retained by or transferred to Gambro Italy by reference to the Business, the Transferred Assets and the Assumed Liabilities and include a residual clause allocating to the transferee or beneficiary company (and not to Gambro Italy) every Liability of Gambro Italy existing at the effective date of such step that is not expressly allocated to Gambro Italy therein, other than Assumed Liabilities; (C) the Parties shall procure that all information and consultation obligations with trade unions and employee representatives under Article 47 of Italian Law No. 428 of December 29, 1990 and any applicable collective bargaining agreements are duly and timely completed in accordance with the timetable prescribed thereby (including, where requested, the joint examination (esame congiunto)), shall keep Buyer reasonably informed of the progress and outcome of such procedure (including by providing Buyer with copies of the Article 47 notice, all material written communications and the minutes of any esame congiunto, and a reasonable opportunity to review and comment on the messaging to employees and their representatives), and, notwithstanding Section 4.1, shall not, and shall cause its Subsidiaries (including the HD Group Entities) not to, enter into any agreement, undertaking or commitment with any trade union, works council, employee representative body or employee in connection with the Pre-Closing Reorganization or the Transactions that would bind, or would reasonably be expected to be asserted against, Buyer or any HD Group Entity following the Closing (including any commitment as to employment levels, redundancies, site continuity, investments or terms and conditions of employment) without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed); and (D) Seller shall cause such step to become fully effective in accordance with applicable Law as promptly as reasonably practicable and in any event prior to the Closing, and shall deliver to Buyer, promptly following each filing, registration and the effectiveness of such step, a copy of the filed Reorganization Documents and evidence of such registration and effectiveness.

(b)    Delayed HD Transfers. Subject to Section 1.6(b) with respect to any Deferred HD Local Business, if and to the extent that the transfer or assignment to Buyer of any Transferred Assets or the assumption by Buyer of any Assumed Liabilities would be a violation of applicable Law or requires a Consent that has not been obtained as of or prior to the Effective Time or the Local Closing of a Deferred HD Local Business under the terms of this Agreement or the Business Transfer Agreements, as applicable, then, unless the Parties shall otherwise mutually agree, the transfer or assignment to Buyer of such Transferred Assets or the assumption by Buyer of such Assumed Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Consent is obtained (any such Transferred Asset, a “Delayed HD Asset,” and any such Assumed Liability, a “Delayed HD Liability”). Notwithstanding the foregoing, any Delayed HD Assets or Delayed HD Liabilities shall continue to constitute Transferred Assets or Assumed Liabilities, respectively, for all other purposes of this Agreement and the Ancillary Agreements regardless of when such Delayed HD Assets are transferred or assigned to or such Delayed HD Liabilities are assumed by Buyer. For the avoidance of doubt, Section 1.6(b) (subject to Section 1.6(f)) shall control in respect of any Deferred HD Local Business, and this Section 4.17(b) through (h) shall not apply to any Deferred HD Local Business as a whole.
(c)    Treatment of Delayed HD Assets and Delayed HD Liabilities. Subject to Section 1.6(b) with respect to any Deferred HD Local Business, from and after the Effective Time, Seller shall, and shall cause its applicable Subsidiaries to, hold on behalf of and for the benefit of Buyer, all Delayed HD Assets, and to pay, perform and discharge fully all Delayed HD Liabilities. Buyer shall promptly reimburse Seller or the applicable Subsidiaries of Seller for all payments made in connection with the performance and discharge of such Delayed HD Liabilities (other than any Liability that was incurred in breach of this Section 4.17(c) or that constitutes an Excluded Liability), and Seller shall, and shall cause its applicable Subsidiaries to, promptly remit to Buyer all rights and benefits that are received in connection with any Delayed HD Assets. Seller shall use commercially reasonable efforts to cause each such Delayed HD Asset or Delayed HD Liability to be held by Seller or, where applicable, Seller’s Subsidiary or other designee for the reward and burden of Buyer. Seller shall, and shall cause its Subsidiaries to, (A) manage and operate the applicable Delayed HD Asset or Delayed HD Liability in the ordinary course of business consistent with past practice, (B) not incur any material Liability in respect thereof (other than in the ordinary course of business consistent with past practice) without the prior written consent of Buyer and (C) take such other actions as may be reasonably requested by Buyer or any of its Subsidiaries (in each case, at Buyer’s reasonable and documented out-of-pocket cost and expense) so that all the rewards and burdens relating to such Delayed HD Asset and Delayed HD Liability, including profit, expenses, use, risk of loss, potential for gain and control of such Delayed HD Asset and Delayed HD Liability, as well as economic and operational claims, rights, obligations, benefits and burdens, shall inure from and after the Effective Time to Buyer as if such Delayed HD Asset or Delayed HD Liability was actually conveyed to (or assumed by) Buyer or its designee as of the Effective Time. Seller shall, and shall cause its applicable Subsidiaries or designees to, use commercially reasonable efforts to manage and operate the applicable Delayed HD Assets or Delayed HD Liabilities solely in its capacity as service provider to, and as third-party agent acting on behalf of, at the direction of and for the benefit of, Buyer and Buyer will bear the profit and/or loss associated with ownership of the Delayed HD Assets and Delayed HD Liabilities from and after the Effective Time in the manner described in this Agreement.
(d)    Transfer of Delayed HD Assets and Delayed HD Liabilities. Subject to Section 1.6 with respect to any Deferred HD Local Businesses, as soon as reasonably practicable after (i) the necessary Consents for each Delayed HD Asset or Delayed HD Liability have been obtained; and (ii) the transfer or assignment to and assumption by Buyer of each Delayed HD Asset or Delayed HD Liability is no longer a violation of applicable Law:
(A)    Seller shall, and shall cause each Subsidiary of Seller to, assign, transfer, convey and deliver to Buyer, and Buyer shall, and shall cause its Subsidiaries to, accept from Seller and the Subsidiaries of Seller all of Seller’s and its Subsidiaries’ respective rights, title and interest in and to such Delayed HD Asset; and
(B)    Buyer shall, and shall cause its Subsidiaries to, accept, assume and agree to perform, discharge and fulfill such Delayed HD Liability, in accordance with its terms.
(e)    Delayed Seller Transfers. If and to the extent that the transfer or assignment to Seller or its applicable Subsidiary of any Excluded Assets or the assumption by Seller or Seller’s Subsidiaries of any Excluded Liabilities would be a violation of applicable Law or require a Consent that has not been obtained as of or prior to the Effective Time or the Local Closing of a Deferred HD Local Business under the terms of this Agreement or the Business Transfer Agreement, as applicable, then, unless the Parties shall otherwise mutually agree, the transfer or assignment to Seller or the applicable Subsidiary of Seller of such Excluded Assets or the assumption by Seller or the applicable Subsidiary of Seller of such Excluded Liabilities shall be automatically deemed deferred, and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Consent is obtained (any such Excluded Asset, a “Delayed Seller Asset,” and any such Excluded Liability, a “Delayed Seller Liability”). Notwithstanding the foregoing, any Delayed Seller Assets or Delayed Seller Liabilities shall continue to constitute Excluded Assets or Excluded Liabilities, respectively, for all other purposes of this Agreement and the Ancillary Agreements regardless of when such Excluded Assets are transferred or assigned to or such Excluded Liabilities are assumed by Seller or its Subsidiaries.
(f)    Treatment of Delayed Seller Assets and Delayed Seller Liabilities. Except as otherwise provided herein or in any Ancillary Agreement, from and after the Effective Time, Buyer shall, and shall cause its Subsidiaries to, hold on behalf of and for the benefit of Seller or, where applicable, a Subsidiary of Seller, all Delayed Seller Assets, and to pay, perform and discharge fully all Delayed Seller Liabilities. Seller or the applicable Subsidiary of Seller shall promptly reimburse Buyer for all payments made in connection with the performance and discharge of such Delayed Seller Liabilities, and Buyer shall, and shall cause its Subsidiaries to, promptly remit to Seller or the applicable Subsidiary thereof all rights and benefits that are received in connection with any Delayed Seller Assets. Buyer shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause each

Delayed Seller Asset or Delayed Seller Liability to be held for the reward and burden of Seller or the applicable Subsidiary of Seller. Buyer shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to manage and operate the applicable Delayed Seller Asset or Delayed Seller Liability in the ordinary course of business in all material respects and take such other actions as may be reasonably requested by Seller (in each case, at Seller’s cost and expense) so that all the rewards and burdens relating to such Delayed Seller Asset and Delayed Seller Liability, including profit, expenses, use, risk of loss, potential for gain and control of such Delayed Seller Asset and Delayed Seller Liability, as well as economic and operational claims, rights, obligations, benefits and burdens, shall inure from and after the Effective Time to Seller or the applicable Subsidiary of Seller as if such Delayed Seller Asset or Delayed Seller Liability was actually conveyed to (or assumed by) Seller or its designee as of the Effective Time. Buyer shall, and shall cause its applicable Subsidiaries or designees to, use commercially reasonable efforts to manage and operate the applicable Delayed Seller Assets or Delayed Seller Liabilities solely in their capacity as service provider to, and as third-party agent acting on behalf, at the direction and for the benefit of, Seller, and Seller will bear the profit and/or loss associated with ownership of the Delayed Seller Assets and Delayed Seller Liabilities from and after the Effective Time in the manner described in this Agreement.
(g)    Transfer of Delayed Seller Assets and Delayed Seller Liabilities. As soon as reasonably practicable after (i) the necessary Consents for each Delayed Seller Asset or Delayed Seller Liability have been obtained; and (ii) the transfer or assignment to and the assumption by Seller or a Subsidiary of Seller of each Delayed Seller Asset or Delayed Seller Liability is no longer a violation of applicable Law:
(A)    Buyer shall, and shall cause its Subsidiaries to, assign, transfer, convey and deliver to Seller or such Subsidiaries of Seller as Seller may determine, and Seller shall, and shall cause such Subsidiaries of Seller to, accept from Buyer and its Subsidiaries all of Buyer’s and its Subsidiaries’ respective rights, title and interest in and to such Delayed Seller Asset; and
(B)    Seller shall, and shall cause its Subsidiaries as Seller may determine to, accept, assume and agree to perform, discharge and fulfill such Delayed Seller Liability, in accordance with its terms.
(h)    Deliverables for Delayed Assets or Liabilities. Upon the transfer of any Delayed HD Assets or Delayed HD Liabilities, or any Delayed Seller Assets or Delayed Seller Liabilities, in each case as contemplated above, (i) Buyer shall or shall cause its applicable Subsidiaries to deliver to Seller the documents or other deliverables required to be delivered pursuant to Section 1.3(b) to the extent related to the Delayed HD Assets, Delayed HD Liabilities, Delayed Seller Assets or Delayed Seller Liabilities, and not previously delivered to Seller at the Closing, and (ii) Seller shall, and shall cause its applicable Affiliates to, deliver to Buyer or its designated Subsidiary or Subsidiaries the documents or other deliverables required to be delivered pursuant to Section 1.3(a) to the extent related to the Delayed HD Assets, Delayed HD Liabilities, Delayed Seller Assets or Delayed Seller Liabilities and not previously delivered to Buyer at the Closing, in each case, as applicable.

(i)    Non-Assignability of Government Contract Assets. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the transfer or attempted transfer to Buyer of any Government Contract that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom is (i) prohibited by any applicable Law or (ii) without a novation completed in accordance with Federal Acquisition Regulation (“FAR”) Part 42, Subpart 42.12 (a “Novation”), would (A) constitute a breach or other contravention thereof, (B) subject Seller, Buyer, or any of their respective officers, directors, agents or Affiliates, to civil or criminal liability, (C) be ineffective, void or voidable or (D) adversely affect the rights thereunder of Seller, Buyer, or any of their respective officers, directors, agents or Affiliates, and in any event such Novation has not been obtained or completed prior to the Closing, then in each case, the Closing shall proceed without the transfer of such Government Contract. Following the Closing and until the earlier of the completion of such Novation and the expiration or termination of such Government Contract, the Parties shall use the efforts described in Section 4.17(j) to obtain such Novation; provided, Seller and Buyer shall not be required to grant any guarantee or other additional consideration to any third party, incur additional costs or expenses, or make any out-of-pocket payments to third parties, commence any litigation or make any material concessions in connection with its obligations under this Section 4.17(i). Pending obtaining such Novation, Seller and Buyer shall use their commercially reasonable efforts to cooperate with each other to agree to any reasonable and lawful arrangements designed to provide Buyer with the economic claims, rights and benefits under such asset and assume the economic burdens and obligations (including the Assumed Liabilities and any burdens or obligations associated with the operation and ownership of such assets following the Closing, in each case, other than any Excluded Liabilities) with respect thereto in accordance with this Agreement, including by subcontracting to Buyer to the extent contractually permissible and permitted by applicable Law. Nothing in this Section 4.17(i) or Section 4.17(j) shall require Seller or any of its Affiliates to take any action prior to the Closing, renew or extend any Government Contract, or submit any bid or proposal in response to any solicitation, and the failure to obtain any Novation or to agree on any such arrangement shall not, in and of itself, constitute a breach of this Agreement or the failure of any condition to the Closing.
(j)    Post-Closing Novation Efforts. Following the Closing, Buyer and Seller shall cooperate in good faith and use commercially reasonable efforts to obtain the Novation of each Government Contract that is a Transferred Asset and requires a Novation, including by preparing and submitting to the responsible contracting officer the documentation required by FAR 42.1204, responding to any reasonable request of the contracting officer for additional information or documentation and keeping each other reasonably informed of the status of each such Novation. Pending such Novation (or the expiration or close-out of the applicable Government Contract), to the extent permitted by such Government Contract and applicable Law, Buyer shall perform Seller’s obligations under such Government Contract as subcontractor to Seller pursuant to a subcontract in form reasonably agreed by the Parties, and Buyer shall be entitled to all economic benefits and shall bear all economic burdens (other than Excluded Liabilities) of such Government Contract in accordance with Section 4.17(i). If the responsible contracting officer refuses to permit such subcontracting or such Novation, Buyer and Seller shall negotiate in good faith a mutually acceptable alternative arrangement with respect to such Government Contract for its remaining term.

Section 4.18    Insurance Coverage.
(a)    As of the Closing Date, the coverage under all Insurance Policies (including all captive and self-insurance programs) shall continue in force for the benefit of Seller and its Subsidiaries only and shall cease with respect to any acts, events, facts, circumstances, matters, incidents or omissions involving the HD Group Entities or the Business that occur on or after the Closing (“Post-Closing Insurance Matters”). Buyer shall arrange for coverage under its own insurance policies or self-insurance covering all periods from and after the Closing and shall not seek, through any means, to benefit from any Insurance Policies with respect to any Post-Closing Insurance Matters.
(b)    From and after the Closing, for any qualifying claims arising from acts, events, facts, circumstances, matters, incidents or omissions involving the HD Group Entities or the Business or the Transferred Assets that arose prior to the Closing (“Pre-Closing Occurrences,” and such claims, “Qualifying Claims”), Buyer shall continue to have access to the benefits available under any of Seller’s occurrence-based Insurance Policies (excluding any “captive” insurance policy or self-insurance) (the “Occurrence-Based Policies”). Upon Buyer’s written request and at Buyer’s sole cost and expense, Seller shall use commercially reasonable efforts to make and pursue any Qualifying Claim under the applicable Occurrence-Based Policy; provided, that such Qualifying Claim is eligible to be submitted in accordance with the terms and conditions of the applicable Occurrence-Based Policy. To the extent that insurance proceeds in respect of any such Qualifying Claim are recovered by Seller or its Subsidiaries, Seller shall remit, or cause to be remitted, the amount of such proceeds to Buyer promptly after such recovery; provided, that Buyer shall reimburse Seller promptly (but in no event later than five (5) Business Days after such request) upon request for all reasonable out-of-pocket and documented costs or expenses incurred by Seller in connection with making or pursuing any Qualifying Claim made at Buyer’s request, including the costs of filing a claim and any out-of-pocket costs that are or become payable by Seller under such Occurrence-Based Policies as a result of such Qualifying Claim.
(c)    Notwithstanding the foregoing, Seller shall not be required to submit claims in respect of Losses for any Pre-Closing Occurrence that would not reasonably be expected to exceed $250,000 in the aggregate.
(d)    Buyer and Seller will cooperate reasonably to maximize insurance recoveries under the Occurrence-Based Policies for the benefit of all Parties with respect to Pre-Closing Occurrences.
Section 4.19    Commingled Contracts; Transferred Contracts.
(a)    Buyer acknowledges that Seller and its Subsidiaries may be, as of the Execution Date, parties to certain Contracts that relate to both the Business and other businesses of Seller and its Subsidiaries, other than the HD Group Entities (such Contracts, other than the Contracts set forth in Section 4.19(a) of the Seller Disclosure Letter, the “Commingled Contracts”). To the extent that the Parties identify any Commingled Contract that relates to the Business or the Retained Business in any material respect, as the case may be, during the period prior to the Closing and for a period of (A) two (2) years after the Closing Date, or (B) with respect to any Deferred HD Local Business, twelve (12) months after the applicable Local Closing Date, (i) Seller shall (with respect to such Commingled Contracts that are not Transferred Contracts and are material to the operation of the Business as currently conducted), and shall cause its Subsidiaries to, and Buyer shall (with respect to such Commingled Contracts that are Transferred Contracts and are material to the operation of the Retained Business as currently conducted) use commercially reasonable efforts to either (x) assist Buyer or the applicable HD Group Entity, in the case of a Commingled Contract that is not a Transferred Contract, or assist Seller or its applicable Subsidiary, in the case of a Commingled Contract that is a Transferred Contract, in negotiating and entering into replacement contracts, contract rights, bids, purchase orders or other agreements or arrangements with respect to the Business or the Retained Business with any third party which is a counterparty to a Commingled Contract that replicate as nearly as reasonably practicable the benefits and burdens in all material respects of the portion of such Commingled Contract related to the Business or the Retained Business, as the case may be, or (y) (I) assign the rights and obligations under such Commingled Contract that is not a Transferred Contract to the extent such rights and obligations are related to the Business to Buyer or the applicable HD Group Entity (or such Person as Buyer nominates) or (II) assign the rights and obligations under such Commingled Contract that is a Transferred Contract to the extent such rights and obligations are related to the Retained Business to Seller or its applicable Subsidiary; provided, however, that, with respect to clauses (I) and (II), in no event shall either Party or its respective Subsidiaries be required to assign any Commingled Contract in its entirety or to assign a portion of any Commingled Contract that is not assignable by its terms (including any terms imposing Consents or conditions on an assignment where such Consents or conditions have not been obtained or fulfilled), and (ii) Seller shall (with respect to such Commingled Contracts that are not Transferred Contracts and are not material to the operation of the Business as currently conducted), and shall cause its Subsidiaries to, and Buyer shall (with respect to such Commingled Contracts that are Transferred Contracts and are not material to the operation of the Retained Business as currently conducted) use commercially reasonable efforts to, assist Buyer or the applicable HD Group Entity, in the case of a Commingled Contract that is not a Transferred Contract, or assist Seller or the applicable Subsidiary, in the case of a Commingled Contract that is a Transferred Contract, in establishing reasonable and lawful arrangements designed to provide Buyer or the HD Group Entities with the rights and obligations under such Commingled Contract to the extent related to the Business and Seller or its Subsidiaries with the rights and obligations under such Commingled Contract to the extent related to the Retained Business on substantially similar terms (including any economic or operational terms) to those contained in such Commingled Contract, including pursuant to the Transition Services Agreement; provided, however, that, in the case of clauses (i) and (ii) of this Section 4.19(a), Seller and Buyer make no representation or warranty that any third party will agree to enter into any such Contract, contract right, bid, purchase order or other agreement with the other Party on the existing terms of the applicable Commingled Contract or at all. Without limiting the generality of the foregoing, at the request of Buyer, promptly following the Execution Date, (x) Seller shall send counterparties to any Commingled Contracts a notice of split and assignment (or request for consent thereto) in a form reasonably acceptable to Buyer and (y) Seller shall or shall cause its applicable personnel to request such counterparty’s consent to any split and assignment. Notwithstanding anything contained in this Section 4.19 to the contrary, none of Buyer, Seller or any of their respective Affiliates shall be required to expend money (excluding the cost of Seller’s and its Subsidiaries’ and their respective employees’ time and efforts), commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to fulfill its obligation under this Section 4.19.

(b)    With respect to Transferred Contracts that require a notice or consent in connection with the Transactions, reasonably promptly following the Execution Date, (x) Seller shall send to counterparties to such Contracts a notice of assignment or, as applicable, a notice of change of control (or, to the extent required by the terms of such Contract, request for consent thereto) in a form reasonably acceptable to Buyer and (y) Seller shall cause its employees and personnel responsible for relationships with counterparties to such Contracts to request such counterparty’s consent to the contemplated assignment or change of control, to the extent consent is required. If any Consent necessary to preserve any right or benefit under, or to effect such a transfer under, any Transferred Contract (or any other Contract that requires a notice or consent in connection with the Transactions) is not obtained prior to the Closing, Seller and Buyer shall, subsequent to the Closing and for a period of (A) two (2) years after the Closing Date and (B) solely with respect to any Deferred HD Local Business, twelve (12) months after the applicable Local Closing Date, reasonably cooperate in attempting to obtain such Consent as promptly thereafter as practicable. If any such Consent is not obtained by the Closing, Seller shall provide Buyer and the HD Group Entities, or Buyer and the HD Group Entities shall provide Seller, as applicable, with the rights and obligations of the affected Contract for the term thereof (acknowledging, for the avoidance of doubt, that the rights and obligations of all Transferred Contracts shall be for Buyer), including by entering into arrangements reasonably requested by Buyer and Seller, as applicable, to effect the economic and operational equivalent of the receipt of such Consent as of the Closing.
Section 4.20    Wrong Pockets.
(a)    If, following the Closing and prior to the two (2)-year anniversary of the Closing, Buyer or any of its Subsidiaries (i) except to the extent reflected or otherwise taken into account in the Final Consideration, receives a payment with respect to an Excluded Asset or correspondence intended for the Retained Business or (ii) becomes aware (including as a result of notice thereof from Seller or any of its Subsidiaries) that it owns any Excluded Asset or retained, assumed or otherwise remains or becomes liable for any Excluded Liability, Buyer shall or shall cause its applicable Subsidiary to promptly inform Seller of that fact in writing. Thereafter, at the request of Seller (in the case of any Excluded Asset) or Buyer (in the case of any Excluded Liability), Buyer and Seller shall undertake, as applicable, (A) to reimburse and/or cause the applicable HD Group Entity to reimburse Seller or its relevant Affiliate the amount referred to in clause (i) above or deliver such correspondence to Seller or (B) to execute and/or cause the applicable HD Group Entity to execute such documents as may be reasonably necessary to procure the transfer of any such Excluded Asset or assumption of such Excluded Liability to or by Seller or its Subsidiaries for no consideration.
(b)    If, following the Closing and prior to the two (2)-year anniversary of the Closing, either Seller or any of its Subsidiaries (i) receives a payment with respect to any Transferred Asset or correspondence intended for the Business or (ii) becomes aware (including as a result of notice thereof from Buyer or any of its Subsidiaries) that it owns any Transferred Asset or retained, assumed or otherwise remains or becomes liable for any Assumed Liability, Seller shall, or shall cause such Affiliates to, promptly inform Buyer of that fact in writing. Thereafter, at the request of Buyer (in the case of any Transferred Asset) or Seller (in the case of any Assumed Liability), Buyer and Seller shall undertake, as applicable, (A) to reimburse and/or cause their relevant Subsidiaries to reimburse the applicable HD Group Entity the amount referred to in clause (i) above or deliver such correspondence to Buyer or (B) to execute and/or cause their relevant Subsidiaries to execute such documents as may be reasonably necessary to procure the transfer of any such Transferred Asset or the assumption of any such Assumed Liability, to or by Buyer or its designated Subsidiary for no consideration.
(c)    To the extent that, during the twelve (12) months following the Closing or the applicable Local Closing, Seller or any of its Subsidiaries becomes aware that an asset that is necessary in order for Seller and/or any of its Subsidiaries to provide services or products to Buyer and its Subsidiaries (including, after the Closing, the HD Group Entities) pursuant to the Transition Services Agreement or the Manufacturing and Supply Agreement constitutes a Transferred Asset, and Seller or its applicable Subsidiary does not have a commercially reasonable alternative to such asset, then (x) Seller shall give written notice thereof to Buyer and (y) at Buyer’s election, in its reasonable discretion, either Buyer shall, and shall cause its Subsidiaries to, reasonably cooperate with Seller and/or its applicable Subsidiaries to (as appropriate in the circumstances) (A) grant to Seller or its applicable Subsidiary access to and/or use of any such asset owned by and in the possession or control of Buyer or its Subsidiaries to the extent necessary for Seller or its applicable Subsidiary to provide the services or products in accordance with the applicable Ancillary Agreement, or (B) equitably adjust the applicable Ancillary Agreement as mutually agreed to reflect that Seller or its applicable Subsidiary does not own or have access to or use of such asset.
(d)    Without limiting Section 4.20(a) and Section 4.20(b), from and after the Closing (or, with respect to any Deferred HD Local Business, the applicable Local Closing) and until the two (2)-year anniversary of the Closing Date (or, with respect to any Deferred HD Local Business, the applicable Local Closing Date), Seller shall, and shall cause its Subsidiaries to, at no cost to Buyer, in the case of any asset other than Intellectual Property Rights, either (as Seller reasonably determines to be appropriate in the circumstances) transfer to Buyer or its designated Subsidiary, or otherwise grant Buyer and its Subsidiaries (including the HD Group Entities) access to and/or use of, any such asset owned by and in the possession or control of Seller or any of its Subsidiaries, solely to the extent that the failure of Seller or any of its Subsidiaries to transfer, or otherwise grant access to and/or use of, such asset as of the Closing (or the applicable Local Closing) resulted in, as of the Closing (or the applicable Local Closing), the representations and warranties of Seller contained in Section 2.19(a) not being true and correct in all material respects; provided, that nothing in this Section 4.20(d) shall require Seller or any of its Subsidiaries to (i) transfer, or grant access to or use of, any asset to the extent the corresponding service, product or right is provided for under the Transition Services Agreement, the Manufacturing and Supply Agreement or any other Ancillary Agreement (or is expressly excluded under the Transition Services Agreement), or (ii) transfer any Excluded Asset.
Section 4.21    Intercompany Balances; Intercompany Agreements.3
(a)    Except as otherwise provided in the Pre-Closing Reorganization, immediately prior to the Closing or the applicable Local Closing (or prior thereto, if so determined by Seller), Seller shall (i) use its reasonable best efforts to settle or otherwise eliminate, or cause to be settled or otherwise eliminated, all intercompany balances and accounts (other than intercompany loans) and (ii) settle or otherwise eliminate, or cause to be settled or otherwise eliminated, all intercompany loans, in each case between Seller and any of its Subsidiaries (other than the HD Group Entities), on the one hand, and any HD Group Entity, on the other hand, in such a manner as Seller shall determine in its sole discretion

(including, removing from any HD Group Entity any or all Cash or funds from cash pools by means of dividends, distributions, contribution, the creation or repayment or refinancing of intercompany debt, increasing or decreasing of cash pool balances or otherwise), in each case completed prior to the Effective Time (or, with respect to any Deferred HD Local Business, prior to the applicable Local Closing); provided, that such manner of settlement or elimination shall not result in any material cost or Tax or generate any material Liability or obligation to Buyer or any of its Subsidiaries following Closing.
(b)    Immediately prior to the Closing (or prior thereto, if so determined by Seller), except for (i) any Ancillary Agreements to be entered into in connection with this Agreement, any Excluded Contract (if still applicable), and (ii) any arrangements, understandings or Contracts set forth in Section 4.21(b) of the Seller Disclosure Letter (collectively, the “Surviving Intercompany Agreements”), all Intercompany Agreements shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no party thereto shall have any further obligations or Liabilities therefor or thereunder.
Section 4.22    Business Guarantees.
(a)    At or prior to the Closing, other than with respect to the obligations set forth in Section 4.22(a) of the Seller Disclosure Letter (the “Continuing Business Guarantees”), Buyer shall use its reasonable best efforts to arrange for, at Buyer’s sole expense, substitute letters of credit, surety bonds, guarantees, advance payment guarantees, and other obligations to replace the outstanding letters of credit, surety bonds, guarantees, advance payment guarantees and other similar contractual obligations entered into by or on behalf of Seller or any of its Subsidiaries (other than the HD Group Entities) to the extent in connection with or relating to the Business, the Transferred Assets or the Assumed Liabilities (the “Business Guarantees”), on terms and conditions substantially similar to those obligations being replaced (subject to any reasonable adjustments for the current market environment), and Buyer shall, or shall cause its Subsidiaries to, assume all obligations under each such Business Guarantee, to the extent they relate to the Business, the Transferred Assets or the Assumed Liabilities, and obtain from the creditor or other counterparty, to the extent practicable, a full and irrevocable release of Seller or any of its Subsidiaries (other than the HD Group Entities) that are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other Liabilities to a counterparty in connection with such Business Guarantees to the extent they relate to the Business, the Transferred Assets or the Assumed Liabilities; provided, that no Party shall be obligated to expend any funds or agree to any modification of any of such contractual obligations to obtain such release. Notwithstanding anything to the contrary in this Section 4.22, any letter of credit, surety bond, guarantee or similar obligation that constitutes an Excluded Contract or secures an Excluded Liability (including each Tax Guarantee (as defined in Section 2.13(a)(x) of the Seller Disclosure Letter) but except for Commingled Contracts, which shall continue to be subject to this Section 4.22 to the extent such letter of credit, surety bond, guarantee or similar obligation relates to the Business) shall not constitute a Business Guarantee and shall instead constitute a Retained Business Guarantee for purposes of Section 4.22(b), and neither Buyer nor any of its Subsidiaries shall have any obligation to replace, substitute for, assume, collateralize or provide credit support in respect of, or to hold harmless or reimburse Seller or any of its Subsidiaries in respect of, any such obligation, except that Buyer shall pay over to Seller any Tax refund secured thereby in accordance with Section 4.15(e). Buyer further agrees that to the extent Seller or any of its Subsidiaries incur any cost or expense, or are required to make any payment, or are subject to any Action, in connection with any Business Guarantees (including any Continuing Business Guarantees) on or after the Closing, Buyer shall hold Seller and its Subsidiaries harmless against, and shall reimburse Seller and its Subsidiaries for, any and all such Liabilities or amounts paid to the extent such Liabilities arise out of or relate to any Business Guarantee and are incurred by Seller or any of its Subsidiaries after the Closing, and shall in any event, promptly (but in no event later than five (5) Business Days after such demand) after written demand therefor from Seller, reimburse Seller and any of its Subsidiaries to the extent that any Business Guarantee is called upon and Seller or any of its Subsidiaries make any such payment or incur any such Liability in respect of any such Business Guarantee. For any Business Guarantees (including any Continuing Business Guarantees) for which Buyer or any of its Subsidiaries, as applicable, is not substituted in all respects relating to the Business, the Transferred Assets or the Assumed Liabilities for Seller and its Subsidiaries (or for which Seller and its Subsidiaries are not fully released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Seller and its Subsidiaries to be fully released in respect thereof), Buyer shall and shall cause its Subsidiaries to use their reasonable best efforts (with Seller’s reasonable cooperation) to effect such substitution or termination and to release the Seller and its Subsidiaries as promptly as reasonably practicable after the Closing ; provided, that Buyer may, at its election, cause to be provided cash collateral or other customary credit support reasonably satisfactory to Seller in an amount equal to 105% (or such lesser amount, not less than 100%, as the relevant issuing bank requires in order to fully and irrevocably release Seller and its Subsidiaries from all obligations in respect of such Business Guarantee) of the maximum potential amount that may be called upon under the applicable Business Guarantee (including all fees, premiums, commissions, interest, expenses, indemnities, reimbursement obligations and other costs and amounts payable to applicable third parties under or in connection with such Business Guarantee, whether accrued or anticipated through to the final stated expiration date of such Business Guarantee), to the applicable issuing bank or other counterparty. Upon the provision of such collateral or credit support, Seller and its Subsidiaries shall be released from all obligations and liabilities under such Business Guarantee, and Buyer shall have no further obligation under this Agreement to obtain a substitution, termination or release in respect of such Business Guarantee, subject to the restrictions on extensions, renewals, amendments and modifications below. Without limiting the foregoing, neither Buyer nor any of its Subsidiaries shall (i) extend or renew any Contract containing or underlying a Business Guarantee (including, for the avoidance of doubt, any Continuing Business Guarantee) unless, prior to or concurrently with such extension or renewal, Buyer or its Subsidiaries are substituted in all respects relating to the Business, the Transferred Assets or the Assumed Liabilities for Seller and its Subsidiaries, and Seller and its Subsidiaries are fully released in respect of all Liabilities relating to the Business, the Transferred Assets or the Assumed Liabilities under such Business Guarantees or Buyer has caused to be provided cash collateral or other customary credit support as described above with respect to such Business Guarantee, or (ii) amend, modify or waive any Contract containing or underlying a Business Guarantee (including, for the avoidance of doubt, a Continuing Business Guarantee) unless (x) such amendment, modification or waiver does not increase, accelerate or adversely affect any Liabilities of Seller and its Subsidiaries under such Business Guarantee, and (y) Buyer or its Subsidiaries consults with Seller in advance and reasonably considers any reasonable comments of Seller to the extent relating to such Business Guarantee. Following the Closing, Buyer and Seller shall cooperate in good faith, and keep each other reasonably informed, regarding the status of efforts to obtain the substitution or termination and release of each

Business Guarantee. For the avoidance of doubt, upon any termination of any Business Guarantee subject to cash collateral or other customary credit support, or reduction in the maximum potential amount that may be called upon under such Business Guarantee, any cash collateral or other credit support shall be returned or reduced, as applicable, such that, with respect to any Business Guarantee, the cash collateral or other customary credit support provided by Buyer is in no event greater than 105% (or such lesser amount, not less than 100%, as the relevant issuing bank requires in order to fully and irrevocably release Seller and its Subsidiaries from all obligations in respect of such Business Guarantee) of the maximum potential amount that may be called upon thereunder (including any amount paid by Seller or its Subsidiaries in respect thereof that remains unreimbursed by Buyer and all fees, premiums, commissions, interest, expenses, indemnities, reimbursement obligations and other costs and amounts payable to applicable third parties under or in connection with such Business Guarantee, whether accrued or anticipated through to the final stated expiration date of such Business Guarantee); provided, that no such return or reduction shall be made while any demand or drawing under such Business Guarantee is pending or any amount paid by Seller or its Subsidiaries in respect thereof remains unreimbursed by Buyer.
(b)    At or prior to the Closing, Seller shall (with Buyer’s reasonable cooperation) use its reasonable best efforts to arrange for, at Seller’s sole expense, substitute letters of credit, surety bonds, guarantees, advance payment guarantees, and other obligations to replace the outstanding letters of credit, surety bonds, guarantees, advance payment guarantees and other similar contractual obligations entered into by or on behalf of the HD Group Entities to the extent in connection with the Excluded Assets and Excluded Liabilities (the “Retained Business Guarantees”) on terms and conditions substantially similar to those obligations being replaced (subject to any reasonable adjustments for the current market environment), and Seller shall assume all obligations under each Retained Business Guarantee to the extent they relate to the Excluded Assets or the Excluded Liabilities, and obtain from the creditor or other counterparty, to the extent practicable, a full and irrevocable release of the HD Group Entities that are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other Liabilities to a counterparty in connection with the Retained Business Guarantees to the extent they relate to the Excluded Assets or the Excluded Liabilities; provided, that no Party shall be obligated to expend any funds or agree to any modification of any of such contractual obligations to obtain such release. Seller further agrees that to the extent Buyer, the HD Group Entities or any of their Affiliates incur any cost or expense, or is required to make any payment, or is subject to any Action, in connection with such Retained Business Guarantees on or after the Closing, Seller shall hold Buyer, the HD Group Entities and their Subsidiaries harmless against, and reimburse Buyer, the HD Group Entities and their Affiliates for, any and all such Liabilities or amounts paid to the extent such Liabilities arise out of or relate to any Retained Business Guarantee and are incurred by Buyer, the HD Group Entities or any of their Affiliates after the Closing, and shall in any event, promptly (but in no event later than five (5) Business Days after such demand) after written demand therefor from Buyer, reimburse Buyer, the HD Group Entities and any of their Affiliates to the extent that any Retained Business Guarantee is called upon and Buyer, the HD Group Entities or any of their Affiliates makes any such payment or incurs any such Liability in respect of any such Retained Business Guarantee. For any Retained Business Guarantees for which Seller or any of its Subsidiaries, as applicable, are not substituted in all respects relating to the Excluded Assets or the Excluded Liabilities for Buyer, the HD Group Entities and their Affiliates (or for which Buyer, the HD Group Entities and their Affiliates are not fully released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Buyer, the HD Group Entities and their Affiliates to be fully released in respect thereof), Seller shall, and shall cause its Subsidiaries to, continue to use its reasonable best efforts to effect such substitution or termination and release as promptly as reasonably practicable after the Closing or, at Seller’s election (without any obligation of Seller to do so), Seller may cause to be provided cash collateral or other customary credit support to Buyer, the HD Group Entities or their applicable Affiliates in an amount equal to 100% of the maximum potential amount that may be called upon under any Retained Business Guarantees for which Buyer or the HD Group Entities and their Affiliates are not fully released (in which case, the sole recourse of Buyer and its Affiliates for any reimbursement obligations described in the immediately preceding sentence with respect to such Retained Business Guarantee shall be to draw on such cash collateral or other customary credit support, and Seller shall have no further obligations hereunder with respect to such Retained Business Guarantee). Without limiting the foregoing, neither Seller nor any of its Subsidiaries shall (i) extend or renew any Contract containing or underlying a Retained Business Guarantee unless, prior to or concurrently with such extension or renewal, Seller or its Subsidiaries are substituted in all respects relating to the Excluded Assets or the Excluded Liabilities for Buyer, the HD Group Entities and their Affiliates, and Buyer, the HD Group Entities and their Affiliates are fully released, in respect of all Liabilities relating to the Excluded Assets or the Excluded Liabilities under such Retained Business Guarantees or Seller has caused to be provided cash collateral or other customary credit support as described above with respect to such Retained Business Guarantee, or (ii) amend, modify or waive any Contract containing or underlying a Retained Business Guarantee unless (x) such amendment, modification or waiver does not increase, accelerate or adversely affect any Liabilities of Buyer, the HD Group Entities and their Affiliates under such Retained Business Guarantee, and (y) Seller or any of its Subsidiaries consults with Buyer in advance and reasonably consider any reasonable comments of Buyer to the extent relating to such Retained Business Guarantee. For the avoidance of doubt, upon any termination of any Retained Business Guarantee subject to cash collateral or other customary credit support, or reduction in the maximum potential amount that may be called upon under such Retained Business Guarantee, any cash collateral or other credit support shall be returned or reduced, as applicable, such that, with respect to any Retained Business Guarantee, the cash collateral or other customary credit support provided by Seller is in no event greater than 100% of the maximum potential amount that may be called upon thereunder.
Section 4.23    Litigation Support. Without limiting Section 4.6(c) and Section 4.28, subject to applicable Law and subject to Section 8.10(c) and the Access Restrictions, in the event and for so long as Buyer or Seller, or any of their respective Affiliates, as applicable, are prosecuting, contesting or defending any Action, other investigation, charge, claim or demand by a third party (including any Governmental Entity) in connection with (a) the Transactions, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the HD Group Entities or the Business (in the case of Buyer), including any Assumed Liabilities, or the Retained Business (in the case of Seller), including any Excluded Liabilities, or undergoing any audit or preparing audited financial statements, the other Party shall, and shall cause its Affiliates and its and their respective employees to, use commercially reasonable efforts to cooperate with any requests by such first Party and its counsel at the expense of the first such Party as shall be reasonably necessary in connection with such prosecution, contest or defense, including making reasonably available its personnel, and providing such testimony and access to its books and records during normal business hours and in a manner that does not interfere with such other Party’s business; provided, that the first Party shall treat all such information as confidential and hereby waives any right to use such information for any purpose other than in connection with such Action, other investigation, charge, claim or demand by a third party; and provided, further, that such Party’s obligations shall be subject to the Access Restrictions (provided, that such Party shall use its reasonable efforts to allow for such disclosure (or as much of it as possible) in a manner that would not result in a loss of attorney-client privilege or attorney work-product protection or that would not jeopardize such trade secret).
Section 4.24    Transitional Trademark License
.
(a)    Effective as of the Closing Date and for a period of four (4) years thereafter (the “Phase Out Period”), Seller, on behalf of itself and its Affiliates, hereby grants to Buyer and the HD Group Entities, a non-exclusive, irrevocable, royalty-free, fully paid, non-sublicensable (except (x) to third party contractors and (y) with respect to the Licensed GS1 GTINs, to distributors, contract manufacturers, and service providers, in each case of (x) and (y), in the same manner sublicensed prior to Closing), worldwide license to use the Seller Marks, solely to the extent such Seller Marks were used in the operation of the Business prior to Closing and in substantially the same manner as used by the HD Group Entities immediately prior to the Closing. Notwithstanding the foregoing or anything to the contrary in this Section 4.24, the license granted under this Section 4.24(a) with respect to the Licensed GS1 GTINs shall continue, with respect to each Product manufactured prior to the end of the Phase Out Period, for the remaining useful life of such Product (including all units of such Product manufactured, packaged, labeled, shipped, distributed, sold or serviced by or on behalf of Buyer or the HD Group Entities, whether before or after the Closing), and neither the Phase Out Period nor Section 4.24(b) shall apply to the Licensed GS1 GTINs. For the avoidance of doubt, following the Closing, Buyer and the HD Group Entities shall not use any Licensed GS1 GTIN in connection with (A) any unit of any Product manufactured after the expiration of the Phase Out Period or (B) any product other than the Products existing as of the Closing Date (whether manufactured during or after the Phase Out Period), and Buyer shall obtain and use its own GS1 GTINs for all such units and products.
(b)    Prior to the end of the Phase Out Period, Buyer shall (i) cause any HD Group Entity having a corporate name or trade name that includes any Seller Mark to make all filings that are necessary to change its applicable name to a name that does not include any Seller Mark, and (ii) use reasonable best efforts to minimize and eliminate use of the Seller Marks by removing all displays of Seller Marks from all websites, social and mobile media or other digital content, Products (other than Pre-Existing Marked Equipment which is subject to the additional terms set forth in this Section 4.24), signage, vehicles, properties, technical information, stationery and promotional or other marketing materials and other assets; provided, that, upon Buyer’s reasonable request, the Parties shall meet to discuss in good faith an extension of the license granted to Buyer and the HD Group Entities pursuant to this Section 4.24.

(c)    Buyer and the HD Group Entities may continue to use and display the Seller Marks on and in connection with (i) any hemodialysis machines, monitors, devices or equipment manufactured prior to the Closing that bear at the time of the expiration of the license granted in this Section 4.24 any Seller Mark (collectively, “Pre-Existing Marked Equipment”), for the remaining useful life of such Pre-Existing Marked Equipment (including for purposes of servicing, maintaining, operating, leasing, re-leasing, selling, remarketing, refurbishing, and disposing of such Pre-Existing Marked Equipment), (ii) any spare parts, replacement components, consumables, accessories, documentation, packaging, labeling and related materials for such Pre-Existing Marked Equipment, to the extent such items bear any Seller Mark as of the Closing, and (iii) regulatory filings, customer communications, service records and other documentation to the extent necessary to identify or reference such Pre-Existing Marked Equipment by its original branded name. For the avoidance of doubt, this license (for Pre-Existing Marked Equipment to the extent in effect after the expiration of the four (4) year general license term) permits Buyer and the HD Group Entities to continue leasing, re-leasing and remarketing Pre-Existing Marked Equipment bearing Seller Marks to end users without any obligation to remove, cover or replace such marks, and Buyer shall have no obligation to “sticker over” or otherwise obscure Seller Marks on Pre-Existing Marked Equipment. Notwithstanding the foregoing, if Buyer or any HD Group Entity renews, amends or obtains any new regulatory approval, registration, certification or market authorization with respect to any Pre-Existing Marked Equipment, Buyer shall use such renewal or amendment to remove, replace or rebrand any Seller Marks on such Pre-Existing Marked Equipment and associated regulatory filings, labeling and documentation, and shall thereafter have no further right to use any Seller Marks in connection with such equipment. Buyer acknowledges that this license does not, following the end of the four (4) year general license term, extend to (A) the manufacture of new equipment bearing Seller Marks after the Closing, or (B) the application of Seller Marks to any equipment, products or materials manufactured after the Closing.
(d)    Nothing in this Section 4.24 shall prevent either Buyer or any HD Group Entity from using any Seller Marks (i) as required by applicable Law, (ii) on internal business and legal documents, materials, and items, solely for internal use and archival purposes, or (iii) in a manner that could not reasonably constitute trademark infringement even in absence of a license (including fair use, nominative fair use, or other descriptive, non-trademark use).
Section 4.25    Licensed Gambro Marks
. Effective as of the Closing, Seller, on behalf of itself and its Affiliates, hereby grants to Buyer and the HD Group Entities a perpetual, irrevocable, royalty-free, fully paid, worldwide, non-exclusive, non-sublicensable (except to distributors, contract manufacturers, and service providers in connection with the exercise of the rights licensed hereunder) and transferable (in connection with any assignment, sale, merger or other transfer of all or any part of the Business or of any product or service line of Buyer or any HD Group Entity) license to use and display the Licensed Gambro Marks, solely in connection with the operation of the Business as conducted prior to the Closing (including any natural evolutions, extensions, improvements or organic growth thereof), including on any hemodialysis machines, monitors, devices, equipment or other Products, websites, social and mobile media or other digital content, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials and other assets. All use of the Licensed Gambro

Marks by Buyer and the HD Group Entities shall be of a quality at least substantially equivalent to the quality of the Products bearing such Trademarks as of the Closing, and all goodwill arising from such use shall inure to the benefit of Seller.
Section 4.26    Licensed Retained IP. Effective as of the Closing, Seller, on behalf of itself and its Affiliates, hereby grants to Buyer and the HD Group Entities, a worldwide, fully paid-up, royalty-free, irrevocable, non-terminable, perpetual, non-exclusive, sublicensable (to Affiliates of Buyer and to contract manufacturers, distributors, service providers and other third parties acting on behalf of or in connection with the Business), non-transferable (except in connection with any assignment, sale, merger, or other transfer of all or any part of the business or a product or service line of Buyer or any HD Group Entity) license under and to all Licensed Retained IP for any and all uses solely in connection with the operation of the Business as conducted immediately prior to the Closing and any natural evolutions or organic growth thereof in the same field of use (including to make, have made, use, sell, offer to sell, and import any Product or service, to reproduce, make derivative works of, distribute, display and perform any work, and to use such Intellectual Property Rights); provided, that such license shall not extend to uses outside the chronic hemodialysis field or to the development of new product lines unrelated to the Business as conducted immediately prior to the Closing. The Patents included in the Licensed Retained IP shall be subject to Section 4.33. Without limiting the automatic inclusion of all Intellectual Property Rights meeting the definition of Licensed Retained IP, if, at any time prior to the two (2)-year anniversary of the Closing Date (or, with respect to any Deferred HD Local Business, the applicable Local Closing Date), Buyer identifies any Patents that were used in connection with, or necessary for the conduct of, the Business as of immediately prior to the Closing and that were not listed on Section A.11 of the Seller Disclosure Letter, Buyer may notify Seller and upon Buyer’s request, Seller shall execute an amendment or side letter confirming the inclusion of such Patents in the Licensed Retained IP and the license described in this Section 4.26Section 4.26, but execution of such amendment or side letter shall not be a condition to the effectiveness of the license and such Patents shall be deemed to be Licensed Retained IP effective as of the Closing. For the avoidance of doubt, the license granted pursuant to this Section 4.26 includes all Licensed Retained IP effective as of the Closing. Buyer hereby acknowledges and agrees on behalf of itself, the HD Group Entities and its other Affiliates that, following the Closing, (a) Seller or its Subsidiaries shall own all right, title and interest in and to any and all Retained IP, (b) except as expressly provided herein or in the Ancillary Agreements, any and all other rights of the HD Group Entities to use or otherwise exploit the Retained IP shall immediately and automatically terminate as of the Closing and revert to Seller or its applicable Subsidiaries, and (c) Buyer and the HD Group Entities shall not, and shall cause their respective Affiliates not to, use or otherwise exploit any Retained IP, except as expressly provided herein or in the Ancillary Agreements.
Section 4.27    Other Agreements. As promptly as practicable following the Execution Date, but in any case prior to the Closing Date, Seller and Buyer shall negotiate in good faith to finalize and execute and deliver (i) the Transition Services Agreement, consistent with the terms and conditions set forth in the Transition Services Agreement Term Sheet, and (ii) the Manufacturing and Supply Agreement, consistent with the terms and subject to the conditions set forth in the Manufacturing and Supply Agreement Term Sheet; provided, that each such definitive agreement may include such additional customary terms as the Parties mutually agree in writing but shall not modify or be inconsistent with any provision of the applicable Term Sheet unless the Parties expressly agree otherwise in writing; provided, further, that from the Execution Date through completion of Seller’s obligations under the Transition Services Agreement and Manufacturing and Supply Agreement, Seller shall, and shall cause its applicable Subsidiaries to, use commercially reasonable efforts to preserve the operational capability necessary to provide the services and products contemplated thereby and to ensure that Buyer and its Affiliates have access to the personnel (including the manufacturing personnel required to perform the Manufacturing and Supply Agreement) (or reasonable alternative personnel), systems, facilities, used as of the Execution Date to provide the services and products contemplated by the Transition Services Agreement Term Sheet and the Manufacturing and Supply Agreement Term Sheet, other than where alternative arrangements reasonably sufficient to perform the applicable obligations in accordance with the applicable Term Sheet have been put in place. The Transition Services Agreement and Manufacturing and Supply Agreement shall expressly provide Buyer and its Affiliates with the non-exclusive licenses to use Intellectual Property Rights necessary to perform and receive the benefit of the activities, services, supply and manufacturing transfers contemplated by the applicable Term Sheet and definitive agreement, for the periods and purposes contemplated thereby. The terms of such rights shall be set forth in the applicable definitive agreement and shall not require any modification of the applicable Term Sheet.
Section 4.28    Further Assurances. The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and to give effect to the Transactions.
Section 4.29    Delivery of Financial Statements.
(a)    Seller shall prepare and deliver to Buyer, at Seller’s sole cost and expense, as promptly as practicable, (i) the audited balance sheet of the Business as of December 31, 2025, the related statements of income, cash flows and equity of the Business and related footnotes for the twelve (12)-month period then ended (the “2025 Financial Statements”), which 2025 Financial Statements shall have been audited in accordance with auditing standards generally accepted in the United States of America, applying a materiality level determined by reference to the Business as a standalone reporting entity (and not by reference to Seller and its Subsidiaries taken as a whole), and shall be accompanied by an unqualified report thereon of Seller’s independent registered public accounting firm, (ii) the audited balance sheet of the Business as of December 31, 2026, the related statements of income, cash flows and equity of the Business and related footnotes for the twelve (12)-month period then ended (the “2026 Financial Statements”), which 2026 Financial Statements shall have been audited in accordance with the standards and at the materiality level required by clause (i) for the 2025 Financial Statements and shall be accompanied by an unqualified report thereon of Seller’s independent registered public accounting firm, and (iii) the unaudited balance sheet of the Business as of the end of each fiscal quarter (other than the fiscal quarter ending December 31, 2026) ending after December 31, 2025 that either (A) ends at least forty-five (45) days prior to the Closing Date or (B) is a fiscal quarter for which unaudited interim financial statements of the Business are required to be included in any Current Report on Form 8-K (or any amendment thereto) filed by Buyer with the SEC in connection with the Transactions and the related unaudited statements of income and cash flows of the Business for the interim period then ended (the “Interim Financial Statements” and, together with the 2025 Financial Statements and the 2026 Financial Statements, the “Financial Statements”). Seller shall keep Buyer reasonably informed upon Buyer’s reasonable request of the status of the audits and reviews contemplated by this Section 4.29(a) and shall provide Buyer and its Representatives reasonable access upon reasonable prior notice and subject to the Access Restrictions and the execution of customary work paper access letters if requested by such accounting firm, to such accounting firm in connection therewith, and the representations and warranties set forth in Section 2.5 and Section 2.7 (and the other representations and warranties set forth in Article II to the extent they refer to the Financial Statements) shall be deemed made as of the date of each delivery of Financial Statements pursuant to this Section 4.29. If the Closing has not occurred on or prior to December 31, 2027, Seller shall prepare and deliver to Buyer, at Seller’s sole cost and expense, as promptly as practicable and in any event no later than March 31, 2028, the audited balance sheet of the Business as of December 31, 2027, the related statements of income, cash flows and equity of the Business and related footnotes for the twelve (12)-month period then ended (the “2027 Financial Statements”), which 2027 Financial Statements shall have been audited in accordance with the standards and at the materiality level required by clause (i) above for the 2025 Financial Statements and shall be accompanied by an unqualified report thereon of Seller’s independent registered public accounting firm, together with the unaudited interim financial statements of the Business for each fiscal quarter ending after December 31, 2027 that satisfies clause (iii) above. From and after their delivery, the 2027 Financial Statements shall constitute Financial Statements for all purposes of this Agreement.
(b)    In the event that Buyer requests the preparation and delivery of any financial statements of the Business that are required in order to satisfy the requirements of Rule 3-05 of Regulation S-X promulgated under the Securities Act of 1933, as amended (“Rule 3-05”), or any financial information of the Business that is required in order for Buyer to prepare the pro forma financial information required by Article 11 of Regulation S-X, in each case other than the Financial Statements and the financial information required to be delivered pursuant to Section 4.29(c) (the “Requested Financial Statements”), Seller shall use its reasonable best efforts to cause such financial statements and financial information to be prepared on the same basis as the 2025 Financial Statements and delivered to Buyer in a timely manner sufficient to permit Buyer to satisfy any applicable filing or reporting requirements under Rule 3-05 or Article 11 of Regulation S-X. The costs and expenses of the preparation, audit and delivery of the Requested Financial Statements shall be borne equally by Buyer and Seller. Seller shall, and shall use reasonable best efforts to cause its independent accountants to, upon reasonable prior notice and subject to the Access Restrictions and the execution of customary work paper access letters if requested by Seller’s independent accountants, deliver customary consents and comfort letters and provide work-paper access, in each case at such times as Buyer may reasonably request in connection with the filing, mailing or effectiveness of any proxy statement, Current Report on Form 8-K (or any amendment thereto) or registration statement of Buyer that includes or incorporates the Financial Statements or the Requested Financial Statements, which obligation shall survive until the date that is twelve (12) months after the Closing Date.
(c)    Seller shall prepare and deliver to Buyer, at Seller’s sole cost and expense, as promptly as practicable following the Closing, a statement of the Transferred Assets and Assumed Liabilities, in each case as of the Effective Time (the “Closing Assets and Liabilities Statement”). The Closing Assets and Liabilities Statement shall identify the relevant assets and liabilities and their carrying values in Seller’s books and records and shall be accompanied by supporting schedules and detail reasonably requested by Buyer or its independent accountants to prepare Buyer’s opening balance sheet and acquisition accounting. With respect to any Deferred HD Local Business, Seller shall provide equivalent information as of the applicable Local Closing within thirty (30) days thereafter.
(d)    The obligations under this Section 4.29 shall survive the Closing until performed in accordance with their respective terms.
Section 4.30    Marketing Authorizations and Permits under Healthcare Laws. Following the Closing and until the completion of the transfer of all Marketing Authorizations and, as required for the Transactions under Healthcare Laws, any other Permits, (i) from Seller or its Affiliates, on the one hand, to Buyer or its Affiliates, on the other hand, or (ii) from the HD Group Entities, on the one hand, to Seller or its Affiliates, on the other hand, as contemplated in connection with the Pre-Closing Reorganization and the applicable Reorganization Documents, the Parties shall reasonably cooperate (and shall cause their respective Affiliates to reasonably cooperate) with each other in connection with the participation in a tender by a Party or its Affiliate, including where the holder of a Marketing Authorization or a Permit required to be transferred for purposes of the Transactions under Healthcare Laws is required by a tendering authority to execute and deliver, or cause to be executed and delivered, documents and other instruments in support of participation in a tender, notwithstanding the fact that it is not an Affiliate of the entity that is seeking to participate in the tender.
Section 4.31    Baxter IT Disentanglement. Seller shall, and shall cause its Subsidiaries to, use reasonable best efforts to complete the Baxter IT Disentanglement as promptly as reasonably practicable following the Execution Date and in any event prior to the Closing, at Seller’s sole cost and expense. Seller shall keep Buyer reasonably informed of the status of the Baxter IT Disentanglement, including by providing prompt written notice of any development that would reasonably be expected to materially delay its completion.
Section 4.32    Buyer Stockholder Approval. Buyer shall seek the Buyer Stockholder Approval in accordance with the stockholder approval provisions of Section 5 of the Buyer Convertible Note, including the requirements therein relating to the timing and frequency of annual and special meetings, inclusion of the proposal in proxy statements and the recommendation of Buyer’s board of directors (subject to the exercise of its fiduciary duties under applicable Law). Subject to the Access Restrictions, Seller shall, and shall cause its Subsidiaries to, furnish to Buyer all information regarding the Business, the HD Group Entities and Seller reasonably requested by Buyer for inclusion in such proxy statement and shall use reasonable best efforts to cause its independent accountants to deliver customary consents in connection therewith. Buyer’s failure to comply with the stockholder approval timetable referred to above shall not constitute a breach of this Agreement for purposes of Section 5.3(b) or Section 6.1(c) to the extent resulting from Seller’s failure to comply with the preceding sentence or Section 4.29. To the extent the Exchange Cap (as defined in the Buyer Convertible Note) prevents the issuance of shares upon conversion, the applicable principal and accrued and unpaid interest shall remain outstanding and continue to accrue interest in accordance with the Buyer Convertible Note. For the avoidance of doubt, receipt of the Buyer Stockholder Approval shall not be a condition to the Closing, and the failure to obtain the Buyer Stockholder Approval shall not relieve Buyer of its obligations to consummate the Transactions.
Section 4.33    Maintenance and Continuity of Patents. From and after the Execution Date, Seller shall, and shall cause its Affiliates to, at Seller’s sole cost and expense, use commercially reasonable efforts to prosecute, maintain and renew all Patents included in the Licensed Retained IP that are Registered and owned by Seller or any of its Affiliates, including by timely paying all registration, maintenance, renewal and annuity fees and making all filings required to maintain such Patents in full force and effect. If Seller or any of its Affiliates intends to abandon, cancel, allow to lapse or otherwise cease to prosecute or maintain any Patent included in the Licensed Retained IP owned by Seller or any of its Affiliates (including by failing to pay any such fee or make any such filing) (each, a “Discontinued Licensed Patent”), Seller shall provide Buyer with written notice thereof not less than sixty (60) days prior to the earliest date on which any action or payment is required to avoid such abandonment, cancellation or lapse, and Buyer shall have the right, exercisable by written notice to Seller within thirty (30) days after receipt of such notice, to require Seller to assign to Buyer or its designee all right, title and interest in and to such Discontinued Licensed Patent for consideration of one dollar ($1.00). Upon Buyer’s exercise of such right, Seller shall, or shall cause its applicable Affiliate to, legally assign such Discontinued Licensed Patent to Buyer or its designee within sixty (60) days thereafter, and shall take all actions and make all payments necessary to preserve such Discontinued Licensed Patent until the assignment is completed. Effective upon such assignment, Buyer shall grant to Seller and its Affiliates a perpetual, irrevocable, royalty-free, non-exclusive license under such Discontinued Licensed Patent for any and all uses other than in connection with a Competitive Business.
Section 4.34    Financing Cooperation.
(a)    Prior to the Closing, Seller shall, and shall cause its applicable Subsidiaries and controlled designees to, and shall cause its and their respective controlled Affiliates and Representatives to use commercially reasonable efforts to, reasonably promptly provide, at the request of Buyer and subject to the expense allocation set forth in Section 8.2, reasonable and customary cooperation reasonably requested by Buyer in connection with the Buyer Senior Facilities, the Buyer Convertible Note and any Buyer Third-Party Financing, including using commercially reasonable efforts to (1) furnish Buyer with pertinent information regarding the Business (it being agreed that (I) Buyer shall be responsible for preparing any pro forma financial statements, pro forma financial information and marketing materials and (II) except to the extent otherwise set forth in this Agreement, Seller and its Subsidiaries will not be required to provide information covering any period after the Closing Date) and (2) provide reasonable and customary assistance in preparing the documents entered into pursuant to or relating to the Buyer Senior Facilities and the Buyer Convertible Note and the schedules to the Buyer Senior Facilities Agreement and the other Loan Documents (as defined in the Buyer Senior Facilities Agreement), as may be reasonably requested by Buyer and (3) solely with respect to any intercreditor agreement expressly permitted by Section 1.8(d), negotiate and, if the form and substance thereof are acceptable to Seller, execute and deliver such intercreditor agreement (provided, that Seller shall be afforded such period as it reasonably determines necessary to review and negotiate any such agreement, and no delay or refusal by Seller or any of its Affiliates to execute or deliver such an agreement shall constitute a breach of this Agreement, a failure of any condition to Closing or grounds for Buyer to delay or refuse to consummate the Closing or terminate this Agreement). Notwithstanding the foregoing, except as expressly provided in clause (a)(3) with respect to an intercreditor agreement, Seller shall have no obligation to participate in negotiating, arranging or syndicating any Buyer Third-Party Financing or the Buyer ABL Facility, execute any agreement or certificate in connection therewith, or cause any HD Group Entity to incur any obligation thereunder prior to the Closing; provided, that it is understood that the Seller shall use commercially reasonable efforts to assist the Buyer to obtain such financings upon reasonable request.

(b)    Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any of its Affiliates (including the HD Group Entities) or their Representatives shall be required to (i) approve or adopt the Buyer Senior Facilities and Buyer Convertible Note or agreements related thereto and, prior to the Closing, none of the HD Group Entities’ boards of directors (or equivalent bodies) shall be required to approve or adopt the Buyer Senior Facilities and Buyer Convertible Note or agreements related thereto that would be effective prior to the Closing, (ii) provide any legal opinions, (iii) take any action that would (1) unreasonably interfere with the ongoing operations of Seller or any of its Affiliates (including the HD Group Entities), (2) cause any representation or warranty of Seller or any of its Affiliates in this Agreement, the Buyer Senior Facilities Agreement, the Buyer Convertible Note Agreement or any Buyer Convertible Note to be breached, or otherwise result in any default or event of default thereunder, (3) cause any director, officer or employee of Seller or any of its Affiliates (including the HD Group Entities) to incur any personal liability, (4) conflict with the Organizational Documents of Seller or any of its Affiliates (including the HD Group Entities) or any Laws, (5) result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any contract to which Seller or any of its Affiliates (including the HD Group Entities) is a party or (6) require Seller or any of its Affiliates (including the HD Group Entities) to provide access to or disclose information that Seller determines would breach any obligations of confidentiality or jeopardize any attorney-client privilege of Seller or any of the HD Group Entities; provided, that this Section 4.34(b) applies solely to the cooperation to be provided by Seller and its Affiliates pursuant to Section 4.34(a) for the benefit of Buyer and its Subsidiaries as obligors under the Buyer Senior Facilities, the Buyer Convertible Note and any Buyer Third-Party Financing, and shall not limit or otherwise affect any obligation of Seller or any of its Affiliates in its capacity as a lender under the Buyer Senior Facilities Agreement or a holder of the Buyer Convertible Note (including under Section 1.8(a) and Section 5.2(f)).
(c)    Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, documented out-of-pocket costs and expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with any Action brought by a third party (other than Seller, any of its Affiliates or any lender or holder under any Financing Document) to the extent arising out of the cooperation provided by Seller and its Affiliates pursuant to Section 4.34(a) (in their capacity as providers of such cooperation for the benefit of Buyer and its Subsidiaries, and not in their capacity as a lender under the Buyer Senior Facilities Agreement or a holder of the Buyer Convertible Note) or any information utilized or assistance or activities provided in connection therewith, except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties result directly from the fraud or willful misconduct of Seller. Buyer shall pay or reimburse Seller and its Affiliates for all amounts payable under this Section 4.34 promptly, and in any event, within fifteen (15) Business Days, following written demand by Seller.
(d)     For the avoidance of doubt, the conditions set forth in Section 5.3(d) and Section 5.3(e) are solely for the benefit of Seller and the applicable lenders and holders and may be waived by such Persons. In no event shall obtaining or funding any Buyer Third-Party Financing or Buyer ABL Facility constitute a condition to any obligation of Buyer under this Agreement, including its obligation to consummate the Transactions, or shall the failure of any such financing to be obtained or funded relieve Buyer of, or otherwise affect, any such obligation or give Buyer any right to terminate this Agreement.
(e)    For purposes of this Agreement, “Seller Financing Deliverables” means (i) the execution and delivery by Seller and its controlled Affiliates of the signature pages expressly required to be delivered by them pursuant to Section 1.8(a) or Section 5.2(f), together with (x) a certificate of a director or other authorized officer of the Lender and each initial holder of the Buyer Convertible Note certifying as to its organizational documents, the resolutions (or equivalent) authorizing the execution, delivery and performance of the Financing Documents to which it is a party and the incumbency of the signatories thereto, (y) a properly completed and duly executed IRS Form W-8 or W-9, as applicable, from each such Person and (z) the provision of information reasonably necessary relating to the Seller and its Affiliates to satisfy any representations or warranties, including with respect to the perfection certificate or any schedules to the Financing Documents and (ii) the obligations of Seller and its Affiliates under Section 1.6, Section 1.8(a), Section 4.34(a) solely to the extent that it relates to the Buyer Senior Facilities and the Buyer Convertible Note (but not any Buyer Third-Party Financing or the Buyer ABL Facility) and Section 5.2(f), in each case only to the extent (A) within the reasonable control of Seller or such controlled Affiliate, (B) not dependent upon any act, omission, approval or other matter relating to Buyer, any of its Affiliates or Representatives, any financing source or any other third party and (C) Buyer has timely provided final execution versions and all information and other assistance reasonably necessary for Seller or such controlled Affiliate to negotiate and complete such deliverable. Seller shall have no obligation to cause any Person that it does not control to take any action in connection with any Financing Document (it being understood that the lenders designated to provide the loans under the Financing Documents at the Closing shall be controlled by Seller).
(f)    Buyer shall be solely responsible for satisfying, or causing to be satisfied, every condition to the execution, delivery, effectiveness, funding, issuance or availability of the Buyer Senior Facilities, the Buyer Convertible Note Agreement, the Buyer Convertible Note, any Buyer Third-Party Financing and any Buyer ABL Facility, other than the Seller Financing Deliverables. Without limiting the foregoing, Buyer shall be solely responsible for each condition relating to Buyer, any of its Affiliates (including any Person that will become an Affiliate of Buyer at the Closing), any financing source in respect of any Buyer Third-Party Financing or Buyer ABL Facility or any other third party (other than Seller, its Affiliates and any lender or holder under the Buyer Senior Facilities Agreement or the Buyer Convertible Note Agreement), including their organization, existence, authority, approvals, resolutions, incumbency, representations and warranties, absence of defaults, solvency, payoff of existing indebtedness, creation and perfection of security interests, delivery of collateral, legal opinions, consents, listing notifications or approvals and execution or delivery of any document. Buyer shall not, without Seller’s prior written consent, amend, supplement or otherwise modify any Third-Party Financing Document, or agree to or assert any condition thereunder, in a manner that adds, expands or makes more restrictive any condition, imposes any additional obligation on Seller or any of its Affiliates or could delay, impair or prevent the Closing. Any failure of any condition described in this Section 4.34(f) to the extent within the control of Buyer or any of its Subsidiaries shall not relieve Buyer of its obligation to consummate the Transactions.

(g)    Following delivery of a Third-Party Financing Notice, (x) Buyer shall not, without the prior written consent of Seller, agree to or permit any withdrawal, rescission, amendment, replacement, supplement or modification of, or waiver or consent under, any Buyer Third-Party Financing or the definitive agreements relating thereto that would reasonably be expected to reduce the Net Third-Party Financing Proceeds available to be paid to Seller at the Closing or delay or impair the funding thereof and (y) Buyer shall, and shall cause its Affiliates and Representatives to, take all actions necessary to arrange, consummate and obtain the Buyer Senior Facilities, the Buyer Convertible Note and, to the extent applicable, the Buyer Third-Party Financing on a timely basis, but in any event no later than the time the Closing is required to occur pursuant to Section 1.2(a), including (i) to the extent any Buyer Third-Party Financing or Buyer ABL Facility is obtained prior to or at the Closing, negotiating and delivering any intercreditor agreement required under the Buyer Senior Facilities Agreement and (ii) solely to the extent relating to the Buyer and its Subsidiaries (and not the HD Group Entities prior to the Closing or any other Affiliate of the Seller) satisfying, or causing to be satisfied, on a timely basis all conditions applicable thereto at or prior to the time the Closing is required to occur pursuant to Section 1.2(a). No failure by any financing source or other third party (other than Seller, its Affiliates and any lender or holder under the Buyer Senior Facilities Agreement or the Buyer Convertible Note Agreement) to take any action shall limit Buyer’s obligations under this sentence or otherwise relieve Buyer of its obligation to consummate the Transactions.
Section 4.35    Third-Party Financing.
(a)    For the avoidance of doubt, the Buyer ABL Facility shall not constitute Buyer Third-Party Financing and shall not reduce the Buyer Senior Facilities.
(b)    The Buyer Senior Facilities shall be reduced in respect of any Buyer Third-Party Financing only to the extent, and at the time, provided in Section 1.8, and in no event by more than the Net Third-Party Financing Proceeds actually paid to Seller at the Closing as a portion of the Closing Consideration.
Section 4.36    Supply and Distribution Continuity. From and after the Execution Date until the earlier of the termination of this Agreement and the Closing (or, for any Deferred HD Local Business, the applicable Local Closing), Seller shall, and shall cause its Subsidiaries (including the HD Group Entities) to, continue to use commercially reasonable efforts consistent with its past practice to remediate each matter described in Item 1, Item 2, Item 3 and Item 4 of Section 2.7 and Item 2 Item 4 and Item 5 of Section 2.13(b) of the Seller Disclosure Letter. Notwithstanding the foregoing, nothing in this Section 4.36 shall require Seller or any of its Subsidiaries to make any payment (other than amounts then due and payable under the applicable Contract), commence any Action, incur any Liability or concede anything of value, and no failure of any supplier or other third party to agree to any particular terms shall, in and of itself, constitute a breach of this Section 4.36. Seller shall keep Buyer reasonably informed of any material updates in connection with the actions contemplated by this Section 4.36.
Section 4.37    Baxter Agreements.
(a)    Pursuit of Claims for the Benefit of Buyer. From and after the Closing, solely to the extent that recourse is not available to Buyer pursuant to Section 7.2, if Buyer notifies Seller in writing of any Liability incurred or suffered by Buyer or any HD Group Entity that constitutes an “Excluded Liability” or “Indemnified Taxes” (each such term, as defined in the Baxter Purchase Agreement) and for which Seller is entitled to recovery pursuant to the Baxter Purchase Agreement (each, a “Baxter Excluded Liability”), Seller shall, and shall cause its Subsidiaries to use commercially reasonable efforts to assert and pursue in its own name (or, where permitted, in the name of the applicable HD Group Entity) any claim against Baxter for indemnification or other recovery under the Baxter Purchase Agreement in respect of such Baxter Excluded Liability, in accordance with and subject to the terms and limitations thereof. Seller shall conduct each such claim in consultation with Buyer and shall permit Buyer to participate at Buyer’s expense with counsel of its choosing, shall keep Buyer reasonably and promptly informed of all material developments, and shall not settle, compromise or abandon any such claim without the prior written consent of Buyer with respect to any such claim, to the extent such settlement, compromise or abandonment relates to Buyer’s claim. Buyer shall reimburse Seller for its reasonable and documented out-of-pocket costs incurred at Buyer’s request under this Section 4.37(a).
(b)    Remittance of Recoveries. Seller shall hold in trust for Buyer, and shall pay to Buyer within ten (10) Business Days after receipt thereof, all amounts actually recovered from Baxter pursuant to Section 4.37(a) in respect of any Baxter Excluded Liability, net of any reasonable and documented out-of-pocket costs of recovery not previously reimbursed by Buyer and any Taxes imposed on Seller or its Subsidiaries in respect of such recovery. Any amount so paid shall reduce, dollar for dollar, as applicable, Seller’s liability to the Buyer Indemnitees under Section 7.2(a) or, with respect to Indemnified Taxes, Section 4.15(k)(i) in respect of the same Loss, and Section 7.4(b) shall apply to any such amount as a Third-Party Payment.
ARTICLE V

CONDITIONS
Section 5.1    Conditions to Each Party’s Obligation to
Consummate the Transactions.
The obligation of each Party to consummate the Transactions is subject to the satisfaction or waiver in writing by Buyer and Seller, as of the Closing, of each of the following conditions:
(a)    Regulatory Approvals. (i) the Parties shall have received the Approvals listed in Section 5.1(a) of the Seller Disclosure Letter (other than any such Approval required in connection with the transfer of a Deferred HD Local Business, which shall instead be governed by Section 1.6(f)) and (ii) any approval or clearance required under Law Decree No. 21 of March 15, 2012 of the Republic of Italy (as amended, including by Decree of the President of the Council of Ministers No. 179 of December 18, 2020) with respect to the Transactions and, to the extent required, the Pre-Closing Reorganization shall have been obtained without the imposition of any Burdensome Condition (or the applicable review periods thereunder shall have expired without the exercise of any veto or opposition).
(b)    Orders and Litigation. No court, arbitrator, mediator or other Governmental Entity of competent jurisdiction shall have enacted, enforced, entered, issued or promulgated any Order or Law (whether temporary, preliminary or permanent) that is in effect and has the effect of (i) prohibiting the consummation of the Transactions or

(ii) causing the Transactions to be rescinded following their consummation (in each case, other than any such Order or Law that applies solely to the transfer of a Deferred HD Local Business, which shall instead be governed by Section 1.6(f)).
(c)    Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been completed in all material respects without the imposition of any Burdensome Condition; provided, that, for purposes of this Section 5.1(c), any step of the Pre-Closing Reorganization exclusively relating to a Deferred HD Local Business (including any jurisdiction mutually agreed to be designated as a Deferred HD Local Business in accordance with Section 1.6(a)) shall be disregarded and may be completed at or prior to the applicable Local Closing.
(d)    Baxter IT Disentanglement. The Baxter IT Disentanglement shall have been completed in all material respects, as evidenced by a certificate of a duly authorized officer of Seller, delivered to Buyer at least five (5) Business Days prior to the Closing Date.
Section 5.2    Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Transactions is also subject to the satisfaction or waiver in writing by Buyer as of the Closing of the following conditions:
(a)    Representations and Warranties of Seller.
(i)    The Seller Fundamental Representations that are qualified by materiality qualifiers, including “Material Adverse Effect,” shall be true and correct in all respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
(ii)    The Seller Fundamental Representations that are not qualified by materiality qualifiers, including “Material Adverse Effect,” shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
(iii)    The other representations and warranties of Seller set forth in Article II shall be true and correct (without giving effect to any materiality qualifiers, including “Material Adverse Effect” (other than materiality qualifiers describing the required contents of a section or subsection of the Seller Disclosure Letter, which shall not be disregarded), contained therein) as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Performance of Obligations of Seller. Seller shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date; provided, that Buyer may not rely on this condition to the extent the failure resulted in whole or in part from any act or omission of Buyer, any of its Affiliates or Representatives.
(c)    Closing Certificate. Buyer shall have received at the Closing a certificate signed on behalf of Seller by a duly authorized officer of Seller (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability) certifying that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied.
(d)    Material Adverse Effect. Since the Execution Date, no Material Adverse Effect shall have occurred.
(e)    Financial Statements. Seller shall have delivered to Buyer the 2025 Financial Statements and 2026 Financial Statements and, if the Closing Date occurs after March 31, 2028, the 2027 Financial Statements, in each case meeting the requirements of Section 4.29(a) (whether or not delivered within the period specified therein).
(f)    Buyer Senior Facilities Agreement; Buyer Convertible Note Agreement. The signature pages to (i) if the aggregate principal amount of the Buyer Senior Facilities is greater than zero pursuant to Section 1.8, the Buyer Senior Facilities Agreement, duly executed by Vantive Finance I Limited, as lender (the “Lender”), and (ii) the Buyer Convertible Note Agreement, duly executed by Seller and each of its Affiliates that is an initial holder of the Buyer Convertible Note, shall have been delivered in escrow to Buyer in accordance with Section 1.8(g) and shall not have been withdrawn, subject to automatic release upon the Closing upon the satisfaction or waiver of the other conditions in this Article V; provided, that Buyer may not rely on this condition to the extent the failure resulted in whole or in part from any act or omission of Buyer, any of its Affiliates or Representatives.
(g)    Transition Services Agreement; Manufacturing and Supply Agreement. The signature pages to the Transition Services Agreement with all completed Service Schedules and Manufacturing and Supply Agreement with all completed Annexes, duly executed by Seller, shall have been delivered in escrow to Buyer prior to the Closing Date, subject to automatic release upon the Closing.
Section 5.3    Conditions to Obligations of Seller. The obligation of Seller to consummate the Transactions is also subject to the satisfaction or waiver in writing by Seller as of the Closing of the following conditions. For the avoidance of doubt, the conditions set forth in Section 5.3(d) and Section 5.3(e), and all conditions contained in the Financing Documents, are solely for the benefit of Seller, shall not constitute conditions to any obligation of Buyer under this Agreement and shall not impose any obligation on Seller or any of its Affiliates except for the Seller Financing Deliverables. Any waiver by Seller (or the applicable lenders or holders) of any such condition shall not relieve Buyer of its obligation to deliver or satisfy such condition, and if requested by Seller in connection with such waiver, Buyer shall deliver or satisfy each such waived condition (other than those set forth in Section 5.3(d)(i), Section 5.3(e)(i) and Section 5.3(e)(ii)) promptly, and in any event within five (5) Business Days, following the Closing (or such longer period as Seller may agree in writing).
(a)    Representations and Warranties.

(i)    The representations and warranties of Buyer set forth in Section 3.1, Section 3.2 and Section 3.6 shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
(ii)    The other representations and warranties of Buyer contained in Article III shall be true and correct (without giving effect to any materiality qualifiers, including “Material Adverse Effect,” contained therein) as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.
(b)    Performance of Obligations of Buyer. Buyer shall have performed and complied in all material respects with each of the covenants required to be performed by it under this Agreement on or prior to the Closing Date.
(c)    Closing Certificate. Seller shall have received at the Closing a certificate signed on behalf of Buyer by a duly authorized officer of Buyer (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability) certifying that the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied.
(d)    Buyer Senior Facilities Agreement. If the aggregate principal amount of the Buyer Senior Facilities is greater than zero pursuant to Section 1.8:
(i)    The signature pages to the Buyer Senior Facilities Agreement, duly executed by Buyer, as borrower (“Borrower”), and each Guarantor (as defined in the Buyer Senior Facilities Agreement) that is a subsidiary of Borrower (each, a “Guarantor”), shall have been delivered in escrow to the Lender in accordance with Section 1.8(g) and shall not have been withdrawn, subject to automatic release upon the Closing (with the wet ink signature of Borrower to each Secured Promissory Note (as defined in the Buyer Senior Facilities Agreement) to be issued and delivered on the Closing Date);
(ii)    Seller shall have received the Operating Documents (as defined in the Buyer Senior Facilities Agreement) and good standing certificates of Borrower and each other Guarantor certified, in the case of the formation documents and good standing certificates, by the Secretary of State (or equivalent agency) of Borrower’s and each such Guarantor’s jurisdiction of organization or formation, each as of a date no earlier than thirty (30) days prior to the Closing Date;
(iii)    Seller shall have received a copy of resolutions of the governing body for Borrower and each other Guarantor evidencing approval of the terms of the Buyer Senior Facilities Agreement and the other transactions evidenced by the Loan Documents (as defined in the Buyer Senior Facilities Agreement);

(iv)    Seller shall have received duly executed officer’s certificate for Borrower and each other Guarantor certifying as to (A) the incumbency of each Responsible Officer (as defined in the Buyer Senior Facilities Agreement) executing each Loan Document (as defined in the Buyer Senior Facilities Agreement) and (B) the documents delivered pursuant to clauses (ii) and (iii) above;
(v)    Seller shall have received a duly executed legal opinion of counsel to Borrower and each Guarantor, dated as of the Closing Date;
(vi)    Buyer shall pay (or cause to be paid) at the Closing (x) in cash, its fifty percent (50%) share of the Seller Financing Expenses then due, to the extent invoiced on or prior to the Closing Date, and Seller shall bear the remaining fifty percent (50%) of such Seller Financing Expenses and (y) 100% of the Third-Party Financing Expenses. Any Third-Party Financing Expenses and Seller Financing Expenses not invoiced on or prior to the Closing Date shall be allocated and paid in accordance with Section 8.2;
(vii)    the representations and warranties set forth in Section 5 of the Buyer Senior Facilities Agreement made by the Buyer or any of its Affiliates shall be true, accurate and complete in all material respects on the Closing Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;
(viii)    [Reserved.];
(ix)    the Seller shall have received evidence that all UCC-1 financing statements in the appropriate jurisdiction or jurisdictions of the Borrower and each Grantor (as defined in the Buyer Senior Facilities Agreement) that is a Subsidiary of the Borrower that is sufficient to perfect the security interests granted by such persons contemplated by the Buyer Senior Facilities Agreement shall have been provided for, and arrangements for the filing thereof shall have been made, together with evidence that all other filings, registrations, notices, recordings and actions necessary to create and perfect the Liens contemplated by the Buyer Senior Facilities Agreement and the other Loan Documents shall have been completed, or arrangements reasonably satisfactory to Seller for the completion thereof substantially concurrently with the Closing shall have been made;
(x)    the Seller shall have received a duly executed certificate of a Responsible Officer (as defined in the Buyer Senior Facilities Agreement) certifying that the conditions set forth in clause (vii) has been satisfied;
(xi)    the Seller shall have received a solvency certificate from the Chief Financial Officer of the Borrower (after giving effect to the transactions contemplated by the Buyer Senior Facilities Agreement);
(xii)    the Seller shall have received a Perfection Certificate (as defined in the Buyer Senior Facilities Agreement);

(xiii)    the consummation of the Rockwell Payoff in accordance with the Rockwell Payoff Letter and the release of all Liens and guarantees in connection therewith; and
(xiv)    the Seller shall have received all certificates representing the pledged equity interests issued by the Buyer’s Subsidiaries, together with undated stock powers or other applicable instruments of transfer executed in blank, all promissory notes and other instruments issued by the Buyer and its Subsidiaries required to be delivered under the Buyer Senior Facilities Agreement.
(e)    Buyer Convertible Note Agreement. If the aggregate principal amount of the Buyer Convertible Note is greater than zero pursuant to Section 1.8:
(i)    the signature pages to the Buyer Convertible Note Agreement, duly executed by Buyer and each other party thereto (other than Seller or any of its Affiliates), shall have been delivered in escrow to Seller in accordance with Section 1.8(g) and shall not have been withdrawn, subject to automatic release upon the Closing;
(ii)    Buyer shall have issued and delivered to Seller or its designee the Buyer Convertible Note, duly executed by Buyer, in an aggregate principal amount of $25,000,000 and registered in the name of Seller or such designee;
(iii)    Seller shall have received copies of resolutions of the governing body of Buyer approving the Buyer Convertible Note Agreement, the Buyer Convertible Note and the issuance of the shares of common stock issuable upon conversion thereof, together with an officer’s certificate certifying such resolutions and the incumbency of each officer executing such documents;
(iv)    Seller shall have received a duly executed legal opinion of counsel to Buyer, dated as of the Closing Date, covering the due authorization, execution and delivery of, and enforceability against Buyer of, the Buyer Convertible Note Agreement and the Buyer Convertible Note and the due authorization and valid issuance of the shares of common stock issuable upon conversion thereof;
(v)    the representations and warranties of Buyer shall be true and correct in all material respects as of the Closing Date (except that any representation or warranty qualified by materiality shall be true and correct in all respects and any representation or warranty expressly made as of an earlier date shall be true and correct as of such earlier date), and no Default or Event of Default (each as defined in the Buyer Convertible Note Agreement or the Buyer Convertible Note, as applicable) shall have occurred and be continuing or result from the Closing;
(vi)    Buyer shall have reserved for issuance a number of shares of its common stock sufficient to permit the conversion of the Buyer Convertible Note in full in accordance with the Buyer Convertible Note Agreement; and
(vii)    Buyer shall have submitted the Listing of Additional Shares notification required by the Nasdaq Stock Market with respect to the shares of common stock issuable upon conversion of the Buyer Convertible Note not less than fifteen (15) calendar days prior to the Closing Date (or such shorter period prior to the Closing Date as the Nasdaq

Stock Market may permit), and the Nasdaq Stock Market shall not have objected to such notification; provided, that receipt of the Buyer Stockholder Approval shall not be a condition to the Closing.
Section 5.4    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 5.1, Section 5.2 or Section 5.3, as applicable, to be satisfied if such failure resulted in whole or in part from any breach, act or omission of such Party or any of its Affiliates or Representatives or from such Party’s failure to use the level of efforts required by this Agreement to cause such condition to be satisfied. Buyer shall not, and shall cause its Affiliates and Representatives not to, take or omit to take any action the purpose of which is to cause any condition to the Closing or to any Financing Document to fail or to delay, impair or prevent the Closing. Without limiting the foregoing, Buyer may not rely on the failure of any condition relating to any Financing Document unless (i) Seller fails to deliver the Seller Financing Deliverables as set forth in Section 4.34(e) and (ii) but for that failure, Buyer would be ready, willing and able to execute and perform the Financing Documents to which it is a party, and (iii) such failure did not result from any failure of a condition for which Buyer is responsible under Section 4.34(f).
ARTICLE VI

TERMINATION
Section 6.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by written agreement of Buyer and Seller;
(b)    by either Buyer or Seller, by giving written notice of such termination to the other Party, if:
(i)    the Closing shall not have occurred on or prior to 5:00 p.m. (New York time) on November 1, 2027 39(the “Initial Outside Date”); provided, that (x) if on the Initial Outside Date all of the conditions to the Closing, other than the conditions set forth in Section 5.1(a) or Section 5.1(b) (but for the purposes of Section 5.1(b), only to the extent related to any Antitrust Law or Foreign Investment Law), Section 5.2(e) or Section 5.2(f), shall have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Initial Outside Date may be extended to the date that is ninety (90) days after the Initial Outside Date (the “First Extended Outside Date”) upon delivery of written notice by one Party to the other Party no later than three (3) Business Days prior to the Initial Outside Date, and (y) if on the First Extended Outside Date, all of the conditions to the Closing, other than the conditions set forth in Section 5.1(a) or Section 5.1(b) (but for the purposes of Section 5.1(b), only to the extent related to any Antitrust Law or Foreign Investment Law), Section 5.2(e) or Section 5.2(f) shall have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the First Extended Outside Date may be extended to the date that is ninety (90) days after the First Extended Outside Date (the “Second Extended Outside Date”) upon delivery of written notice by one Party to the other Party no later than three (3) Business Days prior to the First Extended Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 6.1(b)(i) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure of the Closing to have occurred on or prior to the Outside Date;

provided, further, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 6.1(b)(i) if the failure of the Closing to have occurred on or prior to the Outside Date resulted primarily from the failure of any of the conditions set forth in Section 5.1(c), Section 5.1(d), Section 5.2(e) or Section 5.2(f) to have been satisfied (other than, in the case of Section 5.1(c), to the extent resulting from Buyer’s unreasonable withholding, conditioning or delay of a consent required under Section 4.17, and, in the case of Section 5.2(f), to the extent resulting from any failure of a condition for which Buyer is responsible under Section 4.34(f)); provided, further, that if, on or prior to the Outside Date, either Party has commenced an Action for specific performance or other equitable relief to enforce the other Party’s obligation to consummate the Closing, then the Outside Date shall automatically be extended, and no termination of this Agreement pursuant to this Section 6.1(b)(i) shall be effective, until the date that is thirty (30) days following the date on which such Action is finally resolved by a final, non-appealable order of a Chosen Court or is withdrawn or abandoned by the Party that commenced it (and, if such Action results in an order requiring the consummation of the Closing, until the date that is thirty (30) days following the date on which such order is complied with in full or ceases to be enforceable); or
(ii)    any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 6.1(b)(ii) shall not be available to any Party that has breached in any material respect its obligations under this Agreement, including Section 4.3, in any manner that caused such Order to become final and non-appealable;
(c)    by Seller by giving written notice of such termination to Buyer if Buyer shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall be untrue, which breach or failure to perform or to be true (i) would give rise to the failure of a condition set forth in Section 5.3(a) or Section 5.3(b) and (ii) is not curable or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice thereof is given by Seller to Buyer and (B) the Outside Date; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 6.1(c) if Seller is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b). Notwithstanding the foregoing, if Buyer fails to consummate the Closing at the time required by Section 1.2 because any Financing Document has not been executed, delivered or become effective, any Buyer Term Loan has not been made (or deemed made), the Buyer Convertible Note has not been issued and delivered or any condition to any such financing has not been satisfied or waived, then, unless Buyer establishes that it is entitled to rely on such failure pursuant to the last sentence of Section 5.4, such failure shall be deemed a material breach by Buyer of Section 1.3(b), Section 1.8 and Section 4.34 and a failure of the condition in Section 5.3(b), shall be deemed incapable of cure for purposes of this Section 6.1(c), and Seller may, at its election and without limiting its rights under Section 8.4, terminate this Agreement immediately upon written notice to Buyer; or
(d)    by Buyer by giving written notice of such termination to Seller if Seller shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall be untrue, which breach or failure to perform or to be true (i) would give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b) and (ii) is not curable or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice thereof is given by Buyer to Seller and (B) the Outside Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 6.1(d) if Buyer is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 5.3(a) or Section 5.3(b).
Section 6.2    Effect of Termination and Abandonment. In the event of the termination of this Agreement pursuant to this Article VI, this Agreement shall become void and of no effect with no Liability to any Person on the part of any Party (or of any of its representatives or Affiliates); provided, however, that (a) no such termination shall preclude any Party from recovering damages from a particular Person in the event of Fraud by such Person or from any Party in the event of such Party’s Willful Breach of any of its obligations under this Agreement prior to such termination and (b) the provisions set forth in Section 4.7, this Section 6.2, Article VII, Article VIII and the Confidentiality Agreement shall survive the termination of this Agreement. Nothing herein shall limit or prevent any Party from exercising any rights or remedies it may have under Section 7.1, Section 7.2, Section 7.3 or Section 8.4. Subject to this Section 6.2 and Section 8.4, if, following the valid termination hereof, an award of damages is sought against any Party for any alleged Willful Breach of this Agreement by such Party occurring prior to the Closing, the Parties agree such damages shall be limited to the actual damages suffered by the non-breaching Party and shall not include damages for the benefit of the bargain lost by the non-breaching Party, diminution in value of the Business or punitive, special or exemplary damages (except, in the case of punitive or exemplary damages, to the extent actually paid or payable to a third party).
ARTICLE VII

SURVIVAL; POST-CLOSING RECOURSE
Section 7.1    Survival.
(a)    Other than the representations and warranties set forth in Section 2.25 and Section 3.12, which shall survive the Closing indefinitely, the representations and warranties of Seller and Buyer contained in this Agreement shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Person in respect of such representations and warranties; provided, that the representations and warranties shall survive, and the Parties (and the insurers under the RWI Policy to the extent the insurer has a right of subrogation thereunder) shall be permitted to make claims thereunder, in respect of Fraud. Notwithstanding the foregoing, the Parties acknowledge and agree that the preceding sentence shall not apply to, and shall be without prejudice in respect of, any claims made by Buyer under the RWI Policy.
(b)    The covenants and agreements of the Parties contained in this Agreement required to be performed or fulfilled at or prior to the Closing shall terminate as of the Closing. Notwithstanding the foregoing, the covenants and agreements contained in this Agreement that are required to be performed or fulfilled at or prior to the Closing shall survive the Closing solely to the extent of any Willful Breach thereof, and claims in respect of any such Willful Breach may be brought at any time prior to the date that is eighteen (18) months after the Closing Date.

(c)    Each covenant, obligation and agreement of the Parties that explicitly contemplates performance by a Party after the Closing shall, in each case, survive the Closing in accordance with its terms.
(d)    The right to indemnification set forth in Section 4.34, Section 7.2 and Section 7.3 shall survive indefinitely following the Closing Date; provided, that (i) following the Final Determination of any claim for indemnification hereunder, such right to indemnification shall terminate solely with respect to the Losses that are the subject of such claim, and (ii) claims with respect to Taxes are in all respects subject to the provisions of Section 4.15.
(e)    No Party shall have any liability to any Person with respect to any provision of this Agreement or the subject matter thereof following the applicable survival date specified in this Section 7.1, which supersedes any statute of limitations that would otherwise apply, and no Party shall thereafter assert any claim, cause of action, right or remedy, or any Action, with respect to such provision or the subject matter thereof.
Section 7.2    Indemnification by Seller. From and after the Closing and subject to Section 7.1, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates (including, after the Closing, the HD Group Entities) and their respective Representatives, successors and permitted assigns (collectively, the “Buyer Indemnitees”) from and against any and all Losses incurred or suffered as the result of or arising out of:
(a)    any Excluded Liabilities or Excluded Assets, except to the extent that any Losses of Buyer Indemnitees with respect to an Excluded Liability or Excluded Asset relates to, or arises out of or as a result of, a breach of Buyer’s representations, warranties or covenants hereunder;
(b)    the matters set forth in Section 4.8(b);
(c)    the matters set forth in Section 4.15(k)(i);
(d)    the matters set forth in Section 4.22(b); and
(e)    any action taken by a Buyer Indemnitee at the written request of the Seller or any of its Subsidiaries pursuant to Section 4.28 or Section 4.30.
Section 7.3    Indemnification by Buyer. From and after the Closing until the applicable survival dates provided in Section 7.1, Buyer shall indemnify, defend and hold harmless Seller and its Subsidiaries and their respective Representatives, successors and permitted assigns (collectively, the “Seller Indemnitees”) from and against any and all Losses incurred or suffered as the result of or arising out of:
(a)    any Assumed Liabilities or Transferred Assets, except to the extent that any Losses of Seller in respect of an Assumed Liability or Transferred Asset relates to, or arises out of or as a result of, a breach of Seller’s representations, warranties or covenants hereunder;
(b)    the matters set forth in Section 4.8(b);
(c)    the matters set forth in Section 4.15(k)(ii);

(d)    the matters set forth in Section 4.22(a); and
(e)    any action taken by a Seller Indemnitee at the written request of the Buyer or any of its Subsidiaries pursuant to Section 4.28 or Section 4.30.
Section 7.4    Limitations. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the aggregate liability of a Party under this Agreement exceed the Final Consideration (less the amount of any insurance proceeds received by the Buyer Indemnitees (including under the RWI Policy), in the case of Seller’s aggregate liability); provided, however, this paragraph shall not limit Seller’s indemnification obligation pursuant to Section 7.2(a), or Buyer’s indemnification obligation pursuant to Section 7.3(a).
(a)    Except in the case of Fraud, a Buyer Indemnitee shall use commercially reasonable efforts to recover any Losses under the RWI Policy in connection with any claim that is or would reasonably be recoverable under the RWI Policy, prior to seeking indemnification under this Agreement (to the extent that such Buyer Indemnitee is entitled to indemnification for such Losses hereunder); provided, that (x) Buyer shall have satisfied such obligation if it has made a claim under the RWI Policy (together with any supporting information reasonably requested by the insurer) and has used commercially reasonable efforts to pursue recovery thereunder for the Losses for which such indemnification is sought and the insurer has, in whole or in part, denied such claim under the RWI Policy or the insurer under the RWI Policy has asserted that coverage for such Losses is not available under the RWI Policy for any reason, including as a result of any exclusion or coverage limitation of the RWI Policy, (y) Buyer shall have provided to Seller copies of all claim notices to and correspondence with the insurer regarding its pursuit of recovery for such Losses, and (z) Buyer shall have no obligation to make any claim under the RWI Policy once the claims period under the RWI Policy has expired or Buyer has recovered for Losses under the RWI Policy up to the coverage limitation thereunder. Subject to Section 7.6(b), any claim made under the RWI Policy and in accordance with this Section 7.4(a) shall be deemed to have been validly made as of the date such claim was made under the RWI Policy.
(b)    The amount of any Losses that are subject to indemnification under this Article VII shall be reduced by the amount of any insurance proceeds actually received by the Indemnified Party in respect of such Losses or any of the events, conditions, facts or circumstances resulting in or relating to such Losses, net of the costs of collection and Taxes (“Third-Party Payments”). If an Indemnified Party receives any Third-Party Payment with respect to any Losses for which it has previously been indemnified (directly or indirectly) by an Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to such Third-Party Payment or, if it is a lesser amount, the amount of such previously indemnified Losses.
(c)    Notwithstanding anything to the contrary herein, in no event shall any Indemnifying Party be required to indemnify, defend, hold harmless, pay or reimburse any Indemnified Party for Losses under this Article VII to the extent such Losses were specifically taken into account in the determination of the amounts reflected in the adjustments to the Final Consideration.
(d)    No Indemnified Party will be entitled to recover damages in respect of any claim under this Agreement or otherwise obtain indemnification (including under the RWI Policy) more than once in respect of the same Losses suffered. In the event that any circumstance gives rise to more than one right of claim or constitutes a breach of more than one covenant or agreement hereunder, the relevant party shall be entitled to be indemnified or make recovery only once in respect of any such Losses incurred.
(e)    Notwithstanding anything to the contrary contained in this Agreement, no Indemnifying Party shall have any liability to an Indemnified Party in respect of, and Losses shall not include, any punitive or other similar damages unless awarded to a third party pursuant to a Final Determination thereof, or any consequential or incidental damages unless such damages are a reasonably foreseeable consequence of the matter giving rise to a claim for indemnification hereunder.
Section 7.5    Indemnification Procedures.
(a)    All claims for indemnification pursuant to this Article VII, except as set forth in Section 4.15 with respect to Tax Claims, shall be made in accordance with the procedures set forth in this Section 7.5. A Person entitled to assert a claim for indemnification (a “Claim”) pursuant to this Section 7.5 (an “Indemnified Party”) shall give the Indemnifying Party written notice of any such Claim (a “Claim Notice”), which notice shall include a description in such detail as is reasonably available in good faith of (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, (ii) the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such Claim to the extent known or a statement that the amount of Losses is not reasonably ascertainable and (iii) any reasonable supporting documentation to the extent available. Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (A) in the case of a Claim in connection with any Action made or brought by any Person (other than a Buyer Indemnitee or a Seller Indemnitee in connection with this Agreement) against such Indemnified Party (a “Third-Party Claim”), reasonably promptly after the Indemnified Party becomes aware of such potential Action, and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), reasonably promptly after the Indemnified Party becomes aware of the facts constituting the basis for such Direct Claim; provided, however, that no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced by such failure. Representatives of the Indemnifying Party and Indemnified Party will reasonably cooperate to try to resolve any Claim for a period of sixty (60) days following delivery of a Claim Notice. Only after such sixty (60)-day resolution period may an Indemnified Party or the Indemnifying Party commence an Action in connection with such Claim if the Indemnified Party and the Indemnifying Party are not able to agree in writing to an agreement on the resolution thereof, unless the amount of the Losses at issue is the subject of a pending Action with a third party, in which event such Action shall not be commenced until such amount is ascertained or the Parties agree to commence such Action, and, in either event, the matter shall be settled in accordance with Section 8.4. For the purposes of this Agreement, “Indemnifying Party” means Buyer (in the case of a claim for indemnification by a Seller Indemnitee) or Seller (in the case of a claim for indemnification by a Buyer Indemnitee).
(b)    With respect to any Third-Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party, to the extent permitted by the presiding tribunal and under applicable Law, to substitute itself for the Indemnified Party in any Action to which the Indemnified Party, but not the Indemnifying Party, is named as a party thereto. In the event substitution is not permitted by the presiding tribunal or under applicable Law or until such substitution is formally approved, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within thirty (30) days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s expense with counsel of its choosing, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that such Indemnifying Party shall not have the right to control the defense of any Third-Party Claim if (A) the Third-Party Claim relates to or arises in connection with any criminal or regulatory claim involving the Indemnified Party as a defendant, (B) the matter that is the subject of such Third-Party Claim seeks the imposition of an injunction or equitable relief against the Indemnified Party, (C) the Indemnifying Party is Seller and the Third-Party Claim has been brought by or on behalf of any customer or supplier of the Business or a Governmental Entity or (D) an actual or likely conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel inappropriate. The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of such Third-Party Claim with counsel selected by it; provided, that the Indemnifying Party will pay the costs and expenses of separate counsel for the Indemnified Party if, based on the reasonable opinion of legal counsel to the Indemnified Party reasonably acceptable to the Indemnifying Party, a conflict or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party with respect to such Third-Party Claim (including that one or more legal defenses or counterclaims may be available to such Indemnified Party or to other Indemnified Parties that are inconsistent with or additional to those available to the Indemnifying Party); provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third-Party Claim.
(c)    If the Indemnifying Party is not entitled to control the defense of such Third-Party Claim pursuant to clause (A), (B), (C) or (D) of Section 7.5(b), elects not to control such defense or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable fees and expenses of such counsel to the Indemnified Party if the Indemnifying Party is required to indemnify the Indemnified Party for such Third-Party Claim pursuant to this Article VII.
(d)    Buyer and Seller shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the Party controlling such defense records and information that are reasonably relevant to such Third-Party Claim and by making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder; provided, that neither Party shall be required to furnish any such information which would (in the reasonable judgment of such party upon advice of counsel) be reasonably likely to waive any privileges, including the attorney-client privilege, held by such Party or any of its Affiliates or violate any applicable Law or Order (provided, further, however, that such Party shall use commercially reasonable efforts to obtain any required consents and take such other reasonable action to permit such access, including entering into a joint defense or similar agreement). The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Action and the defense thereof and shall consider in good faith any recommendations made by the other Party with respect thereto.

(e)    Notwithstanding anything in this Agreement to the contrary, a Party that controls the defense of a Third-Party Claim shall not agree to any settlement on behalf of the other Party without the prior written consent of the non-settling Party, such consent not to be unreasonably withheld, conditioned or delayed, unless such settlement would (A) include a complete and unconditional release of each non-settling Party from all Liabilities or obligations with respect thereto, (B) not impose any non-monetary Liability or obligation (including any equitable remedies) on the non-settling Party and (C) not involve a finding or admission of any wrongdoing on the part of the non-settling Party.
(f)    In the event of any conflicts between this Section 7.5 and Section 1.5, Section 1.6 or Section 4.15, the provisions of Section 1.5, Section 1.6 or Section 4.15 shall control.
Section 7.6    Sole and Exclusive Remedy.
(a)    From and after the Closing, the Parties acknowledge and agree that this Article VII and Section 1.4 shall be the sole and exclusive remedy of the Indemnified Parties, including Buyer and Seller, in connection with this Agreement and the Transactions (except for Section 4.15 as it relates to Taxes and except pursuant to the RWI Policy and claims pursuant to any Ancillary Agreement and except for Section 1.8 and claims for breach of any covenant or agreement that survives the Closing pursuant to Section 7.1), as to which the Parties retain their rights and remedies in law and in equity, subject to the applicable survival periods and limitations set forth in this Article VII.
(b)    Without limiting Section 7.2 and Section 7.3, following the Closing, Buyer’s sole and exclusive recourse for any Losses resulting from a breach or inaccuracy of Seller’s representations and warranties set forth in this Agreement (other than in the case of Fraud) shall be from the RWI Policy and without any recourse against Seller (including if Buyer is unable to recover under the RWI Policy).
(c)    Notwithstanding anything to the contrary in this Agreement, nothing in this Article VII shall limit either Party’s right to bring claims following the Closing for specific performance or any claims based on Fraud (subject in all cases to the limitations in Section 2.25 and Section 3.12).
Section 7.7    Indemnification Payments.
(a)    Except to the extent satisfied by a Set-Off Principal Reduction pursuant to (c)Section 7.7(c), the Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than five (5) Business Days following any Final Determination of the claims set forth in the related Claim Notice.
(b)    In the event that any Loss is incurred or suffered by an Indemnified Party in a currency other than U.S. Dollars, and the Indemnified Party elects for such claim to indemnification to be paid in U.S. Dollars, such foreign currency Loss shall be converted into U.S. Dollars based on the spot central bank rate in such other country for the conversion of such currency into U.S. Dollars in effect as of the date of Final Determination of the applicable claim.

(c)    Neither Buyer nor Seller will have any right to set off any unresolved claim for indemnification pursuant to this Article VII against any payment due pursuant to any other provision of this Agreement or any other Contract between Seller or its Subsidiaries, on the one hand, and Buyer or its Subsidiaries, on the other hand. Notwithstanding the foregoing, any Losses that are the subject of a Final Determination and owed by Seller to any Buyer Indemnitee pursuant to Article VII shall be set off first, against the outstanding principal amount of the Buyer Term Loans (allocated equally between the Tranche A Term Loans and the Tranche B Term Loans (each as defined in the Buyer Senior Facilities Agreement)) until the outstanding principal amount of the Buyer Term Loans has been reduced to zero, and second, against the outstanding principal amount of the Buyer Convertible Note pursuant to Section 2.7(a) of the Buyer Senior Facilities Agreement and Section 14(A) of the Buyer Convertible Note, respectively (each such reduction, a “Set-Off Principal Reduction”). Any such Losses not so set off (including because the Buyer Term Loans or the Buyer Convertible Note have been repaid, converted or otherwise ceased to be outstanding) shall be paid by Seller in cash in accordance with Section 7.7(a), and in no event shall any such set-off apply to, or require the return of, any amount paid or any shares of common stock of Buyer issued in respect of the Buyer Term Loans or the Buyer Convertible Note. In no event shall the aggregate amount of all Set-Off Principal Reductions under the Buyer Senior Facilities Agreement and the Buyer Convertible Note in respect of any such Losses, together with any amount paid by Seller in cash in respect thereof, exceed the amount of such Losses. Except with respect to the order of application set forth in the second sentence of this Section 7.7(c) and as set forth in the immediately preceding sentence, in the event of any conflict between this Section 7.7(c) and Section 2.7 of the Buyer Senior Facilities Agreement or Section 14 of the Buyer Convertible Note, such provision of the Buyer Senior Facilities Agreement or the Buyer Convertible Note, as applicable, shall control.
(d)    All indemnification payments made under this Agreement will be deemed adjustments to the Final Consideration for Tax purposes, unless otherwise required by applicable Tax Law.
Section 7.8    Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any cash Tax benefit actually realized as a result of such Loss by the Person claiming such Loss in the taxable period in which such Loss arises or in the next one (1) succeeding year (determined on a “with and without” basis).
Section 7.9    Minimizing and Mitigating Losses. Each Indemnified Party shall use commercially reasonable efforts to minimize and mitigate any indemnifiable Loss.
ARTICLE VIII

MISCELLANEOUS AND GENERAL
Section 8.1    Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Buyer and Seller, or in the case of a waiver, by the Party granting the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as provided in Article VII.

Section 8.2    Expenses. Except as otherwise provided in this Agreement and the Ancillary Agreements and whether or not the Transactions are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses. Notwithstanding the foregoing or anything to the contrary in this Agreement or any Ancillary Agreement, (a) all reasonable and documented out-of-pocket fees, costs and expenses incurred on or prior to the Closing Date by the applicable lenders or holders specifically and directly attributable to the negotiation, preparation, execution, delivery, closing or perfection of the Buyer Senior Facilities, the Buyer Convertible Note Agreement, the Buyer Convertible Note and the related Financing Documents, including the reasonable and documented fees and expenses of counsel to the applicable lenders and holders, but excluding all Third-Party Financing Expenses (collectively, the “Seller Financing Expenses”), shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller and (b) all fees, costs and expenses incurred in connection with any Buyer Third-Party Financing or Buyer ABL Facility, including the negotiation, preparation, execution or delivery of any related intercreditor, subordination or similar agreement (collectively, the “Third-Party Financing Expenses”), shall be borne solely by Buyer. At the Closing, Buyer and Seller shall make such payments or reimbursements as are necessary to give effect to the allocation of Seller Financing Expenses then due and invoiced on or prior to the Closing Date. Any Seller Financing Expenses incurred on or prior to the Closing Date but invoiced after the Closing Date shall be allocated equally between Buyer and Seller, and the Party owing any reimbursement shall pay it within five (5) Business Days after Buyer’s receipt of a written request containing reasonable supporting detail and any applicable invoice. To the extent that Seller or any of its Subsidiaries incurs or becomes liable for any Third-Party Financing Expense or any other cost or expense that is expressly allocated to or required to be borne by Buyer pursuant to this Agreement (including, without limitation, pursuant to Section 1.6(b) (Deferred HD Local Businesses), Section 4.3(a)(ii) (Regulatory Filings/Approvals), Section 4.5(a) (Third-Party Consents), Section 4.15(c) (Transfer Taxes), Section 4.16 (RWI), Section 4.18(b) (Insurance Coverage), Section 4.22(a) (Business Guarantees) and Section 4.29(b) (Delivery of Financial Statements)), Buyer shall reimburse Seller for the amount of any such cost or expense within five (5) Business Days following receipt by Buyer of a written request for reimbursement from Seller, which request shall include reasonable detail regarding the nature and amount of such cost or expense and a copy of any applicable invoice or other supporting documentation relating thereto. Amounts payable by Buyer pursuant to the immediately preceding sentence shall be limited to reasonable and documented out-of-pocket costs and expenses, shall not include (except as expressly provided in Section 4.29(b) with respect to the Requested Financial Statements) any amount in respect of Information that constitutes a Transferred Asset or that Seller is otherwise required to deliver to Buyer pursuant to this Agreement or any Ancillary Agreement, and any good-faith dispute with respect to any such request shall not constitute a breach of this Agreement pending its resolution.
Section 8.3    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. The Parties understand and agree that delivery of a signed counterpart signature page to this Agreement, any Ancillary Agreement or any amendment or waiver to this Agreement or any Ancillary Agreement by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall constitute valid and sufficient delivery thereof and shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to this Agreement or to any such agreement or instrument shall raise the use of electronic means to deliver a signature to this Agreement or any amendment or waiver hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic means as a defense to the formation of a contract and each Party hereto forever waives any such defense.
Section 8.4    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.
(a)    This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction (whether of the State of Delaware or any other jurisdiction) would be required thereby.
(b)    Except as otherwise provided in Section 1.4, Section 1.9(b)(iii) or Section 4.15 or in any Ancillary Agreement, each Party agrees that it shall bring any Action in respect of any claim based upon, arising out of or relating to this Agreement or any Ancillary Agreement or the Transactions exclusively in the Court of Chancery of the State of Delaware and, if and only if such Court declines to exercise jurisdiction, the other courts of the State of Delaware or the federal courts of the United States of America located in the State of Delaware and the appellate courts therefrom (in such order of priority, the “Chosen Courts”) and solely in connection with claims arising under or relating to this Agreement or any of the Ancillary Agreements (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 8.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
(c)    EXCEPT AS PROVIDED OTHERWISE IN ANY ANCILLARY AGREEMENT, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND THE TRANSACTIONS BY, AMONG OTHER

THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS Section 8.4(c).
(d)    Except as provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate Transactions or effectuate the Closing) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions and effectuate the Closing), in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that, and that it will not assert that, the other Parties have an adequate remedy at law or that an award of specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity or is unenforceable, invalid, contrary to Law or inequitable for any reason. No breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.
Section 8.5    Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier to the Person or entity for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email (unless the sender receives a message indicating that the email was not delivered; an out-of-office or other automatically generated response that does not indicate non-delivery shall not affect the effectiveness of such notice), as provided in this Section 8.5:
To Seller:
Vantive Limited
Moneen Road, Castlebar, Co.
Mayo, F23 XR63, Ireland
Attn: General Counsel
Email: generalcounsel@vantive.com

With a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
200 Clarendon Street
Boston, MA 02116
Attention: Armand A. Della Monica, P.C.; Laura J. Steinke, P.C.; Nils Remole
Email: armand.dellamonica@kirkland.com;
laura.steinke@kirkland.com; nils.remole@kirkland.com

To Buyer:
Rockwell Medical, Inc.
30142 Wixom Road,
Wixom, MI 48393
Email: MStrobeck@rockwellmed.com; mtimmins@rockwellmed.com
Attn: Mark Strobeck; Megan Timmins
With a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
One Embarcadero Center, Suite 2600
San Francisco, CA 94111
Attn: Ryan A. Murr
Email: rmurr@gibsondunn.com
or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.
Section 8.6    Entire Agreement. This Agreement (including any exhibits or schedules hereto or related agreements between the Parties entered into in connection herewith), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof.
Section 8.7    No Third-Party Beneficiaries. Except as provided in Section 4.11 (Non-Solicitation; Non-Competition), Section 4.12 (Indemnification; Directors’ and Officers’ Insurance), Section 4.14 (Releases), Article VII (Survival; Post-Closing Recourse), solely with respect to the Buyer Indemnitees and the Seller Indemnitees, Section 8.10 (Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege) and Section 8.13 (No Recourse), solely with respect to the Nonparty Affiliates, there shall be no third-party beneficiaries of this Agreement, any Ancillary Agreement or any exhibit, annex or schedule hereto or thereto, and none of them shall confer on any Person other than the parties hereto and thereto any claim, cause of action, right or remedy.

Section 8.8    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section 8.9    Interpretation; Construction.
(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise indicated.
(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. The rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Currency amounts referenced herein are in U.S. Dollars. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to it as set forth in this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to “written” or “in writing” include documents in electronic form or transmitted by email. A reference to information “made available,” “provided” or “delivered” to Buyer shall mean that such information was (i) contained in the virtual data room administered by or on behalf of Seller at least one (1) day prior to the Execution Date or (ii) actually (including electronically) delivered or provided to Buyer or any of its Representatives at least one (1) day prior to the Execution Date. The phrase “past practice” shall mean, with respect to any Person or the Business, the past practices of such Person or the Business prior to the Execution Date. The phrase “ordinary course of business” shall mean, with respect to any Person or the Business, the ordinary course of the business consistent with past practices of such Person or the Business after the Look Back Date.

(c)    Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time, and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date. Any agreement or instrument referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.
(d)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(e)    Each representation, warranty, covenant and condition herein shall be given full, separate and independent effect. The provisions hereof are cumulative. A more specific provision shall limit the applicability of any other, more general, provision.
(f)    The Parties drafted this Agreement jointly through the exchange of drafts hereof, so there shall be no presumption or burden of proof favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(g)    Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such item or matter, or other items or matters, is or is not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.
(h)    Seller has or may have set forth certain information in the Seller Disclosure Letter. The fact that any item of information is disclosed in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection solely to the extent (i) such disclosure expressly cross-references such other section or subsection or (ii) the relevance of such item to such other section or subsection is readily apparent on the face of such disclosure (without reference to the underlying documents or any independent knowledge of the reader).

Section 8.10    Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.
(a)    Conflicts of Interest. Buyer acknowledges that the counsel set forth in Section 8.10(a) of the Seller Disclosure Letter (“Prior Company Counsel”) has, on or prior to the Closing Date, represented Seller, the HD Group Entities, other Affiliates of Seller, and their respective officers, employees and directors (each such Person, other than an HD Group Entity, a “Designated Person”) in one or more matters relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) and (y) in which Buyer or any of its Affiliates (including the HD Group Entities), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of Buyer and the HD Group Entities hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representation”) and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Buyer or any of its Affiliates (including the HD Group Entities), and even though Prior Company Counsel may (A) have represented the HD Group Entities in a matter substantially related to such dispute or (B) be currently representing the HD Group Entities. Without limiting the foregoing, each of Buyer and the HD Group Entities (on behalf of itself and its Affiliates) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information substantially related to such Post-Closing Representations learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of any HD Group Entity or Prior Company Counsel’s duty of confidentiality as to any HD Group Entity and whether or not such disclosure is made before or after the Closing; provided, that the Designated Persons will keep any such information confidential to the extent required by Section 4.13(b).
(b)    Attorney-Client Privilege. Buyer (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the applicable HD Group Entity, on the other hand (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, in each case to the extent occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Buyer, the HD Group Entities and their respective Affiliates, it being the intention of the Parties hereto that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privileges, shall be retained by Seller, and shall not pass to or be claimed or used by

Buyer or the HD Group Entities, except as provided in the last sentence of this Section 8.10(b). Furthermore, each of Buyer and the HD Group Entities (on behalf of itself and its Affiliates) acknowledges and agrees that any advice given to or communication with any of the Designated Persons to the extent related to an Existing Representation or a Post-Closing Representation shall not be subject to any joint privilege (whether or not either of the HD Group Entities also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or an HD Group Entity, on the one hand, and a third party other than a Designated Person, on the other hand, Buyer shall (and shall cause the applicable HD Group Entity to) assert to the extent available the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of Seller, which consent shall not be unreasonably conditioned, withheld or delayed.
(c)    Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the HD Group Entities or the Business to the extent containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be deemed excluded from the acquisition of the Transferred Equity Interests and the Deferred HD Local Businesses, and shall be distributed to Seller (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such books and records to the extent containing any Privileged Materials) no copies retained by the HD Group Entities. Absent the prior written consent of Seller (which consent shall not be unreasonably conditioned, withheld or delayed), none of Buyer or, following the Closing, the HD Group Entities, shall have a right of access to Privileged Materials. Buyer hereby agrees not to search for or use any Privileged Materials existing on the Buyer’s servers, electronic backup systems, e-mail archives or any other books and records after the Closing, and each of Seller and Buyer agrees to take all reasonable steps necessary to ensure such privilege shall survive the Closing in accordance with the terms herein.
(d)    Miscellaneous. Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the HD Group Entities) to discuss and obtain adequate information concerning the significance and material risks of, and reasonably available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 8.10 shall be irrevocable, and no term of this Section 8.10 may be amended, waived or modified without the prior written consent of Seller and Prior Company Counsel affected thereby.
Section 8.11    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party, except that (a) Buyer may assign any and all of its rights or obligations under this Agreement without the consent of Seller to one or more of its Affiliates if such assignment would not reasonably be expected to prevent or materially delay the Closing and would not result in any greater cost (including, for the avoidance of doubt, any withholding Taxes that reduce amounts paid to Seller) or obligation being imposed upon Seller and its Subsidiaries than would otherwise be so imposed pursuant to this Agreement; provided, however, that in each case, no such assignment shall relieve Buyer of any of its obligations hereunder; (b) Seller may assign its rights to receive any portion of the Closing Consideration or Post-Closing Adjustment to any of its Affiliates without the consent of Buyer; and (c) Buyer may assign any or all of its rights under this Agreement as collateral security to any lender or agent providing debt financing to Buyer or any of its Subsidiaries (provided, that no such assignment shall relieve Buyer of any of its obligations hereunder). Any purported assignment in violation of this Agreement is void.
Section 8.12    Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, or any Party under any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
Section 8.13    No Recourse. Except to the extent otherwise set forth in the Confidentiality Agreement, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or relate in any manner hereto or the negotiation, execution, or performance hereof (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as Parties in the preamble hereto. No Person who is not a party hereto, including any Related Party of Buyer or Related Party of Seller and current, former, or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, Representative, or assignee of, and any financial advisor, legal advisor, or lender to, Seller, Buyer, or any current, former, or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative, or assignee of, and any financial advisor, legal advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), will have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to, this Agreement, or based on, in respect of, or by reason of, this Agreement or its negotiation, execution, performance, or breach and, to the maximum extent permitted by Law, each Party hereby irrevocably waives and releases all such Liabilities, claims, causes of action, and obligations (whether at law, in equity, in contract, in tort or otherwise) against any such Nonparty Affiliates; provided, that the foregoing shall not limit (x) any liability or other obligation of the Parties for breaches of the terms and conditions of this Agreement, (y) for the avoidance of doubt, claims against Seller, where Seller is required to cause a Nonparty Affiliate to take or refrain from taking any action, (z) claims under any Ancillary Agreement by a party thereto against the applicable parties thereto and (w) any obligation of any Restricted Party under Section 4.11 or Section 4.13. Without limiting the foregoing, but subject to the immediately preceding proviso, to the maximum extent permitted by Law, (a) each Party hereto hereby irrevocably waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a party or otherwise impose liability of a party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Party hereto hereby irrevocably disclaims any reliance upon any Nonparty Affiliates with respect to the performance hereof or any representation or warranty made in, in connection with, or as an inducement to, this Agreement. Notwithstanding the foregoing, this Section 8.13 shall not apply to claims against any Person, including any Nonparty Affiliate, for Fraud. The Nonparty Affiliates shall be express third-party beneficiaries of this Section 8.13.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

ROCKWELL MEDICAL, INC.

By:	/s/ Mark Strobeck
Name: Mark Strobeck, Ph.D.
Title: President and Chief Executive Officer

    [Signature Page to Equity and Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

VANTIVE LIMITED

By:	/s/ Benjamin Daverman
Name: Benjamin Daverman
Title: Vice President and Chief Strategy and Business Development Officer

    [Signature Page to Equity and Asset Purchase Agreement]

ANNEX A
List of HD Group Entities
1.    Gambro Dasco S.p.A.
2.    Vantive Korea Incorporated
A-1

EXHIBIT A
DEFINITIONS
As used in this Agreement, the following terms have the meanings specified in this Exhibit A.
“2025 Financial Statements” has the meaning set forth in Section 4.29(a).
“2026 Financial Statements” has the meaning set forth in Section 4.29(a).
“2027 Financial Statements” has the meaning set forth in Section 4.29(a).
“Access Restrictions” has the meaning set forth in Section 4.6(a).
“Accountant” has the meaning set forth in Section 1.4(b)(iv).
“Accounting Principles” means the policies, practices and procedures set forth on Exhibit H attached hereto.
“231 Model” has the meaning set forth in Section 2.11(d).
“Accounts Receivable” means all trade accounts and notes receivable and other miscellaneous receivables of the HD Group Entities as of the Closing arising out of the sale or other disposition of goods or services of the Business.
“Accrued Vacation Liabilities” has the meaning set forth in Section 4.9(d).
“Acquired Rights Directive” means (a) Council Directive 2001/23/EC of March 12, 2001 or any directive replacing or amending the same and the implementing Laws in the relevant countries and (b) other applicable Laws in any non-U.S. jurisdiction which provide for the automatic transfer of employees and their rights in the transfer of an undertaking or other similar business transaction.
“Action” means any civil, criminal, judicial or administrative action, suit, demand, claim, complaint, litigation, investigation, review, inquiry, examination, audit, formal proceeding, arbitration or mediation, hearing or other similar dispute.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, (a) prior to the Closing, the HD Group Entities shall not be “Affiliates” of Buyer and (b) as of and following the Closing, the HD Group Entities shall not be “Affiliates” of Seller. Notwithstanding the foregoing, in no event shall Seller or any of its Subsidiaries be considered an Affiliate of any investment fund affiliated with Carlyle Investment Management L.L.C. or any other portfolio company of any investment fund affiliated with Carlyle Investment Management L.L.C., nor shall any investment fund affiliated with Carlyle Investment Management L.L.C. or any other portfolio company of any investment fund affiliated with Carlyle Investment Management L.L.C. be considered to be an Affiliate of Seller or any of its Subsidiaries.
“Agents” has the meaning set forth in Section 2.10(i).
“Aggregate Earnout Cap” has the meaning set forth in Section 1.9.
“Agreement” has the meaning set forth in the Preamble.
“AIP” has the meaning set forth in Section 4.9(h).
“Allocation” has the meaning set forth in Section 4.15(j).
“Allocation Objection Notice” has the meaning set forth in Section 4.15(j).
“Alternative Transaction” means any transaction with a third party involving (a) any acquisition of or any merger, consolidation, reorganization, liquidation, recapitalization, share exchange or other business combination transaction involving an HD Group Entity or a significant portion of the assets of the Business, taken as a whole, (b) any issuance or sale of shares of capital stock or other equity securities of an HD Group Entity or (c) the sale, lease, exchange or other disposition of any significant portion of the properties or assets of the Business, taken as a whole, in each case, other than the Transactions.
“Ancillary Agreements” means the Local Transfer Documents, Transition Services Agreement, the Manufacturing and Supply Agreement, any Business Transfer Agreement, the Buyer Senior Facilities Agreement, the Buyer Convertible Note Agreement, the Buyer Convertible Note and the Instruments of Assignment, in each case, including any exhibits, annexes and schedules thereto.
“Annual Earnout Cap” has the meaning set forth in Section 1.9.
“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the United Kingdom Bribery Act, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) other anti-bribery and anti-corruption laws, regulations or ordinances to the extent applicable to the HD Group Entities and the Business and their respective operations from time to time.
“Anti-Money Laundering Laws” means anti-money laundering-related laws, regulations, “know-your-customer” obligations, any predicate crime to money laundering or any financial recordkeeping or reporting requirements related thereto and codes of practice to the extent applicable to the HD Group Entities and the Business and their operations from time to time.
“Antitrust Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of a monopolization or restraint of trade or a lessening of competition, including the HSR Act, the Sherman Antitrust Act of 1890 and the Clayton Act of 1914.

“Applicable Seller Entity” has the meaning set forth on Exhibit M.
“Approvals” has the meaning set forth in Section 2.4(a).
“Assets” means, with respect to any Person, the assets, rights, interests, claims and properties of all kinds, real and personal, tangible, intangible and contingent, wherever located (including in the possession of suppliers, distributors, other third parties or elsewhere), of such Person, including rights and benefits pursuant to any Contract, Permit, bond, concession, franchise, instrument, commitment, understanding or other arrangement and any rights or benefits pursuant to any Action.
“Assumed Liabilities” means, without duplication, the following Liabilities, in each case other than the Excluded Liabilities: all Liabilities to the extent Related to the Business or related to the Transferred Assets, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, determined or undeterminable, or arising prior to, on or after the Closing Date, including Transferred Employee Liabilities, the Liabilities of the HD Group Entities (which shall remain Liabilities of the HD Group Entities and shall not be separately assumed at the Closing) and the Liabilities set forth in Section A.15 of the Seller Disclosure Letter.
“Assumptions” has the meaning set forth in Section 3.5(b).
“Audited Net Revenue” means the aggregate net revenues for the Business for the fiscal year ended December 31, 2025, as presented in the line item captioned “net revenues” (or the equivalent caption) in the 2025 Financial Statements.
“Automatic Transfer Business Employee” has the meaning set forth in Section 4.8(c).
“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.3.
“Base Purchase Price” means an amount equal to $125,000,000.
“Baxter” means Baxter International Inc. and each of its Subsidiaries and Affiliates from time to time, other than Seller and its Subsidiaries.
“Baxter IT Disentanglement” means the separation of the Seller’s information technology systems, applications, infrastructure, data and related services from those of Baxter pursuant to the information technology transformation program known as the “Foundation Program.”
“Baxter Purchase Agreement” means the Equity Purchase Agreement, dated as of August 12, 2024, by and among Baxter International Inc., Spruce Bidco I Inc., Spruce Bidco II Inc., Spruce Bidco Limited and CP Spruce Holdings, S.C.Sp., together with the seller disclosure letter thereto, as amended, supplemented or otherwise modified from time to time.
“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Seller or its Subsidiaries (including the HD Group Entities) for the benefit of Business Employees or Deferred HD Local Business Employees. Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), employment, consulting, non-compete and/or non-solicit, retirement, pension, severance, retention, sale, termination, separation, or change in control agreements, deferred compensation, equity or equity-based, stock purchase, incentive, bonus, commission, supplemental retirement, profit sharing, life or disability insurance, medical, paid time off, post-employment welfare, leave, welfare, fringe or other benefits or remuneration of any kind.
“Borrower” has the meaning set forth in Section 5.3(d)(i).
“Burdensome Condition” means any requirement, condition, commitment, undertaking, prescription or remedy imposed under any Antitrust Law or any Foreign Investment Law that, individually or in the aggregate, would reasonably be expected to (a) require the sale, divestiture, license, holding separate or other disposition of any assets, businesses or product lines of Seller, Buyer or any of their respective Subsidiaries (other than, following the Closing, the Business and the HD Group Entities) or (b) have a material adverse effect on the Business, taken as a whole.
“Business” means the business and operations in the Transferred Jurisdictions comprising the development, manufacture, marketing and sale of (i) hemodialysis concentrates, (ii) water treatment systems (including technical services related thereto), (iii) hemodialysis monitors (including technical services and bloodlines related thereto), (iv) select HD PPT products, and (v) HD monitor consumables, in each case as relates to the products set forth in Section A.1 of the Seller Disclosure Letter (collectively, the “Business” and products set forth on such Schedule, collectively, the “Products”).  For the avoidance of doubt, hemodialysis dialyzers (including the Polyflux, Revaclear, Theranova, Evodial and Nephral product families) and ultra filter U9000+ (collectively, the “Retained Dialyzers”) are not within the scope of the Business.
“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in the city of New York, New York.
“Business Employee” means each individual identified as a Business Employee as set forth in Section A.2 of the Seller Disclosure Letter, as the same may be updated from time to time in accordance with Section 4.8(a) or, with the prior written consent of Buyer, to correct inadvertent or unintended omissions.
“Business Guarantees” has the meaning set forth in Section 4.22(a).
“Business Software” means the tangible embodiments of any proprietary Software that is exclusively related to or used exclusively in connection with the Business and is owned by Seller or its Subsidiaries, in each case, excluding any Software or associated systems or services owned, controlled or provided by any third Person.
“Business Transfer Agreement” has the meaning set forth in the Recitals.

“Buyer” means Rockwell Medical, Inc., a Delaware corporation; provided, that where this Agreement provides that assets or equity shall be transferred to “Buyer,” Buyer may designate one or more of its Affiliates or newly-formed acquisition vehicles controlled by it to receive such assets or equity, subject to Buyer remaining fully liable for all of its obligations hereunder, and references to “Buyer” in Section 3.1, Section 3.2, Section 3.3, Section 3.7, Section 3.12 and Section 4.17 shall be deemed to refer to each of Buyer and such designees.
“Buyer 401(k) Plan” has the meaning set forth in Section 4.9(c).
“Buyer ABL Facility” has the meaning set forth in Section 1.8(b).
“Buyer Convertible Note Agreement” means the note purchase agreement in respect of the Buyer Convertible Note, to be entered into at Closing in the form set forth in Exhibit E.
“Buyer Convertible Note” means the subordinated unsecured convertible note in an aggregate principal amount of $25,000,000 to be issued by Buyer to Vantive Manufacturing Limited, a private company limited by shares and incorporated under the laws of Ireland with company number 746558, as the “Seller” at the Closing.
“Buyer Disclosure Letter” has the meaning set forth in Article III.
“Buyer EBITDA” means, for any fiscal year of Buyer, an amount equal to the greater of (a) the consolidated net income (loss) of Buyer and its consolidated Subsidiaries, (i) plus, without duplication and to the extent deducted in determining such consolidated net income (loss), net interest expense, net other expense, income tax expense, depreciation and amortization, impairment charges, stock-based compensation expenses, one-time severance costs, deferred revenue and inventory reserve amounts, all fees, costs and expenses incurred in connection with this Agreement, the Transactions or any dispute under Section 1.9, any management fee, corporate overhead or other charge or allocation by Buyer or any of its Affiliates in excess of amounts consistent with Buyer’s past practice, and extraordinary one-time non-recurring items that are, or would be in accordance with Buyer’s past practice, separately identified and quantified in Buyer’s audited financial statements or in Buyer’s public reporting of “Adjusted EBITDA”, and (ii) minus, without duplication and to the extent included in determining such consolidated net income (loss), net interest income, net other income, income tax benefit and any reversal of deferred revenue or inventory reserve amounts, in each case of the items in clause (i) and (ii), consistent with Buyer’s past practice and the principles, policies and procedures used in the determination of the “Adjusted EBITDA” reported in Buyer’s Form 8-K filed with the SEC on August 13, 2026; and (b) Buyer’s public reporting of “Adjusted EBITDA” (or, if Buyer does not publicly report “Adjusted EBITDA” or a comparable measure for such fiscal year, the highest comparable measure reported by Buyer for such fiscal year to its board of directors or to the lenders under the Buyer Senior Facilities Agreement). Buyer EBITDA shall be derived from (x) the audited consolidated financial statements of Buyer and its Subsidiaries, including the notes thereto, included in Buyer’s Annual Report on Form 10-K for such fiscal year as filed with the SEC, prepared in accordance with GAAP applied on a basis consistent with Buyer’s past practices, or (y) if Buyer has not filed an Annual Report on Form 10-K with respect to any fiscal year during the Earnout Period within ninety (90) days after the end of such fiscal year, the audited consolidated financial statements of Buyer and its Subsidiaries for such fiscal year prepared in accordance with GAAP applied on a basis consistent with Buyer’s past practices, which financial statements Buyer shall cause to be prepared and delivered to Seller no later than one hundred twenty (120) days after the end of such fiscal year, and in each case shall be determined without giving effect to (i) any change after the Closing in Buyer’s accounting principles, policies, methodologies, elections or estimates, except as required by a change in GAAP effective after the Execution Date, or (ii) any purchase accounting or other adjustment arising from the transactions contemplated by this Agreement. If the financial statements from which Buyer EBITDA for any fiscal year is derived are subsequently restated, Buyer EBITDA for such fiscal year shall be recalculated to give effect to such restatement, and any resulting increase or decrease shall be given effect for all purposes of Section 1.9. If, as a result of any such recalculation, the aggregate Earnout Payments theretofore paid to Seller exceed the aggregate Earnout Payments that would have been payable on the basis of Buyer EBITDA as so recalculated, the amount of such excess shall, at Buyer’s election, be credited against the Earnout Payments next becoming payable or repaid by Seller to Buyer within thirty (30) days after written demand therefor. If, as a result of any such recalculation, the aggregate Earnout Payments that would have been payable on the basis of Buyer EBITDA as so recalculated exceed the aggregate Earnout Payments theretofore paid to Seller, Buyer shall pay the amount of such excess to Seller within five (5) Business Days after such recalculation in accordance with Section 1.9(c).
“Buyer Indemnitees” has the meaning set forth in Section 7.2.
“Buyer Pro Forma EBITDA” means, for any fiscal year of the Buyer, Buyer EBITDA for such fiscal year, determined (a) excluding the Buyer EBITDA (whether positive or negative) attributable to any Post-Closing Acquisition, and excluding all transaction, financing, integration, restructuring, severance and similar costs and expenses incurred in connection with any Post-Closing Acquisition or any proposed or abandoned acquisition, (b) including, for any fiscal year of Buyer that contains the Closing Date, the EBITDA of the Business for such period prior to the Closing Date as reported in the Financial Statements, and (c) after giving effect to any adjustment made pursuant to Section 1.9(h) and any other adjustments mutually agreed in writing by Buyer and Seller.
“Buyer Pro Forma Revenue” means, for any fiscal year of Buyer, Buyer Revenue for such fiscal year, determined (a) excluding the revenues attributable to any Post-Closing Acquisition, determined on a basis consistent with the calculation of Buyer Revenue, and (b) after giving effect to any adjustment made pursuant to Section 1.9(h) and any other adjustments mutually agreed in writing by Buyer and Seller.
“Buyer Revenue” means, for any fiscal year of Buyer, an amount equal to the consolidated total net revenues of Buyer and its consolidated Subsidiaries for such fiscal year, as reported in the audited consolidated financial statements of Buyer included in Buyer’s Annual Report on Form 10-K for such fiscal year, prepared in accordance with GAAP applied on a basis consistent with Buyer’s past practice (or, if Buyer is not required to file such report, determined on the same basis as provided in the definition of Buyer EBITDA).
“Buyer Released Parties” has the meaning set forth in Section 4.14(a).
“Buyer Releasing Parties” has the meaning set forth in Section 4.14(a).

“Buyer Senior Facilities” means the senior credit facilities consisting of two term loans of an equal principal amount, ranking pari passu, with an initial aggregate principal amount equal to (i) the Closing Consideration minus (ii) the principal amount of the Buyer Convertible Note, which aggregate principal amount shall be reduced at the Closing solely by the Cash Consideration Portion pursuant to Section 1.8(c), as adjusted from time to time pursuant to Section 1.4(c) and Exhibit L each as further described in the Buyer Senior Facilities Agreement (each, a “Buyer Term Loan” and collectively, the “Buyer Term Loans”).
“Buyer Senior Facilities Agreement” means the credit agreement in respect of the Buyer Senior Facilities, to be entered into at Closing in the form set forth in Exhibit D.
“Buyer Stockholder Approval” has the meaning set forth in Section 3.6.
“Buyer Term Loan” has the meaning set forth in the definition of Buyer Senior Facilities.
“Buyer Third-Party Financing” has the meaning set forth in Section 1.8(b).
“Cash” means, as of any specified time, all cash and cash equivalents, currency on hand, cash balances in deposits with banks or financial institutions, negotiable instruments, checks, money orders, marketable securities, short-term instruments and other cash equivalents (to the extent convertible to cash within ninety (90) days), in each case, of the HD Group Entities determined in accordance with the Accounting Principles; provided, that Cash shall (without duplication) (a) be increased by checks, drafts, wires and other similar instruments in transit that have been received and deposited but have not cleared into the bank accounts of, the Business (to the extent the respective amounts of such checks, drafts, wires and other similar instruments are not included in the calculation of Net Working Capital), (b) be reduced by the aggregate amount of all checks, drafts, wires and other similar instruments issued and outstanding but uncleared as of such time (to the extent the respective amounts of such checks, drafts and other similar instruments are not included in the calculation of Net Working Capital), (c) exclude any cash and cash equivalents which is not freely usable because it is subject to restrictions or limitations on use or distribution by Contract, Law or Order calculated in accordance with the Accounting Principles (but excluding any Foreign Restricted Cash); provided, that for purposes of this item (c), such cash and cash equivalents shall be excluded solely to the extent of such restriction or limitation, and (d) be reduced for any applicable amounts (i) distributed or otherwise paid to Seller, or (ii) used to repay Indebtedness (but solely to the extent such repayment reduces Closing Indebtedness for purposes of this Agreement) or to settle or otherwise eliminate intercompany balances and accounts pursuant to Section 4.21(a).
“Cash Consideration Portion” has the meaning set forth in Section 1.8(c).
“Change” means any event, fact, condition, circumstance, change, occurrence, development or effect.
“Change of Control Payments” means, without duplication, (a) all Liabilities of the HD Group Entities, and all Liabilities of Seller or any of its other Affiliates to the extent constituting Transferred Employee Liabilities or otherwise borne by Buyer or any of its Affiliates (including any HD Group Entity) following the Closing or Local Closing, as applicable, for any transaction, discretionary, termination or change of control bonuses or similar payments, retention bonuses or similar payments (excluding any retention bonuses entered into with Buyer in connection with the Transactions) and any severance or similar payments or benefits owed to any Business Employee or Former Business Employee or other individual service provider that provides services to the Business, in each case, that are entered into prior to the Effective Time and payable upon or as a result of the execution of this Agreement or the consummation of the Transactions (excluding any such payments or obligations payable upon any termination of employment or engagement of, or adverse change to the compensation or benefits of, such individual by or at the direction of Buyer or its Affiliates following the consummation of the Transactions or in combination with any other event), and (b) with respect to the payments referenced in (a), the employer portion of any associated payroll, social security, unemployment or similar Taxes (determined as though such obligations were payable as of the Effective Time or Local Closing, as applicable). For the avoidance of doubt, each Change of Control Payment shall be taken into account only once in the determination of the Final Consideration and shall not also be included in Seller Transaction Expenses or Closing Net Working Capital, charged to Buyer or any of its Affiliates through the Net Economic Benefit Amount (as defined in Exhibit L) or otherwise under Exhibit L, the Transition Services Agreement or any other Ancillary Agreement, or otherwise borne by Buyer or any of its Affiliates except through such determination.
“Chosen Courts” has the meaning set forth in Section 8.4(b).
“Claim” has the meaning set forth in Section 7.5(a).
“Claim Notice” has the meaning set forth in Section 7.5(a).
“Closing” has the meaning set forth in Section 1.2(a).
“Closing Assets and Liabilities Statement” has the meaning set forth in Section 4.29(c).
“Closing Cash” has the meaning set forth in the definition of “Post-Closing Statement.”
“Closing Consideration” means an amount equal to:
(a)    Base Purchase Price; plus
(b)    the Estimated Cash; plus
(c)    the amount, if any, by which the Estimated Net Working Capital exceeds the Upper Target Net Working Capital; minus
(d)    the amount, if any, by which the Estimated Net Working Capital is less than the Lower Target Net Working Capital; minus
(e)    the Estimated Indebtedness; minus
(f)    the Revenue Adjustment Amount.
“Closing Date” has the meaning set forth in Section 1.2(a).

“Closing Indebtedness” has the meaning set forth in the definition of “Post-Closing Statement.”
“Closing Net Working Capital” has the meaning set forth in the definition of “Post-Closing Statement.”
“Code” means the Internal Revenue Code of 1986.
“Commingled Contracts” has the meaning set forth in Section 4.19(a).
“company” includes any company, corporation or body corporate (including a limited liability company), wherever incorporated.
“Competitive Business” has the meaning set forth in Section 4.11(b).
“Confidential Information” means any and all information to the extent relating to the business, financial or other affairs (including future plans and targets) of the Business (including any books and records or “back-up” electronic tapes retained by Seller or its Subsidiary pursuant to clause (m) of the definition of Transferred Assets herein), the HD Group Entities, this Agreement, the Ancillary Agreements and the consummation of the Transactions; provided, however, that “Confidential Information” will not include any information that (a) is or becomes (other than as a result of disclosure by Seller in violation of this Agreement) generally available to, or known by, the public, (b) is independently developed by Seller or any of its Subsidiaries without use of or reference to information that would be “Confidential Information” but for the exclusions set forth in this proviso or (c) is received by Seller or any of its Subsidiaries following the Closing from a third party not known by Seller or any of its Subsidiaries, in each case, after reasonable inquiry, to be bound by a duty of confidentiality to Seller, the HD Group Entities or any of its or their respective Affiliates with respect to such information.
“Confidentiality Agreement” has the meaning set forth in Section 4.13(a).
“Consent” means any approval, authorization, consent, ratification, permission, exemption or waiver.
“Consultation Process” has the meaning set forth in Section 1.7(a).
“Contagion Event” shall mean the outbreak and ongoing effects of a contagious disease, epidemic or pandemic (including COVID-19) or any treatment or vaccines therefor.
“Contaminants” shall mean malware, contaminants, viruses, “trojan horses,” worms, or malicious code, software routines or hardware components, or other software designed to cause or permit unauthorized access to, or disruption, impairment, disablement, or destruction of, software, hardware or data.
“Continuing Business Guarantees” has the meaning set forth in Section 4.22(a).

“Contract” means any legally binding written or oral agreement, undertaking, lease, license, contract, note, mortgage, indenture, arrangement or other written and legally binding obligation.
“controls” has the meaning set forth in the Affiliate definition.
“Copyrights” has the meaning set forth in the definition of “Intellectual Property Rights.”
“Current Assets” means (without duplication) (i) the current assets of the HD Group Entities and (ii) the Transferred Inventory, in each case of (i) and (ii), calculated in accordance with the Accounting Principles, excluding any Income Tax assets, and no other assets.
“Current Liabilities” means the current liabilities of the HD Group Entities, calculated in accordance with the Accounting Principles, excluding any Income Tax liabilities, and no other liabilities.
“Custodial Party” has the meaning set forth in Section 4.6(f).
“Debt Security” means each guarantee, security agreement, mortgage, collateral assignment, pledge agreement or other similar agreement granted or delivered by, or applicable to, any HD Group Entity, any Transferred Equity Interest or any Transferred Asset, and each other agreement, instrument, filing or document that creates or purports to create any guarantee, Lien or other credit support in favor of any agent, trustee, lender, holder or other secured party under or in connection with the Seller Credit Documents.
“Deed of Release” means one or more deeds of release (and any equivalent release document, notice, filing or form required in any applicable jurisdiction) pursuant to which all Debt Security and all related obligations and guarantees of the HD Group Entities, and all Liens on the Transferred Equity Interests and Transferred Assets arising under or in connection with the Seller Credit Documents (in each case, to the extent not automatically released pursuant to the governing terms thereunder), shall be released effective as of, and subject only to the occurrence of, the Closing, in form customarily delivered by or otherwise acceptable to the applicable agent, trustee, lenders or holders and reasonably acceptable to Buyer (solely as to whether such document is effective to effect such release) and, in respect of any Debt Security governed by Italian or other non-U.S. Law, in the form required by such Law to effect the release and cancellation of any related annotation, registration or filing (including on the Gambro Share Certificate, in the shareholders’ ledger (libro soci) of Gambro Italy and in any land or other public register) (it being agreed that any such annotation, registration or filing that by its nature or under applicable Law can only be made at or after the Closing shall be made as promptly as reasonably practicable following the Closing, and arrangements for which have been made at or prior to the Closing shall be sufficient for purposes of this definition); provided, that any officer’s certificate certifying to the applicable agent, trustee, lenders or holders under the Seller Credit Documents the satisfaction of conditions to release (to the extent required to be delivered to the applicable agent, trustee, lenders or holders under the Seller Credit Documents in connection with such release), together with the corresponding UCC-3 termination statements (or any equivalent release document, notice, filing or form in any applicable jurisdiction) and any other applicable termination or release documents customarily delivered by the applicable agent, trustee, lenders or holders in connection with such release, shall constitute the Deed of Release, and no other deed of release shall be required for the purpose of the definition hereof.
“Decree 231” has the meaning set forth in Section 2.11(d).
“Deferred Assumed Liabilities” has the meaning set forth in the Recitals.
“Deferred HD Local Business” has the meaning set forth in the Recitals.
“Deferred HD Local Business Employee” means each Business Employee primarily employed in a jurisdiction designated in the Deferred Jurisdiction Notice, as identified as a Deferred HD Local Business Employee in the updated Section A.2 of the Seller Disclosure Letter delivered pursuant to Section 4.8(a), as the same may be updated from time to time to reflect actions permitted under the terms of this Agreement (including any update to the Deferred Jurisdiction Notice) or to correct inadvertent or unintended omissions.
“Deferred HD Transferred Business Employee” has the meaning set forth in Section 4.8(b).
“Deferred Jurisdiction Notice” has the meaning set forth in Section 1.6(a).
“Deferred Transferred Assets” has the meaning set forth in the Recitals.
“Delayed HD Asset” has the meaning set forth in Section 4.17(a)(ii)Section 4.17(b).
“Delayed HD Liability” has the meaning set forth in Section 4.17(a)(ii)Section 4.17(b).
“Delayed Seller Asset” has the meaning set forth in Section 4.17(e).
“Delayed Seller Liability” has the meaning set forth in Section 4.17(e).
“Designated Person” has the meaning set forth in Section 8.10(a).
“Direct Claim” has the meaning set forth in Section 7.5(a).
“Discontinued Licensed Patent” has the meaning set forth in Section 4.33.
“Disposition” has the meaning set forth in Section 1.9(h).
“Disposition Reference Period” has the meaning set forth in Section 1.9(h).
“Disputed Items” has the meaning set forth in Section 1.4(b)(iv).
“Earnout Disputed Items” has the meaning set forth in Section 1.9(b)(iii).
“Earnout Objection Notice” has the meaning set forth in Section 1.9(b)(ii).

“Earnout Payment” has the meaning set forth in Section 1.9.
“Earnout Period” has the meaning set forth in Section 1.9.
“Earnout Review Period” has the meaning set forth in Section 1.9(b)(ii).
“Earnout Statement” has the meaning set forth in Section 1.9(b)(i).
“EBITDA Earnout Payment” has the meaning set forth in Section 1.9(a)(i).
“Effective Hire Date” has the meaning set forth in Section 4.8(d).
“Effective Time” has the meaning set forth in Section 1.2(a).
“Environmental Law” means all applicable Laws concerning: (a) the protection or cleanup of the environment or natural resources; (b) health and safety as it relates to Hazardous Substance exposure; (c) the management, manufacture, labeling, registration, handling, use, transportation, treatment, presence, disposal, release or threatened release of any Hazardous Substance; or (d) noise, odor, wetlands, pollution, contamination or any injury to Persons or property arising out of any Hazardous Substance contamination or exposure but in each case above excluding matters to the extent regulated under Healthcare Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with an HD Group Entity as a “single employer” within the meaning of Section 414 of the Code.
“Estimated Cash” has the meaning set forth in the definition of “Estimated Closing Statement” (as the same may be updated and redelivered in accordance with Section 1.4(a)).
“Estimated Closing Statement” means the written statement, prepared in the form of the template set forth in Exhibit G, delivered pursuant to Section 1.4(a), setting forth Seller’s good-faith calculations of the Closing Consideration determined in accordance with the Accounting Principles, which shall take into account, and set forth as separate line items, all items establishing the basis for such calculations, including (i) a good-faith calculation of the Net Working Capital as of the Effective Time (which shall be prepared in a format consistent with Exhibit G) (the “Estimated Net Working Capital”), (ii) good-faith estimates of Cash as of the Effective Time (“Estimated Cash”) and Indebtedness as of immediately prior to the Closing (“Estimated Indebtedness”) and (iii) good-faith calculation of the Revenue Adjustment Amount, in each case of clause (i) and (ii), assuming that the Pre-Closing Reorganization occurs as of immediately prior to the Effective Time.
“Estimated Indebtedness” has the meaning set forth in the definition of “Estimated Closing Statement” (as the same may be updated and redelivered in accordance with Section 1.4(a)).

“Estimated Net Working Capital” has the meaning set forth in the definition of “Estimated Closing Statement” (as the same may be updated and redelivered in accordance with Section 1.4(a)).
“Excess NBV” has the meaning set forth on Exhibit M.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Assets” means any and all Assets of the Seller and its Subsidiaries (including, for the avoidance of doubt, the HD Group Entities) that are not Transferred Assets by virtue of the limitations expressed or implied in the definition of Transferred Assets (other than the Transferred Equity Interests) and all of the following assets, properties and rights of Seller and its Subsidiaries (including, for the avoidance of doubt, the HD Group Entities), including those retained or, as applicable, transferred prior to the Closing to Seller or its applicable Subsidiaries (other than the HD Group Entities) pursuant to the Pre-Closing Reorganization, whether or not such assets, properties and rights would otherwise fall within the definition of “Transferred Assets”:
(a)    all cash and cash equivalents of Seller or its Subsidiaries, other than Cash;
(b)    all accounts receivable of Seller or its Subsidiaries, other than Accounts Receivable;
(c)    all checkbooks, canceled checks and bank accounts of Seller or its Subsidiaries other than the HD Group Entities;
(d)    all Retained IP;
(e)    all IT Assets owned by Seller or its Subsidiaries (including the HD Group Entities), other than the Transferred IT Assets;
(f)    all owned real property and real property leases and subleases of Seller or its Subsidiaries, other than the Transferred Real Estate;
(g)    all Excluded Contracts;
(h)    all Commingled Contracts that are not Related to the Business, subject to Section 4.19;
(i)    all shares of capital stock of, or other equity interests in, any Subsidiary of Seller or any other Person other than the HD Group Entities;
(j)    all corporate-level services of the type provided as of the Execution Date to the Business by Seller or any of its Subsidiaries that are expressly set forth as a service to be provided by Seller or its Affiliates pursuant to the Transition Services Agreement;
(k)    all products owned by Seller or any of its Subsidiaries (other than the Products);
(l)    all Permits (excluding Permits to the extent included within the definition of “Transferred Assets”);

(m)    all Intellectual Property Rights and licenses or other rights to any Intellectual Property Rights held by Seller or any of its Subsidiaries (other than the HD Group Entities) with respect thereto (other than the Transferred Intellectual Property and the Transferred Contracts);
(n)    all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind (except to the extent included within the definition of “Transferred Assets”), including rights arising under warranties, representations, indemnities and guarantees made by suppliers of products, materials or equipment, or components thereof, related to the Excluded Assets or the Excluded Liabilities;
(o)    all rights of Seller and its Subsidiaries (other than the HD Group Entities) to reimbursements, indemnification, hold-harmless or similar rights to the extent related to any Excluded Assets or Excluded Liabilities;
(p)    all rights of Seller or its Subsidiaries (other than the HD Group Entities) under this Agreement and the Ancillary Agreements and, other than to the extent exclusively related to the Business or the HD Group Entities, Seller’s and its Subsidiaries’ Organizational Documents, minute and stock record books, corporate seal and tax records;
(q)    (i) all records and reports prepared or received by Seller and its Subsidiaries in connection with the sale of the Business or the Transactions, including all analyses relating to the Business or Buyer so prepared or received, (ii) all confidentiality agreements with prospective purchasers of the Business or any portion thereof, and all bids and expressions of interest received from third parties with respect thereto and (iii) all privileged communications, materials, documents and records described in Section 8.10;
(r)    all credits, refunds and other assets relating to Income Taxes of Seller and its Subsidiaries, other than the HD Group Entities (to the extent such credits, refunds or other assets of the HD Group Entities are not with respect to Excluded Assets);
(s)    all assets used by Seller or its Subsidiaries to provide services or supplies to Buyer and its Subsidiaries (including, after the Closing, the HD Group Entities) pursuant to the Transition Services Agreement to the extent such assets are not Related to the Business;
(t)    other than as set forth in Section 4.18(b), all insurance policies and rights thereunder, including the benefit of any deposits or prepayments and any insurance proceeds;
(u)    all assets of or relating to any Benefit Plan other than any Transferred Benefit Plan;
(v)    any employee data which relates to employees who are not Transferred Business Employees or which Seller and its Subsidiaries are prohibited by Law or contract from disclosing or delivering to Buyer;
(w)    all Excluded Inventory;

(x)    all Assets in the Retained Jurisdictions; and
(y)    the Assets set forth in Section A.3 of the Seller Disclosure Letter.
“Excluded Contracts” means the Contracts set forth in Section A.4 of the Seller Disclosure Letter.
“Excluded Inventory” means any Inventory of the Retained Business, including any finished goods Inventory manufactured for the Retained Business and technical service spare parts whether (i) held or located at any location or facility owned or leased by the HD Group Entities, (ii) in transit to the HD Group Entities, (iii) held on consignment by third parties on behalf of the Business or (iv) held or located elsewhere.
“Excluded Liabilities” means all of the following Liabilities of Seller and its Subsidiaries (including, for the avoidance of doubt, the HD Group Entities), including those retained or, as applicable, assumed prior to the Closing by Seller or its applicable Subsidiaries (other than the HD Group Entities) pursuant to the Pre-Closing Reorganization (except that Excluded Liabilities shall not include Liabilities related to Taxes, which shall be governed by Section 4.15):
(a)    all Liabilities to the extent arising out of or related to the Excluded Assets or Retained Business;
(b)    any Seller Transaction Expenses, to the extent not included in the calculation of the Final Consideration as finally determined pursuant to Section 1.4;
(c)    all Liabilities under Commingled Contracts to the extent such Liabilities are not related to the Business and all Liabilities under Contracts that are not Transferred Contracts or Commingled Contracts;
(d)    all Liabilities to the extent arising out of or relating to the Pre-Closing Reorganization, including any Liability of any HD Group Entity (i) under Article 2560 or Article 2112 of the Italian Civil Code or any similar provision of applicable Law imposing joint, several, secondary or successor liability in connection with the Pre-Closing Reorganization in Italy or the Republic of Korea in respect of any Liability allocated, or that should have been allocated, or that is otherwise attributable (1) to any Person other than an HD Group Entity or (2) to the Retained Business, and (ii) under Article 2112 of the Italian Civil Code or Article 47 of Italian Law No. 428 of December 29, 1990 (or any similar provision of applicable Law) arising out of or relating to any failure to comply therewith in connection with the Pre-Closing Reorganization;
(e)    all Liabilities with respect to any Former Business Employee; provided that this clause (e) shall not apply to (A) any Liabilities relating to any Former Business Employee whose resignation or termination arose or resulted, in whole or in part, from any action or inaction attributable to Buyer or any of its Affiliates or Representatives; and (B) any Liabilities of the HD Group Entities arising prior to, on or following the Closing with respect to any Former Business Employees; in each case of (A) and (B) shall be Assumed Liabilities;

(f)    to the fullest extent permitted by applicable Law, all Liabilities under Decree 231 arising out of any acts or omissions occurring prior to the Effective Time;
(g)    all Liabilities in the Retained Jurisdictions; and
(h)    the Liabilities set forth in Section A.5 of the Seller Disclosure Letter.
“Excluded Tax Refunds” means any refund (or credit in lieu of a refund) of Taxes to the extent (a) such refund or credit was taken into account in the calculation of the Final Consideration as finally determined pursuant to this Agreement, (b) such refund or credit results from, and would not have arisen but for, the carryback of a Tax attribute of Buyer or its direct or indirect owners or HD Group Entities or the Business arising in a Post-Closing Tax Period, or (c) such refund or credit is attributable to Taxes paid after the Closing that were not economically borne by Seller and for which Buyer will not make claim against Seller on the basis of Indemnified Taxes or the representations and warranties relating to Taxes.
“Execution Date” has the meaning set forth in the Preamble.
“Existing Credit Agreement” means that certain credit agreement, dated as of January 31, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Spruce Bidco II Inc., as the Initial Borrower (as defined therein), Spruce Midco III Limited, as Intermediate Holdings (as defined therein), Spruce Midco II Limited, as Holdings (as defined therein), Ares Capital Corporation, as Administrative Agent (as defined therein) and Collateral Agent (as defined therein) and the financial institutions from time to time party thereto.
“Existing Representation” has the meaning set forth in Section 8.10(a).
“Export-Import Control Laws” means Regulation (EU) 2021/821 (as amended), including the transitional application of Regulation (EC) No. 428/2009 to the extent applicable and the implementing laws and regulations of the EU member states; the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, the customs and import laws administered by U.S. Customs and Border Protection, and their respective implementing rules and regulations; the U.K. Export Control Act 2002 (as amended and extended by the Export Control Order 2008) and its implementing rules and regulations; and other similar laws or restrictions relating to export, re-export, transfer, import controls, customs, payment of duties, tariffs and taxes, dumping, countervailing, or safeguards, to the extent applicable to the HD Group Entities and the Business and their respective operations from time to time.
“FDA” means the U.S. Food and Drug Administration.
“Final Closing Statement” means the Post-Closing Statement that is deemed final in accordance with Section 1.4(b)(iii) or the Post-Closing Statement resulting from the determinations made by the Accountant in accordance with Section 1.4(b)(vi), as applicable.
“Final Consideration” means an amount equal to:
(a)    Base Purchase Price; plus

(b)    the Closing Cash; plus
(c)    the amount, if any, by which the Closing Net Working Capital exceeds the Upper Target Net Working Capital; minus
(d)    the amount, if any, by which the Closing Net Working Capital is less than the Lower Target Net Working Capital; minus
(e)    the Closing Indebtedness; minus
(f)    the Revenue Adjustment Amount.
“Final Determination” means, with respect to a dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment with respect to a claim, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.
“Financial Statements” has the meaning set forth in Section 4.29(a).
“Financing Documents” means the Buyer Senior Facilities Agreement, the Buyer Convertible Note Agreement, the Buyer Convertible Note and each agreement, instrument, certificate or other document executed or delivered, or to be executed or delivered, in connection with any of the foregoing.
“First Extended Outside Date” has the meaning set forth in Section 6.1(b)(i).
“Fixtures and Equipment” means all furniture, furnishings, vehicles, equipment, computers, tools and other tangible personal property (other than Inventory), wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person.
“Foreign Investment Laws” means all applicable Laws and Orders relating to foreign investment or that provide for the review of national security or defense matters or the national interest in connection with the cross-border acquisition of any interest in or assets of a business under the jurisdiction of a Governmental Entity.
“Foreign Restricted Cash” means, with respect to any Person, all cash and cash equivalents not freely usable by and available to such Person because it is subject to Taxes if distributed to its direct owner(s) (or, to the extent such Person and its direct owner are organized in the same jurisdiction, if distributed to the first indirect owner organized in another jurisdiction).
“Former Business Employee” means any employee of any HD Group Entity, the Business or Deferred HD Local Business, whose employment with any of the foregoing was terminated prior to the Closing Date for any reason.
“Fraud” means, with respect to any Party, knowing and intentional common-law fraud under Delaware law committed by such Party with respect to the making of any representation or warranty contained in Article II and Article III of this Agreement, as applicable; provided, that such knowing and intentional fraud shall only be deemed to exist if, as of the date hereof (or, with respect to any representation or warranty made as of the Closing Date, as of the Closing Date), the Party against whom relief is sought had actual Knowledge (as opposed to imputed or constructive knowledge) of the underlying breach of representation or warranty and the express intention that the claiming Party would rely on such representation or warranty to its detriment. For the avoidance of doubt, the definition of Fraud does not include, and no claim may be made in relation to this Agreement or the transactions contemplated hereby for, equitable fraud, constructive fraud, any claim based on constructive knowledge, recklessness or negligent misrepresentation or any equitable claim (including unjust enrichment).
“French Acceptance Notice” has the meaning set forth in Section 1.7(b).
“French Assets” has the meaning set forth in Section 1.7(a).
“French Entity” has the meaning set forth in Section 1.7(a).
“French Liabilities” has the meaning set forth in Section 1.7(a).
“French Offer Letter” has the meaning set forth in Section 1.7(b).
“French Purchase Price” has the meaning set forth in Section 1.7(b).
“GAAP” means United States generally accepted accounting principles, in effect from time to time.
“Gambro Italy” means Gambro Dasco S.p.A., a joint stock company formed under the Laws of Italy.
“Gambro Share Certificate” means the share certificate issued by Gambro Dasco S.p.A. number 147, representing no. 174,000 shares, with a par value of Euro 200.00 each, for a total share capital equal to Euro 34,800,000, registered in the name of Gambro Aktiebolag, as currently recorded in the shareholders’ ledger (libro soci) of Gambro Dasco S.p.A.
“Global Business” means the Business, as conducted globally, without giving effect to any limitation in the definition of “Business” to the Transferred Jurisdictions.
“Government Contract” means any Contract as of the Execution Date, to which any HD Group Entity, the Business or Seller is a party to or bound by that relates primarily to the operation of the Business between Seller or any member of the HD Group Entities or their Subsidiaries and a Governmental Entity or entered into by Seller (that relates primarily to the operation of the Business) or the HD Group Entities or their respective Subsidiaries as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Entity.
“Government Reimbursement Programs” includes any “Federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), any “State health care program” as defined in 42 U.S.C. § 1320a-7(h), including Medicare, Medicaid, CHAMPVA, TRICARE, the

United States Department of Veterans Affairs, and all other health care reimbursement programs funded and/or regulated by any U.S. Governmental Entity.
“Governmental Entity” means any federal, regional, state, provincial, municipal, local or foreign government, government authority, administrative or regulatory authority, agency, department, instrumentality, commission, body, court or tribunal, including any political subdivision thereof and any entity or enterprise owned or controlled thereby, or any self-regulatory organization or public arbitral body or any public international organization, or other governmental or quasi-governmental entity of competent jurisdiction, including any supranational body, including the FDA, EMA and national competent authorities of the European Union.
“GTIN” has the meaning set forth in the definition of Intellectual Property Rights.
“Guarantor” has the meaning set forth in Section 5.3(d)(i).
“Hazardous Substance” means (a) any chemical, material, waste or substance that is toxic, reactive, corrosive, ignitable, flammable or hazardous or that is listed, classified, defined or regulated as a hazardous substance, pollutant, contaminant or waste (or words of similar import) pursuant to any Environmental Law, (b) all substances, materials, wastes or agents for which liability or standards of care or a requirement for investigation or remediation may be imposed under, or that are otherwise subject to liability under, Environmental Law, and (c) any petroleum product or by-product, asbestos or asbestos-containing material, lead-containing paint, polychlorinated biphenyls, perfluoroalkyl and polyfluoroalkyl substances, ethylene oxide, phthalates, noise, odor, mold, radioactive material or radon.
“HD Group Entities” has the meaning set forth in the Recitals.
“HD Transferred Business Employee” has the meaning set forth in Section 4.8(b).
“Healthcare Laws” means: (i) all applicable Laws governing the research, development, design, manufacturing, packaging, labeling, commercialization, marketing, advertising, promotion, sale, and distribution of healthcare products; (ii) all applicable Laws relating to the licensure of facilities and Healthcare Professionals; (iii) the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq.; (iv) the Public Health Service Act, 42 U.S.C. § 201 et seq.; (v) all applicable Laws governing the billing or payment for health care items or services, and submission of claims or cost reports, to any Government Reimbursement Programs or Private Programs, including Government Reimbursement Program reimbursement requirements and Private Program reimbursement requirements; (vi) all applicable federal, state, and local licensing, fee-splitting, and corporate practice of medicine regulations, rules, and ordinances applicable to the Business; (vii) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute); (viii) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); (ix) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (x) the False Claims Act, 31 U.S.C. §§ 3729-3733; (xi) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (xii) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b;

(xiii) the Exclusion Laws, 42 U.S.C. § 1320a-7; (xiv) the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; (xv) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (xvi) Laws governing the protection of human research subjects; (xvii) the Physician Payment Sunshine Act, 42 U.S.C. § 1320a-7h; (xviii) all implementing regulations of the foregoing; and (xix) similar Laws governing Seller or HD Group Entities or their respective operations in each jurisdiction in which Seller or HD Group Entities operate or offer the Products.
“Healthcare Professional” means any physician, physician assistant, psychologist, psychiatrist, therapist, advance practice nurse, nurse, social worker, pharmacist, pharmacist technician, counselor, clinician and other clinical personnel who performs health care services for which a Permit is required under applicable Law.
“HIPAA” means, collectively, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all rules or regulations promulgated from time to time thereunder: (a) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), including but not limited to its implementing rules and regulations with respect to privacy, security of health information, and transactions and code sets; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) the Omnibus Rule effective March 26, 2013 (78 Fed. Reg. 5566), and other implementing rules and regulations at 45 CFR Parts 160 and 164 and related binding guidance from the United States Department of Health and Human Services. For the avoidance of doubt, HIPAA is included in the definitions of Privacy Laws and Healthcare Laws.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Tax” means any Tax that is, in whole or in part, based on or measured by gross or net income, gross receipts or profits (including any franchise Tax or branch profits Tax measured or imposed by reference to such income or in lieu thereof).
“Income Tax Return” means any Tax Return of any HD Group Entities or Deferred HD Local Business with respect to Income Taxes.
“Indebtedness” means all of the following borrowings, indebtedness and liabilities of the HD Group Entities and the Business (and, in the case of clauses (l) and (n) below, the amounts described therein):
(a)    all indebtedness for borrowed money;
(b)    all obligations evidenced by notes, bonds, debentures or other similar instruments;
(c)    all reimbursement obligations under third-party letters of credit, bank guarantees, sureties, performance bonds, appeal bonds, or similar obligations or similar facilities, but only to the extent drawn upon at such time;

(d)    all payment obligations under capital or financial leases classified as such in the Financial Statements or capital or finance leases (other than customer rent arrangements that are classified as operating leases in the Financial Statements) in accordance with GAAP;
(e)    any obligations relating to interest rate protection, collar agreements, derivative, hedging, swap and similar instruments, valued at the terminal value thereof (which amount shall not be less than zero);
(f)    obligations arising out of any account receivables factoring arrangements;
(g)    the unfunded or underfunded amount of the Liabilities under any Transferred Benefit Plans and any other unfunded or underfunded Liabilities of the HD Group Entities related to any other post-retirement, pension, gratuity, jubilee, seniority premium, termination indemnity or similar plan or arrangement less any surplus or overfunded amounts attributable to such Transferred Benefit Plans or other plan or arrangement;
(h)    declared but unpaid dividends or distributions or amounts owed to Seller or its Affiliates;
(i)    all Indebtedness of any Person of the type referred to in clauses (a) through (h) above, which have been guaranteed by any HD Group Entity, directly or indirectly, in any manner;
(j)    all accrued or unpaid interest, prepayment penalties, fees, reimbursement, indemnities, premiums, make-whole payments and termination or breakage costs or penalties with respect to any Indebtedness referred to in clauses (a) through (h) above;
(k)    the amount of any Change of Control Payments (only to the extent remaining unpaid following the Closing);
(l)    all unpaid Seller Transaction Expenses (only to the extent remaining unpaid following the Closing);
(m)    Seller’s share of Transfer Taxes determined pursuant to Section 4.15(c); and
(n)    Pre-Closing Income Taxes.
For the avoidance of doubt, “Indebtedness” shall not include any trade credit in the ordinary course to the extent included as a Current Asset, any liabilities in respect of leases (except of the type described in clause (d) above) or any amount included in calculating Net Working Capital. Employee-related Liabilities constituting Excluded Liabilities shall not be included in Indebtedness, other than Change of Control Payments and Seller Transaction Expenses expressly included therein, which shall be taken into account only once and remain subject to Section 7.4(c).

“Indemnified Party” has the meaning set forth in Section 7.5(a).
“Indemnified Taxes” means, except to the extent (i) taken into account in determining the Final Consideration as finally determined pursuant to Section 1.4, or (ii) allocated to Buyer under Section 4.15(c), (a) Taxes imposed on or with respect to the Business, any HD Group Entity, any Deferred HD Local Business or any Transferred Asset for any Pre-Closing Tax Period (or portion thereof), determined with respect to any Straddle Period in accordance with Section 4.15(a)(iii) (and including any MD Payback Amounts attributable to any Pre-Closing Tax Period), (b) any Taxes of any Person (other than any HD Group Entity) for which any HD Group Entity is liable (i) as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law), or (ii) as a transferee or successor as a result of any actions or transactions occurring prior to the Closing or (iii) pursuant to a breach of Section 2.16(h) or Section 2.16(k), (c) Taxes imposed on or with respect to the Business, any HD Group Entity, any Deferred HD Local Business or any Transferred Asset with respect to the Pre-Closing Reorganization (without regard to whether such Taxes are imposed in a Pre-Closing Tax Period or Post-Closing Tax Period), including any joint, several, secondary or successor liability for Taxes attributable to Seller, any of its Subsidiaries other than the HD Group Entities or the Retained Business imposed on any HD Group Entity in connection with the Pre-Closing Reorganization under Article 14 of Italian Legislative Decree No. 472 of December 18, 1997 or any other applicable Law of Italy, (d) any Taxes imposed on Buyer or its Affiliate (including after Closing any HD Group Entities) as a result of a breach by Seller or its Subsidiaries of any provision of Section 4.15, (e) the employer portion of any payroll, social security, unemployment or similar Taxes attributable to any employee-related Liability that constitutes, or would constitute but for the exclusion of Taxes from the definition thereof, an Excluded Liability, or (f) any Taxes that constitute “Indemnified Taxes” under (and as defined in) the Baxter Purchase Agreement, or that Seller or any of its Affiliates is otherwise entitled to recover from Baxter, in each case without regard to the Look Back Date, any Knowledge qualification or any limitation in this Agreement that would not apply under the Baxter Purchase Agreement.
“Indemnifying Party” has the meaning set forth in Section 7.5(a).
“Indemnitees” has the meaning set forth in Section 4.12(a).
“Information” means information in written, oral, electronic or other tangible or intangible forms, including studies, reports, records, books, instruments, surveys, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and other technical, financial, employee or business information or data, including cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, and quality records and reports; provided, that “Information” does not include any (i) Intellectual Property Rights or (ii) Software.
“Initial Outside Date” has the meaning set forth in Section 6.1(b)(i).
“Instruments of Assignment” has the meaning set forth in Section 1.3(a)(i).

“Insurance Policies” has the meaning set forth in Section 2.18.
“Intellectual Property Rights” means all intellectual property and other similar proprietary rights anywhere in the world, whether registered or unregistered, including in or to: (i) trademarks, service marks, brand names, certification marks, global trade item numbers (“GTINs”), collective marks, d/b/a’s, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (ii) Internet domain names, social media identifiers and URLs (collectively, “Internet Properties”); (iii) patents and patent applications, including divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, utility models, priority applications, re-issues and re-examinations (collectively, “Patents”); (iv) confidential and proprietary trade secrets and know-how, including any of the following that are confidential and proprietary product designs, methods, processes, inventions, invention disclosures, research and development and testing information, formulas, technical information, customer lists, customer information and marketing materials (collectively, “Trade Secrets”); and (v) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto (including rights in Software or databases as a work of authorship), and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”), including, in each case, all rights to sue and collect damages or remedies for past, present, and future infringement, misappropriation, or other violation thereof.
“Intercompany Agreements” means all Contracts that are solely between or among Seller and/or its Subsidiaries (other than the HD Group Entities), on the one hand, and any of the HD Group Entities, on the other hand, other than the Organizational Documents of the HD Group Entities.
“Interim Financial Statements” has the meaning set forth in Section 4.29(a).
“Internet Properties” has the meaning set forth in the definition of “Intellectual Property Rights.”
“Inventory” means all inventory of the Global Business, including all raw materials, work-in-process, supplies, spare parts, unfinished inventory and finished goods, whether held at any location or facility owned or leased by the HD Group Entities or in transit to the HD Group Entities or held on consignment by third parties on behalf of the Business or held or located elsewhere, but for clarity excluding any Excluded Inventory.
“IRS” means the Internal Revenue Service.
“IT Assets” means technology devices, computers, Software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment and infrastructure, and all associated documentation.
“Knowledge” means (i) with respect to Buyer, the actual knowledge of the chief executive officer and chief financial officer of Buyer, (after reasonable inquiry of such individuals’ respective direct reports) and (ii) with respect to Seller, the actual knowledge of Benjamin Daverman, Octave Babelon, Michael Sullivan and Filipe Paias (after reasonable inquiry of such individuals’ respective direct reports), in each case, not including any information of which they may be deemed to have constructive knowledge only.
“Korea–Switzerland Tax Treaty” means the Convention between the Republic of Korea and the Swiss Confederation for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income.
“Korean Capital Gains Withholding Tax” means any Tax required to be withheld by a withholding agent under applicable Law of the Republic of Korea in connection with gains derived from the transfer of equity interests in Vantive Korea Incorporated.
“Labor Agreements” has the meaning set forth in Section 2.10(a).
“Law” or “Laws” means any constitution, code, law, statute, ordinance, common law, rule, regulation, Order or other judgments, decisions or legal requirement enacted, issued, promulgated, enforced or entered by a Governmental Entity of competent jurisdiction.
“Lease” or “Leases” has the meaning set forth in Section 2.14(b).
“Leased Real Property” has the meaning set forth in Section 2.14(b).
“Lender” has the meaning set forth in Section 5.2(f).
“Liabilities” means all debts, liabilities, fines, penalties, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
“Licensed Gambro Marks” means all Trademarks and Internet Properties incorporating or comprising the word “Gambro”.
“Licensed GS1 GTINs” means GTINs that (x) are owned or controlled as of the date hereof or the Closing by Seller or its Affiliates and (y) are used in connection with the manufacture, packaging, labeling, shipping, distribution or sale of the Products.
“Licensed Retained IP” means all (1) Patents set forth on Section A.11 of the Seller Disclosure Letter and (2) Intellectual Property Rights (other than Trademarks and Patents) that (x) are owned or controlled as of the date hereof or the Closing by Seller or any of its Affiliates and (y) are used in connection with, or necessary for, the Business as conducted by Seller and its Subsidiaries at the time immediately preceding the Closing whether or not set forth on Section A.11 of the Seller Disclosure Letter.
“Licensed U9000+ Marks” has the meaning set forth in the Manufacturing and Supply Agreement Term Sheet or, once executed, the Manufacturing and Supply Agreement.

“Lien” means any lien, charge, pledge, mortgage, easement, encroachment, title defect, covenant, right of way, option or license, hypothecation, usufruct, deed of trust, security interest, claim or other encumbrance, other than, in each case, restrictions on transfer arising solely under applicable federal and state securities Laws.
“Local Closing” has the meaning set forth in Section 1.2(c).
“Local Closing Date” has the meaning set forth in Section 1.2(c).
“Local Transfer Document(s)” means the contracts, instruments and other deliverables required to effect the transfer of the Transferred Assets and Assumed Liabilities at the Closing or Local Closing, as applicable, pursuant to the local Laws relating to such Transferred Assets and Assumed Liabilities.
“Look Back Date” means January 31, 2025; provided, that for purposes of (i) Section 2.11 (Compliance with Laws; Licenses), Section 2.12 (Anti-Corruption; Anti-Money Laundering; Trade Compliance), Section 2.15 (Environmental Matters), Section 2.23 (Product Liability; Warranties) and Section 2.24 (Regulatory Matters), the Look Back Date means the date that is three (3) years prior to the Execution Date and (ii) Section 2.16 (Taxes), the Look Back Date means the date that is five (5) years prior to the Execution Date ((i) and (ii) collectively, the “Extended Lookback Representations”).
“Losses” means any and all losses, damages, Liabilities of any kind, judgments, awards, settlements, fines, penalties, interest, Taxes, costs and out-of-pocket expenses (including reasonable and documented out-of-pocket legal fees), in each case subject to Section 7.4(e).
“Lower Target Net Working Capital” means $127,732,000.
“Manufacturing and Supply Agreement” has the meaning set forth in the Recitals.
“Manufacturing and Supply Agreement Term Sheet” has the meaning set forth in the Recitals.
“Marketing Authorization” means a Permit that authorizes the holder thereof to offer or sell a medical product in the applicable country or market.
“Material Adverse Effect” means any Change that, individually or taken together with any other Changes, is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute or be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur:
(a)    Changes in or with respect to the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the geographic markets in which the Business has operations or its products or services are sold, including changes, developments, circumstances or facts in or with respect to interest rates, exchange rates for currencies, monetary policy, inflation or government-imposed pricing regulations;

(b)    Changes that are the result of factors generally affecting the industries in which the Business operates, including any Change in the regulatory environment generally affecting the industries in which the Business operates;
(c)    any Change (other than any Change resulting from a breach of this Agreement by Seller) in or with respect to the relationship of the Business, contractual or otherwise, with customers, Governmental Entities, employees, labor unions, labor organizations, works councils or similar organizations, suppliers, distributors, financing sources, partners or similar relationship (including, for the avoidance of doubt, resulting from or in connection with a Contagion Event), or any resulting Change relating to, arising out of or attributable to the announcement of this Agreement and the Transactions or the pendency thereof, or resulting or arising from the identity of, any facts or circumstances relating to, or any actions taken or failed to be taken by Buyer or any of its Affiliates;
(d)    Changes in applicable accounting standards, including GAAP or in any Law of general applicability, including the repeal thereof, or in the official interpretation or enforcement thereof, after the Execution Date;
(e)    any failure by the Business to meet any internal or public projections or forecasts or budgets or estimates of revenues or earnings; provided, that any Change (not otherwise excluded under this definition) underlying such failure may be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur;
(f)    any Change resulting from acts of war (whether or not declared), civil disobedience, hostilities, cyberattacks (but only to the extent not specifically targeted at Seller or its Subsidiaries), sabotage, terrorism, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors, any weather or natural disaster, or any epidemic, pandemic, outbreak of illness (including, for the avoidance of doubt, the existence and impact of the Contagion Event on the Business), or any Law issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews, working from home, limitations on gathering or other restrictions that relate to, or arise out of, an epidemic, pandemic, outbreak of illness (including a Contagion Event) or other public health event or any change in such Law or interpretation thereof or any worsening of such conditions threatened or existing or any other force majeure event; or
(g)    any actions taken or not taken by Seller or any of its Subsidiaries (including the HD Group Entities) as required by this Agreement (other than Section 4.1) or with Buyer’s prior written consent or at Buyer’s written instruction;
provided, further, that, with respect to clauses (a), (b), (c), (d) and (f) of this definition, such Changes shall be taken into account in determining whether a “Material Adverse Effect” is occurring, has occurred or would reasonably be expected to occur to the extent they disproportionately and adversely affect the Business (taken as a whole) relative to other companies operating in the industries or markets in which the Business has operations and in each case only the incremental disproportionate impact may be taken into account, and then only to the extent otherwise permitted by this definition.

“Material Contract” has the meaning set forth in Section 2.13(a).
“Material Customer” has the meaning set forth in Section 2.22(a).
“Material Permits” has the meaning set forth in Section 2.11(b).
“Material Supplier” has the meaning set forth in Section 2.22(b).
“MD Payback Amounts” means (a) any amount payable under the Italian medical device payback regime pursuant to Article 9-ter of Italian Law Decree No. 78/2015 (as amended), (b) any contribution payable to the Italian National Health Service calculated by reference to sales of medical devices (including the annual contribution of 0.75% of such sales) and (c) any VAT adjustment, and any interest, penalties or additions, in respect of any of the foregoing.
“Medolla Facility” means the manufacturing facility of Gambro Italy located in Medolla (Modena), Italy, including the Owned Real Property on which it is located.
“Minimum Terms and Conditions of Employment” has the meaning set forth in Section 4.9(a).
“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA.
“Net Book Value” means, (i) with respect to any Transferred Assets and Assumed Liabilities, the net book value of the assets and liabilities contained in the balance sheet of the Business (as maintained on the Applicable Seller Entity’s system of record and determined in accordance with U.S. GAAP) as of the Closing Date and (ii) with respect to any assets and liabilities of the HD Group Entities, the net book value of the assets and liabilities contained in the balance sheet of the Business (as maintained on the applicable HD Group Entity’s system of record and determined in accordance with U.S. GAAP) as of the Closing Date.
“Net Third-Party Financing Proceeds” has the meaning set forth in Section 1.8(c).
“Net Working Capital” means an amount equal to, as of the Effective Time (assuming that the Pre-Closing Reorganization occurs as of immediately prior to the Effective Time), (a) the aggregate amount of the Current Assets, minus (b) the aggregate amount of the Current Liabilities.
“Non-Custodial Party” has the meaning set forth in Section 4.6(f).
“Non-Income Tax Return” means any Tax Return of any HD Group Entities or Deferred HD Local Business that is not an Income Tax Return.
“Non-US Benefit Plan” has the meaning set forth in Section 2.9(f).
“Nonparty Affiliates” has the meaning set forth in Section 8.13.
“Notice of Objection” has the meaning set forth in Section 1.4(b)(iii).

“Notarial Endorsement” means the notarial authentication (autentica) of the endorsement (girata) of the Gambro Share Certificate pursuant to Section 1.2(b), which shall not annex, incorporate by reference or recite this Agreement, the Buyer Senior Facilities Agreement, the Buyer Convertible Note Agreement or any other Ancillary Agreement.
“Notary” means the Italian notary public jointly selected by Buyer and Seller, each acting reasonably.
“Notification” has the meaning set forth in Section 4.8(e)(i).
“Novation” has the meaning set forth in Section 4.17(i).
“Occurrence-Based Policies” has the meaning set forth in Section 4.18(b).
“Offer Business Employee” has the meaning set forth in Section 4.8(d).
“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Entity.
“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as the case may be, and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents.
“Other Intellectual Property” means all rights, title or interest in, under or in respect of: (i) Copyrights, (ii) Trade Secrets and (iii) Internet Properties; provided, that Other Intellectual Property shall exclude all such rights, title or interest in, under or in respect of any Software.
“Outside Date” means the Initial Outside Date, unless the Initial Outside Date has been extended to the First Extended Outside Date or the Second Extended Outside Date pursuant to Section 6.1(b)(i) or as otherwise extended pursuant to Section 6.1(b)(i), in which case, “Outside Date” shall mean the date to which the Outside Date has been extended, as applicable.
“Owned Real Property” has the meaning set forth in Section 2.14(a).
“Paid Accrued Vacation” has the meaning set forth in Section 4.9(d).
“Pandemic Measures” has the meaning set forth in Section 4.1(b)(i).
“Parties” or “Party” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property Rights.”
“Permit” means all permits, licenses, grants, authorizations, registrations, franchises, approvals, clearances, accreditations, consents, certificates, exemptions, permissions, and orders granted by or obtained from any Governmental Entity.
“Permitted Liens” means the following Liens:
(a)    Liens for current Taxes, assessments or other governmental charges not yet due and payable, or which may be hereafter paid without penalty or that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with the Accounting Principles;
(b)    mechanics’, materialmen, carriers’, workmen, repairmen or other like common law, statutory or consensual Liens arising or incurred in the ordinary course of business with respect to obligations not yet due and payable, or which may be hereafter paid without penalty or that the obligor is contesting in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with the Accounting Principles;
(c)    with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property;
(d)    zoning, building, subdivision or other similar requirements or restrictions, none of which interfere with or are violated by the present use, occupancy or activity of the Real Property;
(e)    Liens, charges, fees or assessments for business parks, industrial parks or other similar organizations not yet due or delinquent;
(f)    other Liens relating to Real Property that do not, individually or in the aggregate, materially impair the present use and operation of the specific parcel of Real Property to which they relate;
(g)    Liens in favor of banking or other financial institutions arising as a matter of Law encumbering deposits or other funds maintained with a financial institution and not incurred in connection with the borrowing of money by the Business;
(h)    easements, quasi-easements, licenses, covenants, rights of way, rights of re-entry, or other similar matters, restrictions or exclusions (other than with respect to Intellectual Property Rights) that are disclosed in publicly recorded documents and that do not, individually or in the aggregate, materially impair the present use and operation of the specific parcel of Real Property to which they relate;
(i)    any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey that, individually or in the aggregate, does not interfere in any material respect with or otherwise impair in any material respect the use, occupancy, value or marketability of title to the Real Property;
(j)    any Liens on HD Group Entities and Transferred Assets in connection with the Buyer Senior Facilities;
(k)    licenses or similar rights or immunities with respect to Intellectual Property Rights; and
(l)    any Liens that will be terminated at or prior to the Closing in accordance with this Agreement (including any lien that will be released at or prior to the Closing pursuant to a Deed of Release).
“Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust or other entity.
“Personal Information” means any and all information, in any form, including paper, electronic and other forms, that directly or indirectly, i.e., alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked to, or can be used to identify, a natural Person or household or that constitutes “personal information,” “personally identifiable information,” “protected health information,” “consumer health data” or “personal data” or similar term under applicable Laws.
“Phase Out Period” has the meaning set forth in Section 4.24(a).
“Post-Closing Acquisition” means any business, product line, division or other operations acquired by Buyer or any of its Subsidiaries after the Closing, whether by acquisition of equity interests or assets, merger, consolidation or otherwise; provided, that no Deferred HD Local Business shall constitute a Post-Closing Acquisition.
“Post-Closing Adjustment” means an amount, which may be positive or negative, equal to (a) the Final Consideration minus (b) the Closing Consideration.
“Post-Closing Insurance Matters” has the meaning set forth in Section 4.18(a).
“Post-Closing Matter” has the meaning set forth in Section 8.10(a).
“Post-Closing Representation” has the meaning set forth in Section 8.10(a).
“Post-Closing Statement” means the written statement delivered pursuant to Section 1.4(b)(i), setting forth Buyer’s good-faith calculations of the Final Consideration and the Post-Closing Adjustment in a manner consistent with the Accounting Principles, which shall take into account, and set forth as separate line items, all items establishing the basis for such calculations, including (i) a good-faith calculation of the Net Working Capital as of the Effective Time (which shall be prepared in a format consistent with Exhibit G) (“Closing Net Working Capital”), (ii) the amount of Cash as of the Effective Time (“Closing Cash”) and Indebtedness as of immediately prior to the Closing (“Closing Indebtedness”), and (iii) the

Revenue Adjustment Amount, in each case of clause (i) and clause (ii) assuming that the Pre-Closing Reorganization occurs as of immediately prior to the Effective Time.
“Post-Closing Tax Period” means any taxable year or other taxable period beginning following the Closing and that portion of any Straddle Period beginning on the day immediately following the Closing Date.
“Pre-Closing Designated Persons” has the meaning set forth in Section 8.10(b).
“Pre-Closing Income Taxes” means, without duplication (determined on a jurisdiction-by-jurisdiction basis, not less than zero with respect to any Tax in any jurisdiction, and computed taking into account estimated Tax payments actually made prior to the Closing in respect of the applicable Tax and without taking into account any other Tax refunds, overpayments or credits), any and all unpaid Income Taxes imposed on or with respect to the Business, any HD Group Entity, any Deferred HD Local Business or any Transferred Asset for any Pre-Closing Tax Period (or portion thereof) for which Tax Returns are not yet due and have not been filed (or for which Tax Returns have been filed but the Taxes reported as due thereon have not yet been paid) as of the Closing Date determined (a) with respect to any Straddle Period in accordance with Section 4.15(a)(iii), (b) by taking into account any Income Taxes imposed on or with respect to the Business, any HD Group Entity, any Deferred HD Local Business or any Transferred Asset with respect to the Pre-Closing Reorganization (without regard to whether such Taxes are imposed in a Pre-Closing Tax Period or Post-Closing Tax Period), (c) taking into account any Income Taxes arising from or attributable to (i) any deferred revenue, prepaid amounts, installment sales or open transaction treatment, in each case in respect of any transaction occurring or payment received prior to the Closing, (ii) any accounting method change with respect to the manner in which any item was reported by any HD Group Entity with respect to any Pre-Closing Tax Period, or (iii) any transaction or related action of any HD Group Entity or in respect of the Business completed on or prior to the Closing (other than the Transactions), (d) taking into account any Transaction Tax Deductions to the extent deductible in a Pre-Closing Tax Period at “more likely than not” (or higher) level of confidence, and (e) not taking into account any Income Taxes attributable to transactions taken on the Closing Date after the Closing at the direction of Buyer and that arise outside of the ordinary course of business.
“Pre-Closing Occurrences” has the meaning set forth in Section 4.18(b).
“Pre-Closing Privileges” has the meaning set forth in Section 8.10(b).
“Pre-Closing Reorganization” has the meaning set forth in the Recitals.
“Pre-Closing Separate Income Tax Return” has the meaning set forth in Section 4.15(a)(i).
“Pre-Closing Separate Non-Income Tax Return” has the meaning set forth in Section 4.15(a)(i).
“Pre-Closing Tax Period” means any taxable year or other taxable period beginning prior to the Closing and ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Pre-Existing Marked Equipment” has the meaning set forth in Section 4.24(c).
“Prior Company Counsel” has the meaning set forth in Section 8.10(a).
“Privacy Laws” means all Laws worldwide relating to data privacy, protection or security or the receipt or Processing of Personal Information and all binding guidance issued by a Governmental Entity, including all Laws governing cybercrime and breach notification, all Laws governing the Processing of health related data, Section 5 of the Federal Trade Commission Act, the U.S. Department of Justice’s Data Security Program (28 C.F.R. Part 202), HIPAA, U.S. state comprehensive privacy laws (including the California Consumer Privacy Act of 2018 as amended by the California Privacy Rights Act of 2020), Washington’s My Health My Data Act, Nevada’s Consumer Health Data Privacy Law, U.S. state consumer protection laws, U.S. state data breach notification Laws, U.S. state data security Laws, U.S. state social security number protection Laws, EU General Data Protection Regulation 2016/679, EU Privacy and Electronic Communications Directive 2002-58/EC, and successor or implementing legislation or regulation to any of the foregoing, all Laws concerning requirements for any outbound communications and/or electronic marketing (including e-mail marketing, telemarketing and text messaging) and all Laws concerning the use of cookies or similar tracking technologies or the recording, interception or monitoring of communications (including wiretapping laws such as the California Invasion of Privacy Act).
“Privacy Obligations” has the meaning set forth in Section 2.17(h).
“Privacy Requests” has the meaning set forth in the definition of “Transferred Assets.”
“Private Programs” means such private, non-governmental healthcare programs, including but not limited to any private insurance program, under which any of Seller or the HD Group Entities is, directly or indirectly, presently receiving payments, has received payments, or is or has been eligible to receive payments in connection with the operation of the Business.
“Privileged Materials” has the meaning set forth in Section 8.10(c).
“Process” or “Processing” means any operations or set of operations performed on data, whether or not by automated means, including adaptation or alteration, combination, recording, retrieval, sharing, distribution or otherwise making available, import, export, organization, protection, disposal, blocking, erasure, destruction, storing, use, disclosure, collection, retention, de-identification, aggregation, transferring or otherwise interacting with such data, including Personal Information.
“Products” has the meaning set forth in the definition of Business.
“Qualifying Claims” has the meaning set forth in Section 4.18(b).
“Real Property” has the meaning set forth in Section 2.14(b).
“Records Facility” has the meaning set forth in Section 4.6(f).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.
“Registered IP” has the meaning set forth in Section 2.17(a).
“Related Party” means, with respect to a Party to this Agreement, any of such Party’s former, current and future direct and indirect equity holders, controlling persons, management companies, portfolio companies, directors, officers, incorporators, employees, agents, representatives, accountants, attorneys, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future direct or indirect equity holder, controlling person, management company, portfolio company, director, officer, incorporator, employee, agent, representative, accountant, attorney, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).
“Related to the Business” means (a) primarily related to or used primarily in connection with the Business as conducted by Seller and its Subsidiaries at the time immediately preceding the Closing or (b) specifically identified in the Seller Disclosure Letter as a Transferred Asset; for purposes of clause (a), (i) an Asset shall be deemed to be used primarily in connection with the Business if more than fifty percent (50%) of its use (measured by revenue, volume or such other objective measure as is customary for the applicable class of Asset) during the twelve (12) months prior to the Closing was attributable to the Business, and (ii) a Liability shall be deemed to be primarily related to the Business only if more than fifty percent (50%) of such Liability (measured by amount or, where the amount is not reasonably determinable, by reference to the Assets, operations or Persons giving rise to such Liability) is attributable to the Business or the Transferred Assets, as distinguished from the Retained Business or the Excluded Assets.
“Released Claims” has the meaning set forth in Section 4.14(a).
“Reorganization Documents” has the meaning set forth in Section 4.17(a)(ii).
“Representative” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.
“Requested Financial Statements” has the meaning set forth in Section 4.29(b).
“Restricted Party” means any of Seller and its Subsidiaries while (and only while) such entity is a direct or indirect majority-owned Subsidiary of Seller.
“Retained Business” means any business or activity of Seller and its Subsidiaries (other than the HD Group Entities), whether undertaken prior to or after the Execution Date, other than the Business; provided, that the “Retained Business” shall include the following: (i) the manufacturing, selling and pricing of the Retained Dialyzers, and (ii) the Global Business located in the Retained Jurisdictions.
“Retained Business Guarantees” has the meaning set forth in Section 4.22(b).
“Retained Dialyzers” has the meaning set forth in the definition of Business.

“Retained IP” means all Intellectual Property Rights of Seller or its Subsidiaries as of immediately prior to the Effective Time or Local Closing, as applicable, other than the Transferred Intellectual Property.
“Retained Jurisdiction” means any jurisdiction where the Global Business is or was conducted that is not a Transferred Jurisdiction.
“Revenue Adjustment Amount” means an amount equal to the product of (a) the Base Purchase Price multiplied by (b) the Revenue Shortfall Percentage; provided, that if the Revenue Shortfall Percentage is less than twenty percent (20%), the Revenue Adjustment Amount shall be zero.
“Revenue Earnout 1 Payment” has the meaning set forth in Section 1.9.
“Revenue Earnout 2 Payment” has the meaning set forth in Section 1.9.
“Revenue Earnout Payments” has the meaning set forth in Section 1.9(a)(iii).
“Revenue Shortfall” means the amount, if any, by which the Target Net Revenue exceeds the Audited Net Revenue.
“Revenue Shortfall Percentage” means the quotient, expressed as a percentage, of (a) the Revenue Shortfall divided by (b) the Target Net Revenue.
“Review Period” has the meaning set forth in Section 1.4(b)(iii).
“Rockwell Payoff” means the repayment, redemption, defeasement, discharge, refinancing or termination of all amounts outstanding under that certain Loan and Security Agreement, dated as of March 16, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Buyer, as parent, Rockwell Transportation, Inc., the lenders from time to time party thereto and Innovatus Life Sciences Lending Fund I, L.P., as collateral agent.
“Rockwell Payoff Letter” means a customary payoff letter in form and substance reasonably satisfactory to Seller pursuant to which, upon payment of the amounts specified therein substantially concurrently with the Closing, the Rockwell Payoff shall occur and all Liens and guarantees in connection therewith shall be released, which shall include, among others, a confirmation of the payoff amount and authorizing the filing of UCC-3 termination statements, and contain UCC-3 termination statements in proper form for filing with respect to all UCC-1 financing statements filed in connection with the Rockwell Payoff.
“Rule 3-05” has the meaning set forth in Section 4.29(b).
“RWI Policy” has the meaning set forth in Section 3.11.
“Sanctioned Country” means those countries and jurisdictions subject to comprehensive Sanctions, including North Korea, Syria (prior to July 1, 2025), Cuba, Iran, and the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and non-government-controlled areas of the Kherson and Zaporizhzhia oblast regions of Ukraine.

“Sanctioned Party” means any Person who is the target of Sanctions, including by virtue of being (1) included on one or more of the Sanctions-related lists of designated or blocked persons, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, and the UK Sanctions List; (2) a Governmental Entity of, located, organized or ordinarily resident in a Sanctioned Country; or (3) directly or indirectly 50% or more owned (in the aggregate), or controlled by (as each term is understood in accordance with applicable Sanctions), or acting on behalf of, any of the foregoing.
“Sanctions” means those applicable trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury, OFAC), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury, or (v) other similar Governmental Entities with regulatory authority over the HD Group Entities and the Business and their respective operations from time to time.
“SEC” has the meaning set forth in Section 1.9(b)(i).
“Second Extended Outside Date” has the meaning set forth in Section 6.1(b)(i).
“Securities Act” means the Securities Act of 1933.
“Seller” has the meaning set forth in the Preamble; provided, that where this Agreement provides that assets or equity shall be transferred by “Seller,” Seller may effect such transfers through one or more of its Subsidiaries, subject to Seller remaining fully liable for all of its obligations hereunder, and references to “Seller” in Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.19(b) and Section 2.25, shall be deemed to refer to each of Seller and such Subsidiaries.
“Seller Credit Documents” means (a) the Existing Credit Agreement and each credit agreement, indenture, note purchase agreement or other debt financing arrangement that refinances, replaces, exchanges, extends, renews or succeeds, in whole or in part, the Existing Credit Agreement or any such arrangement, whether through one or more facilities or tranches, whether or not with the same agent, lenders or holders and whether involving an increased or reduced principal amount or a different borrower, guarantor or collateral package and (b) each related guarantee, security agreement, intercreditor agreement, hedging agreement, cash management arrangement and other agreement, instrument or document, in each case as amended, restated, amended and restated, supplemented, repriced, refinanced, replaced, exchanged, extended, renewed, increased, waived or otherwise modified from time to time.
“Seller Disclosure Letter” has the meaning set forth in Article II.
“Seller Financing Expenses” has the meaning set forth in Section 8.2.

“Seller Fundamental Representations” means Section 2.1 (Transferred Equity Interests), Section 2.2(a) (Organization, Good Standing and Qualification), Section 2.3 (Authority; Approval), and Section 2.21 (Brokers and Finders).
“Seller Indemnitees” has the meaning set forth in Section 7.3.
“Seller Marks” means all Trademarks, Internet Properties and other source identifiers of Seller and its Affiliates (other than the Licensed Gambro Marks, the Licensed U9000+ Marks and Trademarks and Internet Properties included in the Transferred Intellectual Property). The Seller Marks shall include (x) all Trademarks and Internet Properties that incorporate or comprise any of the names, terms or associated logos of “Vantive”, either alone or in combination with other words, and all Trademarks, Internet Properties and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words, and (y) all Licensed GS1 GTINs.
“Seller Released Parties” has the meaning set forth in Section 4.14(a).
“Seller Releasing Parties” has the meaning set forth in Section 4.14(a).
“Seller Transaction Expenses” means, without duplication, all unpaid fees and expenses (excluding any Seller Financing Expenses and any amounts included in Change of Control Payments) incurred by or charged to or payable by Seller, any of its Affiliates or the HD Group Entities for services provided through the Closing Date in connection with this Agreement, the Ancillary Agreements and the preparation, exploration, due diligence, negotiation, documentation and consummation of the Transactions, including legal fees and related expenses, investment banking fees and related expenses, if any, and accounting fees and related expenses, and fees of consultants and other advisors, and costs and fees of attorneys, brokers, finders and other service providers.
“Seller-Reviewed Tax Return” has the meaning set forth in Section 4.15(a)(ii).
“Service Providers” means any current or former individual independent contractor who is providing or has provided services to the Business.
“Significant Buyer Transaction” has the meaning set forth in Section 1.9(g).
“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (iii) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) documentation, including user manuals and other training documentation, relating to any of the foregoing.
“Stored Records” has the meaning set forth in Section 4.6(f).
“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; provided, that, from the formation, organization or incorporation of the applicable HD Group Entity until the earlier of (i) the Closing or (ii) the dissolution of, or the cessation of existence of, such HD Group Entity, each HD Group Entity shall be deemed to be a Subsidiary of Seller, regardless of whether such HD Group Entity and its Subsidiaries are Subsidiaries of Seller as of the applicable determination time.
“Surviving Intercompany Agreements” has the meaning set forth in Section 4.21(b).
“Swiss Korea Share Seller” means Vantive Health GmbH, a company organized under the Laws of Switzerland, which holds of record and beneficially owns the Transferred Equity Interests in Vantive Korea Incorporated.
“Target Net Revenue” means $429,399,000, being the net revenue for the fiscal year ended December 31, 2025 reflected in the unaudited financial information made available to Buyer prior to the Execution Date.
“Tax” or “Taxes” means taxes including all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment (including any social security premiums and contributions in the broadest sense), unemployment, disability, use, property, escheat, unclaimed property, withholding, excise, production, value-added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions. Any MD Payback Amounts shall be treated as Taxes for purposes of determining the amount of Indemnified Taxes, if any, whether or not constituting a tax under applicable Law.
“Tax Claim” has the meaning set forth in Section 4.15(d)(i).
“Tax Overprovision” has the meaning set forth in Section 4.15(e).
“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes.
“Third-Party Claim” has the meaning set forth in Section 7.5(a).
“Third-Party Financing Documents” means the definitive documents for the Buyer Third-Party Financing and/or any Buyer ABL Facility.
“Third-Party Financing Expenses” has the meaning set forth in Section 8.2.
“Third-Party Financing Notice” has the meaning set forth in Section 1.8(b).
“Third-Party Payments” has the meaning set forth in Section 7.4(b).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights.”
“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights.”
“Transaction Tax Deductions” means, without duplication, any deductions for Income Taxes that would result from or be attributable to the Transactions, including, for example, but not limited to: (i) the payment of any fees, expenses and interest (including amounts treated as interest for Tax purposes and any write-off of unamortized or deferred financing fees, costs and expenses), (ii) any bonuses, change in control payments, severance payments, retention payments (or similar amounts) made with respect to the Business, any HD Group Entity, any Deferred HD Local Business or any Transferred Asset on or prior to the Closing Date or included in Net Working Capital or Indebtedness, (iii) the payment of Indebtedness, and (iv) any transaction costs incurred or economically borne or paid with respect to the Business, any HD Group Entity, any Deferred HD Local Business or any Transferred Asset.
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements (including, for the avoidance of doubt, the Pre-Closing Reorganization).
“Transfer” means to sell, assign, transfer, convey and deliver.
“Transfer Tax Returns” has the meaning set forth in Section 4.15(c).
“Transfer Taxes” means all federal, national, state, local, foreign or other registration, excise, sales, acquisition, use, transfer (including real property transfer), stamp taxes or duty, documentary, filing, recordation and other similar taxes and fees that may be imposed, payable or assessed by any Governmental Entity in any country as a result of the Transactions (excluding any VAT), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties. For purposes of this Agreement, “VAT” means any value added tax, goods and services tax, or other similar tax imposed on the supply of goods or services or on turnover or consumption, however denominated (including GST, consumption tax, IVA, and any Tax imposed pursuant to Italian Presidential Decree No. 633 of October 26, 1972 or in compliance with Council Directive 2006/112/EC), together with any interest, additions or penalties with respect thereto.
“Transferred Assets” means, collectively, all Assets that are Related to the Business (other than the Transferred Equity Interests) as of the Effective Time or Local Closing, as applicable, including the following Assets that are held by Seller or its Subsidiaries (including the HD Group Entities, but which Transferred Assets shall remain assets of the HD Group Entities and shall not be separately transferred at the Closing) (subject to the qualifications, exceptions and limitations set forth in the following clauses, as the case may be), in each case except to the extent they are expressly listed as Excluded Assets:
(a)    all Cash;

(b)    all Accounts Receivable;
(c)    all credits, prepaid expenses and deposits to the extent Related to the Business;
(d)    all Current Assets;
(e)    the Products, including all rights, interests and claims of Seller or its Subsidiaries to clinical study data, reports and analyses, product and marketing registrations and applications (which shall include regulatory drug approvals, licenses and related applications and other information submitted for the purposes of or prepared in connection with obtaining an approval for a Product), in each case, to the extent primarily related to the Products; provided, that Buyer shall receive one (1) copy of (or, as appropriate, electronic access and download rights to) any of the foregoing materials to the extent related to the Business (acknowledging that such materials may contain redactions to the extent related to the Retained Business);
(f)    the Transferred Contracts, subject to Section 4.19;
(g)    the Transferred Intellectual Property;
(h)    all Information that is primarily related to the other Transferred Assets, the Assumed Liabilities or the Business, and all rights, interests and claims of Seller or its Subsidiaries with respect thereto; provided, that Transferred Assets shall also include one (1) copy of all Information that is related to the other Transferred Assets, the Assumed Liabilities or the Business (acknowledging that such Information may contain redactions to the extent related to the Retained Business); For the avoidance of doubt, the foregoing includes, to the extent in the possession or control of Seller or its Subsidiaries, identifiable using commercially reasonable efforts, permitted to be transferred under applicable Law and required for Buyer to comply with its statutory obligations, Information relating to (i) any open or unfulfilled requests to exercise rights under Privacy Laws and (ii) any requests under Privacy Laws that remain in effect as of the Closing (or, with respect to any Deferred HD Local Business, the applicable Local Closing) to (A) opt out of the sale or sharing of Personal Information, (B) opt out of the Processing of Personal Information for purposes of targeted advertising, (C) opt out of the Processing of Personal Information for purposes of profiling in furtherance of decisions that produce legal or similarly significant effects concerning a Person; or (D) to opt out or limit the use or disclosure of sensitive Personal Information, in each case made by (x) any Transferred Business Employee or (y) any individual representative or contact of a customer of the Business, or any Healthcare Professional, in each case whose Personal Information is included in the Transferred Assets (collectively, “Privacy Requests”); provided, that Seller may retain copies to the extent necessary to comply with applicable Law or to administer the Retained Business;
(i)    the Transferred Real Estate;
(j)    the physical Assets (which shall include Fixtures and Equipment) that (i) are located at any Transferred Real Estate or (ii) that are otherwise Related to the

Business (except for such physical Assets that are located at any real property leased or subleased to the Seller or its Subsidiaries (other than the HD Group Entities) that is not included in the Transferred Real Estate, including those such Assets that will be used to provide services or products to the HD Group Entities by Seller or its Affiliates pursuant to the Manufacturing and Supply Agreement Term Sheet or, once executed, the Manufacturing and Supply Agreement);
(k)    all Transferred Inventory;
(l)    all Permits Related to the Business or primarily related to the Transferred Assets or the Transferred Real Estate, except those Permits the transfer of which is not permitted by applicable Law;
(m)    copies of any and all corporate books and records and other similar files and documents in the possession of Seller or its Subsidiaries, including accounting records and employment files for Transferred Business Employees (subject to compliance with Privacy Laws), in each case to the extent Related to the Business or exclusively relating to the HD Group Entities; provided, that (x) Seller shall be permitted to retain copies of and continue to use, subject to Section 4.13, (A) any books and records that Seller is required by Law to retain (and if copies are not provided to Buyer or the HD Group Entities then, to the extent permitted by Law, such copies will be made available to Buyer or the HD Group Entities upon Buyer’s reasonable request), (B) copies of any books and records to the extent related to any Excluded Assets, Excluded Liabilities or the Retained Business or Seller’s and/or its Subsidiaries’ obligations under this Agreement or any of the Ancillary Agreements and (C) “back-up” electronic tapes of such books and records maintained by Seller in the ordinary course of business, and (y) Buyer shall receive one (1) copy of (or, as appropriate, electronic access and download rights to) any books and records to the extent related to the Business (acknowledging that such Information may contain redactions to the extent related to the Retained Business);
(n)    to the extent transferable, all Actions in favor of any HD Group Entity or the Business to the extent Related to the Business or to the extent primarily related to the Transferred Assets or the Assumed Liabilities, other than any such Actions (i) against Seller or any of its Subsidiaries but including the right to sue, recover and retain such recoveries and the right to continue in the name of either Seller or any of its Subsidiaries any pending Actions relating to the foregoing, and to recover and retain any damages therefrom or (ii) or that constitute Assumed Liabilities;
(o)    any third-party rights to reimbursements, indemnification, hold harmless or similar rights to the extent Related to the Business or to the extent primarily related to the Transferred Assets or Assumed Liabilities;
(p)    the Transferred IT Assets;
(q)    the Transferred Benefit Plans;
(r)    any security deposits or other deposits delivered in connection therewith and all rights thereunder to the extent Related to the Business, including deposits of customers, and all other assets, properties and rights reflected in the Financial Statements;
(s)    the manufacturing assets at the Medolla Facility that will be used by Buyer or its Subsidiaries to provide services or supplies to Seller or its Subsidiaries pursuant to the Manufacturing and Supply Agreement Term Sheet or, once executed, the Manufacturing and Supply Agreement; and
(t)    the assets, properties and rights set forth in Section A.7 of the Seller Disclosure Letter.
“Transferred Benefit Plans” means each Benefit Plan that (i) is sponsored or maintained by any HD Group Entity as of the Closing Date or Local Closing Date, as applicable, or (ii) is required to transfer with an HD Group Entity or Transferred Business Employee by operation of Law, including the requirements related to the method of employment transfer of any Transferred Business Employee.
“Transferred Business Employees” has the meaning set forth in Section 4.8(b).
“Transferred Contract” means all Contracts (other than the Ancillary Agreements) (i) to which Seller or any of its Subsidiaries is a party in respect of the Business (other than with respect to Excluded Contracts); (ii) to which any HD Group Entity is a party (other than with respect to Excluded Contracts); or (iii) by which any of the Business’s assets or properties are bound (other than with respect to Excluded Contracts), in each case that fall into the following categories:
(a)    any Contract Related to the Business;
(b)    any Leases;
(c)    the portion of any Commingled Contract to the extent Related to the Business, subject to Section 4.19;
(d)    any employment, change of control, retention, consulting, indemnification, termination, severance or other similar Contract (including any offer letters) with or for the benefit of any Transferred Business Employee or any consultant of an HD Group Entity;
(e)    the PPT contracts; and
(f)    any other Contract or portion thereof that is otherwise expressly contemplated pursuant to this Agreement or any Ancillary Agreement to be assigned to an HD Group Entity;
provided, however, that (A) such Contracts or portions thereof that are contemplated to be retained by Seller or one of its Subsidiaries (including the Excluded Contracts) pursuant to any provision of this Agreement or any Ancillary Agreement shall not be a Transferred Contract; (B) such Contracts or portions thereof that relate to debt instruments, insurance arrangements, or employee benefit plans or programs (to the extent not covered in subclause (d) above) shall be a Transferred Contract only to the extent expressly provided for under the terms of this Agreement or any Ancillary Agreement; (C) the rights and obligations of Seller and its Subsidiaries under this Agreement and the Ancillary Agreements shall not be a Transferred Contract; and (D) in no event shall any Contracts solely among Seller and/or any of its Subsidiaries be a Transferred Contract hereunder.
“Transferred Employee Liabilities” means (i) all Liabilities with respect to the Business Employees and Deferred HD Local Business Employees arising prior to, on or following the Effective Time or Local Closing, as applicable (for the avoidance of doubt, other than any Liabilities with respect to Former Business Employees that constitute Excluded Liabilities), (ii) all Liabilities incurred under or with respect to any Transferred Benefit Plan, (iii)  Accrued Vacation Liabilities, and (iv) any and all Liabilities related to workers’ compensation and employer liability insurance policies in respect of any event, injury, illness or condition with respect to any Transferred Business Employee, in each case, except as otherwise may be provided in the Transition Services Agreement.
“Transferred Equity Interests” has the meaning set forth in the Recitals.
“Transferred Intellectual Property” means: (i) the Patents set forth in Section A.8(i) of the Seller Disclosure Letter; (ii) the Trademarks set forth in Section A.8(ii) of the Seller Disclosure Letter; (iii) the Copyrights and Trade Secrets owned by Seller or its Subsidiaries as of the Effective Time or the Local Closing, as applicable, in and to the Business Software, and (iv) the Other Intellectual Property owned by Seller or any of its Subsidiaries that, as of the Effective Time or the Local Closing, as applicable, is exclusively related to the Business.
“Transferred Inventory” means any Inventory of the Business, including any finished goods Inventory manufactured for the Business whether (i) held at any location or facility owned or leased by the HD Group Entities, (ii) in transit to the HD Group Entities, (iii) held on consignment by third parties on behalf of the Business, (iv) in a Transferred Jurisdiction or held or located elsewhere.
“Transferred IT Assets” means (i) the Business Software and (ii) the IT Assets (other than Software) that are Related to the Business.
“Transferred Jurisdictions” means the jurisdictions set forth on Schedule A.16.
“Transferred Real Estate” means the Real Property and the Leases set forth in Section A.9 of the Seller Disclosure Letter.
“Transition Services Agreement” has the meaning set forth in the Recitals.
“Transition Services Agreement Term Sheet” has the meaning set forth in the Recitals.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
“Treaty Exemption Documentation” means, collectively, (a) a valid certificate of tax residency (or equivalent official evidence of Swiss tax residence) issued by the competent Swiss tax authority evidencing that the Swiss Korea Share Seller is resident in

Switzerland for purposes of the Korea–Switzerland Tax Treaty, (b) a duly completed application for tax treaty required under applicable Law of the Republic of Korea to claim exemption from Korean Capital Gains Withholding Tax under the Korea–Switzerland Tax Treaty, and (c) such other documentation as is required under applicable Law of the Republic of Korea to establish entitlement to the claimed exemption or reduced rate under the Korea–Switzerland Tax Treaty.
“Upper Target Net Working Capital” means $156,117,000.
“Vantive Korea” means Vantive Korea Incorporated, a corporation (“jusikhoesa” in Korean) incorporated under the Laws of the Republic of Korea.
“WARN Act” has the meaning set forth in Section 4.10.
“Willful Breach” means a material breach of this Agreement that is the consequence of a deliberate act or deliberate failure to act by the breaching Party with the actual knowledge that the taking of such act or failure to act would constitute or result in a material breach of this Agreement.

EXHIBIT B
TRANSITION SERVICES AGREEMENT TERM SHEET

Execution Version

Project Hickory
Transition Services Term Sheet
This Transition Services Term Sheet (“Term Sheet”) sets forth the key binding terms to be included in the definitive TSA to be entered into by and between Vantive Limited, (“Vantive”) and Rockwell Medical, Inc., (“Buyer”) (each a “Party” and together the “Parties”) in connection with the Closing of the transactions contemplated by that certain Equity and Asset Purchase Agreement between the Parties (the “Purchase Agreement”), pursuant to which Vantive will provide Buyer with certain transition services and Buyer will provide Vantive with certain reverse transition services.
The Parties intend the terms expressly set forth in this Term Sheet to be legally binding and enforceable. This Term Sheet will be executed and delivered concurrently with the Purchase Agreement and attached thereto as Exhibit B. Prior to the Closing Date, Buyer and Vantive will cooperate in good faith to draft, finalize, and enter into a definitive TSA (including Service Schedules thereto) consistent with this Term Sheet. The definitive TSA, including all Service Schedules, will incorporate the binding terms expressly set forth in this Term Sheet, together with such additional customary terms as the Parties mutually agree, unless otherwise expressly agreed in a writing executed by both Parties, including the definitive TSA or a Service Schedule. Upon execution of the definitive TSA, including all completed Service Schedules, the definitive TSA will supersede this Term Sheet with respect to its subject matter effective as of the Closing. Capitalized terms used but not defined in this Term Sheet have the meanings given in the Purchase Agreement. If the Purchase Agreement is terminated prior to the Closing, this Term Sheet will automatically terminate, except with respect to any obligation expressly applicable prior to such termination.

Topic	Key Terms
1. Objective
The purpose of the TSA is to provide Day 1 continuity for each Recipient and its customers, employees, and operations to enable the Recipients to establish their standalone capabilities by the end of the applicable Service terms.

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2. Structure
Vantive and Buyer will enter into the definitive TSA at or prior to Closing, pursuant to which (i) Vantive and its Affiliates will provide or cause to be provided certain transition services to Buyer and its Affiliates (the “Forward Services”), and (ii) Buyer and its Affiliates will provide or cause to be provided certain transition services to Vantive and its Affiliates (or their respective agents or designees, as applicable) (the “Reverse Services”, together with the Forward Services, the “Services”). Each Party may cause one or more of its Affiliates or certain subcontractors (to the extent such subcontractors were engaged by the applicable Provider (or Business) to perform the applicable Service immediately prior to Closing) to perform a Service, but such Party will remain responsible for the performance of such Service as if such Party had performed the Service itself.
Prior to the Closing Date, Buyer and Vantive will cooperate in good faith to draft and complete the Service Schedules to be included in the definitive TSA. The Service Schedules will list all Forward Services and all Reverse Services then-identified and specify for each Service (at a minimum) the applicable Provider and Recipient, scope, locations, material dependencies, service term, and Service Fee. With respect to the final Service Schedules attached to the definitive TSA, no Service required under Section 3 or Section 4 may be omitted or materially reduced without the Recipient’s prior written consent, subject, solely with respect to omissions, to the proviso in Section 3 restricting a Recipient’s ability to withhold its agreement to omit a Service. Each Service Schedule set forth in a written instrument executed by the Parties will be deemed incorporated into the definitive TSA upon execution of the definitive TSA at or prior to Closing, with the applicable Services to commence no earlier than Closing or any later commencement date specified in the Service Schedule.
Any Service required to be provided under Section 3 or automatically added under Section 4 will constitute a Service under the definitive TSA, whether or not expressly identified in a Service Schedule, unless the applicable Recipient expressly agrees otherwise in writing. If no Service Fee is stated for such Service, the Service Fee will be calculated using the same methodology that was used to calculate the fee applicable to the most comparable Service or, if there is no comparable Service, as determined in accordance with Section 6.
“Provider” means, with respect to any Service, the Party (or its applicable Affiliate) providing such Service, and “Recipient” means, with respect to any Service, the Party (or its applicable Affiliate) receiving such Service.

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3. Transition Services
The Services will include all services historically provided in the twelve (12) months prior to Closing (the “Lookback Period”) by Vantive or its Affiliates, including through their third-party service providers, to the Business (for Forward Services) or by the Business directly or through third-party service providers to Vantive’s and its Affiliates’ retained businesses (for Reverse Services), whether or not expressly listed in a Service Schedule, except for Services provided under the Manufacturing & Supply Agreement or otherwise expressly agreed by the Parties to be out-of-scope or prohibited by applicable Law (provided that Recipient shall not unreasonably withhold its agreement to omit any service that would materially burden Provider and that is not reasonably required by, or for which no reasonable alternative to be directly provided or procured by, the Recipient). Such Services will be provided by each Provider in a manner consistent with how such Services were provided to the applicable business during the Lookback Period, including with respect to locations and volumes. Throughout the applicable Service term, Provider will maintain, or cause to be maintained, the personnel, systems, facilities, Permits, Contracts and Intellectual Property Rights reasonably necessary to provide such Service in accordance with this Term Sheet or, once executed, the definitive TSA, and will not discontinue or materially reduce any such resource in a manner that would materially impair the Service unless Provider first implements alternative arrangements reasonably sufficient to maintain the services substantially similar to the Service in accordance with this Term Sheet (or, once executed, the definitive TSA). Effective as of the Closing and throughout the Term, each Party will grant to the other Party a royalty-free, non-exclusive, non-sublicensable, non-transferable license under and to the Retained IP or the Transferred Intellectual Property, as applicable and in each case excluding Trademarks, solely to the extent required for a Party to perform its obligations or receive the applicable Services under this Term Sheet (or, once executed, the definitive TSA).
Without limiting the foregoing, the following will apply:
(a)    Forward Services will include the following service categories: planning and fulfilment, quality, procurement (including passing through the sale of third-party products procured under retained contracts), quality & regulatory affairs, international trade and customs administrative and similar support, worldwide medical, R&D, tech services, commercial, IT, finance & accounting, human resources, facilities.
The definitive TSA Service Schedules will specify the operational international trade and customs support to be provided, the applicable jurisdictions and the service periods, without requiring Provider to provide legal and professional advice.
(b)    Reverse Services will include the following service categories: integrated supply chain (Medolla warehousing and distribution services), IT, R&D (design ownership, product support and complaint management for certain retained products of the Retained Business identified in the Service Schedule), technical services, facilities. In addition to the foregoing, Reverse Services will also include services to support Vantive’s distribution and sale of HD products and other winddown efforts in jurisdictions originally proposed to be acquired by Buyer, but that Buyer has elected not to acquire (“Excluded Jurisdictions”), including fulfillment and logistics, inventory management and ownership, technical and medical assessments support for market exits, regulatory license maintenance activities, and agency communications (collectively, the “Winddown Services”). Reverse Services will be limited to services historically provided by the Business during the Lookback Period using assets, personnel, systems or capabilities transferred to or otherwise acquired by Buyer in the Transaction. Neither Buyer nor its Affiliates will be required to use or provide access to assets, personnel, systems or Intellectual Property Rights of Buyer or its Affiliates that are independent of the acquired Business unless expressly agreed in the applicable Service Schedule.
(c)    With respect to any data transfer services, Provider shall extract and provide to Recipient a reasonable and limited number of data extracts in the existing format that such data is held, and any additional data extract (or any additional related support, including mapping, validation, migration, or integration assistance) shall require Provider’s prior approval (in Provider’s reasonable discretion) and be at Recipient’s sole cost and expense.
For the avoidance of doubt, to the extent a jurisdiction constitutes a Deferred HD Local Business under the Purchase Agreement prior to the applicable Local Closing, the treatment of such Deferred HD Local Business will be governed by the Purchase Agreement prior to the Local Closing and governed by this Term Sheet (or, once executed, the definitive TSA) as of and following the Local Closing.
Notwithstanding the foregoing, (i) Provider will have no obligation to provide any Service if the provision of such Service would result in a violation of applicable Law and (ii) the following services will be excluded: legal and professional advice (including compliance), quality administrative support, continued payroll and benefits participation or administration, data mapping, validation, migration, integration, or related activities (other than extraction and transfer of Business data in its existing format), in each case without limiting any arrangements expressly contemplated by the Purchase Agreement with respect to Deferred HD Local Business Employees or Deferred HD Transferred Business Employees or expressly included in a Service Schedule. No other service provided during the Lookback Period will be excluded unless otherwise agreed in writing by the applicable Recipient.

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4. Omitted and Additional Services
If, after the Closing Date, the Parties identify any services that were provided in the Lookback Period to or by the Business and that were not included in the Service Schedules or specifically designated as out-of-scope, at Recipient’s request such service will be automatically added to the Service Schedules and deemed a Service thereunder (and the Service Fees and duration will be aligned with other similar services, or as otherwise agreed by the Parties).
If a Recipient requests that Provider provide any other non-historically-provided services (or changes to existing services), the Provider will consider such requests in good faith. Notwithstanding the foregoing, Provider will provide any additional Service reasonably necessary as a result of the separation for the applicable Recipient to establish standalone capabilities, to the extent (i) it is commercially practicable for the Provider to provide such Service, (ii) Provider or its Affiliates have the existing capability and resources to provide such Service, (iii) Recipient is not reasonably capable of providing or procuring such Service itself within the required transition timetable without material disruption to its operations, and (iv) provision would not violate applicable Law, with pricing to be determined in accordance with Section 6.
Throughout the applicable Service term and the transition from that Service, Provider will make personnel with appropriate knowledge and experience reasonably available to support Service performance, knowledge transfer, training and transition assistance, provided that the definitive TSA will set forth a reasonable hours cap or other reasonable limitations on Provider’s obligation to provide the foregoing support activities. The Service Schedules will identify the material functions and support required. Provider may select and replace personnel, provided that it maintains substantially comparable capability and reasonable continuity of support. No individual employee is required to remain assigned to a Service.

5. Service Standards
Provider will provide the Services with substantially the same level of service, standard of care, quality, priority, timeliness, and skill, as were provided with respect to such Services during the Lookback Period. If a Service materially fails to meet this standard, Provider will, at no additional charge, use commercially reasonable efforts promptly to correct the failure and re-perform the affected Service to the extent reasonably practicable.

6. Fees and Charges
Service Fees will be set forth in the Service Schedules for each Service.
Service Fees will approximate Provider’s estimated actual cost reasonably attributable to providing the Services, excluding general corporate overhead not reasonably allocable to the Services and any costs otherwise recovered under this Term Sheet, the Manufacturing and Supply Agreement or the Purchase Agreement, plus (i) a fixed administrative fee expressly stated in the applicable Service Schedule and not exceeding [***] of the costs included in the applicable Service Fee, excluding third-party pass-through costs, and (ii) with respect to third-party procurement services for transferred PPT Products (as defined in the Manufacturing and Supply Agreement Term Sheet), a nominal mark-up consistent with Vantive’s transfer pricing calculations in effect with respect to such transferred PPT Products as of Closing, solely to cover applicable regulatory and tax costs without profit, with the clause (i) administrative fee applying only to internal labor costs (the “Service Fees”), and with no other profit or markup. For clarity, if the applicable Service Schedule does not state an administrative fee, no administrative fee will apply. Each Service Schedule will identify the Service Fee and separately state the administrative fee, which may not be increased without Recipient’s written agreement. No amount may be recovered more than once through Service Fees, pass-through charges, the MSA or the Purchase Agreement.
Any third-party amount identified in the applicable Service Schedule or otherwise approved in advance in writing by Recipient and incurred by Provider in providing the Services (to the extent not already included in the Service Fees in the Service Schedules) will be passed through at Provider’s actual documented cost without markup. Provider will not incur any incremental third-party cost that is not identified as included in the Service Fee in the applicable Service Schedule (which may include a designation that all “third-party costs” are to be passed through in connection with a specific Service) where such incremental cost is in excess of [***] in the aggregate for a particular Service (or for another support or activity requested or required under the TSA) during any contract year for Recipient’s account without Recipient’s prior written approval. In the event that Recipient does not approve an incremental third-party cost not identified in the applicable Service Schedule and such cost is necessary to enable Provider to provide a Service, Provider shall be excused from performing such Service unless and until Recipient gives its written approval of such third-party cost where so required.
The aggregate Service Fees payable by Recipient for applicable Services during any period will not exceed the aggregate Service Fees stated in the Service Schedules for that period, except to the extent attributable to a mutually agreed change in scope or volume or another adjustment approved in advance in writing by Recipient.
Service Fees for any Service may be adjusted during the applicable Service term to reflect (i) a passed-through third-party cost incurred by Provider in accordance with this Section 6, (ii) a mutually agreed change in the scope or volume of the Service, or (iii) an actual increase or decrease in Provider’s costs reasonably attributable to providing the Service. Provider will give reasonable prior notice and supporting detail for any such adjustment. No adjustment will increase the administrative fee without Recipient’s written agreement.
Provider will invoice monthly in arrears with reasonable supporting detail. Recipient will pay all amounts within thirty (30) days after receipt of the applicable invoice. Recipient may dispute any amount in good faith by providing reasonably detailed written notice, provided that notwithstanding such notice, Recipient timely pays all amounts when owed in accordance with the foregoing sentence. Provider will not suspend or terminate any Service solely because of a good-faith dispute regarding an invoiced amount, provided that nothing in this Section 6 shall limit Provider’s right to terminate any Service pursuant to Section 8. In the event it is finally determined that Recipient’s position with respect to a disputed amount is correct, Provider shall pay back the applicable disputed amount to Recipient plus reasonable interest (as will be described in the definitive TSA). The definitive TSA will include customary third party audit rights (subject to reasonable controls and confidentiality terms as will be set forth in the definitive TSA) to verify pass-through charges, fee adjustments and disputed invoices, and customary procedures for resolving disputes concerning Service Fees and other charges under this Section 6.
Service Fees are exclusive of sales, use, value-added, service, goods and services, excise and similar Taxes properly imposed on the provision of the Services or the payment (or receipt) of the Service Fees or any Early Termination Fees, which will be borne by Recipient (including by reimbursement to Provider, as applicable), in each case, other than Taxes imposed on Provider’s income, or net worth or similar measures.

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7. Term & Extensions
The term for each Service will be as reasonably agreed and set forth in the Service Schedule for each Service, provided that no initial term for any Service (other than the Winddown Services) will exceed eighteen (18) months from Closing, subject to the provision below for Deferred HD Local Businesses.
The following terms apply to any or all Services (other than Winddown Services): Each Recipient may extend any or all Services for up to one six (6)-month period upon at least sixty (60) days’ prior written notice, provided that the Service Fee for any extended service will increase by a [***] fee escalator. The Parties may mutually agree in writing to one additional extension of up to six (6) months, subject to mutual agreement of applicable terms (including pricing) for such extension.
The following terms apply to Winddown Services: Vantive may extend the duration of any Winddown Service for as long as reasonably necessary for Vantive to meet customer and regulatory objectives in winding down operations with respect to HD products in Excluded Jurisdictions.
Following the applicable Local Closing, Vantive will provide Forward Services required under Sections 3 and 4 for each Deferred HD Local Business until the later of the expiration of the applicable Service term, including any extension under this Section 7, and three (3) months following that Local Closing, with pricing determined under Section 6. Buyer will use reasonable best efforts to mitigate the need for continued Services.
Notwithstanding the foregoing, the applicable Recipient shall provide reasonable cooperation and resources to enable a timely migration and exit from the applicable Services.

8. Early Termination
(a)    For Cause. Either Party may terminate any affected Service if the other Party materially breaches its obligations with respect to such Service and fails to cure such breach within sixty (60) days after receipt of written notice describing the breach.
(b)    For Convenience by Recipient. Each Recipient may terminate any or all Services for which it is the Recipient upon sixty (60) days’ prior written notice to the applicable Provider; provided that (i) an individual Service may be excluded from such termination only if Provider reasonably determines that termination of such Service would materially impair a then-continuing Service and that the affected Services cannot reasonably be separated, and (ii) Recipient will reimburse Provider for reasonable, documented and non-cancellable costs specifically incurred in reliance on continued provision of the terminated Service through its scheduled expiration, net of avoided and reasonably mitigated costs, and in each case, excluding any costs or expenses related to personnel (such as severance or retention costs, or other similar costs or expenses) (the “Early Termination Fees”). Provider will use commercially reasonable efforts to mitigate such costs and, following receipt of the termination notice, promptly provide Recipient with a written estimate of the Early Termination Fees and reasonable supporting detail.

9. Governance
Each Party will designate a service manager responsible for day-to-day administration of this Term Sheet. The service managers will conduct regular joint reviews of Service performance, transition progress and upcoming dependencies. Any operational dispute not resolved by the service managers will be escalated to a senior executive to be designated by each Party. The pendency of a dispute will not excuse either Party from performing its undisputed obligations.

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10. Assignment
Neither Party may transfer or assign this Term Sheet (or, once executed, the definitive TSA) without the consent of the other Party, except either Party may assign this Term Sheet to (a) an Affiliate, or (b) in connection with a bona fide sale or transfer of the business to which this Term Sheet relates, in each case provided that the assignee assumes in writing the applicable obligations under this Term Sheet and the assignment does not relieve the assigning Party of obligations accrued prior to the assignment. The use of an Affiliate as a Provider or Recipient will not relieve the applicable Party of its obligations under this Term Sheet.

11. Additional Terms
The definitive TSA will include additional customary terms as reasonably negotiated by the Parties in good faith prior to the Closing, including regarding subcontracting, changes to Services, compliance with applicable Law, intellectual property, data protection and security, confidentiality, insurance, Taxes (including withholding taxes), business continuity, indemnification, limitation of liability, force majeure, dispute resolution and survival.
The confidentiality, notices, amendment and waiver, governing law and venue, waiver of jury trial, specific performance, severability, interpretation, no-third-party-beneficiary and no-recourse provisions of the Purchase Agreement will apply to this Term Sheet mutatis mutandis. The allocation of assets, Contracts, rights and liabilities required to provide the Services will be governed by the Purchase Agreement, and the definitive TSA will govern the operational provision of the Services from and after Closing.

12. Governing Law	This Term Sheet will be governed by the Laws of the State of Delaware, without giving effect to conflict-of-laws principles that would result in the application of another jurisdiction’s Laws.

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IN WITNESS WHEREOF, the Parties have executed this Term Sheet as of the date of the Purchase Agreement.

ROCKWELL MEDICAL, INC.

By:	/s/ Mark Strobeck
Name: Mark Strobeck, Ph.D.
Title: President and Chief Executive Officer

VANTIVE LIMITED

By:	/s/ Benjamin Daverman
Name: Benjamin Daverman
Title: Vice President and Chief Strategy and Business Development Officer

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Schedule 1
Services Schedule
To be completed by the Parties between signing and Closing in accordance with Section 2 and included in the definitive TSA executed and delivered at or before Closing.

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EXHIBIT C
MANUFACTURING AND SUPPLY AGREEMENT TERM SHEET

Execution Version

Project Hickory
Manufacturing & Supply Term Sheet
This Manufacturing & Supply Term Sheet (this “Term Sheet”) sets forth the key binding terms to be included in the definitive MSA to be entered into by and between Vantive Limited, (“Vantive”) and Rockwell Medical, Inc., (“Buyer”) (each a “Party” and together the “Parties”) in connection with the Closing of the transactions contemplated by that certain Equity and Asset Purchase Agreement between the Parties (the “Purchase Agreement”), pursuant to which Vantive will manufacture and supply certain products to Buyer from the Grosotto, Sondalo, Tijuana, Tunisia, Hechingen, and Meyzieu (France) manufacturing sites and Buyer will manufacture and supply certain products to Vantive from the Medolla manufacturing site.
The Parties intend the terms expressly set forth in this Term Sheet to be legally binding and enforceable. This Term Sheet will be executed and delivered concurrently with the Purchase Agreement and attached thereto as Exhibit C. Prior to the Closing Date, Buyer and Vantive will cooperate in good faith to draft, finalize, and enter into a definitive MSA (including Annexes thereto) consistent with this Term Sheet. The definitive MSA, including all Annexes, will incorporate the binding terms expressly set forth in this Term Sheet, together with such additional customary terms as the Parties mutually agree, unless otherwise expressly agreed in a writing executed by both Parties, including the definitive MSA or an Annex. Upon execution of the definitive MSA, including all completed Annexes, the definitive MSA will supersede this Term Sheet with respect to its subject matter effective as of the Closing. Capitalized terms used but not defined in this Term Sheet have the meanings given in the Purchase Agreement. If the Purchase Agreement is terminated prior to the Closing, this Term Sheet will automatically terminate, except with respect to any obligation expressly applicable prior to such termination.

Topic	Key Term
1. Objective
The purpose of the MSA is to enable each Party to maintain continuity of their respective business’ supply and to provide an appropriate period for each applicable Party to define and execute the transition of their manufacturing needs after a transitionary supply period following the Closing.

Topic	Key Term
2. In-Scope Products
(a)    Vantive shall manufacture and supply Buyer with:
(i)    certain liquid concentrate and HD bloodline products, including related bloodline accessories (“Concentrate and HD Bloodline Products”),
(ii)    certain U9000+ ultra filter products (“U9000+ Products”), and
(iii)    (A) certain dialyzers that are used by the Business as of the Closing including certain of which Vantive is in the process of winding down (the “End of Life Dialyzers”) and certain other products (other than Concentrate and HD Bloodline Products) to enable Buyer to meet certain performance obligations included under certain Price-per-Therapy (“PPT”) contracts transferred to Buyer pursuant to the Purchase Agreement and (B) subject to Vantive’s approval, certain other dialyzer products for new PPT contracts entered into by Buyer post-Closing that will be identified and later added to Annex A by mutual written agreement (e.g., certain [***] products). Such supply may include (subject to the Parties’ reasonable discussion during negotiation of the definitive MSA, and solely to the extent reasonably necessary for Buyer to perform any transferred PPT contract), the pass-through supply of, or other good faith cooperation by Vantive with respect to, third-party components required for Buyer’s performance under the applicable PPT contracts for the applicable agreed transition period, which, for each transferred PPT contract in effect as of Closing, will be the remaining term of such transferred PPT contract (not including any extensions or renewals entered into after Closing) unless Buyer otherwise agrees to a shorter term (all such products referred to in this prong (iii), the “PPT Products”);
in each case of clauses (i) through (iii), that were manufactured for the Business by the Retained Business as of the Closing (which historical-manufacture requirement will not apply to products added to Annex A by mutual written agreement pursuant to Section 2(a)(iii)(B)), including the products to be set forth in Annex A to the definitive MSA (collectively, the “Vantive Products”) in accordance with the terms of this Term Sheet (or, once executed, the definitive MSA) (the “Vantive Supply Commitment”). Vantive will not be required to use assets, facilities, systems, personnel or Intellectual Property Rights of Vantive or its Affiliates that were not used to supply the Business immediately prior to the Closing, or to make any capital expenditure, except as expressly agreed in Annex A to the definitive MSA.
      Annex A to the definitive MSA will identify each Vantive Product by product name, product code/specification, manufacturing site and legal manufacturer, where reasonably requested, relevant, and applicable, and, for each PPT Product, the applicable transferred PPT contract and minimum required supply period.
(b)    Buyer shall manufacture and supply Vantive with:
(i)    certain resin compounding products manufactured by the Business at the Medolla manufacturing site as of the Closing using the assets, personnel and capabilities acquired by Buyer in the Transaction (collectively, the “Resin Products”); and
(ii)    certain Acute therapy products, including [***] and [***], and certain accessories and service parts associated with such products (“Acute Products”), in each case of clauses (i) and (ii), that were manufactured for the Retained Business by the Business as of the Closing, including the products to be set forth in Annex B to the definitive MSA (collectively, the “Transferred Products”), which will be delivered to one or more locations at Vantive’s direction and in accordance with the terms of this Term Sheet (or, once executed, the definitive MSA including Annex B thereto) (the “Buyer Supply Commitment”). Buyer will not be required to use assets, facilities, systems, personnel or Intellectual Property Rights of Buyer or its Affiliates that are independent of the acquired Business, or to make any capital expenditure, except as expressly agreed in Annex B to the definitive MSA.
Each of Vantive and Buyer are referred to herein as the “Supplier” or the “Customer” as applicable for each of the Vantive Supply Commitment and the Buyer Supply Commitment, respectively. The Vantive Products and Transferred Products are collectively referred to herein as the “Products.”
If Buyer fails to meet the Buyer Supply Commitment for Resin Products, Vantive will, after it has become aware of such failure, promptly notify Buyer of the shortfall and identify the affected Vantive Products and quantities. Vantive will be excused from meeting the Vantive Supply Commitment with respect to the affected Vantive Products only to the extent and for the period that the shortfall directly prevents manufacture of identified Vantive Products using those Resin Products, with excused quantities calculated proportionately by reference to the applicable material requirements and the quantity of the shortfall. Vantive will use commercially reasonable efforts to mitigate the effect through available inventory and alternative sources, continue supplying unaffected Products and quantities, and promptly resume affected supply when the shortfall no longer prevents manufacture.

3. Structure
The Parties will enter into one definitive MSA (together with the Annexes thereto) that will govern the terms common to all Products, with product-specific terms for the Concentrate and HD Bloodline Products, U9000+ Products, PPT Products, Resin Products, and Acute Products set forth in the applicable Annexes attached to the definitive MSA. Either Party may cause an Affiliate to manufacture, supply or purchase Products, but such Party will remain responsible for its Affiliate’s performance as if performed by such Party itself.
Prior to the Closing Date and after the execution of this Term Sheet, the Parties will cooperate in good faith to draft, negotiate, and complete Annexes A through D for inclusion in the definitive MSA, including all then-identified Products and material product-specific terms; provided that no Product included within the scope of the supply commitments set forth in Section 2 may be removed without the prior written consent of the applicable Customer. All initial Annexes A through D will be completed and included in the definitive MSA executed and delivered at or prior to the Closing. Each Annex, and each update thereto, set forth in a written instrument executed by the Parties will be deemed incorporated into the definitive MSA.

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Topic	Key Term
4. Term
The term of this Term Sheet (or, once executed, the MSA) with respect to each Product will commence on the Closing Date and, unless earlier terminated, will expire as set forth below (the “Term”):
(a)    Vantive Products:
(i)    Concentrate and HD Bloodline Products, including applicable PPT Products that constitute Concentrate and HD Bloodline Products: Eighteen (18) months following the Closing Date, provided that (A) Buyer may, upon six months’ prior written notice before expiration of the then-current Term, extend the Term for one six (6)-month period to the extent reasonably necessary to complete the manufacturing transfer contemplated by Section 6, and (B) subject to the Parties’ mutual reasonable agreement, if completion of the manufacturing transfer is delayed by a regulatory process, the Term may be extended for up to one additional six (6)-month period as reasonably necessary to complete the transfer.
(ii)    U9000+ Products: Five (5) years following the Closing Date, provided that the Parties may mutually agree to extend the Term for an additional five (5)-year period.
(iii)    Other PPT Products: For each other PPT Product that does not constitute a Concentrate and HD Bloodline Product, through the remaining term (not including any extensions or renewals entered into after Closing) of each transferred PPT contract for which such PPT Product is required, unless Buyer otherwise agrees in writing to a shorter term. The supply period for Products required under new PPT contracts entered into after Closing (subject to Vantive’s approval in accordance with Section 2(a)(iii)(B)) will be specified in a subsequent written Amendment to Annex A or other written agreement of the Parties, as applicable.
(b)    Transferred Products:
(i)    Resin Products: Five (5) years following the Closing Date, provided that Vantive may extend the Term for one twelve (12)-month period upon at least twelve (12) months’ prior written notice; thereafter, the Parties may extend the Term by mutual written agreement.
(ii)    Acute Products: Eighteen (18) months following the Closing Date, provided that (i) Vantive may, upon six months’ advance notice, extend the Term for one six (6)-month period to the extent reasonably necessary to complete the manufacturing transfer contemplated by Section 6, and (ii) subject to the Parties’ mutual reasonable agreement, if completion of the manufacturing transfer is delayed by a regulatory process, for up to one additional six (6)-month period as reasonably necessary to complete the transfer.
For the avoidance of doubt, any extension by the applicable Customer under Section 4 of this Term Sheet may be exercised upon the notice specified therein. Upon extension of the Term for any Product, this Term Sheet (or, once executed, the definitive MSA) will continue in effect without modification with respect to such Product except as otherwise mutually agreed by the Parties.

5. Early Termination
(a)    For Cause. Either Party may terminate this Term Sheet (or, once executed, the definitive MSA) with respect to the affected Product(s) for cause if the other Party materially breaches its obligations with respect thereto and fails to cure within sixty (60) days after receipt of written notice describing the breach.
(b)    For Convenience. Vantive may terminate this Term Sheet (or, once executed, the definitive MSA) with respect to any or all Products for which it is a Customer with twelve (12) months’ prior written notice to Buyer. Buyer may terminate this Term Sheet (or, once executed, the definitive MSA) with respect to any or all Products for which it is a Customer with twelve (12) months’ prior written notice to Vantive, provided that twenty-four (24) months’ prior written notice is required for termination with respect to U9000+ Products. Upon any early termination for convenience under this Section 5(b) by Customer, the Customer shall reimburse the Supplier for the Supplier’s reasonable, documented and non-cancellable stranded costs that arise from, or otherwise cannot be recouped as a result of, early termination, including any such costs of termination of (or reduction of) pre-existing contracts with third parties as a result of early termination, net of any avoided costs, provided that the Supplier uses commercially reasonable efforts to minimize such stranded costs from the date notice of early termination is received until the effective date of termination. Within thirty (30) days after receiving the termination notice, Supplier will provide Customer with a written estimate of such stranded costs and reasonable supporting detail, and Supplier may not recover a cost omitted from that estimate except to the extent the cost was not reasonably identifiable when the estimate was delivered.
(c)    Mutual Agreement. The Parties may mutually agree to terminate this Term Sheet (or, once executed, the definitive MSA) at any time.
(d)    Employee Costs and Obligations. For the avoidance of doubt, upon any early termination or any expiration, each Party as Supplier shall be responsible for all of its own employee-related costs (including severance or similar costs where employees are retained or terminated after termination or expiration) in connection with such early termination or expiration.
(e)    Material Third-Party Supply Dependencies. If any material third-party arrangement on which each Supplier depends on components for the manufacture or supply a Product terminates or expires or otherwise becomes unavailable for any reason, the Supplier will promptly notify Customer and use commercially reasonable efforts to renew, extend or replace the applicable arrangement, obtain the applicable components from the existing counterparty or a replacement source and continue supplying the affected Products; provided, that no such renewal, extension, replacement, or acquisition shall be required for any such arrangement to the extent related to any Product after the applicable Term for such Product under this MSA has expired or terminated. The applicable Supplier will not voluntarily terminate, elect not to renew or extend, or materially amend in a manner adverse to supply under this Term Sheet (or, once executed, the definitive MSA) any such arrangement without Customer’s prior written consent, not to be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, this paragraph shall not apply to any arrangement to the extent such arrangement relates to any Product for which the applicable Term under this MSA has expired or terminated or to any product for which the underlying supply arrangement has been assigned to Buyer or which is governed under the Transition Services Agreement. The definitive MSA will provide for each Supplier to use commercially reasonable efforts to identify before Closing the material third-party supply dependencies described in this Section 5(e).

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Topic	Key Term
6. Manufacturing Transfer Support; Dedicated Equipment; Employee Transfer
(a)    Transfer Support. Each Supplier will, throughout the applicable Term and for a reasonable period thereafter if requested by Customer, provide support for the Products identified for manufacturing transfer in Annex C, which Annex will be mutually agreed upon before Closing. Supplier’s support will include delivery of manufacturing and technical documentation to the extent reasonably practicable, and know-how, process and testing information, supplier and raw-material information, third party vendor component information, reasonable access to knowledgeable personnel, and reasonable validation, qualification, quality and regulatory assistance necessary to complete the agreed transfer, provided that Annex C shall set forth a reasonable hours or other reasonable limitations on each Party’s obligations to provide the foregoing transfer and support activities (provided further that the transfer support plans for each Party will be reasonably discussed concurrently and use similar methodologies with respect to any such limitations on each Partys’ respective obligations as transferring Supplier). Annex C may, among other things, specify milestones, deliverables, responsibilities, objective completion criteria and the approved budget, provided, for the avoidance of doubt, that Annex C will only govern the support to be provided by Supplier, and the Parties agree that each Customer will be responsible for its own general transfer planning, the establishment of new or relocated manufacturing capabilities, and all related activities and costs (other than the agreed support from Supplier under the agreed Annex C). Effective as of the Closing and during the applicable Term, each Party will grant to the other Party a royalty-free, non-exclusive, non-sublicensable, non-transferable license under and to the Retained IP or the Transferred Intellectual Property, as applicable and in each case excluding Trademarks, solely to the extent (i) such Intellectual Property Rights are contained in any manufacturing or technical documentation transferred pursuant to this Section 6(a) or (ii) required for a Party to perform its obligations or receive the applicable Products under this Term Sheet (or, once executed, the definitive MSA). This provision does not itself transfer ownership of Intellectual Property Rights, but does require delivery and permitted use of documentation and know-how covered by rights already transferred under the Purchase Agreement or other Ancillary Agreements. Any additional rights necessary to complete the agreed transfer will be identified and, where agreed by the Parties as applicable, provided under the Purchase Agreement or another Ancillary Agreement at Closing.
Customer will reimburse Supplier only for reasonable, documented incremental out-of-pocket costs expressly included in the manufacturing-transfer budget in Annex C or otherwise approved in writing by Customer before such cost is incurred, without markup and only to the extent not otherwise recovered through the Unit Prices.
(b)    Dedicated Equipment. “Dedicated Equipment” means all machinery, equipment and other fixed assets owned, or leased (if applicable), by Supplier or its Affiliates and located at any manufacturing facility included in the Transferred Assets (with respect to Buyer as Supplier) or retained by Vantive or its Affiliates under the Purchase Agreement (with respect to Vantive as Supplier) to the extent such machinery, equipment or other asset is used exclusively in the production of Products for Customer pursuant to this Term Sheet (or, once executed, the definitive MSA). During the Term, Supplier shall use all Dedicated Equipment for the sole purpose of producing Products for Customer and shall not dispose of or transfer any Dedicated Equipment except as expressly set forth in the definitive MSA, and shall maintain such Dedicated Equipment in the ordinary course consistent with Supplier’s ’s past practices. Upon termination or expiration of this Term Sheet (or, once executed, the definitive MSA) or any portion thereof such that any Dedicated Equipment is no longer necessary for performance under this Term Sheet (or the definitive MSA), Supplier shall promptly provide Customer with a list of all such Dedicated Equipment (except to the extent of any Dedicated Equipment that by its nature is not movable property). Customer may, within thirty (30) days after receipt of such notice, provide notice to Supplier of its election to take physical title and possession of any or all applicable Dedicated Equipment at one or more facilities selected within such thirty (30)-day notice period by Customer. If Customer elects to take possession of any applicable Dedicated Equipment, the Parties shall (i) cooperate to effect such transfer of ownership and physical possession of such Dedicated Equipment to Customer for no (or for nominal) consideration, and (ii) use commercially reasonable efforts to effect such transfer within one hundred eighty (180) days after such notice.
Supplier will also maintain equipment materially used to perform its supply obligations and will not dispose of or withdraw that equipment from use in a manner that materially impairs performance without providing reasonably sufficient replacement capability; this obligation does not itself create a right to acquire shared equipment. Supplier will repair or replace any equipment materially used to perform its supply obligations in the event such equipment is broken or damaged, and Customer will reimburse Supplier for reasonable costs incurred in connection with such repair or replacement, provided that Supplier must obtain Customer’s prior written approval prior to incurring any repair or replacement costs in excess of [***]. Supplier will cause its applicable Affiliates to perform the obligations relating to equipment owned by them.
(c)    Employee Transfer. Annex D to the definitive MSA will list each employee (by employee ID and role/position) who will (i) transfer directly or indirectly to Buyer at Closing that are, as of the Closing, exclusively engaged in the manufacturing of Transferred Products at the Medolla manufacturing site (such employees, together with any later-hired or assigned employees so exclusively engaged during the Term, the “rMSA Dedicated Employees”), or (ii) be retained by Vantive or its Affiliates as of Closing and that are, as of the Closing, exclusively engaged in the manufacturing of Vantive Products at retained sites (such employees, together with any later-hired or assigned employees so exclusively engaged during the Term, the “MSA Dedicated Employees” and together with the rMSA Dedicated Employees, the “Dedicated Employees”). Upon any termination or expiration of the definitive MSA, the applicable Customer shall have the option to, at Customer’s election either (i) cause the Supplier to transfer all of the rMSA Dedicated Employees (where Vantive is Customer) or the MSA Dedicated Employees (where Buyer is Customer) to Customer as a going concern in accordance with applicable law, (ii) cause the Supplier to permit Customer to offer for re-hire or re-hire any number of the applicable Dedicated Employees (and the Supplier agrees that it will not counter the terms of any employment offer that Customer makes to any such Dedicated Employee), or (iii) elect to not receive a transfer or to re-hire any or all of the applicable Dedicated Employees (in which case the Customer will still have the rights to receive knowledge transfer and similar support from such employees in accordance with Section 6(a)). Customer shall notify Supplier of its intent to exercise such option at least twelve (12) months prior to the expiration of the Term, or, in the event the MSA is terminated early for convenience, at the time a notice of early termination is sent or received, as applicable. For the avoidance of doubt, to the extent any Dedicated Employees are not transferred to, or re-hired by, the applicable Customer, the Supplier shall remain responsible for any of the employee-related costs (including severance) with respect to the Dedicated Employees in accordance with Section 5(d). During the Term, each Supplier may not transfer or re-assign any Dedicated Employees to other Customer Affiliates, teams, lines, or other assignments, provided that the foregoing restriction shall not prohibit Supplier from terminating the employment of any Dedicated Employee for cause, and provided that any replacement (or additional) Dedicated Employees added or assigned-in during the Term shall also be deemed a Dedicated Employee.

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Topic	Key Term
7. Initial Pricing
The initial per-unit price for each Product will be set forth in an Exhibit or Annex to the definitive MSA and will equal the “Unit Production Cost” (calculated to include raw materials, inbound freight, scrap, labor, and variable/fixed overhead) plus a mark-up percentage of:
i.[***] for Concentrate and HD Bloodline Products, including PPT Products that constitute Concentrate and HD Bloodline Products,
ii.[***] for U9000+ Products,
iii.for other in-scope PPT Products that do not constitute Concentrate and HD Bloodline Products, (i) for the remaining term of the applicable transferred PPT contracts (not including any extensions or renewals entered into after Closing), a nominal mark-up consistent with Vantive’s transfer pricing calculations in effect with respect to the PPT Products as of Closing, limited to the amount necessary to make Vantive whole, without profit, accounting for applicable local regulations and tax considerations, and (ii) thereafter (to the extent any extensions, renewals, or new PPT contracts are eligible for supply of PPT Products under this Term Sheet or the definitive MSA), [***],
iv.[***] for each Resin Product, and
v.[***] for each Acute Product (collectively, the “Pricing”).
Each per-unit price determined under this Section 7, as adjusted under Section 8, is a “Unit Price”.

8. Annual Operating Plan; Price Adjustments
Prior to the end of each contract year of the applicable Term for a particular Product category, each applicable Customer will provide to the applicable Supplier an annual operating plan with the expected demand for the next contract year for each applicable Product purchased by such Customer. Based on such annual operating plan and using information available for the current contract year’s preliminary and estimated production costs, each Supplier will provide the other Party with an updated Unit Production Cost for each Product for the following contract year (determined using the same principles and methodologies applied in the initial contract year), and the Parties will cooperate in good faith to review the data and assumptions used to determine such updated Unit Production Cost. Any increase or decrease in Unit Production Costs will take effect as of the first day of the new contract year.
Notwithstanding the foregoing, each Supplier may increase the Unit Production Cost for any Product in response to an Extraordinary Market Event (as will be reasonably defined in the definitive MSA), including to adjust for (or true up) raw materials costs of such Supplier in response to an Extraordinary Market Event impacting raw materials costs upon ninety (90) days’ advance notice to the applicable Customer (which notice will include reasonable supporting detail for such increase); provided that such Supplier will use commercially reasonable efforts, reasonably consistent with its ordinary course past practices, to mitigate any such increase.
Upon Customer’s reasonable request, Customer will have rights to receive and review reasonable supporting documentation with respect to adjustments. Pending resolution of a pricing dispute, Customer will pay the undisputed amount and the previously effective Unit Price will continue to apply to the disputed portion, without suspension or termination of supply because of that good-faith dispute. The definitive MSA will include customary third party audit rights (subject to reasonable controls and confidentiality terms as will be set forth in the definitive MSA) to verify the costs underlying adjustments under this Section 8 and customary procedures for resolving pricing disputes.

9. Order Quantities
The monthly minimum economic order quantities (“MEOQ”) and maximum monthly order volume (“MMOV”) for each Product will be reasonably agreed by the Parties prior to Closing and set forth in Annex E and, once executed, the definitive MSA. Each Party (as Supplier) will provide the other Party (as Customer) during the sign-to-Closing period with the unit-level monthly order, volume and available-capacity information reasonably necessary to evaluate the proposed MEOQ and MMOV for each applicable Product. Once the MEOQ and MMOV are established in Annex E to the definitive MSA, each Party will consider written requests by the other Party to modify any MEOQ or MMOV in good faith on a case-by-case basis.

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Topic	Key Term
10. Forecasts
Twenty-four (24) month (or, if shorter, a period equal to the then-applicable remainder of the Term for the applicable Product(s)) rolling forecasts will be submitted and updated monthly by the applicable Customer. The first four (4) months will be binding on the Customer and constitute a firm order, provided that Customer may later adjust firm orders upon notice to the Supplier by no more than +/- [***] percent ( [***]%) from the applicable binding portion, provided that such variation does not result in quantities in excess of the applicable MMOV of such Product or below the applicable MEOQ of such Product. No Customer will owe any additional charge (other than the Unit Prices) solely as a result of an adjustment within the permitted +/- [***] percent ( [***]%) range. Any adjustment outside that range accepted by Supplier may be subject to reimbursement of reasonable, documented incremental costs resulting from such adjustment, net of avoided and reasonably mitigated costs. Each Supplier will supply firm orders that comply with the applicable binding forecast, including any adjustment permitted under this Section, and the applicable MEOQ and MMOV.

11. Licensed U9000+ Marks
“Licensed U9000+ Marks” means all trademarks owned or controlled by Vantive or its Affiliates that (i) incorporate or comprise “U9000” or associated logos, either alone or in combination with other words (provided that any other trademarks or combinations, such as “VANTIVE” or “GAMBRO” will be subject to the licenses granted in the Purchase Agreement) and (ii) are used as of Closing in connection with the U9000+ Products.
Effective as of the Closing and during the Term, applicable to the U9000+ Products, and, with respect to U9000+ Products supplied by or on behalf of Vantive during the Term, for a reasonable sell-off period following expiration or termination, Vantive grants and will cause its applicable Affiliates to grant to Buyer a non-exclusive, irrevocable, royalty-free, fully paid, sublicensable (solely to Buyer’s Affiliates and distributors, resellers and service providers in connection with the permitted activities), worldwide license to use the Licensed U9000+ Marks solely in connection with the marketing, sale and distribution of the U9000+ Products supplied by or on behalf of Vantive during the Term, in each case, subject to any additional reasonable quality-control and trademark-usage requirements set forth in the definitive MSA that do not materially impair the foregoing license. The foregoing license will apply notwithstanding the treatment of the U9000+ Products or related assets under the Purchase Agreement.

12. Governance
The Parties will conduct regular joint business reviews to monitor demand, supply, and product transfer planning and execution. Each Party will designate a business representative responsible for administration of this Term Sheet. Any operational dispute not resolved by those representatives within five (5) Business Days will be escalated to a senior executive designated by each Party. The pendency of a dispute will not excuse performance of undisputed obligations.

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Topic	Key Term
13. Assignment
Neither Party may transfer or assign this Term Sheet (or, once executed, the definitive MSA) without the consent of the other Party, except either Party may assign this Term Sheet, in whole or in part, to (a) an Affiliate, or (b) in connection with a bona fide sale or transfer of the business to which this Term Sheet (or the definitive MSA) relates, in each case provided that the assignee assumes in writing the applicable obligations under this Term Sheet and the assignment does not relieve the assigning Party of obligations accrued prior to the assignment. The use of an Affiliate to manufacture, supply or purchase Products will not relieve the applicable Party of its obligations under this Term Sheet (or the definitive MSA).

14. Additional Terms
The definitive MSA will include additional customary terms as reasonably negotiated by the Parties in good faith prior to the Closing, including regarding delivery, warranties, quality, regulatory matters, invoicing and payment, subcontracting, intellectual property, indemnification, limitation of liability, insurance, force majeure, compliance with applicable Law and survival.

Supplier will manufacture and supply each Product in accordance with the applicable specifications, applicable Law, applicable regulatory approvals and applicable quality systems. The applicable Annexes will identify the Parties’ respective material quality and regulatory responsibilities, and the definitive MSA will include customary additional quality and regulatory terms.

Supplier will reasonably promptly notify Customer of any actual or reasonably anticipated material shortage, delay or interruption affecting a Product and reasonably cooperate with Customer to mitigate and address the interruption, including, where reasonably necessary, in identifying and qualifying an alternate source.

The confidentiality, notices, amendment and waiver, governing law and venue, waiver of jury trial, specific-performance, severability, interpretation, no-third-party-beneficiary and no-recourse provisions of the Purchase Agreement will apply to this Term Sheet mutatis mutandis. The Purchase Agreement will govern the allocation of assets, Contracts, rights and liabilities required to manufacture or supply Products, and the definitive MSA will govern the operational manufacture, purchase and supply of Products from and after Closing.

15. Buyer Supply Obligations for Excluded Jurisdictions
The definitive MSA will also accommodate the supply of HD products from Buyer to Vantive (or its agents or designees, as applicable) to support Vantive’s supply needs in, and an orderly wind-down of, jurisdictions originally proposed to be acquired by Buyer, but that Buyer has elected not to acquire. The economic and commercial terms of such supply shall be consistent with those for Products as set forth above, and the duration shall be as reasonably necessary for Vantive to meet customer and regulatory objectives in winding down operations with respect to HD products in such jurisdictions.  The Parties will assess and determine in good faith whether the foregoing supply arrangement is best accommodated in the MSA or a separate reverse manufacturing and supply agreement or some other form of agreement or arrangement.

16. Governing Law
This Term Sheet will be governed by the Laws of the State of Delaware, without giving effect to conflict-of-laws principles that would result in the application of another jurisdiction’s Laws. The United Nations Convention on Contracts for the International Sale of Goods will not apply.

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IN WITNESS WHEREOF, the Parties have executed this Term Sheet as of the date of the Purchase Agreement.

ROCKWELL MEDICAL, INC.

By:	/s/ Mark Strobeck
Name: Mark Strobeck, Ph.D.
Title: President and Chief Executive Officer

VANTIVE LIMITED

By:	/s/ Benjamin Daverman
Name: Benjamin Daverman
Title: Vice President and Chief Strategy and Business Development Officer

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EXHIBIT D
BUYER SENIOR FACILITIES AGREEMENT

Execution Version
LOAN, SECURITY AND GUARANTEE AGREEMENT
THIS LOAN, SECURITY AND GUARANTEE AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”), dated as of [●], 20[●] (the “Effective Date”), among VANTIVE FINANCE I LIMITED (the “Lender”) and ROCKWELL MEDICAL, INC., a Delaware corporation (the “Borrower”) and ROCKWELL TRANSPORTATION, INC., a Michigan corporation and a wholly owned Subsidiary of the Borrower (“RTI” as a Guarantor and, together with the other Persons from time to time party to this Agreement as Guarantors, the “Guarantors”), provides the terms on which the Lender shall agree to maintain outstanding Term Loans to Borrower and Borrower shall repay the Lender.
RECITALS
Pursuant to that certain Equity and Asset Purchase Agreement, dated November 2, 2026 (together with all exhibits, disclosure letters and schedules and other attachments thereto, collectively, as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Purchase Agreement”), by and among, inter alios, Vantive Limited (the “Seller”) and the Borrower, the Borrower will acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding equity interests of the HD Group Entities (as defined in the Purchase Agreement) and the Business (as defined in the Purchase Agreement) as set forth in the Purchase Agreement.
In connection with the transactions contemplated by, and pursuant to, the Purchase Agreement, on the Effective Date, the Lender shall be deemed to have issued to the Borrower (i) Tranche A Term Loans in a principal aggregate amount of $50,000,000 and (ii) Tranche B Term Loans in a principal aggregate amount of $50,000,000, as such amounts may be reduced, increased or otherwise adjusted pursuant to the Purchase Agreement, including as a result of any third party financing obtained in connection with the Acquisition, with any such reduction or adjustment allocated between the Tranche A Term Loans and the Tranche B Term Loans in accordance with the Purchase Agreement, in each case, as senior secured credit facilities pursuant to the terms of, and subject to the conditions set forth in, this Agreement.
The Borrower has agreed to secure all of its Obligations by granting to the Lender a Lien on all of its assets constituting Collateral and the Guarantors from time to time party hereto have agreed to guarantee and secure the Obligations by granting a Lien on all of its assets constituting Collateral.
Accordingly, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:
1.    DEFINITIONS, ACCOUNTING AND OTHER TERMS
1.1    Capitalized terms used herein shall have the meanings set forth in Section 14 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified. All references herein to times of day shall be references to New York City time (daylight savings or standard, as applicable).
1.2    All baskets, thresholds and limitations expressed in Dollars shall, in the case of any amount denominated in a currency other than Dollars, be determined using the Dollar Equivalent thereof as of the date on which the applicable Indebtedness is incurred, Lien is granted, Investment is made, Transfer is consummated or other transaction is entered into, as applicable, and no subsequent change in the Dollar Equivalent of any such amount resulting solely from fluctuations in currency exchange rates shall be deemed to cause any such basket, threshold or limitation to be exceeded or to result in a Default or an Event of Default.
2.    LOANS AND TERMS OF PAYMENT
2.1    Promise to Pay. Borrower hereby unconditionally promises to pay the Lender the outstanding principal amount of the Term Loans advanced to Borrower by the Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.
2.2    Term Loans.
(a)    Outstanding Term Loans.
(i)    Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Lender agrees to provide the Tranche A Term Loans in an aggregate principal amount equal to the Lender’s Term Loan Tranche A Commitments on the Effective Date.
(ii)    Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Lender agrees to provide the Tranche B Term Loans in an aggregate principal amount equal to the Lender’s Term Loan Tranche B Commitments on the Effective Date.
(b)    Repayment. Subject to Section 2.3(c), Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Effective Date, and continuing on the Payment Date of each successive month thereafter through and including the Maturity Date. Borrower agrees to pay, on the first Payment Date after the Effective Date, any initial partial monthly interest payment otherwise due for the period between the Effective Date and such Payment Date. All unpaid principal and accrued and unpaid interest with respect to the Term Loans is due and payable in full on the Maturity Date. The Term Loans may only be prepaid in accordance with Sections 2.2(c) and 2.2(d) and may be reduced or adjusted in accordance with Section 2.7.
(c)    Mandatory Prepayments. If a Prepayment Event or an event described in Section 7.2(c) occurs, Indebtedness is incurred under clause (k) of the definition of Permitted Indebtedness or the Term Loans are accelerated following the occurrence of an Event of Default, Borrower and its Subsidiaries shall immediately (or, in the case of a Prepayment Event, within five (5) Business Days of receipt of such net cash proceeds) pay to the Lender an amount equal to:
(i)    with respect to net cash proceeds received, directly or indirectly, by the Borrower or any Subsidiary (or by any other Person on behalf of, for the account of or at the direction of the Borrower or any Subsidiary) from the incurrence of Indebtedness under clause (k) of the definition of Permitted Indebtedness, (1) if and to the extent the Tranche B Term Loans remain outstanding, 100% of such net cash proceeds shall be applied to repay the Tranche B Term Loans in full (including accrued and unpaid interest thereon), and (2) after the Tranche B Term Loans have been paid in full (including accrued and unpaid interest thereon), 90% of such net cash proceeds not required to be applied pursuant to clause (1) shall be applied to prepay the Tranche A Term Loans (including accrued and unpaid interest thereon), together with all other Obligations then due and payable, including, without limitation, Lender’s Expenses and interest at the Default Rate with respect to any past due amounts;
(ii)    with respect to net cash proceeds received, directly or indirectly, by the Borrower or any Subsidiary (or by any other Person on behalf of, for the account of or at the direction of the Borrower or any Subsidiary) from the occurrence of an Equity Issuance Prepayment Event, (1) if and to the extent the Tranche B Term Loans remain outstanding, 100% of such net cash proceeds shall be applied to repay the Tranche B Term Loans in full (including accrued and unpaid interest thereon), and (2) after the Tranche B Term Loans have been paid in full (including accrued and unpaid interest thereon), 65% of such net cash proceeds not required to be applied pursuant to clause (1) shall be applied to prepay the Tranche A Term Loans (including accrued and unpaid interest thereon), together with all other Obligations then due and payable, including, without limitation, Lender’s Expenses and interest at the Default Rate with respect to any past due amounts;
(iii)    with respect to net cash proceeds received, directly or indirectly, by the Borrower or any Subsidiary (or by any other Person on behalf of, for the account of or at the direction of the Borrower or any Subsidiary) from the occurrence of any Debt Incurrence Prepayment Event or any other Prepayment Event (other than an Equity Issuance Prepayment Event) or other event giving rise to a mandatory prepayment and subject to the terms of any Intercreditor Agreement, (1) if and to the extent the Tranche B Term Loans remain outstanding, 100% of such net cash proceeds shall be applied to repay the Tranche B Term Loans in full (including accrued and unpaid interest thereon), and (2) after the Tranche B Term Loans have been paid in full (including accrued and unpaid interest thereon), 100% of such net cash proceeds not required to be applied pursuant to clause (1) shall be applied to prepay the Tranche A Term Loans (including accrued and unpaid interest thereon), together with all other Obligations then due and payable, including, without limitation, Lender’s Expenses and interest at the Default Rate with respect to any past due amounts.
Notwithstanding anything to the contrary in this Section 2.2(c):
(1)    to the extent that all or any portion of the Net Cash Proceeds of any Prepayment Event received by, or attributable to the assets or operations of, any Foreign Subsidiary or any other Subsidiary that is not a Loan Party (any such Prepayment Event, a "Foreign Prepayment Event") is prohibited, restricted or delayed by (A) applicable law (including financial assistance, corporate benefit, capital maintenance, thin capitalization, exchange control, solvency and cash-upstreaming restrictions, and the fiduciary and statutory duties of the directors or other members of the governing body of such Subsidiary) or (B) in the case of any Subsidiary that is not a wholly owned Subsidiary, the organizational documents of, or any other agreement binding on, such Subsidiary, in each case from being repatriated, distributed, loaned or otherwise transferred to the Borrower or any other Loan Party (a "Repatriation", and "Repatriate" and "Repatriated" having correlative meanings), then an amount equal to the portion of such Net Cash Proceeds so affected shall not be required to be applied to prepay the Term Loans at the times otherwise provided in this Section 2.2(c) and may be retained by the applicable Subsidiary, in each case so long as, but only so long as, such Repatriation remains so prohibited, restricted or delayed; provided that the Borrower shall use commercially reasonable efforts (as determined in the Borrower's reasonable business judgment, and without requiring the Borrower or any Subsidiary to incur any material cost, expense or adverse tax consequence, to take any action that would violate applicable law or result in a breach of fiduciary or statutory duty, or to obtain the consent of any Person other than the Borrower or a Subsidiary) to cause such Subsidiary to take such actions as are reasonably required by applicable law to permit such Repatriation; and
(2)    to the extent that the Borrower has determined in good faith that the Repatriation of all or any portion of the Net Cash Proceeds of any Foreign Prepayment Event would, or could reasonably be expected to, result in a material adverse tax consequence to the Borrower or any of its Subsidiaries (taking into account any foreign tax credit or other tax benefit actually realized in connection with such Repatriation), then an amount equal to the portion of such Net Cash Proceeds so affected shall not be required to be applied to prepay the Term Loans at the times otherwise provided in this Section 2.2(c) and may be retained by the applicable Subsidiary until such time as such amount may be Repatriated without such material adverse tax consequence.
At such time as the Repatriation of any Net Cash Proceeds retained pursuant to clause (1) or (2) above ceases to be prohibited, restricted or delayed, or may be effected without such material adverse tax consequence, as applicable, the Borrower shall, within five (5) Business Days thereafter, cause an amount equal to such Net Cash Proceeds (net of any taxes, including income, withholding, repatriation, distribution and branch profits taxes, and any costs and expenses, in each case payable, or reasonably estimated by the Borrower in good faith to be payable or required to be reserved against, in connection with such Repatriation, whether or not such Repatriation is actually effected) to be applied to prepay the Term Loans in accordance with this Section 2.2(c). The retention of any Net Cash Proceeds in accordance with this paragraph, and the failure to apply the same to prepay the Term Loans, shall not constitute a Default or an Event of Default.
(d)    Permitted Prepayment of Term Loan. Borrower shall have the option to prepay any portion of the Term Loans outstanding under this Agreement, provided Borrower (i) provides written notice to the Lender of its election to prepay the Term Loans at least three (3) Business Days prior to such prepayment including the amount to be prepaid and the date of prepayment and (ii) each partial prepayment shall be in a minimum amount of the Dollar Equivalent of Five Hundred Thousand Dollars ($500,000) and in multiples of the Dollar Equivalent of One Hundred Thousand Dollars ($100,000) in excess thereof. Amounts prepaid may not be reborrowed.
(e)    AHYDO Catch-Up Payments. Notwithstanding anything herein to the contrary, on the last day of each accrual period (within the meaning of Section 1272(a)(5) of the Tax Code) ending on or after the fifth (5th) anniversary date of the Effective Date, the Borrower shall prepay a portion of any unpaid principal of the Tranche A Term Loans in an amount equal to the AHYDO Catch-Up Payment (as defined below). For the purposes of this Section 2.2(e), the “AHYDO Catch-Up Payment” means the minimum principal prepayment (which shall be treated for U.S. federal income tax purposes as an amount of interest to be paid (within the meaning of Section 163(i)(2)(B)(i) of the Tax Code) under the Tranche A Term Loans) sufficient to ensure that as of the close of such accrual period, the aggregate amount which would be includible in gross income with respect to the Tranche A Term Loans before the end of such accrual period (as described in Section 163(i)(2)(A) of the Tax Code) does not exceed the sum (described in Section 163(i)(2)(B) of the Tax Code) of (i) the aggregate amount of interest for U.S. federal income tax purposes to be paid under the Tranche A Term Loans (including for this purpose any AHYDO Catch-Up Payments made with respect to the Tranche A Term Loans) plus (ii) the product of the issue price with respect to the Tranche A Term Loans (as defined in Section 1273(b) of the Tax Code) and its yield to maturity (within the meaning of Section 163(i)(2)(B) of the Tax Code), with the result that the Tranche A Term Loans will not be treated as having “significant original issue discount” within the meaning of Section 163(i)(1)(C) of the Tax Code. It is the intention of this Section 2.2(e) that the Tranche A Term Loans hereunder will not be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Tax Code, and this Section 2.2(e) shall be interpreted consistently with such intent.
2.3    Payment of Interest on the Term Loan.
(a)    Interest Rate. Subject to Section 2.3(b) and Section 2.3(c), the principal amount outstanding under the Term Loans shall accrue interest at a rate per annum equal to the sum of the Term SOFR Rate for such period plus the Applicable Rate (the “Interest Rate”) (which Interest Rate shall be determined on the Effective Date and then from time to time thereafter by the Lender) which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(f).
Interest shall accrue on the Term Loans commencing on, and including, the Effective Date, and shall accrue on the principal amount outstanding under the Term Loans through and including the day on which the Term Loans are paid in full or reduced in full pursuant to Section 2.7.
(b)    Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, overdue Obligations shall accrue interest at a floating per annum rate equal to the Interest Rate plus two percentage points (2.00%) (the “Default Rate”). Payment or acceptance of the increased Interest Rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Lender.
(c)    PIK Interest. Notwithstanding the foregoing, with respect to the Tranche A Term Loans, the Borrower may (in its sole discretion) elect that up to (and including) 100% of the Interest Rate with respect to such Tranche A Term Loans be paid in kind by capitalizing such interest and adding such capitalized interest to the then-outstanding principal amount of such Tranche A Term Loans (“PIK Interest” and such election, a “PIK Election”), provided that (i) the Borrower delivers a written notice of such PIK Election to the Lender at least five (5) Business Days prior to the applicable Payment Date (or such later date as to which the Lender may reasonably agree), (ii) if a PIK Election is made for the Tranche A Term Loans, the PIK Interest payable pursuant to this clause (c) for all Tranche A Term Loans shall be increased by 0.50% per annum with respect to the applicable Payment Date (which shall be entirely paid in kind), (iii) any interest to be so capitalized pursuant to this clause (c) shall be capitalized on the day on which interest shall be payable on such Tranche A Term Loans and added to the then-outstanding principal amount of such Tranche A Term Loans and, thereafter, shall bear interest as provided hereunder as if it had originally been part of the outstanding principal amount of such Tranche A

Term Loans and (iv) unless otherwise waived by the Lender, no Event of Default shall have occurred and be continuing.
(d)    365 Day Year. Interest shall be computed on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed.
(e)    [Reserved].
(f)    Payments. Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to the Lender at the Lender’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 2:00 pm Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due on the immediately following Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set off, recoupment or counterclaim (other than in accordance with Section 2.7), in lawful money of the United States and in immediately available funds.
(g)    Application of Payments. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal of the Term Loan Tranche B Commitments; then to principal of the Term Loan Tranche A Commitments; then to any late charges; and then to any unpaid collection costs. Borrower will pay the Lender at the Lender’s address shown above or at such other place as the Lender may designate in writing.
2.4    Lender’s Expenses. All Lender’s Expenses incurred on or prior to the Effective Date shall be allocated and paid in accordance with the Purchase Agreement. Borrower shall pay to Lender, within fifteen (15) days after receipt of written demand, 100% of all Lender’s Expenses incurred after the Effective Date.
2.5    Taxes. Any and all payments by or on account of any Obligation under any Loan Document shall be made without deduction or withholding for any taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law (as determined in the good faith discretion of an applicable withholding agent but subject to the requirements of this Section 2.5 in all respects) requires the deduction or withholding of any tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and any amounts so deducted or withheld shall be treated for all purposes of this Agreement as paid to Lender. At least five (5) days prior to making any such deduction or withholding, the applicable withholding agent shall provide notice to the Lender and shall cooperate with the Lender to prevent or reduce any such potential deductions or withholdings. The withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and shall, as soon as reasonably practicable after the payment thereof, deliver to the Lender a receipt or other acknowledgement issued by such Governmental Authority evidencing such payment by the withholding agent, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender. If the Lender is not a United States person within the meaning of Section 7701(a)(30) of the Tax Code, it shall deliver to Borrower on or prior to the date on which such Person becomes a Lender an accurate and complete Internal Revenue Service (“IRS”) Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS), including any appropriate attachments thereto, certifying to the Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder. If the Lender is claiming a complete exemption from withholding on interest pursuant to Sections 871(h) or 881(c) of the Tax Code, the Lender shall deliver (along with an accurate and complete IRS Form W-8BEN or W-8BEN-E) a certificate in form and substance reasonably acceptable to the Issuer certifying that the Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Tax Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Tax Code or (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Tax Code. If the Lender is a United States person within the meaning of Tax Code Section 7701(a)(30) it shall deliver to Borrower an accurate and complete IRS Form W-9. Absent manifest error (provided, for the avoidance of doubt, that Borrower shall notify Lender of any such manifest error prior to any deduction or withholding on any payment made pursuant to any Obligation under any Loan Document) and except as required by a change in applicable law after the date hereof, the Borrower agrees to withhold (and to cause any applicable withholding agent to withhold) in accordance with applicable law on the basis of the IRS Form W-8 or W-9, as applicable, provided by the Lender pursuant to this Section 2.5.
2.6    Secured Promissory Notes. If not already so evidenced, the Term Loans shall be evidenced by a Secured Promissory Note or Notes in the form attached as Exhibit C hereto (each a “Secured Promissory Note”), and shall be repayable as set forth in this Agreement. Borrower irrevocably authorizes the Lender to make or cause to be made, on or about the Effective Date or at the time of receipt of any payment of principal on the Lender’s Secured Promissory Note or at the time of any Principal Adjustment or Set-Off Principal Reduction, an appropriate notation on the Lender’s Secured Promissory Note Record reflecting the aggregate outstanding amount of such Term Loan or (as the case may be) the receipt of such payment, Principal Adjustment or Set-Off Principal Reduction. The outstanding amount of each Term Loan set forth on the Lender’s Secured Promissory Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on the Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower under any Secured Promissory Note or any other Loan Document to make payments of principal of or interest on any Secured Promissory Note when due. Upon receipt of an affidavit of an officer of the Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.
2.7    Purchase Agreement Set-Off; Principal Adjustments.
(a)    Set-Off Right. On the date of any Final Determination of a Purchase Agreement Claim in favor of a Buyer Indemnitee, solely to the extent such set-off is permitted by, and made in accordance with, Section 7.7(c) of the Purchase Agreement, the outstanding principal amount of the Term Loans shall be reduced, automatically and without any further action by Borrower, the Lender or any other Person, by an amount equal to the applicable Final Loss Amount (such reduction, a "Set-Off Principal Reduction"); provided that no Set-Off Principal Reduction shall exceed the Obligations then outstanding, and any excess (including any Final Loss Amount determined after the Term Loans have been repaid in full) shall be applied against the Convertible Note to the extent provided in Section 7.7(c) of the Purchase Agreement and Section 14(A) of the Convertible Note and otherwise settled solely under the Purchase Agreement and shall not give rise to any payment obligation of the Lender hereunder. Each Set-Off Principal Reduction shall be applied as a prepayment of principal at par as of the date of set-off, without premium, penalty, prepayment fee or minimum-amount requirement and notwithstanding Section

2.2(d) and Section 2.3(g), and shall be allocated between the Tranche A Term Loans and the Tranche B Term Loans equally. Each Set-Off Principal Reduction shall satisfy, dollar-for-dollar, the obligation of Seller to pay the applicable Final Loss Amount to the applicable Buyer Indemnitee under the Purchase Agreement, and any amount so set off shall be treated for all purposes of this Agreement and the Purchase Agreement as having been paid by Borrower to the Lender hereunder and by Seller to such Buyer Indemnitee thereunder. In no event shall the aggregate amount of Set-Off Principal Reductions hereunder and under the Convertible Note, together with any amount paid by Seller in cash, in respect of any Final Loss Amount exceed such Final Loss Amount.
(b)     Principal Adjustments. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the outstanding principal amount of the Term Loans shall be increased or decreased, as applicable, automatically and without further action by any Person, upon the determination of the Final Closing Statement in accordance with Section 1.4 of the Purchase Agreement or upon any reduction becoming effective pursuant to Exhibit L to the Purchase Agreement, in each case, in the amount, with the allocation between the Tranche A Term Loans and the Tranche B Term Loans, and with the recalculation of accrued interest (including PIK Interest) from and after the Effective Date, contemplated by Section 1.4(c) of the Purchase Agreement (each, a "Principal Adjustment"); provided that any increase arising after the Term Loans have been repaid in full shall be paid by Borrower to the Lender in cash within five (5) Business Days following the determination of the Final Closing Statement (it being understood that any amount paid in respect thereof pursuant to Section 1.4(c)(iii) of the Purchase Agreement shall reduce such payment obligation dollar-for-dollar) (and, to the extent this Agreement has not then terminated, shall constitute an Obligation), and any decrease in excess of the then outstanding principal amount (and any resulting overpayment of interest previously paid) shall be settled under the Purchase Agreement and shall not give rise to any payment obligation of the Lender hereunder. Borrower shall deliver written notice to the Lender of each Principal Adjustment and each Set-Off Principal Reduction and the effective date thereof, together with reasonable supporting documentation evidencing the applicable determination, as applicable. Schedule 1.1, the Register and each Secured Promissory Note Record shall be deemed amended to reflect each Principal Adjustment and each Set-Off Principal Reduction without further action by any Person, and the Lender shall record the same promptly upon receipt of such notice.
(c)     No Default; Non-Impairment. No Set-Off Principal Reduction or Principal Adjustment, shall (i) constitute a Default or an Event of Default under this Agreement or any other Loan Document, (ii) constitute a breach of or default under the Purchase Agreement or any Ancillary Agreement, (iii) other than as expressly provided in Section 2.7(b), give rise to any premium, make-whole or other payment, or (iv) impair, release or discharge any Guaranty except to the extent of the Obligations thereby satisfied.
(d)     Transferees Take Subject. Each Lender Transfer shall be made subject to the rights of Borrower under this Section 2.7, and each transferee, assignee or participant (whether Seller, an Affiliate of Seller, or any other Person) shall take its interest in the Term Loans subject to, and shall be bound by, this Section 2.7 as if an original party hereto. Each Secured Promissory Note shall bear a legend to the effect that it is subject to the adjustment rights set forth in this Section 2.7.
(e)     Tax Treatment. Each Set-Off Principal Reduction and each Principal Adjustment is intended to be treated, except to the extent properly treated as interest or original issue discount, as an adjustment to the consideration payable under the Purchase Agreement for U.S. federal (and applicable state and local) income Tax purposes, and the parties shall file all Tax returns consistently therewith and shall take no position inconsistent therewith unless required by a "determination" within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended.
(f)     The following terms have the meanings below:
“Ancillary Agreement” has the meaning provided to that term in the Purchase Agreement.
“Buyer Indemnitee” has the meaning provided to that term in the Purchase Agreement.
“Final Closing Statement” has the meaning provided to that term in the Purchase Agreement.
“Final Determination” has the meaning provided to that term in the Purchase Agreement.
“Final Loss Amount” means the amount of Losses determined pursuant to a Final Determination to be owed by Seller to a Buyer Indemnitee under Section 7.5 or, for Tax matters, Section 4.15 of the Purchase Agreement.
“Losses” has the meaning provided to that term in the Purchase Agreement.
“Principal Adjustment” has the meaning given to that term in Section 2.7(b).
“Purchase Agreement Claim” means any claim for indemnification by a Buyer Indemnitee under Section 7.5 or, for Tax matters, Section 4.15 of the Purchase Agreement.
“Set-Off Principal Reduction” has the meaning given to that term in Section 2.7(a).
3.    CONDITIONS TO EFFECTIVE DATE
3.1    Conditions Precedent to Term Loan. The Lender’s obligation to maintain its Term Loans and for this Agreement to become effective is subject to the condition precedent that the Lender shall consent to or shall have received, in form and substance satisfactory to the Lender, such documents, and completion of such other matters, as the Lender may reasonably deem necessary or appropriate, including, without limitation:
(a)    this Agreement, duly executed by Borrower and each other Guarantor; and
(b)    the Acquisition and the Effective Date Refinancing shall have been consummated or, substantially concurrently with the borrowing of the Term Loans, shall be consummated, in all material respects in accordance with the terms of the Purchase Agreement, without giving effect to any modifications or amendments to the provisions thereof or consents or waivers thereto that in the aggregate are material and adverse to the Lender without the prior consent of the Lender (which consent shall not be unreasonably withheld, delayed or conditioned).
4.    CREATION OF SECURITY INTEREST
4.1    Grant of Security Interest. Borrower and each other Grantor hereby grants to the Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in and continuing lien on, and pledges to the Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If Borrower or any other Grantor has a commercial tort claim (as defined in the Code) for which Borrower or any

Guarantor is the plaintiff having a value in excess of $1,000,000 (other than unasserted commercial tort claims), Borrower or any other Grantor, as applicable, shall grant to the Lender, a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Lender. Without limiting the generality of the foregoing, this Agreement secures, as to the Borrower and each other Grantor, the payment of all amounts that constitute part of the Obligations that would be owed by the Borrower or such Grantor to the Lender under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or other Grantor.
If this Agreement is terminated, the Lender’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lender’s obligation to extend the Term Loan has terminated, the Lender shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower and each other Grantor, and the Lender shall, at the sole cost and expense of Borrower, execute and deliver (and authorize Borrower and any of its designees to file) such terminations, releases and other documentation as necessary and requested by Borrower to evidence such release.
4.2    Authorization to File Financing Statements. Borrower and each other Grantor hereby authorizes the Lender to file financing statements or take any other action required to perfect the Lender’s security interests in the Collateral, without notice to Borrower or other Grantor, with all appropriate jurisdictions to perfect or protect the Lender’s interest or rights under the Loan Documents.
4.3    Pledge of Collateral. Borrower and each other Grantor hereby pledges, assigns and grants to the Lender, a security interest in and continuing lien on all right, title and interest in and to the Shares of the applicable Subsidiary from time to time acquired, owned or held directly by the Borrower or other Grantor, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Effective Date, or, to the extent not certificated as of the Effective Date, within ten (10) days of the certification of any such Shares, the certificate or certificates for such Shares will be delivered to the Lender, accompanied by an instrument of assignment duly executed in blank by Borrower or other applicable Grantor. To the extent required by the terms and conditions governing such Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, the Lender may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of the Lender and cause new (as applicable) certificates representing such securities to be issued in the name of the Lender or its transferee. Borrower and each other Grantor, as applicable, will execute and deliver such documents, and take or cause to be taken such actions, as the Lender may reasonably request to perfect or continue the perfection of the Lender’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower and each other Grantor shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5.    REPRESENTATIONS AND WARRANTIES
Borrower and each other Guarantor that is a Subsidiary of the Borrower immediately prior to the Effective Date represents and warrants to the Lender as follows (it being understood that references to any Borrower, Subsidiary, Grantor or Guarantor contained in this Section 5 shall be deemed to be solely to the Borrower and the Subsidiaries of the Borrower as of immediately prior to the Effective Date):
5.1    Due Organization, Authorization: Power and Authority.
(a)    Borrower and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Borrower and each other Grantor that is a Subsidiary of Borrower immediately prior to the Effective Date has delivered to the Lender a completed perfection certificate on or prior to the Effective Date (the “Perfection Certificate”). Borrower and each other Grantor that was a Subsidiary of Borrower immediately prior to the Effective Date represents and warrants that all the information set forth on the Perfection Certificates pertaining to Borrower and each other Grantor is accurate and complete in all material respects.
(b)    The execution, delivery and performance by Borrower and each other Guarantor of the Loan Documents to which it is a party (after giving effect to the transactions contemplated by the Purchase Agreement on the Effective Date (and the incurrence of the indebtedness under the Seller Credit Documents)) have been duly authorized, and do not (i) conflict with any of Borrower’s or its Subsidiaries’ organizational documents, including their Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) materially contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower, any Subsidiary, or any of their respective property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which Borrower or any of such Subsidiaries, or their respective properties, is bound. Neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to result in a Material Adverse Change.
5.2    Collateral.
(a)    Borrower and each other Grantor has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and neither the Borrower nor any other Grantor that was a Subsidiary of the Borrower immediately prior to the Effective Date has any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than any investment accounts, if any, described in the Perfection Certificates delivered to the Lender in connection herewith in respect of which Borrower or such other Grantor has given the Lender notice and taken such actions as are necessary to give the Lender a perfected security interest therein.

(b)    The security interest granted herein has been, is and shall at all times continue to be a first priority (or, for so long as a First Lien Facility is outstanding, a second-lien priority) perfected security interest in the Collateral, subject only to Permitted Liens that are permitted by the terms of this Agreement to have priority to the Lender’s Lien.
(c)    On the Effective Date, solely in the case of any Collateral owned by Borrower or any Grantor that is a Subsidiary of Borrower immediately prior to the Effective Date, except as disclosed on the Perfection Certificate, (i) the Collateral is not in the possession of any third party bailee, and (ii) no such third party bailee possesses components of the Collateral with a book value in excess of the Dollar Equivalent of Three Hundred Fifty Thousand Dollars ($350,000.00).
(d)    All Inventory and Equipment is in all material respects of good and marketable quality, free from material defects.
(e)    Borrower and each of its Subsidiaries that was a Subsidiary of Borrower immediately prior to the Effective Date is the sole owner, except as specified on the Perfection Certificate, of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens. Except as noted on the Perfection Certificates, neither the Borrower nor any other Grantor that was a Subsidiary of the Borrower immediately prior to the Effective Date is a party to, nor is bound by, any material license.
5.3    Litigation. Except as disclosed on the Perfection Certificate, there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries that were Subsidiaries of the Borrower immediately prior to the Effective Date involving more than the Dollar Equivalent of One Hundred Fifty Thousand Dollars ($150,000.00) or a material claim for infringement or misappropriation of any Intellectual Property. Except as disclosed on the Perfection Certificate, there are no actions, suits, investigations or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against Borrower or any Subsidiaries involving challenges to the ownership or validity of any material Intellectual Property owned or purported to be owned by, or registered to, the Borrower or any of its Subsidiaries that were Subsidiaries of the Borrower immediately prior to the Effective Date.
5.4    No Material Adverse Change; Financial Statements. All consolidated financial statements for Borrower and its Subsidiaries, delivered to the Lender fairly present, in conformity with GAAP, in all material respects the consolidated financial condition of Borrower and its Subsidiaries, and the consolidated results of operations of Borrower and its Subsidiaries for the periods covered thereby, subject, in the case of unaudited financial statements, for the year-end adjustments and the absence of footnotes. Since the date of the most recent financial statements submitted to any Lender, there has not been a Material Adverse Change.
5.5    [Reserved].
5.6    Regulatory Compliance. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its

Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.
None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or, to the Knowledge of Borrower, any of their Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.
5.7    Investments. Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.
5.8    Tax Returns and Payments; Pension Contributions. Borrower and each of its Subsidiaries has timely filed all required material tax returns and reports, and Borrower and each of its Subsidiaries, has timely paid all foreign, federal, state, and local taxes, assessments, tax deposits and tax contributions owed by Borrower and such Subsidiaries in an amount greater than the Dollar Equivalent of Two Hundred Fifty Thousand Dollars ($250,000.00), in all jurisdictions in which Borrower or any such Subsidiary is subject to taxes, including the United States, unless such taxes are being contested in accordance with the next sentence. Borrower and each of its Subsidiaries, may defer payment of any contested taxes, provided that Borrower or such Subsidiary in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted. Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries have withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Borrower or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.
5.9    Use of Proceeds. Borrower shall use the proceeds of the Term Loans to finance the Acquisition and to pay fees and expense in connection therewith.
5.10    Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement given to the Lender, as of the date such representation, warranty, or other statement was made, taken as a whole together with all such written certificates and written statements given to the Lender in connection with this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results and any failure to meet such projections shall not be deemed to be a breach of any representation herein; provided, however, such failure may constitute a breach of one or more specific covenants herein that based on such projections).
5.11    Shares. Borrower and each other Grantor has full power and authority to create a first lien on the Shares (or, for so long as a First Lien Facility is outstanding, a second-lien, subject only to Permitted Liens that are permitted by the terms of this Agreement to have priority to the Lender’s Lien) and no disability or contractual obligation exists that would prohibit Borrower or any other Grantor from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.
6.    AFFIRMATIVE COVENANTS
Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:
6.1    Government Compliance.
(a)    Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change.
(b)    Comply with all laws, ordinances and regulations to which Borrower or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.
(c)    Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to the Lender, in all of the Collateral.
6.2    Financial Statements, Reports, Certificates; Notices.
(a)    Subject to Section 12.8, deliver to the Lender:
(i)    [reserved];
(ii)    as soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter or, if earlier, within five (5) days of filing its quarterly report on Form 10-Q with the Securities and Exchange Commission, a company prepared consolidated balance sheet, income statement, statement of operations and cash flow statement covering the consolidated operations of Borrower and its Subsidiaries for such fiscal quarter certified by a Responsible Officer;

(iii)    as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year or within five (5) days of filing with the Securities and Exchange Commission, audited consolidated financial statements of Borrower and its Subsidiaries prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from EisnerAmper LLP or such other independent certified public accounting firm acceptable to the Lender in its reasonable discretion; provided that, if and solely to the extent the Borrower’s failure to deliver any financial statements required under this clause by the applicable deadline results from the Seller’s delay in providing its audited financial statements for the fiscal year ended December 31, 2025 and/or December 31, 2026, and the Borrower promptly delivers the affected financial statements after receiving the applicable audited financial statements from the Seller, such failure shall not constitute a Default or Event of Default;
(iv)    as soon as available after approval thereof by Borrower’s board of directors, but no later than the earlier of ten (10) days after such approval and sixty (60) days after the last day of Borrower’s fiscal year, Borrower’s annual (A) financial projections and (B) budget, in each case, for the entire current fiscal year as approved by Borrower’s board of directors; provided that, any board approved revisions to such projections and/or budget approved by Borrower’s board of directors shall be delivered to the Lender no later than seven (7) days after such approval);
(v)    [reserved];
(vi)    within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission;
(vii)    prompt notice of any amendments of or other changes to the Operating Documents of Borrower or any of its Subsidiaries (or, in the case of any Subsidiary organized in any jurisdiction outside of the United States), that may reasonably materially adversely affect the interests of the Lender, together with any copies reflecting such amendments or changes with respect thereto;
(viii)    [reserved];
(ix)    prompt delivery of (and in any event within five (5) days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or otherwise could reasonably be expected to have a Material Adverse Change; provided that Borrower shall not be required to disclose privileged information, attorney work product or information the disclosure of which is prohibited by applicable law or contractual confidentiality obligations;
(x)    prompt notice of any event that (A) could reasonably be expected to materially and adversely affect the Borrower’s or any of its Subsidiaries’ Intellectual Property and/or (B) could reasonably be expected to result in a Material Adverse Change;
(xi)    prompt written notice of, and where practicable at least ten (10) days prior written notice of, Borrower’s or any of its Subsidiaries’ creation or acquisition of a New Subsidiary in accordance with the terms of Section 6.10;
(xii)    written notice at least fifteen (15) days’ prior to Borrower’s or any of its Subsidiaries’ (A) adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than the Dollar Equivalent of Two Million Five Hundred

Thousand Dollars ($2,500,000) of book value in assets or property of Borrower), (B) changing its jurisdiction of organization, (C) changing its organizational structure or type, (D) changing its legal name, or (E) changing any organizational number (if any) assigned by its jurisdiction of organization;
(xiii)    upon Borrower or any of its Subsidiaries becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, and what action the Borrower or the applicable Subsidiary proposes to take with respect thereto;
(xiv)    immediate notice if Borrower or such Subsidiary has Knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;
(xv)    notice of any commercial tort claim in excess of $2,500,000 (other than unasserted commercial tort claims) and of the general details thereof;
(xvi)    prompt written notice of (A) any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of more than the Dollar Equivalent of One Million Five Hundred Thousand Dollars ($1,500,000), (B) any proceeding seeking injunctive relief that could materially affect the operations of the Borrower and its Subsidiaries and (C) any regulatory proceeding, delisting matter or claim that could reasonably be expected to result in an Event of Default; and
(xvii)    other information as reasonably requested by the Lender; provided that Borrower shall not be required to disclose privileged information, attorney work product or information the disclosure of which is prohibited by applicable law or contractual confidentiality obligations.
Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower files such documents.
(b)    Concurrently with the delivery of the financial statements specified in Section 6.2(a)(ii) above but no later than forty-five (45) days after the last day of each fiscal quarter, deliver to the Lender:
(i)    a duly completed Compliance Certificate signed by a Responsible Officer;
(ii)    written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.8 hereof; and
(iii)    updates to Sections 1, 2, and 3 of Perfection Certificate, and updates to the schedule of copyrights and copyright applications registered with the U.S. Copyright Office or the schedule of trademarks, trademark applications, patents and patent applications registered with the U.S.

Patent and Trademark Office, in each case to reflect any amendments, modifications and updates to such schedules to information set forth in the Perfection Certificate after the Effective Date to the extent such amendments, modifications and updates are permitted by one or more specific provisions in this Agreement.
(c)    Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. Borrower shall, and shall cause each of its Subsidiaries to, allow the Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records (excluding board minutes), and to conduct a collateral audit and analysis of its operations and the Collateral; provided, however, the foregoing may be subject to such exclusions and/or redactions solely (A) to preserve the confidentiality of trade secrets, (B) if Borrower reasonably believes upon advice of counsel that withholding such exclusion and/or redaction is reasonably necessary to preserve attorney-client privilege between the Borrower, its Subsidiaries and/or the Guarantor and its counsel, (C) to prevent disclosure of information disclosure of which is prohibited pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent required by governmental or regulatory authorities, in each case based on the reasonable advice of legal counsel or (D) prevent disclosure to the Lender of discussion related to the Loan Documents. Such audits shall be conducted no more often than once every year unless (and more frequently if) an Event of Default has occurred and is continuing, provided that unless an Event of Default has occurred and is continuing, the audit shall be at the cost of the Lender (and if an Event of Default has occurred and is continuing, at the cost of Borrower).
(d)    If requested by the Lender, subject to Section 12.8, make senior management of the Borrower and its Subsidiaries available for conference calls with the Lender within ten (10) Business Days following delivery of the financial statements referred to in Section 6.2(a)(ii) and (iii), at a time during business hours proposed by the Borrower within such ten (10) Business Day period and reasonably acceptable to the Lender to review the financial information with respect to the previous fiscal quarter or fiscal year, as applicable, and the financial condition of the Borrower and its Subsidiaries, taken as a whole.
6.3    Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects, except as would not have a Material Adverse Effect. Returns and allowances between Borrower, or any of its Subsidiaries, and their respective Account Debtors shall follow Borrower’s, or such Subsidiary’s, customary practices as they exist at the Effective Date.
6.4    Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file, all required material tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all material foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans, in each case except as otherwise permitted pursuant to the terms of Section 5.8 hereof.
6.5    Insurance. Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location and as the Lender may reasonably request, including, but not limited to, D&O insurance reasonably satisfactory to the Lender. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to the Lender. All property policies shall have a lender’s loss payable endorsement showing the Lender as lender loss payee and waive subrogation against the Lender, and all liability policies shall show, or have endorsements showing, the Lender, as additional insured. The Lender shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lender, that it will give the Lender thirty (30) days’ prior written notice before any such policy or policies shall be materially altered or canceled (other than cancellation for non-payment of premiums, for which ten (10) days’ prior written notice shall be required). At Lender’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at the Lender’s option, be payable to the Lender, on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the right to apply the proceeds of any casualty policy within 180 days of receipt thereof (or if the Borrower enters into a legally binding commitment within 180 days of receipt thereof, within 270 days following receipt thereof (or, if earlier, the date of termination of such legally binding commitment)) in Replacement Property (subject to the Replacement Property Limitations) and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of the Lender, be payable to the Lender, on account of the Obligations (such event, a “Casualty Event”). If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, the Lender may make (but has no obligation to do so), at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies the Lender deems prudent.
6.6    Refinancing. Borrower shall (a) within 180 days of the Effective Date, engage a nationally recognized financing advisor to assist in the refinancing of the Term Loans, (b) report to the Lender on refinancing progress not less than quarterly and (c) use reasonable efforts to refinance the Term Loans in full with any third-party financing or other capital as promptly as practicable after the Effective Date.
6.7    Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall:
(a)    protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to the business of Borrower and its Subsidiaries, taken as a whole; (b) promptly advise the Lender in writing of a challenge to the ownership, validity, infringement or misappropriation by a third party of any of its material Intellectual Property; and (c) not allow any Intellectual Property material to the business of Borrower and its Subsidiaries, taken as a whole, to be abandoned, forfeited or dedicated to the public without the Lender’s prior written consent. If Borrower or any Guarantor (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then Borrower or the Guarantor (as applicable) shall provide written notice thereof to the Lender concurrently with the delivery of each Compliance Certificate, and shall execute such intellectual property security agreements and other documents and take such other actions as the Lender shall reasonably request in its good faith business judgment to perfect and maintain a first priority (or, for so long as a First Lien Facility is outstanding, a second-lien priority) perfected security interest (subject only to Permitted Liens that are permitted by the terms of this Agreement to have priority to the Lender’s Lien) in favor of the Lender, in such property.

6.8    Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to the Lender, without expense to the Lender, Borrower and its Subsidiaries and each of their respective officers, employees and agents and Borrower’s Books, to the extent that the Lender may reasonably deem them necessary to prosecute or defend any third party suit or proceeding instituted by or against the Lender with respect to any Collateral or relating to Borrower or any of its Subsidiaries; provided that Borrower shall not be required to disclose privileged information, attorney work product or information the disclosure of which is prohibited by applicable law or contractual confidentiality obligations.
6.9    Waivers. In the event that Borrower or any of its Subsidiaries, after the Effective Date, enters into a bailee waiver or landlord waiver with any bailee or landlord, as applicable, as required under any First Lien Facility, the Lender shall have the benefit of such bailee waiver or landlord waiver to the extent assignable or available under the Intercreditor Agreement.
6.10    Creation/Acquisition of Subsidiaries. In the event any Borrower or any Subsidiary creates or acquires any Subsidiary on or after the Effective Date (the “New Subsidiary”), Borrower or such Subsidiary shall promptly (and in any event, within ten (10) Business Days) notify the Lender of such creation or acquisition, and Borrower or such Subsidiary shall within thirty (30) days after such creation or acquisition (or such shorter period as may be required under any First Lien Facility), cause the following to occur (unless otherwise waived by the Lender):
(a)    if such New Subsidiary is not an Excluded Subsidiary, cause such New Subsidiary to execute and deliver a joinder agreement to this Agreement, in form and substance satisfactory to the Lender, pursuant to which such New Subsidiary shall (A) become a Guarantor hereunder and guarantee the Obligations, (B) become a Grantor hereunder and grant to the Lender a first-priority perfected security interest (or, for so long as a First Lien Facility is outstanding, a second-lien priority perfected security interest, subject only to Permitted Liens that are permitted by the terms of this Agreement to have priority to the Lender’s Lien) in all of its assets constituting Collateral as described in Exhibit A, and (C) be bound by all representations, warranties, covenants, and other obligations of a Borrower, Guarantor, and Grantor under this Agreement and the other Loan Documents;
(b)    cause the direct parent of such New Subsidiary to grant and pledge to the Lender a perfected security interest in one hundred percent (100%) of the Shares of such New Subsidiary (or, in the case of an Excluded Subsidiary, the amount set forth in the definition of “Shares”), together with all certificates or instruments representing such Shares and undated transfer powers executed in blank, in accordance with Section 4.3;
(c)    if such New Subsidiary is organized under the laws of the United States or any state thereof and owns any Intellectual Property, cause such New Subsidiary to execute and deliver a joinder or supplement to the IP Security Agreement;
(d)    if such New Subsidiary is organized under the laws of the United States or any state thereof, deliver to the Lender (A) updated Perfection Certificates reflecting such New Subsidiary, (B) Operating Documents and good standing certificates of such New Subsidiary, (C) resolutions of the governing body of such New Subsidiary authorizing the joinder, (D) a duly executed officer's certificate certifying as to incumbency and the documents delivered pursuant to clauses (B) and (C), (E) such UCC-1 financing statements as the Lender may require to perfect its security interest in the assets of such New Subsidiary, and (F) a duly executed legal opinion of counsel to such New Subsidiary in form and substance satisfactory to the Lender; and

(e)    execute and deliver such other documents, instruments, and agreements as the Lender may reasonably request to ensure that the Lender's security interest in the Collateral of such New Subsidiary is perfected and of the priority required hereunder.
6.11    Further Assurances. Borrower or any Subsidiary shall, at Borrower’s sole cost and expense (a) promptly acknowledge, execute, file and record any further instruments and take further action as the Lender reasonably requests or as may be necessary or advisable to (i) create, perfect, preserve, protect, and maintain the validity, perfection, and priority of the Lender's Lien in the Collateral, (ii) carry out more effectively the purposes of this Agreement and the other Loan Documents, (iii) enable the Lender to exercise and enforce its rights and remedies under this Agreement and the other Loan Documents with respect to the Collateral, and (iv) correct any defect or error that may be discovered in any Loan Document or in the perfection or filing of any Loan Document, (b) permit the Lender to discuss Borrower’s financial condition with Borrower’s accountants (subject to such accountants’ customary policies regarding client confidentiality, prior written notice to Borrower giving Borrower the opportunity (but not the obligation) to participate in such discussion, and Section 12.8); provided, however, certain accounting information may be subject to such exclusions and/or redactions solely (A) to preserve the confidentiality of trade secrets, (B) to prevent disclosure of information disclosure of which is prohibited pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent required by governmental or regulatory authorities, in each case based on the reasonable advice of legal counsel or (C) prevent disclosure to the Administrative Agent or the Lenders of discussion related to the Loan Documents and (c)  at any time and from time to time, authorize the Lender to file against Borrower or any other Grantor one or more financing or continuation statements (including initial financing statements, amendments to financing statements, and assignments of financing statements), and amendments thereto, relative to all or any part of the Collateral without the signature of or notice to Borrower or such other Grantor, including any financing statement that (i) indicates the Collateral as "all assets" or "all personal property" of such Grantor or words of similar effect, or (ii) provides any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement, amendment, or continuation statement.
6.12    Anti-Cash Hoarding. If as of the last Business Day of each calendar month (measured at the end of such Business Day), any Subsidiary that is not a Borrower or Guarantor has unrestricted cash and Cash Equivalents (other than reserves necessary in the ordinary course of business for payroll, taxes, inventory and working capital of such Subsidiary for the following thirty (30) day period) in excess of the Dollar Equivalent of Five Million Dollars ($5,000,000), the Borrower shall, subject to the terms of this Agreement, cause such Subsidiary to promptly (and in any event within three (3) Business Days) distribute or otherwise transfer such amount to Borrower or a Guarantor; provided, that any distribution or transfer of unrestricted cash and Cash Equivalents held by any Foreign Subsidiary that is not a Borrower or Guarantor pursuant to this Section 6.12 may be restricted hereunder to the extent and only for so long as the repatriation of such cash and Cash Equivalents (x) is prohibited or restricted or materially delayed by any applicable Requirement of Law or (y) would reasonably be expected to result in non-de minimis adverse tax consequences to Borrower or any of its Subsidiaries (as reasonably determined by Borrower in consultation with Lender).
7.    NEGATIVE COVENANTS
Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Lender:

7.1    Dispositions. Convey, sell, lease, license transfer, assign, dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property (including Intellectual Property), except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn out or obsolete Equipment or Equipment no longer used or useful in such Person’s business; (c) to the extent constituting a Transfer, to consummate any Permitted Investments (other than by virtue of clause (e) of the definition of Permitted Investments) and Permitted Licenses; (d) to the extent constituting a Transfer, any restricted payment explicitly permitted by Section 7.7 made in the ordinary course of business; (e) having a fair market value not in excess of the Dollar Equivalent of Two Million Dollars ($2,000,000) individually or the Dollar Equivalent of Five Million Dollars ($5,000,000) in the aggregate during any fiscal year, so long as (i) at the time of such Transfer, at least 75% of the consideration therefor received by the Borrower or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents, (ii) immediately before and after such Transfer, no Event of Default shall have occurred and be continuing and (iii) such Transfer is not the sale or disposition of any Intellectual Property or all or substantially all assets of the Borrower and its Subsidiaries; (f) from a Subsidiary to Borrower or a Guarantor; (g) transactions required to be consummated by, and in accordance with the terms of, the Purchase Agreement and the Ancillary Agreements (as defined in the Purchase Agreement); (h) constituting the sale or discount of Accounts (but not constituting factoring or financing arrangements) to third parties that are not Affiliates or other bona fide rights to payment in connection with the compromise or collection of delinquent Accounts that are not in the ordinary course of business, (i) of immaterial and/or obsolete Intellectual Property that is no longer used, useful or economically practical in its business and (j) between Subsidiaries that are not Loan Parties; provided that, in each case of clauses (a), (c) and (e) above, such Transfer is for fair market value.
7.2    Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower as of the Effective Date or reasonably related thereto; (b) liquidate or dissolve (provided that (i) any Loan Party may be liquidated or dissolved provided that its assets are Transferred to Borrower or another Loan Party and (ii) any Subsidiary that is not a Loan Party may be liquidated or dissolved provided that its assets are Transferred to Borrower or any Subsidiary); or (c) permit to occur any transaction or series of related transactions in which (A) any “person” or “group” (within the meaning of Sections 13(2) and 14(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the aggregate voting power of the voting stock of the Borrower, (B) Borrower ceases to own 100% of the ownership interests of a Subsidiary of Borrower (except pursuant to any Transfer permitted by Section 7.1 or liquidation or dissolution permitted by clause (b) of this Section 7.2) and/or (C) a “Change of Control” (howsoever defined or described) occurs under any First Lien Facility (collectively, a “Change of Control”). Borrower shall not, without at least fifteen (15) days’ prior written notice to the Lender: (A) [reserved]; (B) change its jurisdiction of organization, (C) change its organizational structure or type, (D) change its legal name, or (E) change any organizational number (if any) assigned by its jurisdiction of organization.
7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person other than a Permitted Acquisition. Notwithstanding the foregoing, (i) a Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary has provided a secured Guaranty of Borrower’s Obligations hereunder) or with (or into) Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom, and (ii) a

Subsidiary that is not a Loan Party may merge or consolidate into another Subsidiary that is not a Loan Party.
7.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5    Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority (or, for so long as a First Lien Facility is outstanding, a second-lien priority) security interest granted herein (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of the Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens”. Borrower shall not permit any First Lien Facility or RLOC to remain outstanding unless such First Lien Facility or RLOC satisfies the requirements applicable thereto under this Agreement and the applicable Intercreditor Agreement remains in full force and effect. No Person shall be a borrower, guarantor, grantor or other obligor under any First Lien Facility or RLOC unless such Person is the Borrower or is, or concurrently therewith becomes, a Guarantor and Grantor under the Loan Documents, and no asset shall secure any First Lien Facility or RLOC unless such asset constitutes Collateral securing the Obligations. No Person shall be released as a Guarantor or Grantor under the Loan Documents while such Person remains a borrower, guarantor, grantor or other obligor under any First Lien Facility or RLOC, and no asset shall be released from the Collateral while such asset continues to secure any First Lien Facility or RLOC.
7.6    Anti-Layering.
(a)    Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, guarantee, or suffer to exist any Indebtedness that (i) is secured by a Lien on the Collateral ranking junior to the Liens securing any First Lien Facility but senior to or pari passu with the Liens securing the Obligations, (ii) is senior in right of payment to the Obligations but subordinate in right of payment to any First Lien Facility, (iii) is pari passu in right of payment with the Obligations (other than the Term Loans and other Obligations hereunder), or (iv) is subordinate in right of payment to the Obligations but not subordinated on substantially the same terms as the Subordinated Debt.
(b)    Clause (a) shall not prohibit (i) any First Lien Facility (including any RLOC) permitted under clause (c)(ii) or (k) of the definition of Permitted Indebtedness (as applicable) and subject to an Intercreditor Agreement, (ii) Subordinated Debt incurred in compliance with the definition thereof, (iii) the Convertible Note.
7.7    Restricted Payments. Pay any dividends or make any distribution or payment in respect of or redeem, retire or purchase any capital stock (in each case, other than (i) the purchase, retirement, redemption or other acquisition pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, employee, director or consultant stock option plans, or similar plans (provided such repurchases, retirements, redemptions and other acquisitions do not exceed the Dollar Equivalent of Two Million Dollars ($2,000,000) in the aggregate per fiscal year), (ii) the payment of dividends or distributions paid by the Subsidiaries of the Borrower solely and directly to the Borrower or any wholly-owned Subsidiary that is a Guarantor) and (iii)

transactions required to be consummated by, and in accordance with the terms of, the Purchase Agreement and the Ancillary Agreements (as defined in the Purchase Agreement).
7.8    Investments. Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.
7.9    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction (or series of related transactions) with any Affiliate of Borrower or any of its Subsidiaries involving aggregate payments or consideration in excess of the Dollar Equivalent of Five Hundred Thousand Dollars ($500,000) in any fiscal year, except for (a) (i) transactions upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would reasonably be obtained in an arm’s length transaction with a non-affiliated Person and (ii) with respect to any such transaction involving aggregate payments or consideration in excess of the Dollar Equivalent of Three Hundred Thousand Dollars ($300,000), approved in advance by Borrower’s board of directors (or equivalent governing body), (b) Subordinated Debt or equity investments by Borrower’s investors in Borrower or its Subsidiaries, in each case, to the extent permitted under this Agreement, (c) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective directors, officers and employees in the ordinary course of business, (d) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the operation and governance of Borrower and its Subsidiaries, (e) transactions required to be consummated by, and in accordance with the terms of, the Purchase Agreement and the Ancillary Agreements (as defined in the Purchase Agreement), (f) transactions permitted under Section 7.7 or 7.8, and (g) bona fide transactions among the Borrower and its Subsidiaries in the ordinary course of business, consistent with past practice or otherwise on fair and reasonable terms (including for the avoidance of doubt, transfer pricing cash pooling and similar transactions).
7.10    Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lender.
7.11    Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the failure to comply or violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.12    Compliance with Anti-Terrorism Laws. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
7.13    Operating Agreements; Subordinated Debt. Neither Borrower nor any of its Subsidiaries shall amend any Operating Agreement or any agreement evidencing Subordinated Debt in a manner materially adverse to the Lender.
8.    EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1    Payment Default. Borrower or any Guarantor fails to (a) make any payment of principal or interest on any Term Loan on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1(a) hereof);
8.2    Covenant Default.
(a)    Borrower or any of its Subsidiaries or any Guarantor fails or neglects to perform any of its obligation in Sections 6.4 (Taxes), 6.5 (Insurance), 6.6 (Refinancing), 6.7 (Protection of Intellectual Property Rights), 6.10 (Creation/Acquisition of Subsidiaries), 13 (Guaranty), or Borrower violates any provision in Section 7;
(b)    A Guarantor repudiates, revokes or attempts to revoke in writing its Guaranty;
(c)    Borrower or any of its Subsidiaries or any Guarantor fails or neglects to perform any of its obligations in Section 6.2 (Financial Statements, Reports, Certificates) and has failed to cure the default within five (5) Business Days after the occurrence thereof;
(d)    Borrower, or any of its Subsidiaries or any Guarantor, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Term Loan shall be made during such cure period);
8.3    [Reserved].
8.4    Attachment; Levy; Restraint on Business.
(a)    a notice of lien, levy, or assessment is filed against Borrower or any of its Subsidiaries or their respective assets by any government agency, and the same is not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and
(b)    (i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any part of its business;
8.5    Insolvency. (a) Borrower or Guarantor becomes Insolvent or Borrower and its Subsidiaries (taken as a whole) become Insolvent; (b) Borrower or Guarantor or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries or against Guarantor and, in each case, not dismissed or stayed within forty five (45) days;
8.6    Other Agreements. There is (a) a default in any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of the Dollar Equivalent of Three Million Dollars ($3,000,000) or that could reasonably be expected to have a Material Adverse Change; (b) a First Lien Event of Default or (c) a failure to comply with Section 5.3(d) of the Purchase Agreement, and such failure remains unremedied for ten (10) days after the Effective Date (or such longer period as agreed by the Lender in its sole discretion);
8.7    Judgments. (a) One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least the Dollar Equivalent of Three Million Dollars ($3,000,000) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of thirty (30) consecutive days after the entry thereof or (b) any judgments, orders or decrees rendered against Borrower that could reasonably be expected to result in a Material Adverse Change;
8.8    Misrepresentations. Borrower or any of its Subsidiaries makes any representation or warranty contained in this Agreement, any Loan Document, or any certificate or written statement delivered in connection therewith, and such representation, warranty or statement, when taken as a whole, was materially incorrect when made or deemed to be made and, to the extent capable of being cured, such inaccuracy remains uncured for fifteen (15) Business Days after Borrower becomes aware thereof or receives written notice thereof from Lender;
8.9    Subordinated Debt. A default or breach occurs under any agreement evidencing Subordinated Debt between Borrower or any of its Subsidiaries and any creditor of Borrower or any of its Subsidiaries that signed an Intercreditor Agreement, or any creditor that has signed such an agreement with the Lender breaches any terms of the Intercreditor Agreement; provided that in the event such default or breach has been cured under such Subordinated Debt, no Event of Default shall be deemed to arise in connection with this Section 8.9 in connection with such cured default or breach of Subordinated Debt;
8.10    Substantial Sale of Assets. The sale of all or substantially all of the (a) assets of the Borrower and its Subsidiaries, when taken as a whole and/or (b) Collateral, when taken as a whole;
8.11    Governmental Approvals; FDA Action. (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or (b) (i) the FDA, DOJ, or other Governmental Authority initiates a Regulatory Action or any other enforcement action against Borrower or any of its Subsidiaries or any supplier of Borrower or any of its Subsidiaries that causes Borrower or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products, even if such action is based on previously disclosed conduct, which has resulted in a Material Adverse Change; (ii) the FDA issues a warning letter or Regulatory Action to Borrower or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Change; (iii) Borrower or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to Borrower or any of its Subsidiaries of the Dollar Equivalent of Three Million Dollars ($3,000,000.00) or more, calculated net of third party recoveries and amounts covered by third party insurance to the extent actually received in cash by the Borrower or any of its Subsidiaries; (iv) Borrower or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ, or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of the Dollar Equivalent of Three Million Dollars ($3,000,000.00) or more (calculated net of third party recoveries and amounts covered by third party insurance to the extent actually received in cash by the Borrower or any of its Subsidiaries), or that could reasonably be expected to result in a Material Adverse Change even if such settlement agreement is based on previously disclosed conduct; (v) Borrower or any of its Subsidiaries fails to implement a remediation plan reasonably acceptable to the applicable Governmental Authority of observations identified in an FDA Form 483 notice of inspection observation within the period required by such Governmental Authority (or, if no period is specified, within six months of receipt of such Form 485 notice) and such failure could reasonably be expected to result in a Material Adverse Change; or (vi) the FDA revokes any authorization or permission granted under any Registration, or Borrower or any of its Subsidiaries withdraws any Registration, that could reasonably be expected to result in a Material Adverse Change; and
8.12    Lien Priority; Intellectual Property. Any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens arising as a matter of applicable law, or except where such failure results from an error by the Lender, or an immaterial administrative error and is being diligently corrected. Any Intellectual Property (other than Intellectual Property licensed from the Seller or any Affiliate thereof) material to Borrower’s business shall cease to be validly owned or licensed by Borrower free and clear of any Liens other than Permitted Liens.
8.13    Delisting. The shares of common stock of the Borrower are delisted from NASDAQ Capital Market because of failure to comply with continued listing standards thereof or due to a voluntary delisting which results in such shares not being listed within ninety (90) days on any other nationally recognized stock exchange in the United States having listing standards at least as restrictive as the NASDAQ Capital Market.
9.    RIGHTS AND REMEDIES
9.1    Rights and Remedies.
(a)    Upon the occurrence and during the continuance of an Event of Default, the Lender may, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by the Lender) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lender to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and the Lender (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lender to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and the Lender shall be immediately terminated without any action by the Lender).
(b)    Without limiting the rights of the Lender set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right, without notice or demand, to do any or all of the following:
(i)    foreclose upon and/or sell or otherwise liquidate, the Collateral;
(ii)    apply to the Obligations any (a) balances and deposits of Borrower that the Lender holds or controls, or (b) any amount held or controlled by the Lender owing to or for the credit or the account of Borrower; and/or
(iii)    commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.
(c)    Without limiting the rights of the Lender set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right, without notice or demand, to do any or all of the following:
(i)    settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that the Lender considers advisable, notify any Person owing Borrower money of the Lender’s security interest in such funds, and verify the amount of such account;
(ii)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if the Lender requests and make it available in a location as the Lender reasonably designates. The Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants the Lender a license to enter and occupy any of its premises, without charge, to exercise any of the Lender’s rights or remedies;
(iii)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral. The Borrower and each of its Subsidiaries hereby grants to the Lender, with effect solely upon the occurrence and during the continuance of an Event of Default, a non-

exclusive, royalty free, worldwide, irrevocable license or other right to use, without charge, all present and future Intellectual Property Collateral owned by Borrower and each of its Subsidiaries, and advertising matter, or any similar property as it pertains to the Collateral, in each case in any and all media, for any and all purposes, including in connection with maintaining, preserving, preparing and completing production of, advertising for sale, and selling any Collateral and, in connection with the Lender’s exercise of its rights under this Section 9.1, Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to the Lender;
(iv)    place a “hold” on any account maintained with the Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any agreements providing control of any Collateral;
(v)    demand and receive possession of Borrower’s Books;
(vi)    appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower or any of its Subsidiaries; and
(vii)    subject to Section 9.1(a) and (b), exercise all rights and remedies available to the Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
For the purposes of clarification, an Event of Default after occurrence shall continue for the purposes of this Agreement unless and until it is waived by the Lender or cured by the Borrower.
9.2    Power of Attorney. Borrower hereby irrevocably appoints the Lender as its lawful attorney in fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign Borrower’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms the Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of the Lender or a third party as the Code or any applicable law permits, in each case solely to the extent reasonable necessary to enforce the Lender’s rights to the Collateral. Borrower hereby appoints the Lender as its lawful attorney in fact to sign Borrower’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of the Lender’s security interest in the Collateral during the continuance of an Event of Default until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and the Lender is under no further obligation to extend the Term Loan hereunder. The Lender’s foregoing appointment as Borrower’s or any of its Subsidiaries’ attorney in fact, and all of the Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and the Lender’s obligation to provide the Term Loan terminates.
9.3    Protective Payments. If Borrower or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, the Lender may obtain such insurance or make such payment, and all amounts so paid by the Lender are Lender’s Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. The Lender will make reasonable efforts to provide Borrower with notice of the Lender obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by the Lender are deemed an agreement to make similar payments in the future or the Lender’s waiver of any Event of Default.
9.4    Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by the Lender from or on behalf of Borrower or any of its Subsidiaries of all or any part of the Obligations, and, as between Borrower on the one hand and the Lender on the other, the Lender shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as the Lender may deem advisable notwithstanding any previous application by the Lender, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lender’s Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of Borrower owing to the Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.
9.5    Liability for Collateral. So long as the Lender complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of the Lender, the Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
9.6    No Waiver; Remedies Cumulative. Failure by the Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of the Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the Lender and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of the Lender under this Agreement and the other Loan Documents are cumulative. The Lender has all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by the Lender of one right or remedy is not an election, and the Lender’s waiver of any Event of Default is not a continuing waiver. The Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7    Demand Waiver. Borrower and each Guarantor waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by the Lender on which Borrower or any Subsidiary is liable.
10.    NOTICES
All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon confirmation of receipt, when sent by email; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Either of the Lender or Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower or any Guarantor:	ROCKWELL MEDICAL, INC.
ROCKWELL TRANSPORTATION, INC.
30142 Wixom Road Wixom, MI 48393
Attn: Jesse Neri and Megan Timmins
Email: jneri@rockwellmed.com; mtimmins@rockwellmed.com

with a copy (which shall not constitute notice) to:	Gibson, Dunn & Crutcher LLP One Embarcadero Center Suite 2600
San Francisco, CA 94111
Attn: Ryan A. Murr, Jin Hee Kim
Fax: (415) 374-8430
Email: RMurr@gibsondunn.com; jhkim@gibsondunn.com

If to the Lender:	VANTIVE FINANCE I LIMITED
Moneen Road, Castlebar, Co. Mayo, F23 XR63, Ireland
Attn: General Counsel
Email: generalcounsel@vantive.com

with a copy (which shall not constitute notice) to:	Kirkland & Ellis LLP 601 Lexington Avenue
New York, NY 10022
Attn: Jason Kanner, P.C., Justin Greer
Phone: 212-446-4902, 212-909-3341
Email: Jason.Kanner@kirkland.com; Justin.Greer@kirkland.com

11.    CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
11.1    Waiver of Jury Trial. EACH OF BORROWER, EACH GUARANTOR AND THE LENDER UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG BORROWER AND/OR THE LENDER RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG BORROWER AND/OR THE LENDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
11.2    Governing Law and Jurisdiction.
(a)    THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.
(b)    Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, Borrower and each Guarantor hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, the Lender shall have the right to bring any action or proceeding against Borrower or any Guarantor (or any property of Borrower and/or Guarantor) in the court of any other jurisdiction the Lender deems necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
(c)    Service of Process. Borrower and each Guarantor irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Borrower and each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(d)    Non-exclusive Jurisdiction. Nothing contained in this Section 11.2 shall affect the right of the Lender to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against Borrower or any Guarantor in any other jurisdiction.
12.    GENERAL PROVISIONS
12.1    Successors and Assigns.
(a)    This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without the Lender’s prior written consent (which may be granted or withheld in the Lender’s discretion, subject to Section 12.5). The Lender has the right, without the consent of Borrower, to sell, transfer, assign, pledge, negotiate or grant a participation in (any such sale, transfer, assignment, negotiation or grant of a participation in, a “Lender Transfer”) its obligations, rights and benefits under this Agreement and the other Loan Documents; provided that, other than as agreed to by the Borrower, no Lender Transfer shall (i) occur prior to the date that is one (1) year after the Effective Date or (ii) be permitted to be made to any Person which is a direct competitor of Borrower or any of its Subsidiaries or any distressed vulture hedge fund, in each case as reasonably determined by Borrower in good faith; provided, further, that, notwithstanding clauses (i) and (ii) above, a Lender Transfer shall be permitted at any time (w) due to a forced divestiture at the request of any regulatory agency; (x) upon the occurrence of (A) any Event of Default or (B) any default, event of default or similar occurrence with respect to the Lender’s own financing or securitization transactions, in each case of clauses (x)(A) and (B), which is continuing at the date of such Lender Transfer, (y) to any Affiliate of the Lender or (z) as a pledge, collateral assignment or grant of a security interest in all or any portion of the Lender’s rights and benefits under this Agreement and the other Loan Documents to the agent (or any successor agent) under the Seller Credit Documents (as defined in the Purchase Agreement), for the benefit of itself and the other secured parties thereunder.
(b)    The Lender shall maintain a register (the “Register”) for the recordation of any permitted assignments or other transfers of the Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents and of the name(s) and address(es) of the holder(s) or the beneficiaries thereof, and the principal amount (and stated interest) owing to each holder pursuant to this Agreement, from time to time. The entries in such Register shall be conclusive absent manifest error, and the Borrower and the holder(s), including the Lender as of the date hereof, shall treat each person whose name is recorded therein as a holder for all purposes of this Agreement and any other Loan Documents. The Lender shall promptly record any assignment permitted pursuant to this Section 12.1 above and any Set-Off Principal Reductions and Principal Adjustments in the Register. It is intended that this Agreement and the Term Loans made hereunder will be in “registered form” pursuant to Sections 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986 (as amended, the “Tax Code”) and under Treasury

Regulation Section 5f.103-1(c), and the foregoing provisions shall be interpreted and applied in a manner consistent with such intentions.
12.2    Indemnification. Borrower and each Guarantor agrees to indemnify, defend and hold the Lender and its directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing the Lender (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses or Lender’s Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents between the Lender, Borrower and the Guarantors (including reasonable documented attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence, willful misconduct or material breach of this Agreement. Borrower and each Guarantor hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower or any Guarantor, and the reasonable and documented expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by the Lender) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct. This Section 12.2 shall not apply with respect to taxes, other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.
12.3    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.4    Correction of Loan Documents. The Lender may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.
12.5    Amendments in Writing; Integration.
(a)    No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and the Lender.
(b)    Other than as expressly provided for in Section 12.5(a), the Lender may from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.
(c)    This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
12.6    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
12.7    Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify the Lender shall survive until the statute of limitations with respect to such claim or cause of action shall have run. The obligations of Borrower under Section 2.7(b) shall survive the termination of this Agreement and the repayment in full of the Term Loans.
12.8    Confidentiality. The Lender agrees to maintain the confidentiality of all Confidential Information, using at least the same degree of care that it uses to protect its own confidential information of a similar nature, and in no event less than a reasonable degree of care. The Lender shall use Confidential Information solely in connection with the administration, evaluation, enforcement, and enjoyment of its rights and remedies under the Loan Documents and the exercise of its rights thereunder (the “Permitted Purpose”), and for no other purpose. Notwithstanding the foregoing, the Lender may disclose Confidential Information:
(a) to its Affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors, advisors and other experts or agents (collectively, the “Representatives”), in each case (i) on a need-to-know basis for the Permitted Purpose, (ii) after having been advised of the confidential nature of such information, and (iii) subject to such Persons being bound by confidentiality obligations no less restrictive than those set forth herein or who are subject to customary confidentiality obligations of professional practice, it being understood that the Lender shall use commercially reasonable efforts to ensure compliance by such Persons with the terms of this Section 12.8 (and each such Representative, to the extent within its control, shall be responsible for such person’s compliance with this Section 12.8);
(b) to any prospective transferee, assignee, or participant permitted under Section 12.1, provided that such Person has first executed and delivered to Borrower, or to the Lender for the benefit of Borrower, a written confidentiality agreement containing terms no less restrictive than those set forth in this Section 12.8, and provided further that no disclosure shall be made under this clause (b) to any Person that is a direct competitor of Borrower or a vulture hedge fund, each as reasonably determined by Borrower;
(c) as required by applicable law, regulation, subpoena, or other legal process, provided that, to the extent permitted by applicable law and other than in connection with a routine regulatory examination or audit not targeted at Borrower, the Lender shall (i) provide Borrower with prompt prior written notice thereof so that Borrower may seek a protective order or other appropriate remedy, (ii) reasonably cooperate with Borrower, at Borrower's expense, in any effort to obtain such relief, and (iii) disclose only that portion of the Confidential Information that it is advised by counsel is legally required to be disclosed;

(d) to the Lender's bank regulators or as otherwise required in connection with a regulatory examination or audit, provided that such authority is advised of the confidential nature of such information to the extent practicable;
(e) to the extent reasonably necessary in connection with the exercise of remedies under the Loan Documents following the occurrence and during the continuance of an Event of Default, or in connection with any action, suit, or proceeding relating to the Loan Documents or the enforcement of rights thereunder; and
(f) to third party service providers of the Lender that have a need to know such information for the Permitted Purpose, so long as such service providers are bound by confidentiality obligations no less restrictive than those contained herein.
Without limiting the foregoing, the Lender shall not, and shall cause its Affiliates and Representatives not to, (x) use any Confidential Information in connection with the operation, development, or expansion of any business that competes with the business of Borrower or any of its Subsidiaries (as determined by the Lender’s sole reasonable business judgment), or (y) disclose any Confidential Information to any Representative whose responsibilities include the operation, development, or expansion of any such competing business (as determined by the Lender’s sole reasonable business judgment),.
“Confidential Information” means all information relating to Borrower, its Subsidiaries, or their respective businesses furnished to the Lender by or on behalf of Borrower in connection with the Loan Documents, other than information that (i) is or becomes generally available to the public other than as a result of a breach of this Section 12.8 by the Lender or its Representatives, (ii) was available to the Lender on a non-confidential basis prior to its disclosure by Borrower and not, to the Lender's knowledge, in breach of any obligation of confidentiality owed to Borrower, (iii) becomes available to the Lender on a non-confidential basis from a source other than Borrower, provided that such source is not, to the Lender's knowledge, prohibited from disclosing such information, or (iv) is independently developed by the Lender without use of or reference to any Confidential Information. For the avoidance of doubt, information relating solely to the Business (as defined in the Purchase Agreement) and in the possession of the Lender or its Affiliates prior to the Effective Date shall not constitute Confidential Information, but any such information shall remain subject to the confidentiality provisions of the Purchase Agreement to the extent applicable.
The Lender acknowledges that (a) the Confidential Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.
The obligations of the Lender under this Section 12.8 shall survive the termination of this Agreement and the repayment in full of the Obligations for a period of two (2) years thereafter, and shall survive indefinitely with respect to any Confidential Information constituting a trade secret under applicable law. The agreements provided under this Section 12.8 supersede all prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8.
12.9    Right of Set Off. Borrower hereby grants to the Lender, a lien, security interest and right of set off as security for all Obligations to the Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Lender or any entity under the control of the Lender (including a Lender affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, the Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations, in each case subject to Section 2.7. ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.
    Borrower and each other Grantor shall not be entitled to set off, withhold or apply any amounts against the Obligations other than Set-Off Principal Reductions and Principal Adjustments effected in accordance with Section 2.7, and no Principal Adjustment or Set-Off Principal Reduction shall constitute a Default or an Event of Default.
12.10    Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment or Term Loan to an assignee in accordance with Section 12.1, (ii) make Borrower’s management available to meet with the Lender and prospective participants and assignees of Term Loan Commitments (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist the Lender in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment or Term Loan reasonably may request. Subject to the provisions of Section 12.8, Borrower authorizes the Lender to disclose to any prospective participant or assignee of a Term Loan Commitment, any and all information in the Lender’s possession concerning Borrower and its financial affairs which has been delivered to the Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to the Lender by or on behalf of Borrower in connection with the Lender’s credit evaluation of Borrower prior to entering into this Agreement.
12.11    [Reserved.]
12.12    Intercreditor Agreement. The parties (a) consent to the subordination of Liens provided for in the Intercreditor Agreement and (b) agree that they will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement.
13.    GUARANTY
13.1    Guaranty of the Obligations. Subject to the provisions of Section 13.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Lender the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code) (collectively, the “Guaranteed Obligations”).
13.2    Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 13.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third-party beneficiary to the contribution agreement set forth in this Section 13.2.
13.3    Payment by Guarantors. Subject to Section 13.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which the Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code), Guarantors will upon demand pay, or cause to be paid, in cash, to Lender an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a case under the United States Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Lender as aforesaid.
13.4    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(i)    this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
(ii)    Lender may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and Lender with respect to the existence of such Event of Default;
(iii)    the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;
(iv)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit (except to the extent that such judgment explicitly states so), and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
(v)    Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of the Lender in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Lender may have against any such security, in each case as Lender in its discretion may determine consistent herewith or any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and
(vi)    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v)  Lender’s consent to the change, reorganization or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Borrower may allege or assert against Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an Obligor in respect of the Guaranteed Obligations.
13.5    Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Lender: (a) any right to require Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account, securities account or commodities account or credit on the books of the Lender in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of the Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Lender’s errors or omissions in the administration of the Guaranteed Obligations; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrowers and notices of any of the matters referred to in Section 13.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
13.6    Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full in cash, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that Lender now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Lender. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full in cash, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 13.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Lender may have against the Borrower, to all right, title and interest Lender may have in any such collateral or security, and to any right Lender may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full in cash, such amount shall be held in trust for the Lender and shall forthwith be paid over to Lender to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
13.7    Subordination of Other Obligations. Except for the First Lien Facility so long as it is outstanding, any indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Lender and shall forthwith be paid over to Lender to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
13.8    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
13.9    Authority of Guarantors or Borrowers. It is not necessary for Lender to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
13.10    Financial Condition of Borrowers. Any Loan may be made to Borrower or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation. The Lender shall not have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of Lender to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by Lender.
13.11    Bankruptcy, etc. So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Lender, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor.
(i)    The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(ii)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in Section 13.11(i) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Lender that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Lender or allow the claim of Lender in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(iii)    In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
14.    DEFINITIONS
As used in this Agreement, the following terms have the following meanings:
“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Acquisition” shall have the meaning provided to that term in the Recitals.
“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners if such Person is a partnership and, for any Person that is a limited liability company, that Person’s managers and members.
“Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of the Guaranty (including, without limitation, in respect of Section 13.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under Section 13.2.
“Agreement” shall have the meaning provided to that term in the Preamble.
“Anti-Terrorism Laws” are any laws relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.
“Applicable Rate” means a percentage per annum equal to:

(a)    with respect to the Tranche A Term Loans (i) from the Effective Date until the last Payment Date before the first anniversary of the Effective Date, 5.50% per annum and (ii) thereafter, the applicable percentage per annum set forth below:

Applicable Rate
Period	Tranche A Term Loans
First Payment Date on or after the first anniversary of the Effective Date until the last Payment Date before the second anniversary of the Effective Date	6.25%
First Payment Date on or after the second anniversary of the Effective Date until the last Payment Date before the third anniversary of the Effective Date	7.00%
First Payment Date on or after the third anniversary of the Effective Date until the last Payment Date before the fourth anniversary of the Effective Date	7.75%
First Payment Date on or after the fourth anniversary of the Effective Date until the last Payment Date before the fifth anniversary of the Effective Date	8.50%
First Payment Date on or after the fifth anniversary of the Effective Date until the Maturity Date	9.25%
(b)    with respect to the Tranche B Term Loans (i) from the Effective Date until the last Payment Date before the first anniversary of the Effective Date, 7.00% per annum and (ii) thereafter, the applicable percentage per annum set forth below:

Applicable Rate
Period	Tranche B Term Loans
First Payment Date on or after the first anniversary of the Effective Date until the last Payment Date before the second anniversary of the Effective Date	7.75%
First Payment Date on or after the second anniversary of the Effective Date until the last Payment Date before the third anniversary of the Effective Date	8.50%
First Payment Date on or after the third anniversary of the Effective Date until the last Payment Date before the fourth anniversary of the Effective Date	9.25%
First Payment Date on or after the fourth anniversary of the Effective Date until the last Payment Date before the fifth anniversary of the Effective Date	10.00%
First Payment Date on or after the fifth anniversary of the Effective Date until the Maturity Date	10.75%
Notwithstanding anything to the contrary (including the foregoing grids), solely with respect to any Tranche A Term Loans for which the Borrower has effected a PIK Election, the Applicable Rate for all such Tranche A Term Loans shall be increased in the manner set forth in Section 2.3(c).
“AHYDO Catch-Up Payments” shall have the meaning provided to that term in Section 2.2(e).
“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Borrower” shall have the meaning provided to that term in the Preamble.
“Borrower’s Books” are Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Business Day” is any day that is not a Saturday, Sunday or a day on which banks in New York are not open for the conduct of their commercial banking business.
“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit maturing no more than one (1) year after issue and (d) solely with respect to any Subsidiary not organized in the United States, any equivalent of Cash Equivalents referred to in clauses (a) through (c) of this definition, denominated in the foreign currency that is the local currency where such Subsidiary is organized or has its principal place of business which are comparable in tenor and credit quality to those referred to in clauses (a) through (c) above and customarily used in the ordinary course of business by similar companies for cash management purposes in the relevant jurisdiction to the extent reasonably required in connection with any business conducted by such Subsidiary in such jurisdiction.
“Casualty Event” has the meaning given to that term in Section 6.5.
“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Tax Code.
“Change of Control” has the meaning given to that term in Section 7.2.
“Claims” has the meaning given to that term in Section 12.2.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” is any and all properties, rights and assets of Borrower and each other Grantor described on Exhibit A; provided, that Collateral shall not include any assets of any CFC or any Subsidiary substantially all of the assets of which are equity interests (or equity interests and debt interests) in one or more CFCs, in each case, to the extent the pledge of such assets would result in non-de minimis adverse tax consequences to Borrower (as reasonably determined by Borrower in consultation with Lender); provided further that (i) no asset shall be excluded from Collateral pursuant to the foregoing to the extent and for so long as such asset secures any First Lien Facility or RLOC and (ii) Collateral shall not include any asset owned by a Foreign Subsidiary or any asset with respect to which action under the laws of a jurisdiction outside the United States is required to create or perfect a Lien, unless and only for so long as such asset secures any First Lien Facility or RLOC; provided that the foregoing clause (ii) shall not exclude Shares of a Foreign Subsidiary owned by the Borrower or another Grantor organized under the laws of the United States, any state thereof or the District of Columbia, which Shares shall constitute Collateral to the extent provided in the definition of “Shares”.
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Communication” has the meaning given to that term in Section 10.
“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person such as an obligation directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Convertible Note” is that certain Convertible Promissory Note, dated as of the Effective Date, by and between Vantive Manufacturing Limited, as seller and the Borrower, as the Company.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Debt Incurrence Prepayment Event” is any issuance or incurrence by the Borrower or any of its Subsidiaries of any Indebtedness (excluding any Permitted Indebtedness).
“Default” means any event set forth in Section 8 that is, or with the passage of time or the giving of notice (in each case, as set forth in Section 8) or both hereunder would be, an Event of Default.
“Default Rate” has the meaning given to that term in Section 2.3(b).
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
“DOJ” means the U.S. Department of Justice or any successor thereto or any other comparable Governmental Authority.
“Dollars,” “dollars” and “$” each mean lawful money of the United States.
“Dollar Equivalent” means, with respect to any amount denominated in a currency other than Dollars, the equivalent amount in Dollars determined by the Borrower in good faith using the spot rate of exchange for the purchase of Dollars with such currency in effect on the date of determination or, at the Borrower's election, on the last Business Day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.2(a).
“Effective Date” shall have the meaning provided to that term in the Preamble.
“Effective Date Refinancing” means the repayment, termination, and discharge in full of all obligations outstanding under the Existing Credit Agreement (other than contingent indemnification obligations as to which no claim has been asserted) on or prior to the Effective Date, and the termination of commitments thereunder, together with the release and termination of any related liens, guarantees, and other security interests, in each case, to occur prior to or substantially concurrently with the funding of the Term Loan on the Effective Date.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“Equity Issuance Prepayment Event” is any issuance by Borrower or any of its Subsidiaries of equity or equity-linked securities for cash, other than any Permitted Issuance.
“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.
“Excluded Subsidiary” means (a) each Foreign Subsidiary, (b) each direct or indirect Subsidiary of a CFC and (c) each Subsidiary substantially all of the assets of which are equity interests (or equity interests and debt interests) in one or more CFCs; provided that, solely in the case of clauses (b) and (c), any such Subsidiary shall constitute an Excluded Subsidiary only to the extent that (i) the pledge of all of the equity interests of such Subsidiary as Collateral or (ii) the guarantee by such Subsidiary of the Obligations (or the pledge by such Subsidiary of its assets) would result in non-de minimis adverse tax consequences to Borrower (as reasonably determined by Borrower in consultation with Lender); provided further that no such Subsidiary shall constitute an Excluded Subsidiary if such Subsidiary is or becomes a borrower, guarantor, pledgor or other obligor under any First Lien Facility or RLOC.
“Existing Credit Agreement” means that certain Loan and Security Agreement, dated as of March 16, 2020 (as amended, restated, amended and restated, supplemented, increased, extended, refinanced, renewed, replaced, and/or otherwise modified in writing from time to time prior to the date hereof), by and among the Borrower, as Parent, RTI, the lenders from time to time party thereto and Innovatus Life Sciences Lending Fund I, LP, as collateral agent.
“Extraordinary Receipts Prepayment Event” is the receipt of any (i) proceeds of judgments, settlements or other cash consideration received in connection with any cause of action or claim, whether or not in the ordinary course of business (other than proceeds of business interruption insurance), (ii) purchase price adjustment (other than customary working capital adjustments) received in cash in connection with any purchase agreement or (iii) indemnification payments, provided that with respect to any Extraordinary Receipts Prepayment Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 2.2(c) unless and until the aggregate amount of net cash proceeds from all such Extraordinary Receipts Prepayment Events exceeds the Dollar Equivalent of One Million Dollars ($1,000,000); provided further, that any Extraordinary Receipts Prepayment Event shall exclude all payments or recoveries actually applied to compensate Borrower or its Subsidiaries for documented losses, liabilities, costs, taxes, working-capital shortfalls or purchase-price overpayments, including all indemnification payments, purchase-price and working-capital adjustments, TSA/MSA claims, insurance proceeds available for repair, replacement or business continuity, and litigation recoveries to the extent attributable to costs or losses incurred.
“Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed.
“Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the United States Bankruptcy Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of Section 13.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.
“FDA” means the U.S. Food and Drug Administration or any successor thereto or any other comparable Governmental Authority.
“First Lien Event of Default” is an “Event of Default” (howsoever described) under any First Lien Facility or RLOC.
“First Lien Facility” is any secured credit facility that ranks senior to the Obligations and is subject to a First Lien Intercreditor Agreement.
“First Lien Intercreditor Agreement” means an Intercreditor Agreement between Lender and the lenders under, or agent or other representative for the lenders under, any First Lien Facility (other than an RLOC) in form and substance reasonably acceptable to Lender, which contains the applicable terms described in the definition of Intercreditor Agreement.
“Floor” is a rate of interest equal to 2.50% per annum.
“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States, any state thereof or the District of Columbia.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.
“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the FDA and any state board of pharmacy or state pharmacy licensing authority), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Grantor” means the Borrower, RTI and each other Subsidiary that has granted a security interest pursuant hereto or pursuant to any supplemental security agreement (including any Subsidiary that becomes party to this Agreement as contemplated by Section 6.10) to secure the Obligations.
“Guarantor” is the Borrower, RTI and each other Subsidiary that executes and delivers a joinder to this Agreement, a Guaranty or a guaranty supplement pursuant to the Guaranty or Section 6.10, as applicable.
“Guaranty” is the guarantee provided by each Guarantor hereunder of all or any part of the Obligations and each other guaranty agreement executed by a Guarantor in favor of the Lender, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Indebtedness” is, for any Person, (a) indebtedness for borrowed money or the deferred purchase price of property or services, including seller notes, earn-outs and other deferred or contingent purchase-price obligations (other than (i) trade accounts payable in the ordinary course of business, (ii) accrued liabilities in the ordinary course of business, (iii) deferred rent obligations, and (iv) deferred compensation, earnouts and other similar contingent payment obligations, in each case, incurred in the ordinary course of business until any such amounts have become due and payable and have not been paid, or to the extent payable in stock of Borrower), to the extent such obligations would be required to be set forth on a balance sheet in accordance with GAAP, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) purchase money indebtedness and capital lease obligations, (d) Contingent Obligations, (e) obligations under any conditional sale, title-retention, synthetic lease or similar arrangement, (f) obligations arising under any factoring, receivables financing, securitization or other sale or financing of accounts receivable or similar assets, whether or not such transaction is treated as a sale under GAAP and whether or not recourse exists against such Person, (g) obligations of another Person secured by a Lien on any property or asset of such Person, whether or not such obligations have been assumed (provided that such indebtedness, if not assumed by such Person and not limited in recourse, shall be deemed to be limited in amount to the fair market value of such property) and (h) all other obligations arising under any transaction having the commercial effect of a borrowing. The principal amount of any Indebtedness shall include all interest paid in kind, capitalized or otherwise added to the principal amount thereof, including through the issuance of additional notes or loans, from and after such capitalization, addition or issuance.
“Indemnified Person” has the meaning given to that term in Section 12.2.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.
“Insolvent” means not Solvent.
“Intellectual Property” means any and all intellectual property rights in any jurisdiction throughout the world, including the following:
(a)    any and all Copyrights, Trademarks and Patents;
(b)    any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know how, operating manuals;

(c)    any and all source code;
(d)    any and all design rights which may be available to Borrower; and
(e)    all amendments, renewals and extensions of any Copyrights, Trademarks or Patents.
“Intellectual Property Collateral” means all of the Borrower’s or any other Grantor’s right, title and interest in and to the following:
(a)    any and all Intellectual Property, excluding any intent-to-use trademark application prior to the filing and acceptance by the United States Patent and Trademark Office of a “Statement of Use” or “Amendment to Allege Use” with respect thereto;
(b)    all rights, priorities and privileges related to any of the foregoing, and any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified in (a) above; and
(c)    all licenses, sublicenses or other contracts under which Borrower or any Subsidiary is granted rights by third parties in any Intellectual Property asset.
“Intercreditor Agreement” means any intercreditor or subordination agreement, including a First Lien Intercreditor Agreement or an RLOC Intercreditor Agreement, among Lender and the holders of, or agent or other representative for the holders of, the applicable Indebtedness, which governs, as applicable, relative lien and payment priorities, turnover and allocation of proceeds, enforcement and exercise of remedies, standstill periods, collateral releases, debtor-in-possession financing, use of cash collateral, treatment of claims and voting rights in any Insolvency Proceeding and other customary intercreditor matters (including, in the case of an asset-based or split-collateral facility, customary collection-account, collateral-access and collateral-use arrangements), and which is in form and substance reasonably acceptable to Lender.
“Interest Rate” shall have the meaning provided to that term in Section 2.3(a).
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
“IP Security Agreement” is that certain Intellectual Property Security Agreement executed and delivered by the Borrower and each other applicable Grantor to the Lender and dated as of the Effective Date, as may be amended, restated, or otherwise modified or supplemented from time to time.
“Knowledge” means to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

“Lender” is the Person identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.
“Lender Transfer” has the meaning given to that term in Section 12.1(a).
“Lender’s Expenses” means (a) all fees, expenses and costs incurred after the Effective Date by Lender or its counsel (including reasonable and documented attorneys’ fees and expenses) in connection with (i) any amendment, restatement, supplement, waiver or consent under any Loan Document, (ii) during the continuance of an Event of Default, enforcing the Loan Documents (including in connection with appeals or Insolvency Proceedings) and (iii) any reasonably incurred workout, restructuring or similar activities relating to the Obligation incurred in connection with the occurrence of a Default, and (b) solely to the extent payable by Borrower pursuant to the expense-allocation provisions of the Purchase Agreement, any fees, expenses and costs incurred before the Effective Date by Lender or its counsel in connection with preparing, negotiating, executing and delivering the Loan Documents; provided, notwithstanding anything to the contrary set forth above, Lender’s Expenses shall exclude (i) expenses arising from information provided by the Seller or Seller’s Affiliates or actions taken by the Seller or any Affiliate of Seller prior to the Effective Date and (ii) any fees, expenses and costs of Lender or its counsel in connection with any refinancing of the Loan Documents after the Effective Date.
“Lien” is a mortgage, deed of trust, levy, charge, pledge, security interest, license, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Loan Documents” are, collectively, this Agreement, each IP Security Agreement, each Secured Promissory Note, the Perfection Certificate(s), each Compliance Certificate, any subordination agreements, any note, or notes or guaranties (including the Guaranty) executed by Borrower or any other Person, and any other present or future agreement entered into by Borrower or any other Person for the benefit of the Lender in connection with this Agreement; all as amended, restated, or otherwise modified or supplemented from time to time.
“Loan Party” means the Borrower and each Guarantor.
“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower or any Subsidiary, when taken as a whole; (b) a material impairment of the prospect of repayment of any portion of the Obligations, or (c) a material adverse effect on the Collateral.
“Maturity Date” is the date that is six (6) years after the Effective Date.
“Net Cash Proceeds” means, with respect to any Prepayment Event, the aggregate cash and Cash Equivalents actually received by the Borrower or any Subsidiary in respect thereof (including cash and Cash Equivalents received upon the sale, collection or other liquidation of any non-cash consideration, when and as so received), net of (a) reasonable and documented out-of-pocket fees, commissions, costs and expenses (including legal, accounting, advisory, investment banking, brokerage, survey, title, recording and similar fees and transfer, stamp, documentary and similar taxes) incurred in connection therewith and payable to Persons that are not Affiliates of the Borrower; (b) all taxes (including income, withholding, repatriation, distribution, branch profits, value added and similar taxes) paid or payable, or reasonably estimated by the Borrower in good faith to be payable or required to be reserved against, by the Borrower or any Subsidiary as a result of or in connection with such Prepayment Event or the Repatriation of the proceeds thereof, whether or not such Repatriation is actually effected; (c) the principal amount of, premium or penalty (if any) on, and accrued and unpaid interest in respect of, any

Indebtedness (other than the Obligations) secured by a Lien on the asset subject to such Prepayment Event that is required to be repaid in connection therewith; (d) amounts required to be applied to repay Indebtedness of a Subsidiary that is not a Loan Party to the extent such Indebtedness is permitted hereunder and the assets subject to such Prepayment Event are owned by such Subsidiary; (e) amounts required to be paid to any Person (other than the Borrower or any Subsidiary) owning a beneficial interest in the assets subject to such Prepayment Event or in the Subsidiary effecting such Prepayment Event; and (f) the amount of any reserve established in accordance with GAAP against any purchase price adjustment, indemnification obligation or other liability associated with such Prepayment Event and retained by the Borrower or any Subsidiary, provided that the amount of any such reserve subsequently reduced or released (other than through payment to a third party) shall constitute Net Cash Proceeds at such time.
“New Subsidiary” has the meaning given to that term in Section 6.10.
“Obligations” are all of Borrower’s and each Guarantor’s obligations to pay when due any debts, principal, interest, Lender’s Expenses and other amounts Borrower and each Guarantor owes the Lender now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents, or otherwise (as measured net of Set-Off Principal Reductions and as adjusted by Principal Adjustments), and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower and each Guarantor assigned to the Lender, and the performance of Borrower’s and each Guarantor’s duties under the Loan Documents.
“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Other Connection Taxes” means, with respect to any Lender, taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.
“Payment Date” is the first (1st) calendar day of each calendar month commencing after the date of this Agreement.

“Perfection Certificate” has the meaning given to that term in Section 5.1.
“Permitted Acquisition” shall have the meaning provided in clause (k) of the definition of Permitted Investments.
“Permitted Indebtedness” is:
(a)    Borrower’s Indebtedness to the Lender under this Agreement and the other Loan Documents;
(b)    Indebtedness existing on the Effective Date; provided that with respect to Indebtedness existing on the Effective Date of the Borrower and its Subsidiaries as of immediately prior to the Effective Date, such Indebtedness is disclosed on the Perfection Certificates;
(c)    (i) Subordinated Debt and (ii) RLOC, in each case, so long as the Subordinated Debt or RLOC (as applicable) satisfies the requirements contained in the respective definition thereof and an applicable Intercreditor Agreement is in full force and effect;
(d)    (i) unsecured Indebtedness to trade creditors and (ii) Indebtedness in connection with credit cards, in each case incurred in the ordinary course of business;
(e)    Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed the Dollar Equivalent of Ten Million Dollars ($10,000,000) at any time and (ii) the principal amount of such Indebtedness does not exceed cost of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);
(f)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;
(g)    the Convertible Note, provided that (i) the aggregate initial principal amount of the Convertible Note at the time of issuance does not exceed the Dollar Equivalent of Twenty Five Million Dollars ($25,000,000), plus any interest subsequently paid in kind, capitalized or added thereto in accordance with its terms, (ii) immediately before and after the incurrence thereof, no Event of Default shall have occurred and be continuing, (iii) there shall be no scheduled cash amortization on such Indebtedness before the date that is six (6) months after the Maturity Date (provided that nothing in this clause (iii) shall restrict any conversion of the Convertible Note into equity securities or cash settlement of the Convertible Note in accordance with its terms) and (iv) such Indebtedness shall be unsecured and subordinate in payment priority to the Term Loans;
(h)    Indebtedness consisting of letters of credit, bank guarantees, bankers' acceptances, and surety, performance, customs, appeal, statutory and similar bonds and instruments, and reimbursement obligations in respect of any of the foregoing, in each case issued or incurred in the ordinary course of business, provided that the aggregate outstanding principal amount of all such Indebtedness at any time does not exceed 200% of the sum of (x) the aggregate amount of such Indebtedness described in this clause (h) that is outstanding as of the Effective Date plus (y) without duplication of any amount included in clause (b) or (h)(x) of this definition, with respect to each Deferred

HD Local Business (as defined in the Purchase Agreement) for which the applicable Local Closing (as defined in the Purchase Agreement) has occurred, the aggregate amount of Indebtedness of the type described in this clause (h) issued or incurred by, or for the account of, such Deferred HD Local Business and outstanding immediately prior to such Local Closing, solely to the extent relating to such Deferred HD Local Business and not to the Retained Business (as defined in the Purchase Agreement) or the Excluded Liabilities (as defined in the Purchase Agreement);
(i)    Indebtedness owed to current and former directors, officers and employees pursuant to deferred compensation, severance and retirement plans and similar obligations in the ordinary course of business;
(j)    Indebtedness constituting Permitted Investments described in clause (i) of the definition of Permitted Investments;
(k)    any First Lien Facility or other third party debt financing (in each case, other than an RLOC), provided that (i) the net proceeds thereof are applied substantially simultaneously with the incurrence thereof to prepay the Term Loans in accordance with Section 2.2(c), (ii) at no time shall the aggregate amount of (A) the outstanding principal amount of loans thereunder, including any interest, fees, premiums or other amounts accrued or payable in kind, capitalized or otherwise added or accreted to principal from time to time, (B) all undrawn commitments thereunder, which shall be deemed fully drawn for purposes of this clause (k) and (C) all other outstanding credit exposure thereunder exceed 105% of the aggregate net cash proceeds received by the Borrower from the First Lien Facility, and (iii) lenders or holders of such Indebtedness shall have entered into an Intercreditor Agreement;
(l)    Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (l), does not at any one time outstanding exceed the Dollar Equivalent of Two Million Five Hundred Thousand Dollars ($2,500,000); provided that (i) immediately before and after the incurrence thereof, no Event of Default shall have occurred and be continuing and (ii) to the extent such Indebtedness is for borrowed money and secured by Liens on any Collateral, such Liens shall be on a junior basis to the Liens securing the Obligations and subject to an Intercreditor Agreement reasonably acceptable to the Lender;
(m)    earnouts payable under the Purchase Agreement;
(n)    Indebtedness of any Subsidiary that is not a Loan Party (i) under overdraft, working capital or other local lines of credit, or letter of credit, bank guarantee, receivables discounting or similar facilities, in each case extended by financial institutions in a jurisdiction in which such Subsidiary is organized or conducts business, and (ii) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that (A) the aggregate principal amount of all Indebtedness outstanding under this clause (n) does not at any time exceed the Dollar Equivalent of Ten Million Dollars ($10,000,000), (B) the aggregate principal amount of all Indebtedness incurred under this clause (n), together with the aggregate principal amount of Indebtedness incurred under the RLOC, does not at any time exceed the Dollar Equivalent of Fifty Million Dollars ($50,000,000), (C) amounts outstanding under overdraft lines or as a result of drawings against insufficient funds shall have been outstanding for at least one (1) Business Day before being included in such amount, and (D) Indebtedness described in clause (ii) shall be extinguished within five (5) Business Days of its incurrence;

(o)    Indebtedness in respect of cash management obligations, netting and automated clearinghouse services, employee credit card and purchasing card programs, overdraft protection, and cash pooling, notional pooling, sweep and similar arrangements, in each case incurred in the ordinary course of business, provided that (a) with respect to any cash pooling arrangement the aggregate amount of deposits subject thereto at all times equals or exceeds the aggregate amount of overdrafts subject thereto and (b) nothing in this clause shall permit any revolving credit facility, line of credit, working capital facility or other committed or uncommitted credit facility (including any such facility described as an overdraft facility);
(p)    Indebtedness arising under Swap Agreements entered into in the ordinary course of business and not for speculative purposes, including for the purpose of hedging interest rate, currency exchange rate or commodity price exposure to which the Borrower or any Subsidiary is subject in the conduct of its business;
(q)    Indebtedness consisting of obligations in respect of severance, indemnity, end-of-service, pension, retirement, deferred compensation, profit sharing, vacation, holiday and similar employee benefit obligations that are mandated by, or arise by operation of, applicable law of any jurisdiction in which the Borrower or any Subsidiary is organized or conducts business, in each case incurred in the ordinary course of business;
(r)    intercompany Indebtedness, provided that (i) any such Indebtedness owing by a Loan Party to a Subsidiary that is not a Loan Party shall be unsecured and subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Lender, and (ii) any such Indebtedness owing to a Loan Party by a Subsidiary that is not a Loan Party shall constitute an Investment subject to the limitations set forth in the definition of “Permitted Investments”;
(s)    Indebtedness of any Person existing at the time such Person becomes a Subsidiary pursuant to a Permitted Acquisition, and Indebtedness assumed in connection with the acquisition of assets pursuant to a Permitted Acquisition, in each case not created in contemplation thereof, provided that the aggregate outstanding principal amount of all such Indebtedness does not at any time exceed the Dollar Equivalent of Five Million Dollars ($5,000,000);
(t)    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;
(u)     Guarantees by (i) any Loan Party of Indebtedness of any other Loan Party permitted hereunder and (ii) any Subsidiary that is not a Loan Party of Indebtedness of any other Subsidiary that is not a Loan Party permitted hereunder, in each case, to the extent such Indebtedness is permitted to be incurred hereunder; and
(v)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness under clauses (b) through (f), (k) and (n) through (t); provided that (i) with respect to Indebtedness under clauses (b) through (f) or (n) through (t), the principal amount thereof is not increased and the terms thereof are not modified to impose materially more burdensome terms upon Borrower or the applicable Subsidiary and (ii) with respect to any First Lien Facility or RLOC, (A) such Indebtedness continues to satisfy the requirements of clause (k) above (or, in the case of an RLOC, the RLOC continues to satisfy the definition thereof and remains subject to an RLOC Intercreditor Agreement), (B) the aggregate principal amount thereof (or, in the case of an RLOC or revolving facility, the aggregate commitments thereunder) does not exceed the aggregate principal amount (or aggregate commitments, as applicable) being extended, refinanced, modified, amended or restated, plus accrued and unpaid interest, fees, premiums (including tender premiums), original issue discount, upfront fees and other customary costs and expenses incurred in connection therewith (provided that, notwithstanding the foregoing, (1) in the case of any First Lien Facility (other than an RLOC), the aggregate amount of such First Lien Facility and any Indebtedness incurred to extend, refinance, modify, amend or restate it shall at all times be calculated collectively in the manner set forth in clause (k)(ii), including clauses (k)(ii) (A) through (C), and shall not exceed the maximum amount permitted thereunder, and the proceeds of any such extension, refinancing, modification, amendment or restatement shall not constitute Net Cash Proceeds for purposes of calculating such maximum amount and (2) in the case of an RLOC, the aggregate commitments and other credit exposure thereunder shall remain subject to, and be calculated in accordance with, the maximum amount permitted under the definition of “RLOC”, (C) no borrower, guarantor or grantor is added unless such Person is a Guarantor and, if applicable, a Grantor, no collateral is added unless such collateral constitutes Collateral, and no additional category of obligations is secured thereby and (D) no provision is modified in a manner adverse to Lender’s lien priority or enforcement rights, in each case without Lender’s prior written consent to any deviation therefrom;
provided that no Subsidiary that is not Borrower or a Guarantor shall be permitted to incur or guarantee Indebtedness under clause (c), (k), (l), (o), (s) or (v) above unless, concurrently with such incurrence or guarantee, such Subsidiary becomes a Guarantor and, to the extent it grants any Lien securing such Indebtedness, a Grantor under the Loan Documents.
“Permitted Investments” are:
(a)    Investments existing on the Effective Date; provided that with respect to Investments existing on the Effective Date with respect to the Borrower and its Subsidiaries as of immediately prior to the Effective Date, such Investments are disclosed on the Perfection Certificates;
(b)    (i) Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by the Lender;
(c)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;
(d)    Investments consisting of Deposit Accounts in which the Lender has a perfected security interest;
(e)    Investments in connection with Transfers permitted by Section 7.1;
(f)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors, not to exceed the Dollar Equivalent of Two Million Dollars ($2,000,000) in the aggregate for (i) and (ii) in any fiscal year;
(g)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;
(i)    Investments by one Borrower or Guarantor in another Borrower or Guarantor;
(j)    Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business, (i) solely to the extent made pursuant to and required by the terms of a joint venture or strategic alliance agreement in existence as of the Effective Date or (ii) in an aggregate amount not to exceed the Dollar Equivalent of Five Million Dollars ($5,000,000);
(k)    Investments by the Borrower or a Subsidiary in a Person that is engaged in the same, related, ancillary or complementary business or lines of business if as a result of such Investment (a “Permitted Acquisition”), (1) such Person becomes a Subsidiary or (2) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Subsidiary and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplated of such acquisition, merger, consolidation or transfer; provided further that (i) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, (ii) the aggregate amount of cash consideration funded with internally generated cash paid or otherwise payable or potentially payable in connection with all Permitted Acquisitions shall not exceed the Dollar Equivalent of Fifteen Million Dollars ($15,000,000), and (iii) immediately after the consummation of such Permitted Acquisition, and after giving pro forma effect thereto, the Borrower and its Subsidiaries shall have Unrestricted Cash on hand in an aggregate amount of not less than the Projected Twelve-Month Cash Amount;
(l)    Investments in Subsidiaries that are not Borrowers or Guarantors in each case consistent with an annual budget approved by Borrower’s board of directors, provided that immediately before and after such Investment (i) no Event of Default shall have occurred and be continuing and (ii) after giving pro forma effect thereto, the Borrower and its Subsidiaries shall have Unrestricted Cash on hand in an aggregate amount of not less than the Projected Twelve-Month Cash Amount; provided further, that such Investments shall be solely used to fund (v) integration related costs, (w) payroll of such Subsidiaries in the ordinary course of business, (x) tax payments required to be made by such Subsidiaries to any Governmental Authority, (y) bona fide working capital needs of, or made pursuant to bona fide cash management arrangements for, such Subsidiaries in an aggregate amount not to exceed the Dollar Equivalent of Five Million Dollars ($5,000,000) at any time outstanding and subject to repayment to the Borrower or a Guarantor within one hundred and twenty (120) days of the date such Investment is made and (z) any other bona fide business purpose, provided that the aggregate amount of all outstanding Investments made in reliance on this clause (l)(z) shall not exceed the Dollar Equivalent of Five Million Dollars ($5,000,000); provided further that no Investments made in reliance on this clause (l) shall be used, directly or indirectly, to finance any acquisition, Restricted Payment, Investment, repayment or repurchase of Indebtedness or transfer of Intellectual Property, equity interests in any Subsidiary or other material assets from a Borrower or Guarantor to a Person that is not a borrower or Guarantor;
(m)    transactions required to be consummated by, and in accordance with the terms of, the Purchase Agreement and the Ancillary Agreements (as defined in the Purchase Agreement); and
(n)    Investments in an aggregate amount not to exceed the Dollar Equivalent of Five Million Dollars ($5,000,000).

“Permitted Issuances” are:
(a)    issuances of capital stock, options, warrants, restricted stock, restricted stock units, stock appreciation rights or other equity or equity-based awards to current or former directors, officers, employees or consultants of Borrower or any of its Subsidiaries pursuant to any employee stock purchase plan, equity incentive plan, restricted stock agreement, stock option plan, director or consultant compensation plan, or other similar plan, agreement or arrangement, in each case approved by Borrower's board of directors, together with any issuance of capital stock upon the exercise, vesting, settlement or conversion of any of the foregoing;
(b)     the issuance of the Convertible Note on the Effective Date, and any issuance of capital stock of Borrower upon the conversion, exercise, exchange or settlement of the Convertible Note;
(c)     any issuance of capital stock of Borrower upon the conversion, exercise, exchange or settlement of any convertible or exchangeable security, warrant or other equity-linked security outstanding on the Effective Date and disclosed on the Perfection Certificate;
(d)     any issuance of capital stock or other equity interests by a Subsidiary to Borrower or to a Guarantor, or by a non-wholly owned Subsidiary to Borrower, a Guarantor and the other holders of such Subsidiary's capital stock on a pro rata basis; provided that (i) no such issuance shall reduce the direct or indirect percentage ownership interest of the Loan Parties in such Subsidiary and (ii) all equity interests issued to a Loan Party shall, to the extent required by the Collateral Documents, be pledged as Collateral;
(e)     any issuance of capital stock of Borrower as all or any portion of the consideration for a Permitted Acquisition;
(f)     any issuance of capital stock of Borrower solely in exchange for, or upon conversion or reclassification of, other capital stock of Borrower, and any stock split, reverse stock split, stock dividend, recapitalization or reclassification, in each case not involving the receipt by Borrower or any Subsidiary of cash proceeds or other property or value; and
(g)     any issuance of directors' qualifying shares or shares or other interests required to be held by nominees or foreign nationals, in each case to the extent required by applicable law, provided that no issuance described above shall (i) result in a Change of Control and (ii) no capital stock issued pursuant to clauses (a), (c), (e) or (f) shall (A) be subject to mandatory redemption, repurchase or other retirement for cash prior to the date that is 91 days after the Maturity Date, other than as a result of a Change of Control or asset sale so long as any related payment is expressly subject to the prior repayment in full of the Obligations, (B) require the payment of cash dividends or distributions prior to such date or (C) be convertible or exchangeable, at the option of the holder, into Indebtedness or capital stock described in clause (A) or (B).
“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, (B) non-exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to the license described in clause (B), (i) no Event of Default has occurred or is continuing at the time of such license; and (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, and (C) licenses, sublicenses and cross-licenses of Intellectual Property granted by the Borrower or any Subsidiary to the Borrower or any other Subsidiary (including licenses that are exclusive as to a specified territory, field of use, product line or channel), in each case entered into in the ordinary course of business or otherwise in connection with the conduct of the business of the Borrower and its Subsidiaries as conducted on the Effective Date or reasonably related thereto.
“Permitted Liens” are:
(a)    (i) Liens existing on the Effective Date; provided that with respect to Liens existing on the Effective Date with respect to assets of the Borrower and its Subsidiaries as of immediately prior to the Effective Date, such Liens are disclosed on the Perfection Certificates and (ii) Liens arising under this Agreement and the other Loan Documents;
(b)    Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Tax Code and the Treasury Regulations adopted thereunder;
(c)    Liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of Borrower other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness (unless cross collateralized with other property or proceeds financed by Indebtedness provided by the same lender);
(d)    Liens securing Indebtedness permitted pursuant to clause (k) of the definition of “Permitted Indebtedness”, provided that (i) such Liens are subject to an Intercreditor Agreement and (ii) such Liens secure only Indebtedness permitted pursuant to clause (k) and no other obligations;
(e)    Liens of landlords, carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(f)    Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(g)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
(h)    easements, rights-of-way, restrictions, covenants, leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business

(or, if referring to another Person, in the ordinary course of such Person’s business), in each case not materially interfering with the ordinary conduct of the business of Borrower or such Person;
(i)    banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with cash management related activities of Borrower and its Subsidiaries;
(j)    Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;
(k)    Liens on a segregated bank account of Borrower securing Indebtedness permitted under clause (h) of the definition of “Permitted Indebtedness” plus a customary cushion required for such cash collateral, including to accommodate fluctuations in exchange rates;
(l)    Permitted Licenses;
(m)    Liens securing Indebtedness under the RLOC; provided that (i) such Liens are subject to the priority and other terms set forth in the RLOC Intercreditor Agreement, (ii) such Liens have first priority solely with respect to the RLOC Priority Collateral and (iii) any such Lien on any other Collateral ranks junior to the Liens securing the Obligations;
(n)    other Liens securing obligations on a junior basis to the Obligations which do not exceed the Dollar Equivalent of Two Million Five Hundred Thousand Dollars ($2,500,000), provided that Liens securing Indebtedness incurred by a Subsidiary that is not a Borrower or Guarantor shall not exceed the Dollar Equivalent of One Million Two Hundred Fifty Thousand Dollars ($1,250,000); provided further that Liens secured by the Collateral shall be secured on a junior basis to the Liens securing the Obligations;
(o)    Liens in favor of customs, revenue, taxing or similar authorities arising as a matter of law in the ordinary course of business to secure payment of customs duties, import or export charges, value added tax or similar charges in connection with the importation or exportation of goods;
(p)    Liens on the assets of any Subsidiary that is not a Loan Party securing Indebtedness of such Subsidiary permitted under clause (n), (q), (s) or (t) of the definition of "Permitted Indebtedness", provided that no such Lien shall extend to any asset of a Loan Party or to any Collateral;
(q)    Liens arising from precautionary Uniform Commercial Code, PPSA or similar financing statement filings, registrations or notices (including in any non-U.S. jurisdiction) in respect of operating leases, consignments, bailment or similar arrangements entered into in the ordinary course of business, provided that such Liens encumber only the property that is the subject of such lease, consignment or bailment;
(r)    any Lien, including any netting or right of set-off, arising by operation of law as a result of the existence of a fiscal unity, tax group, VAT group or similar tax consolidation or grouping arrangement of which the Borrower or any Subsidiary is or has been a member;
(s)    Liens granted to a public or private utility or any Governmental Authority in the ordinary course of business as a condition to the provision of services to, or the conduct of operations by, the Borrower or any Subsidiary; and

(t)    Liens on cash earnest money deposits or escrowed funds made in connection with any letter of intent, purchase agreement or other acquisition or disposition permitted hereunder.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“PIK Election” shall have the meaning given to that term in Section 2.3(c).
“Prepayment Event” is any Transfer Prepayment Event, Debt Incurrence Prepayment Event, Equity Issuance Prepayment Event, Casualty Event or Extraordinary Receipts Prepayment Event.
“Projected Twelve-Month Cash Amount” means, as of any date of determination, the aggregate amount of cash reasonably projected in good faith to be required to fund the operating expenses, scheduled debt service, capital expenditures, working capital needs and cash taxes, any note maturity or permitted cash settlement that is due of the Borrower and its Subsidiaries, on a consolidated basis and after giving pro forma effect to the applicable transaction (including the operations of any acquired business and any synergies or cost savings projected in good faith by the Borrower to be realized within such period), for the twelve (12) month period commencing on such date, in each case as set forth in the most recent annual financial projections and budget delivered to the Lender pursuant to Section 6.2(a)(iv) (as updated by any board-approved revisions thereto delivered to the Lender), net of cash reasonably projected in good faith to be generated from operations during such period; provided that the amount of such projected cash generation deducted in determining the Projected Twelve-Month Cash Amount shall not exceed the aggregate amount of cash generated from operations by the Borrower and its Subsidiaries, on a consolidated basis, during the immediately twelve-month period, calculated on a pro forma basis to give effect to the Acquisition.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Purchase Agreement” shall have the meaning provided to that term in the Recitals.
“Register” shall have the meaning given to that term in Section 12.1(b).
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA or state pharmacy licensing authorities (including, without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).
“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation or inspection, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, injunction or consent decree, issued by the FDA or a federal or state court.

“Replacement Property” shall have the meaning given to that term in the definition of “Transfer Prepayment Event”.
“Replacement Property Limitations” shall have the meaning given to that term in the definition of “Transfer Prepayment Event”.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.
“RLOC” means a formula-based asset-based revolving credit facility that Borrower may enter into on or after the Effective Date for the purpose of funding ordinary course working capital needs of the Borrower and its Subsidiaries (provided that no loans or other extensions of credit under the RLOC, or the proceeds thereof, may be used, directly or indirectly, to pay, prepay, repay or otherwise satisfy any principal, interest, fees, premiums or other amounts owing in respect of any other First Lien Facility or to replace, replenish or reimburse any cash or other funds used for any such purpose); provided that (a) the aggregate commitments thereunder, together with the aggregate principal amount of Indebtedness incurred under clause (n) of the definition of “Permitted Indebtedness”, shall not exceed the Dollar Equivalent of Fifty Million Dollars ($50,000,000), (b) the aggregate outstanding principal amount of loans and other credit exposure thereunder, including unreimbursed letter-of-credit exposure, overadvances and protective advances, shall not exceed the lesser of (i) such aggregate commitments and (ii) a borrowing base comprising (A) up to 85% of eligible accounts receivable and (B) customary advance rates against eligible Inventory and other categories of eligible assets customarily included in borrowing bases for comparable asset-based revolving facilities, in each case subject to customary eligibility criteria and reserves, (c) each borrower, guarantor or grantor thereunder shall be Borrower or a Guarantor and, if applicable, a Grantor under the Loan Documents, and each asset securing the RLOC shall constitute Collateral, in each case subject to the same agreed exclusions and perfection exceptions applicable under the Loan Documents, (d) the RLOC lenders may have first-priority Liens solely on the RLOC Priority Collateral, and any Lien securing the RLOC on any other Collateral shall rank junior to the Liens securing the Obligations, (e) the RLOC shall not secure any hedging, cash-management, treasury-management or other obligations unrelated to the extensions of credit under the RLOC and (f) the RLOC and all Liens securing the RLOC shall at all times be subject to an RLOC Intercreditor Agreement.
“RLOC Intercreditor Agreement” means an Intercreditor Agreement between Lender and the lenders under, or agent or other representative for the lenders under, the RLOC that contains the applicable terms described in the definition of Intercreditor Agreement and customary split-collateral provisions governing (a) the first-priority Liens securing the RLOC solely on the RLOC Priority Collateral and the first-priority Liens securing the Obligations on all other Collateral and (b) other customary matters for an intercreditor agreement between asset-based and term-loan lenders, in each case on terms reasonably acceptable to Lender; provided that, in the event of any conflict between the RLOC-specific provisions of such agreement and the provisions otherwise applicable to a First Lien Intercreditor Agreement, the RLOC-specific provisions shall control.
“RLOC Priority Collateral” means all Accounts and other receivables arising from the sale of goods or rendition of services, Inventory, Deposit Accounts (other than any account holding solely proceeds of other Collateral) and cash of the Borrower and the other applicable guarantors, and such other assets as the Lender may approve in writing in its reasonable discretion, together with related books and records, supporting obligations and proceeds thereof, in each case excluding identifiable proceeds of Collateral that is not RLOC Priority Collateral.
“RTI” shall have the meaning provided to that term in the Preamble.
“Secured Promissory Note” is defined in Section 2.6.
“Secured Promissory Note Record” is a record maintained by the Lender with respect to the outstanding Obligations owed by Borrower to Lender and credits made thereto.
“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Shares” is one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or Borrower’s Subsidiary, in any Subsidiary; provided that, “Shares” shall not include more than sixty-five percent (65%) of the total combined voting power of the issued and outstanding capital stock, membership units or other securities entitled to vote owned or held of record by Borrower or its Subsidiary in any Excluded Subsidiary.
“SOFR” is, with respect to any Business Day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) on the immediately succeeding Business Day.
“Solvent” is, with respect to any Person: the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities; such Person is not left with unreasonably small capital after the transactions in this Agreement; and such Person is able to pay its debts (including trade debts) as they mature in the ordinary course (without taking into account any forbearance and extensions related thereto).
“Subordinated Debt” is unsecured indebtedness in an aggregate amount of up to the Dollar Equivalent of Ten Million Dollars ($10,000,000) incurred by Borrower or any of its Subsidiaries and subordinated to the Obligations (pursuant to an Intercreditor Agreement), which terms shall include certain restrictions including, without limitation, (i) a prohibition on amortization and cash repayments of principal amount of such Subordinated Debt while any of the Obligations hereunder remain outstanding and until the Lender has no further commitment to make any Term Loans hereunder, (ii) the maturity date of the Subordinated Debt must be at least 180 days after the Maturity Date, (iii) a restriction on payment of interest or any other payment on the Subordinated Debt, which shall be blocked entirely if a Default or Event of Default has occurred and is continuing or a Default or Event of Default would result from such payment, (iv) a prohibition on such Indebtedness being guaranteed by any Person unless such Person is a Guarantor and such guarantee is subordinated to such Guarantor’s Obligations on the same terms and (v) is subject to customary payment blockage, turnover, standstill and enforcement restrictions satisfactory to the Lender.
“Subsidiary” is, with respect to (a) any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries. Unless otherwise specified, references herein to a Subsidiary means a Subsidiary of Borrower, (b) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person or (c) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (c), which is treated as a consolidated subsidiary for accounting purposes; provided that, notwithstanding the foregoing clauses (a) through (c), a “Subsidiary” shall include any entity (i) in which the Borrower and/or any Subsidiary thereof holds or controls (directly or indirectly) any economic or voting interest if the Borrower, its Subsidiaries and/or any one or more of their respective Affiliates taken together hold a majority of the total economic, common equity, voting or other ownership interest, (ii) which the Borrower, its Subsidiaries and/or one or more of their respective Affiliates otherwise “controls” (whether directly, indirectly through one or more intermediaries, or both) or (iii) that is consolidated with the Borrower or any Subsidiary thereof for accounting purposes; provided further, that an entity that is a “Subsidiary” at any time shall not cease to be a “Subsidiary” because its owner ceases to hold a majority of the voting stock in such entity if its owner (together with any of its Affiliates) continues to hold or control (directly or indirectly) a majority of the total economic, voting or other ownership interest or otherwise “controls” (whether directly, indirectly through one or more intermediaries, or both) such entity. Unless otherwise specified, references herein to a Subsidiary means a Subsidiary of Borrower.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices, indices or other financial or economic measures, together with any confirmation or schedule relating thereto.
“Tax Code” shall have the meaning given to that term in Section 12.1(b).
“Term Loans” means any Tranche A Term Loan or Tranche B Term Loan, as the context may require.
“Term Loan Commitments” means the Lender’s obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by the Lender under this Agreement, as such commitment may be reduced, increased or otherwise adjusted from time to time pursuant to the Purchase Agreement.
“Term Loan Tranche A Commitment” means the Lender’s obligation to make a Tranche A Term Loan to the Borrower in an aggregate amount specified opposite the Lender’s name on Schedule 1.1 hereto (as such amount may be reduced, increased or otherwise adjusted pursuant to the Purchase Agreement) or in the Lender Transfer documentation pursuant to which the Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with the Purchase Agreement. The initial aggregate amount of the Term Loan Tranche A Commitments is $50,000,000, as such amount may be reduced, increased or otherwise adjusted pursuant to the Purchase Agreement, including as a result of any third-party financing obtained in connection with the Acquisition, with any such reduction or adjustment allocated between the Tranche A Term Loans and the Tranche B Term Loans in accordance with the Purchase Agreement.
“Term Loan Tranche B Commitment” means the Lender’s obligation to make a Tranche B Term Loan to the Borrower in an aggregate amount specified opposite the Lender’s name on Schedule 1.1 hereto (as such amount may be reduced, increased or otherwise adjusted pursuant to the Purchase Agreement) or in the Lender Transfer documentation pursuant to which the Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with the Purchase Agreement. The initial aggregate amount of the Term Loan Tranche B Commitments is $50,000,000, as such amount may be reduced, increased or otherwise adjusted pursuant to the Purchase Agreement, including as a result of any third-party financing obtained in connection with the Acquisition, with any such reduction or adjustment allocated between the Tranche A Term Loans and the Tranche B Term Loans in accordance with the Purchase Agreement.
“Term SOFR Rate” means the forward-looking term rate based on SOFR; provided, that if the Term SOFR Rate as so determined shall ever be less than the Floor, then the Term SOFR Rate shall be deemed to be the Floor.
“Trademarks” means any trademark, trade names, service marks and logos, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower and each of its Subsidiaries connected with and symbolized by any of the foregoing.
“Tranche A Term Loan” means the Term Loans made by the Lender on the Effective Date pursuant to Section 2.2(a)(i).
“Tranche B Term Loan” means the Term Loans made by the Lender on the Effective Date pursuant to Section 2.2(a)(ii).
“Transfer” shall have the meaning given to that term in Section 7.1.
“Transfer Prepayment Event” is any Transfer that is made pursuant to Section 7.1(e), provided that (a) the Borrower shall not be obligated to make any prepayment otherwise required by Section 2.2(c) unless and until the aggregate amount of net cash proceeds from all such Transfer Prepayment Events, after giving effect to the reinvestment right set forth in clause (b) hereof, exceeds the Dollar Equivalent of One Million Dollars ($1,000,000) in any fiscal year of the Borrower and the amount of prepayment shall be limited to such amount in excess of the Dollar Equivalent of One Million Dollars ($1,000,000) and (b) so long as no Event of Default has occurred and is continuing, Borrower shall have the right to apply the proceeds of any Transfer within 180 days of receipt thereof (or if the Borrower enters into a legally binding commitment within 180 days of receipt thereof, within 270 days following receipt thereof (or, if earlier, the date of termination of such legally binding commitment)) to acquire property or assets that replace the property or assets subject to such Transfer or to acquire, construct, improve or upgrade tangible capital assets (other than indebtedness or capital stock) used or useful in the business of the Borrower (collectively, “Replacement Property”); provided that (i) the Replacement Property shall be acquired and held by the Borrower or its Subsidiaries, (ii) if the property or assets subject to the Transfer constituted Collateral, the Replacement Property shall constitute Collateral in which the Lender has been granted a valid and perfected first-lien security interest (or, for so long as a First Lien Facility is outstanding, a second-lien security interest) and (iii) Replacement Property shall not include working capital expenditures (including inventory, cash, cash equivalents or other liquid assets), intercompany investments, the funding of operating expenses, the repayment or prepayment of any indebtedness or any payment of any indebtedness or any payment in respect of debt service; provided further, that after the occurrence and during the continuance of an Event of Default, all proceeds shall, at the option of the Lender, be payable to the Lender, on account of the Obligations (the foregoing provisos, the “Replacement Property Limitations”). Any such proceeds not so applied within the applicable period(s) shall constitute proceeds of a Transfer Prepayment Event.
“United States Bankruptcy Code” means Title 11 of the United States Code.

“Unrestricted Cash” means, at any date of determination, the aggregate amount of cash included in the cash accounts that would be listed on the consolidated balance sheet of the Borrower prepared in accordance with GAAP for which consolidated financial statements of the Borrower are available to the extent such cash is not classified as “restricted” for financial statement purposes.
[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.
BORROWER:
ROCKWELL MEDICAL, INC.
By
Name:
Title:
GUARANTORS:
ROCKWELL TRANSPORTATION, INC.
By
Name:
Title:
[ADDITIONAL TARGET GUARANTORS TO BE INSERTED]
By
Name:
Title:

[Signature Page to Loan, Security and Guarantee Agreement]

LENDER:
VANTIVE FINANCE I LIMITED
By
Name:
Title:
[Signature Page to Loan, Security and Guarantee Agreement]

SCHEDULE 1.1
Lender and Term Loans
Term Loan Tranche A Commitment

Lender	Tranche A Term Loans Outstanding on Effective Date	Percentage of all Term Loans
Vantive Finance I Limited	$50,000,000	100.00%
TOTAL	$50,000,000	100.00%

Term Loan Tranche B Commitment

Lender	Tranche B Term Loans Outstanding on Effective Date	Percentage of all Term Loans
Vantive Finance I Limited	$50,000,000	100.00%
TOTAL	$50,000,000	100.00%

EXHIBIT A
Description of Collateral
The Collateral consists of all of Borrower’s and each other Grantor’s right, title and interest in and to the following property:
All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including Intellectual Property), Intellectual Property Collateral, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash and Cash Equivalents, deposit accounts and all other collateral accounts (including, all cash, Cash Equivalents, securities, financial assets and other property credited thereto or deposited therein), all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, financial assets, all dividends, distributions, returns of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange therefor and all warrants, rights or options issued thereon or with respect thereto, and all other tangible and intangible personal property of whatever nature whether or not covered by Article 9 of the Code, whether now owned or hereafter acquired, wherever located; and All Borrower’s Books relating to the foregoing (including, without limitation, customer lists, credit files, printouts and other computer output materials and records), and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
Notwithstanding the foregoing, the Collateral does not include the following property, but only to the extent, for the period and subject to the conditions expressly set forth below (collectively, the “Excluded Collateral”) (i) (a) more than 65% of the total combined voting power of all classes of stock entitled to vote the shares of capital stock (the “Shares”) of any Foreign Subsidiary or any Subsidiary described in clause (c) of the definition of Excluded Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the U.S. Internal Revenue Code, if Borrower demonstrates to the Lender’s reasonable satisfaction that a pledge of more than sixty five percent (65%) of the Shares of such Subsidiary would result in non-de minimis adverse tax consequences to Borrower under the U.S. Internal Revenue Code (as reasonably determined by Borrower in consultation with Lender) (provided that (A) the exclusion under this clause (a) shall apply only to the minimum number of Shares necessary to avoid such non-de minimis adverse tax consequences, (B) 100% of all non-voting Shares of each such Foreign Subsidiary shall constitute Collateral and (C) Borrower shall promptly notify the Lender of any change); and (b) any assets or Indebtedness of any Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the U.S. Internal Revenue Code, (ii) any lease, license, property right, agreement or contract to which the Borrower or any Grantor is a party, or any license, consent, permit, variance, certification, authorization or approval of any Governmental Authority (or any person acting on behalf of a Governmental Authority) of which the Borrower or any Grantor is the owner or beneficiary, or any of its equipment, other property, rights or interests thereunder, but only for so long as the granting of a Lien thereon is prohibited by or would constitute a default under the agreement governing such lease, license, property right, agreement or contract, or would result in the abandonment, invalidation or unenforceability of the right, title or interest of such Borrower or Grantor therein (or in the case of any license, consent, permit, variance, certification, authorization or approval of any Governmental Authority (or any person acting on behalf of a Governmental Authority), the violation of any Requirement of Law, or any equipment and other property subject to a Lien described in clause (c) of the definition of “Permitted Liens” if the granting of a Lien in such equipment or other property is prohibited by or would constitute a default under the agreement governing such equipment (but for each of items described in this clause (ii), (A) only to the extent such prohibition is enforceable under applicable law, (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 (or any other Section) of Division 9 of the Code) and (C) only if such prohibition was not entered into in contemplation of this Agreement or after the Closing Date for the purpose of causing the applicable asset to constitute Excluded Collateral; provided that upon the termination, lapsing or expiration of any such prohibition, such license, contract, equipment or property, as applicable, shall automatically be subject to the security interest granted in favor of the Lender hereunder and become part of the “Collateral;” (iii) any intent-to-use trademark applications filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed and accepted, it being understood and agreed that the carve out in this clause (iii) shall be applicable only if and for so long as a grant or enforcement of a security interest in such intent-to-use application would invalidate or otherwise jeopardize a Grantor’s rights therein or in the resulting registration; (iv) cash collateral solely to the extent of the amount then required to be maintained as cash collateral securing the Lien described in clause (k) of the definition of “Permitted Liens”, but only for so long as such Permitted Lien and the applicable cash collateral requirement remain outstanding and only to the extent the documentation governing such Permitted Lien prohibits the Lien granted hereunder; provided that (A) if such documentation permits a junior or other subordinate Lien in such cash collateral, such cash collateral shall constitute Collateral subject to such Permitted Lien and (B) all excess or released cash shall automatically constitute Collateral without any further action by any Person; (v) “margin stock” as such term is defined in Regulation T, U, or X of the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions; (vi) stock in any Person that is not a wholly-owned Subsidiary to the extent not permitted by the terms of such Person’s organizational or joint venture documents; (vii) any Deposit Account of the Borrower or a Grantor (a) used exclusively for payroll, payroll taxes and other employee wage, benefit and compensation payments to or for the benefit of employees of the Borrower or any Grantor, (b) used exclusively for the payment of withholding, sales, use or other Taxes owing to any Governmental Authority, (c) used exclusively for the holding of funds in escrow or in trust for the benefit of any Person that is not the Borrower or a Grantor or an Affiliate thereof, including any funds required by any Requirement of Law to be segregated, (d) used exclusively for any fiduciary or trust purpose, (e) which hold cash collateral (constituting a Permitted Lien) for the benefit of a third party or security deposits from third parties held in the ordinary course of business, or which are established with a credit card issuer or processor, (f) zero balance accounts, and (g) any account that contains not greater than $500,000 individually and $2,000,000 in the aggregate with all such other Deposit Accounts described in this clause (g); and (viii) any asset with respect to which the Lender and the Borrower have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the Borrower or applicable Grantor to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the Lender afforded thereby.
Notwithstanding anything to the contrary in this Agreement or any other Loan Documentation: (A) each exclusion described above shall apply only to the minimum portion of the applicable asset necessary to avoid the relevant prohibition, material default or material adverse tax consequence; (B) no asset shall constitute Excluded Collateral solely as a result of any prohibition or restriction entered into in contemplation of this Agreement or after the Closing Date for the purpose of causing such asset to constitute Excluded Collateral; (C) all proceeds, products, substitutions and replacements of, and all amounts receivable in respect of, any Excluded Collateral shall constitute Collateral unless such proceeds, products, substitutions, replacements or amounts independently constitute Excluded Collateral; (D) immediately upon the ineffectiveness, lapse, expiration or termination of any prohibition or other condition giving rise to an exclusion, the applicable asset shall automatically constitute Collateral without any further action by any Person, and the applicable Grantor shall promptly execute and deliver all documents and take all other actions reasonably requested by the Lender to evidence, perfect or protection the Lender’s security interest therein and (E) no asset or other property shall constitute Excluded Collateral if such asset or property constitutes, or is required to constitute, collateral securing the First Lien Facility or any amendment, extension, renewal, refinancing, refunding or replacement thereof, or is subject to, or is required to be subject to, a Lien in favor of any agent, lender or other secured party under the First Lien Facility.

EXHIBIT B
Compliance Certificate
TO:    VANTIVE FINANCE I LIMITED, as Lender
FROM:    ROCKWELL MEDICAL, INC.
The undersigned Responsible Officer of ROCKWELL MEDICAL, INC., hereby certifies on behalf of the Borrower that in accordance with the terms and conditions of the Loan and Security Agreement dated as of [●], 2026, by and among the Borrower and the Lender from time to time party thereto (the “Loan Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement),
(a)    Borrower is in complete compliance for the fiscal quarter ending _________________with all required covenants except as noted below;
(b)    There are no Defaults or Events of Default, except as noted below;
(c)    Except as noted below, all representations and warranties of the Borrower stated in the Loan Documents are true and correct in all material respects on this date and for the period described in (a), above; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;
(d)    The Borrower, and each of the Borrower’s Subsidiaries, has timely filed all required tax returns and reports, the Borrower, and each of the Borrower’s Subsidiaries, has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by the Borrower, or Subsidiary, except as otherwise permitted pursuant to the terms of Section 5.8 of the Loan Agreement;
(e)    No Liens have been levied or claims made against the Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which the Borrower has not previously provided written notification to the Lender; and

(f)    Attached are the required documents, if any, supporting our certification(s). The Officer, on behalf of the Borrower, further certifies that the attached financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments as to the interim financial statements.

(g)    Attached hereto as Schedule 1 are supplements to Sections 1, 2 and 3 of the Perfection Certificate to update such Sections that were delivered [on the Effective Date] [in connection with the most recent periodic Compliance Certificate].

(h)    Attached hereto as Schedule 2 are updates to the schedule of copyrights and copyright applications registered with the U.S. Copyright Office or the schedule of trademarks, trademark applications, patents and patent applications registered with the U.S. Patent and Trademark Office, in each case to reflect any amendments, modifications and updates to such schedules to information set forth in [the Perfection Certificate delivered on the Effective Date] [the most recent periodic Compliance Certificate].

Please indicate compliance status since the last Compliance Certificate by circling Yes, No, or N/A under “Complies” column.

Reporting Covenant		Requirement	Actual	Complies
1)	Financial statements	Quarterly within 45 days of quarter end		Yes	No	N/A
2)	Annual (CPA Audited) statements	Within 90 days after FYE		Yes	No	N/A
3)	Annual Financial Projections/Budget	Annually (within earlier 10 days of approval or 60 days of FYE), and when revised (no later than 7 days of approval)		Yes	No	N/A
4)	8-K, 10-K and 10-Q Filings	If applicable, within 5 days of filing		Yes	No	N/A
5)	Compliance Certificate	Quarterly within 45 days		Yes	No	N/A
7)	Notice of new registrations or applications of Intellectual Property	Concurrently with delivery of Compliance Certificate		Yes	No	N/A

Negative Covenant Compliance

	Negative Covenant	Complies
1)	Dispositions (§ 7.1)	Yes	No	N/A
2)	Changes in Business, Management, Ownership, or Business Locations (§ 7.2)	Yes	No	N/A
3)	Mergers or Acquisitions (§ 7.3)	Yes	No	N/A
4)	Indebtedness (§ 7.4)	Yes	No	N/A
5)	Encumbrance (§ 7.5)	Yes	No	N/A
6)	Anti-Layering (§ 7.6)	Yes	No	N/A
7)	Restricted Payments (§ 7.7)	Yes	No	N/A
8)	Investments (§ 7.8)	Yes	No	N/A
9)	Transactions with Affiliates (§ 7.9)	Yes	No	N/A
10)	Subordinated Debt (§ 7.10)	Yes	No	N/A
11)	Compliance (§ 7.11)	Yes	No	N/A
12)	Compliance with Anti-Terrorism Laws (§ 7.12)	Yes	No	N/A
13)	Operating Agreements; Subordinated Debt (§ 7.13)	Yes	No	N/A

Other Matters

1)	Have there been any transfers/sales/disposals/retirement of Collateral prohibited by the Loan Agreement?	Yes	No
2)	(a) Have there been any new or pending claims or causes of action against Borrower that involve more than One Million Five Hundred Thousand Dollars ($1,500,000.00)?	Yes	No
	(b) Have there been any commercial tort claims in excess of Two Million Five Hundred Thousand Dollars ($2,500,000.00)? If yes, please provide the general details thereof.	Yes	No
3)	Have there been any amendments or other changes to the Operating Documents of Borrower or any of its Subsidiaries (or, for any Subsidiary organized in any jurisdiction outside of the United States), that may reasonably materially adversely affect the interests of the Lender)? If yes, provide copies of any such amendments or changes with this Compliance Certificate.	Yes	No
4)	Has Borrower or any Subsidiary amended any agreement evidencing Subordinated Debt in a manner materially adverse to the Lenders? If yes, please explain and provide a copy of the amendment(s).	Yes	No
5)	Has Borrower provided the Lender with all notices required to be delivered under Sections 6.2(a) and 6.2(b) of the Loan Agreement?	Yes	No

Exceptions
Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.” Attach separate sheet if additional space needed.)
ROCKWELL MEDICAL, INC.
By:
Name:
Title:
Date:
LENDER USE ONLY
Received by:     Date:
Verified by:      Date:
Compliance Status:    Yes    No

Annual / Quarterly Financial Statements
[Attached]

SCHEDULE 1
Perfection Certificate

SCHEDULE 2
Intellectual Property

EXHIBIT C
Form of Secured Promissory Note
[see attached]

SECURED PROMISSORY NOTE
(Term Loan)
$____________________    Dated: [DATE]
FOR VALUE RECEIVED, the undersigned, [ROCKWELL MEDICAL, INC., a Delaware corporation (the “Borrower”)] HEREBY PROMISES TO PAY to the order of VANTIVE FINANCE I LIMITED (the “Lender”) the principal amount of [    ] MILLION DOLLARS ($[    ]) or such lesser amount as shall equal the outstanding principal balance of the Term Loan made to the Borrower by the Lender, plus interest on the aggregate unpaid principal amount of such Term Loan, at the rates and in accordance with the terms of the Loan and Security Agreement dated as of [●], 2026 by and among the Borrower, the other Guarantors from time to time party thereto and the Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount and all accrued and unpaid interest hereunder shall be due and payable on the Maturity Date as set forth in the Loan Agreement. Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.
Principal, interest and all other amounts due with respect to the Term Loan, are payable in lawful money of the United States of America to the Lender as set forth in the Loan Agreement and this Secured Promissory Note (this “Note”). The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.
The Loan Agreement, among other things, (a) provides for the making of a secured Term Loan by the Lender to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.
This Note may be prepaid in accordance with the terms of the Loan Agreement except as prohibited by the terms of the Loan Agreement.
This Note and the obligation of the Borrower to repay the unpaid principal amount of the Term Loan, interest on the Term Loan and all other amounts due to the Lender under the Loan Agreement is secured under the Loan Agreement.
Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.
The Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by the Lender in the enforcement or attempt to enforce any of the Borrower’s obligations hereunder not performed when due.
This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York. To the extent the terms of this Note conflict with the terms of the Loan Agreement, the terms of the Loan Agreement shall control.
The ownership of an interest in this Note shall be registered on a record of ownership maintained by the Lender. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. The Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.
[THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR THIS NOTE BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO [_] AT THE FOLLOWING ADDRESS: [_], ATTENTION: [_].]

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.
BORROWER:
ROCKWELL MEDICAL, INC.
By:
Name:
Title:

ANNEX I
Lender Terms
    1.    E-Systems. The Lender is hereby authorized by Borrower to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Term Loan and other matters incidental thereto. Without limiting the generality of the foregoing, the Lender is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents (including, without limitation, borrowing base certificates) and similar items on, by posting to or submitting and/or completion, on E-Systems. Borrower and the Lender acknowledges and agrees that the use of transmissions via an E-System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse, and Borrower and the Lender assumes and accepts such risks by hereby authorizing the transmission via E-Systems or electronic mail. Each “e-signature” on any such posting shall be deemed sufficient to satisfy any requirement for a “signature”, and each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter. All uses of an E-System shall be governed by and subject to, in addition to this Section, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related contractual obligations executed by Borrower and/or the Lender in connection with the use of such E-System. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS.
2.    Lender’s Reliance, Etc. The Lender may, without incurring any liability hereunder, (a) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, Borrower) and (b) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties. None of the Lender and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and the Borrower hereby waives and shall not assert (and shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of the Lender or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment of a court of competent jurisdiction) in connection with the duties of the Lender expressly set forth herein. Without limiting the foregoing, the Lender: (i) shall not be responsible to any Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document; (ii) makes no warranty or representation, and shall not be responsible, to any Person for any statement, document, information, representation or warranty made or furnished by or on behalf of Borrower or any Related Person of Borrower in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to Borrower, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lender) omitted to be transmitted by the Lender, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Lender in connection with the Loan Documents; and (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of Borrower or as to the existence or continuation or possible occurrence or continuation of any Event of Default, and shall not be deemed to have notice or Knowledge of such occurrence or continuation unless it has received a notice from Borrower describing such Event of Default that is clearly labeled “notice of default”; and, for each of the items set forth in clauses (i) through (iii) above, the Borrower hereby waives and agrees not to assert (and shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action it might have against the Lender based thereon.

3.    Lender Credit Decision. The Lender acknowledges that it shall, independently conduct its own independent investigation of the financial condition and affairs of Borrower and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.
4.    Release of Collateral. The Lender hereby consents to the release (or in the case of clause (b)(ii) below, release or subordinate) the following:
(a)    any Guarantor or Subsidiary “co-Borrower” if all of the stock of such Subsidiary owned by Borrower is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a valid waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to any Loan Document; and
(b)    any Lien held by the Lender against (i) any Collateral that is sold or otherwise disposed of by Borrower in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any Collateral subject to a Lien that is expressly permitted under clause (c) of the definition of the term “Permitted Lien” and (iii) all of the Collateral, Borrower, and all Guarantors, upon (A) termination of all of the Commitments, (B) payment in full in cash of all of the Obligations that the Lender has theretofore been notified in writing by the holder of such Obligation are then due and payable, and (C) to the extent requested by the Lender, receipt by the Lender of liability releases from Borrower in form and substance acceptable to the Lender (the satisfaction of the conditions in this clause (iii), the “Termination Date”).
5.    Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under any applicable requirement of law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time or from time to time, without notice to Borrower or any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by the Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due.

EXHIBIT E
BUYER CONVERTIBLE NOTE AGREEMENT

Execution Version
THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.
THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR THIS NOTE BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE FOLLOWING ADDRESS: ROCKWELL MEDICAL, INC., 30142 WIXOM ROAD, WIXOM, MI 48393, ATTENTION: MARK STROBECK AND MEGAN TIMMINS.
THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATED IN RIGHT OF PAYMENT TO THE PRIOR PAYMENT IN FULL OF THE SENIOR DEBT (AS DEFINED BELOW) TO THE EXTENT AND IN THE MANNER SET FORTH IN THIS NOTE.
CONVERTIBLE PROMISSORY NOTE
$25,000,000    [●], 20[●]
FOR VALUE RECEIVED, Rockwell Medical, Inc. (the “Company”), hereby promises to pay to Vantive Manufacturing Limited (the “Seller”) or its registered assigns, on or before the date that is six (6) years after the Closing Date (the “Maturity Date”), in accordance with the terms of this Convertible Promissory Note (this “Note”), the principal amount of $25,000,000 or, if less, the aggregate unpaid principal amount of the indebtedness evidenced by this Note (the “Outstanding Principal Balance”), together with interest on the Outstanding Principal Balance at the rates and on the dates set forth in this Note.
This Note is issued in connection with the transactions contemplated by the Equity and Asset Purchase Agreement dated as of November 2, 2026 (together with all exhibits, disclosure letters and schedules and other attachments thereto, collectively, as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Purchase Agreement”), between the Company and Vantive Limited. Capitalized terms used but not defined in this Note have the meanings assigned to them in Exhibit A. “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close. This Note constitutes a seller note issued as a portion of the consideration payable to the Seller in connection with the transactions contemplated by the Purchase Agreement.
Subordination. This Note is a general unsecured obligation of the Company and is subordinate and junior in right of payment to the prior payment in full of the Senior Debt. The “Loan, Security and Guarantee Agreement” means that certain Loan, Security and Guarantee Agreement dated as of the date hereof, by and among Vantive Finance I Limited, the Company and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time), “Applicable Senior Credit Agreement”

means the Loan, Security and Guarantee Agreement and, following its termination, any senior secured credit facility that refinances or replaces all or any portion of the Obligations thereunder, and any successive refinancing or replacement thereof, and “Senior Debt” means all obligations under the Applicable Senior Credit Agreement and the other loan documents related thereto. Upon any insolvency, bankruptcy, liquidation, dissolution or winding up of the Company, the Senior Debt shall be paid in full in cash before the Seller receives or retains any payment or distribution on account of this Note; provided that the Company may pay any Cash Settlement Amount in cash at any time so long as no Event of Default under the Applicable Senior Credit Agreement or any First Lien Facility (however defined or described therein) has occurred and is continuing at the time of such payment. No cash payment may be made or received in respect of this Note except to the extent permitted by the Applicable Senior Credit Agreement then in effect, if any. Nothing in this paragraph prohibits the accrual or capitalization of PIK Interest or the conversion of this Note in accordance with its terms.
1.Payment of Principal. The Company shall repay the Outstanding Principal Balance in full on the Maturity Date. Subject to the Applicable Senior Credit Agreement then in effect, if any, the Company may prepay the Outstanding Principal Balance in full upon not less than two (2) Business Days’ prior written notice to the Seller, without premium or penalty; provided that (i) each prepayment notice shall be irrevocable and specify the proposed prepayment date, (ii) the Seller may deliver a Conversion Notice at any time before the applicable prepayment is actually made, notwithstanding any minimum notice period or advance notice requirement otherwise applicable to such Conversion Notice under this Note which requirement shall not apply for purposes of this clause (ii), in which case the portion of this Note subject to that Conversion Notice may not be prepaid without the Seller’s prior written consent and (iii) any prepayment shall include in cash all accrued and unpaid interest attributable to the portion of the Outstanding Principal Balance being prepaid and all other amounts then due and owing with respect thereto.
2.The Seller shall record in its records the date and amount of any repayment or prepayment of principal made pursuant to this Note and the Outstanding Principal Balance so recorded is rebuttable presumptive evidence of such principal amount owing and unpaid pursuant to this Note. The Seller’s failure to so record any such amount or any error in so recording any such amount does not limit or otherwise affect the obligations of the Company under this Note to repay the Outstanding Principal Balance together with all interest accruing thereon.
3.Payment of Interest. The Note shall accrue interest on the Outstanding Principal Balance at a rate equal to 3.0% per annum (the “Coupon Rate”), which interest shall be paid-in-kind by capitalizing such interest and adding it to the then-Outstanding Principal Balance (the “PIK Interest”) on each anniversary of the initial issuance of this Note. Accrued and unpaid interest shall be payable at maturity. Following the occurrence and during the continuance of an Event of Default (as defined in Section 7), the Note shall accrue interest on the Outstanding Principal Balance from the date of such Event of Default until waived in writing by the Seller at a rate equal to 2.0% per annum in excess of the rate otherwise applicable, such interest being payable in cash on demand, except that if such payment is prohibited under the Applicable Senior Credit Agreement then in effect, such interest shall be payable in kind by capitalizing such interest and adding it to the then-Outstanding Principal Balance. All computations of interest under this Note shall be made on the basis of the actual number of days elapsed over a 365-day year.
4.Payment. The Company shall make all payments required under this Note in lawful money of the United States of America at the principal office of the Seller or at such other place as the Seller may from time to time designate to the Company.
5.Conversion.
(A)Subject to the Exchange Cap below, at the election of the Seller in its sole discretion at any time from and after the date of issuance of this Note until this Note has been paid or converted in full, all or any portion of the Outstanding Principal Balance, together with accrued but unpaid interest attributable thereto, will be convertible into a number of
    2

shares of the Company’s common stock equal to the quotient obtained by dividing (a) the portion of the Outstanding Principal Balance being converted, together with accrued but unpaid interest attributable thereto, by (b) the Conversion Price then in effect, rounded down to the nearest whole number (the “Conversion Shares”). The “Conversion Price” initially means 200% of the Reference Price and shall be subject to adjustment as provided in this Section 5. The “Reference Price” means $7.47. The Conversion Price shall increase from the date of issuance of this Note at the Coupon Rate at the same times and using the same accrual periods, day-count convention and compounding methodology as the PIK Interest is accrued and capitalized, such that the number of Conversion Shares issuable in respect of the original principal amount is unaffected by the accrual or capitalization of PIK Interest. No default interest, fees, expenses or other amounts shall increase the Conversion Price. For the avoidance of doubt, the Seller may deliver a Conversion Notice on or prior to the Maturity Date and, if delivered on the Maturity Date, at any time before payment in full is actually made.
(B)The Seller may effect a conversion pursuant to this Section 5 by delivering written notice thereof to the Company (a “Conversion Notice”) on or before 5:00 p.m., New York City time, on the date specified therein as the date of conversion, which shall be a Trading Day (the “Conversion Date”). If no Conversion Date is specified, the Conversion Date shall be the date on which the Conversion Notice is delivered. No original Conversion Notice, medallion guarantee, notarization or physical surrender of this Note shall be required to effect a conversion, except that the Seller shall surrender this Note promptly following conversion in full. A Conversion Notice shall be irrevocable upon delivery, and the Company shall not prepay, redeem or otherwise satisfy in cash any portion of the Outstanding Principal Balance or accrued and unpaid interest that is subject to a Conversion Notice without the Seller’s prior written consent.
(C)
(i)Not later than the second (2nd) Trading Day after the Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Seller the Conversion Shares. Such Conversion Shares shall be duly authorized, validly issued, fully paid and non-assessable and, if then permitted under the Securities Act, freely tradable and free of restrictive legends, and shall be delivered electronically through The Depository Trust Company Deposit/Withdrawal at Custodian system or another established clearing corporation performing similar functions; provided that, (i) if electronic delivery is not then available or (ii) the Conversion Shares would not at such time be freely tradable and free of restrictive legends, the Company shall deliver book-entry evidence or certificates representing such Conversion Shares. If the Company fails to deliver any Conversion Shares by the Share Delivery Date (other than a failure caused by incorrect or incomplete information provided by the Seller to the Company or a failure by the transfer agent) (a “Delivery Failure”), then, in addition to all other available remedies, at the Seller’s election in its sole discretion, if the Seller purchases shares of common stock in an open-market or other transaction to satisfy a sale of Conversion Shares it anticipated receiving (the “Buy-In Shares” and such purchase, the “Buy-In”), the Company shall promptly pay the Seller in cash 100% of the amount by which (A) the Seller’s aggregate purchase price for the Buy-In Shares, including brokerage commissions, exceeds (B) the net proceeds received by the Seller from the corresponding sale of Conversion Shares. The Seller shall provide the Company written notice promptly after the occurrence of a Buy-In, indicating the amounts payable to the Seller in respect of the Buy-In together with applicable confirmations and other evidence reasonably requested by the Company. If the Delivery Failure continues through the tenth (10th) Business Day after the Share Delivery Date, the Seller may void the applicable Conversion Notice as to any undelivered Conversion Shares, without affecting any damages accrued or any other rights or remedies. For purposes hereof, “Trading Day” means a day on which the principal Trading Market is
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open for trading, and “Trading Market” means the Nasdaq Capital Market or such other national securities exchange on which the Company’s common stock is then principally listed or quoted for trading. Notwithstanding anything to the contrary set forth herein, this paragraph (ii) shall be subject to the Exchange Cap below. The payment of Conversion Shares will be deemed to satisfy in full the obligation to pay the principal amount of the Note and accrued and unpaid interest. As a result, accrued and unpaid interest to the Conversion Date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.
(ii)Obligation Absolute. The Company’s obligation to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof is absolute and unconditional, irrespective of any action or inaction by the Seller to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Seller or any other Person of any obligation to the Company or any violation or alleged violation of law by the Seller or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Seller in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against the Seller. In the event the Seller shall elect to effect a conversion pursuant to this Section 5, the Company may not refuse conversion based on any claim that the Seller or anyone associated or affiliated with the Seller has been engaged in any violation of law, agreement or for any other reason and the Company shall issue the Conversion Shares, upon a properly noticed conversion. Nothing herein shall limit the Seller’s right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Seller from seeking to enforce damages pursuant to any other section hereof or under applicable law.
(D)The Company covenants that it will at all times from and after the date of this Note reserve and keep available out of its authorized and unissued shares of common stock for the sole purpose of issuance upon conversion of this Note, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Seller, not less than such aggregate number of shares of the common stock as shall be issuable upon the conversion of this Note hereunder. The Company covenants that all shares of common stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.
(E)The issuance of any certificates for shares of common stock on conversion of this Note shall be made without charge to the Seller for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates.
(F)The Company will use commercially reasonable efforts to cause all of the Conversion Shares issuable upon conversion of the Note to be registered for resale on Form S-3 (or Form S-1 or any other applicable form, at the sole discretion of the Company, if Form S-3 is not available to the Company) on the latest of (i) the date that is 45 days after the date hereof, (ii) the filing of the Company’s next Quarterly Report on Form 10-Q or Annual Report on Form 10-K following the Closing Date, and (iii) the filing of any financial statements and pro forma financial information required in connection with the transactions contemplated hereby pursuant to applicable SEC rules and regulations (provided, that delay the effectiveness of the registration statement if necessary to delay the disclosure of material non-public information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company), and to cause such registration statement to remain
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effective until all of the Conversion Shares are sold or the holder is entitled to sell all of the unsold Conversion Shares pursuant to Rule 144 of the Securities Act without volume limitations. The Company shall bear all fees and expenses incident to such registration, other than underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of the Conversion Shares by the Seller and fees and expenses of any counsel, accountants or other advisors retained by the Seller in connection with the registration of the Conversion Shares.
(G)Notwithstanding anything herein to the contrary, prior to receipt of Stockholder Approval, the Company shall not issue Conversion Shares under this Note to the extent such issuance, together with all prior issuances required to be aggregated with it under the applicable rules of the Nasdaq Stock Market, would exceed 19.99% of either (i) the number of shares of the Company’s common stock outstanding or (ii) the voting power outstanding, in each case immediately before the execution of the Purchase Agreement (the “Exchange Cap”). The Exchange Cap shall apply only to the extent required by Nasdaq Listing Rule 5635 or any successor rule. If the issuance of Conversion Shares pursuant to a Conversion Notice would exceed the Exchange Cap, the Company shall issue the maximum number of Conversion Shares permitted without exceeding the Exchange Cap, and the portion of the Outstanding Principal Balance and accrued and unpaid interest subject to the Conversion Notice that exceeds the Exchange Cap shall remain outstanding and continue to accrue interest and shall not be considered a Delivery Failure. The Exchange Cap shall cease to apply upon the Company’s receipt of stockholder approval, in accordance with applicable Nasdaq rules, permitting issuance of Conversion Shares in excess of the Exchange Cap (“Stockholder Approval”). The Company shall include a proposal to obtain Stockholder Approval at the first annual meeting of its stockholders occurring after the date hereof if the date hereof occurs fewer than twenty (20) days prior to the anticipated filing date of the Company’s definitive proxy statement. In connection with such meeting, the Company shall include in the applicable proxy statement the board of directors’ recommendation that stockholders approve the proposal (subject to the exercise by the board of directors of its fiduciary duties under applicable law) and use commercially reasonable efforts to solicit and obtain Stockholder Approval. If Stockholder Approval is not obtained at such meeting, the Company shall resubmit the proposal at each subsequent annual meeting until Stockholder Approval is obtained. Following each annual meeting at which Stockholder Approval is not obtained, the Company shall, upon the written request of Seller, call and hold one (1) special meeting as promptly as reasonably practicable and, in any event, no later than one hundred and twenty (120) days after such request; provided that, at the time of such request, this Note remains outstanding and the Exchange Cap is then preventing the issuance of Conversion Shares pursuant to a Conversion Notice delivered by the Seller. In addition, if, before Stockholder Approval is obtained and while this Note remains outstanding, the Company otherwise calls any annual or special meeting of its stockholders at which the proposal may be submitted in compliance with applicable law, the Company shall include the proposal in the applicable proxy statement and submit it for approval at such meeting, provided that, on the date the Company first publicly announces such meeting, either (x) at least forty-five (45) days remain before the Company’s then-anticipated filing of its definitive proxy statement or (y), notwithstanding any shorter period, the Company is reasonably able to include the proposal in such proxy statement and submit it for approval at such meeting in compliance with applicable law. For the avoidance of doubt, the failure to obtain Stockholder Approval shall not constitute a breach of this Note or an Event of Default so long as the Company has complied in all material respects with its obligations under this paragraph.
(H)If the Company at any time while this Note is outstanding (i) pays a dividend or makes a distribution on its common stock payable in shares of common stock, (ii) subdivides its outstanding shares of common stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) its outstanding shares of common stock into a smaller number of shares, or (iv) reclassifies its outstanding shares of common stock into
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a different number of shares of common stock, then the Conversion Price then in effect shall be multiplied by a fraction, the numerator of which is the number of shares of common stock outstanding (excluding treasury shares) immediately before such event and the denominator of which is the number of shares of common stock outstanding (excluding treasury shares) immediately after such event. Any adjustment under this Section shall become effective (x) in the case of clause (i), immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and (y) in the case of clauses (ii), (iii) and (iv), immediately after the effective date of such event. Concurrently with any adjustment to the Conversion Price under this Section, the number of shares of common stock constituting the Exchange Cap shall be adjusted by multiplying it by a fraction, the numerator of which is the number of shares of common stock outstanding (excluding treasury shares) immediately after such event and the denominator of which is the number of shares of common stock outstanding (excluding treasury shares) immediately before such event. All calculations under this Section 5(H) shall be made to the nearest one-tenth of one cent or the nearest share, as applicable. The Company shall promptly notify the Seller of each adjustment and provide reasonable supporting calculations.
(I)If the Company effects any merger, consolidation, sale of all or substantially all assets, share exchange, recapitalization or other transaction in which its common stock is converted into or exchanged for securities, cash or other property (other than as a result of a transaction covered in Section 5(H) above) (a “Fundamental Transaction”), the Seller shall thereafter have the right to receive upon conversion the same kind and amount of securities, cash and other property that the Seller would have received if this Note had been converted immediately before the Fundamental Transaction. Any successor entity shall assume in writing all obligations under this Note before consummation of the Fundamental Transaction and, at the Seller’s option, issue a replacement instrument preserving the economic value and conversion rights of this Note in form and substance reasonably satisfactory to the Seller.
(J)The Company will cooperate with the Seller to remove any restrictive legends associated with Conversion Shares at such time the Conversion Shares may be sold without limitation under any of the requirements of Rule 144.
(K)Notwithstanding anything to the contrary in this Section 5, following the Seller’s delivery of a Conversion Notice, the Company may elect to satisfy all or any portion of its obligation to deliver the Conversion Shares required to be delivered pursuant to such Conversion Notice by paying cash to the Seller in lieu thereof (a “Cash Settlement Election”). For the avoidance of doubt, the Company may not make a Cash Settlement Election except in response to a Conversion Notice delivered by the Seller, and this paragraph does not confer any independent right to prepay or redeem this Note. The Company shall deliver written notice of any Cash Settlement Election to the Seller, specifying the number of Conversion Shares to be settled in cash, not later than two (2) Business Days after its receipt of the applicable Conversion Notice. Any Cash Settlement Election shall be irrevocable and may be made only if such election is permitted under the Applicable Senior Credit Agreement and any First Lien Facility (however defined or described therein) at the time such election is made. No Cash Settlement Amount may be paid unless such payment is permitted under the Applicable Senior Credit Agreement and any First Lien Facility (however defined or described therein) at the time of payment. The cash amount payable in respect of such election (the “Cash Settlement Amount”) shall equal the product of (i) the number of Conversion Shares so settled in cash and (ii) the average of the daily volume-weighted average prices per share of the Company’s common stock on the Trading Market for the ten (10) consecutive Trading Days ending on and including the Trading Day immediately preceding the date on which the Seller delivers the applicable Conversion Notice, and shall be paid to the Seller not later than three (3) Business Days after the date of such Conversion Notice. Upon payment of the Cash Settlement Amount in full, the corresponding portion of the Outstanding Principal Balance (together with accrued and unpaid interest thereon) shall be deemed converted
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and satisfied in full, no Conversion Shares shall be issuable in respect thereof, no Delivery Failure shall be deemed to have occurred with respect thereto, and such portion shall not count against the Exchange Cap. If the Company fails to pay any Cash Settlement Amount in full when due, then, at the Seller’s written election, the Company’s Cash Settlement Election shall be deemed rescinded, the Company’s obligation to deliver the applicable Conversion Shares shall be reinstated (subject to the Exchange Cap) and such failure shall constitute a Delivery Failure as of the applicable Share Delivery Date (which shall be calculated based on the date that the Seller elects to rescind the Company’s Cash Settlement Election), in each case without limiting the Seller’s other rights or remedies.
6.Covenants. So long as any of the Outstanding Principal Balance remains outstanding (and, in the case of clause (B) below, so long as no Applicable Senior Credit Agreement is in effect), the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions. For purposes of this Section 6, the term “Transfer” has the meaning assigned to it in the Loan, Security and Guarantee Agreement as in effect on the date hereof:
(A)directly or indirectly, make any dividend or distribution in cash or other property (other than capital stock of the Company) in respect of, or redeem, retire or purchase, any capital stock while an Event of Default has occurred and is continuing;
(B)make any Material Disposition unless (i) the consideration received or receivable therefor is not less than the fair market value of the assets subject thereto, as determined in good faith by the Company’s board of directors, and (ii) the Net Cash Proceeds thereof are, within one hundred eighty (180) days after receipt, (x) applied to acquire property or assets that are used or useful in the business of the Company and its Subsidiaries or applied to any bona fide non-recurring integration, transition or restructuring costs, or (y) this Note; provided that, if the Company enters into a legally binding commitment within such one hundred eighty (180)-day period to make an application described in clause (x), such application may be completed within two hundred seventy (270) days after receipt of such Net Cash Proceeds (or, if earlier, the date of termination of such legally binding commitment); provided, further, that, pending such application, such Net Cash Proceeds shall not be used, directly or indirectly, to fund any dividend or distribution on, or redemption or repurchase of, the Company’s capital stock. “Material Disposition” means any Transfer, in a single transaction or series of related transactions and other than in the ordinary course of business, of assets if the greater of (x) the aggregate fair market value of such assets and (y) the aggregate consideration received or receivable therefor exceeds $5,000,000. “Net Cash Proceeds” means, with respect to any Material Disposition, the net cash proceeds thereof determined in accordance with the provisions of the Loan, Security and Guarantee Agreement applicable to net cash proceeds of a Transfer Prepayment Event (as defined in the Loan, Security and Guarantee Agreement), in each case as in effect on the date hereof;
(C)amend its organizational documents in a way that would materially and adversely affect the Seller’s rights under this Note or the Company’s ability to issue and deliver the Conversion Shares; or
(D)fail to maintain its legal existence.
7.Events of Default. Upon the occurrence of any one of the following events (each an “Event of Default”):
(A)the Company’s failure to pay any portion of (i) the Outstanding Principal Balance on the date such obligations are due or are declared due (whether by scheduled maturity, acceleration, demand or otherwise) or (ii) interest on the Outstanding Principal Balance within three (3) Business Days of the date when such obligations are due or are declared due (whether by scheduled maturity, acceleration, demand or otherwise);
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(B)the Company fails or neglects to perform, keep or observe any of its other covenants, conditions or agreements contained in this Note (other than any payment obligation addressed in clause (A)); provided that, solely in the case of a failure to perform or observe any covenant in Section 6 (other than Sections 6(B) or (D)) and only to the extent capable of being cured, such failure or neglect shall not constitute an Event of Default unless it continues for a period of ten (10) Business Days after the earlier of (i) the Company becoming aware thereof and (ii) receipt of written notice thereof from the Seller;
(C)(i) an Event of Default occurs and is continuing under the Applicable Senior Credit Agreement or any First Lien Facility (however defined or described therein) or (ii) the Company or any of its Subsidiaries defaults under any other Indebtedness for borrowed money in an aggregate principal amount exceeding $3,000,000 after expiration of any applicable grace period, in each case if the effect of such default is to cause, or permit the holders thereof to cause, such Indebtedness to become due prior to its stated maturity;
(D)(a) the Company becomes Insolvent; (b) the Company begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against the Company and not dismissed or stayed within forty five (45) days (each of “Insolvent” and “Insolvency Proceeding” having the meaning set forth in the Loan, Security and Guarantee Agreement);
(E)other than due to events outside of the control of the Company, a Delivery Failure continues for five (5) Business Days after the applicable Share Delivery Date, the Company fails to comply in any material respect with its registration obligations under Section 5, or the Company announces that it will not honor a properly delivered Conversion Notice;
(F)the shares of common stock of the Company are delisted from NASDAQ Capital Market because of failure to comply with continued listing standards thereof or due to a voluntary delisting which results in such shares not being listed within ninety (90) days on any other nationally recognized stock exchange in the United States having listing standards at least as restrictive as the NASDAQ Capital Market;
(G)the Company contests in writing the validity or enforceability of this Note or any of the foregoing subordination provisions; or
(H)any “Change of Control” (as defined in the Loan, Security and Guarantee Agreement as of the date hereof) (with references therein to the Borrower deemed references to the Company and applied as in effect on the date hereof, whether or not the Loan, Security and Guarantee Agreement remains outstanding) occurs without the prior written consent of the Seller (which consent shall not be unreasonably withheld, delayed or conditioned).
the Seller may, in its sole discretion, (i) effect a conversion of all or any portion of the Outstanding Principal Balance and accrued and unpaid interest immediately upon delivery of a Conversion Notice, without regard to any otherwise applicable notice period, (ii) declare the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts owing under this Note immediately due and payable, and/or (iii) exercise any other right or remedy available under this Note, at law or in equity; provided that upon an Event of Default described in clause (E) above, all such amounts shall automatically become immediately due and payable in cash without presentment, demand, protest or notice of any kind. All remedies shall be cumulative, and no exercise or partial exercise of any remedy shall preclude any other or further exercise thereof.
8.Expenses. All Lender’s Expenses (as defined in the Loan, Security and Guarantee Agreement in effect on the date hereof) incurred on or prior to the date hereof shall be allocated and paid in accordance with the Purchase Agreement. Company shall pay to Seller, within fifteen (15) days after
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receipt of written demand, 100% of all Lender’s Expenses incurred in connection with enforcing or amending this Note after the date hereof.
9.Governing Law. This Note is governed by, and construed in accordance with, the laws of the State of New York.
10.Jurisdiction. The Company and the Seller irrevocably submit to the exclusive personal jurisdiction of the state and federal courts located in the Borough of Manhattan, City of New York (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Note and hereby waive, and agree not to assert, as a defense in any Action (as defined in the Purchase Agreement) for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate or that this Note or any such document may not be enforced in or by the Chosen Courts, and the Company and the Seller irrevocably agree that all claims relating to such Action or transactions will be heard and determined in the Chosen Courts.
11.JURY TRIAL. EACH OF THE COMPANY AND THE SELLER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS NOTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE. EACH OF THE COMPANY AND THE SELLER CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.
12.Amendments. Neither this Note nor any provision hereof may be amended, modified or waived except pursuant to an agreement or agreements in writing entered into by the Company and the Seller.
13.Tax Matters.
(A)Withholding. Any and all payments by or on account of this Note shall be made without deduction or withholding for any taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Company but subject to the requirements of this Section 13 in all respects) requires the deduction or withholding of any tax from any such payment by the Company, then the Company shall be entitled to make such deduction or withholding and any amounts so deducted or withheld shall be treated for all purposes of this Note as paid to Seller. At least five days prior to making any such deduction or withholding, the Company shall provide notice to the Seller and shall cooperate with the Seller to prevent or reduce any such potential deductions or withholdings. The Company shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and shall, as soon as reasonably practicable after the payment thereof, deliver to the Seller a receipt or other acknowledgment issued by such Governmental Authority evidencing such payment by the Company, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Company. If the Seller (or its assignee) is not a United States person within the meaning of Section 7701(a)(30) of the Code, it shall deliver to the Company on or prior to the date on which such Person becomes a holder of this Note an accurate and complete Internal Revenue Service (“IRS”) Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS), including any appropriate attachments thereto, certifying to the holder’s
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entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder. If the holder of the Note is claiming a complete exemption from withholding on interest pursuant to Sections 871(h) or 881(c) of the Code, the holder shall deliver (along with an accurate and complete IRS Form W-8BEN or W-8BEN-E) a certificate in form and substance reasonably acceptable to the Company certifying that the holder is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code or (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code. If the holder of the Note is a United States person within the meaning of Code Section 7701(a)(30) it shall deliver to the Company an accurate and complete IRS Form W-9. Absent manifest error (provided, for the avoidance of doubt, that the Company shall notify Seller (or its assignee) of any such manifest error prior to any deduction or withholding on any payment made pursuant to this Note) and except as required by a change in applicable law after the date hereof, the Company agrees to withhold (and to cause any applicable withholding agent to withhold) in accordance with applicable law on the basis of the IRS Form W-8 or W-9, as applicable, provided by the applicable holder of the Note pursuant to this Section 13(A).
(B)Registered Form. The Company shall maintain a register (the “Register”) for the recordation of any permitted assignments or other transfers of the Seller’s obligations, rights, and benefits under this Note and of the name(s) and address(es) of the holder(s) or the beneficiaries thereof, and the Outstanding Principal Balance (and accrued and unpaid interest) owing to each holder pursuant to this Note, from time to time. The entries in such Register shall be conclusive absent manifest error, and the Company and the holder(s), including the Seller as of the date hereof, shall treat each person whose name is recorded therein as a holder for all purposes of this Note. The Company shall promptly record any assignment in the Register. It is intended that this Note will be in “registered form” pursuant to Sections 871(h)(2) and 881(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), and under Treasury Regulation Section 5f.103-1(c), and the foregoing provisions of this Section 13(B) shall be interpreted and applied in a manner consistent with such intention.
(C)Tax Treatment. The Company and the Seller agree that, for U.S. federal income tax purposes, this Note is intended to be treated as indebtedness of the Company, and neither the Company nor the Seller shall take any position on any tax return or in any proceeding before any taxing authority that is inconsistent with such treatment, unless otherwise required by a final determination (within the meaning of Section 1313 of the Code) or a change in applicable law.
(D)Survival. Each party’s obligations under this Section 13 shall survive any assignment of rights by, or the replacement of, the Seller, and the repayment, satisfaction or discharge of all obligations under this Note.
14.Purchase Agreement Set-Off.
(A)Set-Off Right. On the date of any Final Determination of a Purchase Agreement Claim in favor of a Buyer Indemnitee, solely to the extent such set-off is permitted by, and made in accordance with, Section 7.7(c) of the Purchase Agreement, the Outstanding Principal Balance shall be reduced, automatically and without any further action by the Company, the Seller or any other Person, by an amount equal to the applicable portion, if any, of the applicable Final Loss Amount that is required to be applied to this Note pursuant to Section 7.7(c) of the Purchase Agreement, being the amount, if any, by which such Final Loss Amount exceeds the outstanding principal amount of the Term Loans (as defined in the Loan, Security and Guarantee Agreement) immediately prior to giving effect to the corresponding Set-Off Principal Reduction (as defined in the Loan, Security and Guarantee Agreement) thereunder (such reduction, a "Set-Off Principal Reduction"). Each Set-Off Principal Reduction shall be applied as a prepayment of principal at par as of the date of set-off without premium, penalty, prepayment fee or minimum-amount
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requirement and the number of Conversion Shares issuable hereunder shall be reduced accordingly; provided that no Set-Off Principal Reduction shall apply to any portion of the Outstanding Principal Balance in respect of which Conversion Shares have been delivered or a Cash Settlement Amount has been paid in full prior to the date of set-off. Each Set-Off Principal Reduction shall satisfy, dollar-for-dollar, the obligation of Seller (as defined in the Purchase Agreement) to pay the applicable Final Loss Amount to the applicable Buyer Indemnitee under the Purchase Agreement, and any amount so set off shall be treated for all purposes of this Note and the Purchase Agreement as having been paid by the Company to the Seller hereunder and by Seller (as defined in the Purchase Agreement) to such Buyer Indemnitee thereunder. In no event shall the aggregate amount of Set-Off Principal Reductions hereunder and under the Loan, Security and Guarantee Agreement, together with any amount paid by Seller (as defined in the Purchase Agreement) in cash, in respect of any Final Loss Amount exceed such Final Loss Amount. For the avoidance of doubt, this Note shall not be adjusted pursuant to Section 1.4 of the Purchase Agreement, and no other set-off, counterclaim or deduction shall be made against this Note.
(B)No Default; Non-Impairment. No Set-Off Principal Reduction shall (i) constitute an Event of Default under this Note, (ii) constitute a breach of or default under the Purchase Agreement or any Ancillary Agreement (as defined in the Purchase Agreement) or (iii) give rise to any premium, make-whole or other payment.
(C)Transferees Take Subject. Each assignment or transfer pursuant to Section 15 hereof shall be made subject to the rights of the Company under this Section 14, and each transferee, assignee or participant (whether Seller (as defined in the Purchase Agreement), an Affiliate of Seller (as defined in the Purchase Agreement), or any other Person) shall take its interest in the Note subject to, and shall be bound by, this Section 14 as if an original party hereto.
(D)Tax Treatment. Each Set-Off Principal Reduction is intended to be treated, except to the extent properly treated as interest or original issue discount, as an adjustment to the consideration payable under the Purchase Agreement for U.S. federal (and applicable state and local) income Tax purposes, and the parties shall file all Tax returns consistently therewith and shall take no position inconsistent therewith unless required by a "determination" within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended.
(E)The following terms have the meanings below:
“Buyer Indemnitee” has the meaning provided to that term in the Purchase Agreement.
“Final Determination” has the meaning provided to that term in the Purchase Agreement.
“Final Loss Amount” means the amount of Losses determined pursuant to a Final Determination to be owed by Seller (as defined in the Purchase Agreement) to a Buyer Indemnitee under Section 7.5 or, for Tax matters, Section 4.15 of the Purchase Agreement.
“Losses” has the meaning provided to that term in the Purchase Agreement.
“Purchase Agreement Claim” means any claim for indemnification by a Buyer Indemnitee under Section 7.5 or, for Tax matters, Section 4.15 of the Purchase Agreement. “Set-Off Principal Reduction” has the meaning given to that term in Section 14(A).
15.Successors and Assigns. This Note shall bind the Company and its successors and permitted assigns and shall inure to the benefit of the Seller and its successors and assigns. The Company may not assign or delegate any of its rights or obligations under this Note without the Seller’s prior
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written consent, and any purported assignment or delegation without such consent shall be void. The Seller may assign or transfer this Note, in whole or in part, without the consent of the Company; provided that, other than as agreed to by the Company, no assignment or transfer shall (i) occur prior to the date that is one (1) year after the Closing Date or (ii) be permitted to be made to any Person which is a direct competitor of Company or any of its Subsidiaries or any distressed vulture hedge fund, in each case as reasonably determined by Company in good faith; provided, further, that, notwithstanding clauses (i) and (ii) above, an assignment or transfer shall be permitted at any time (w) due to a forced divestiture at the request of any regulatory agency; (x) upon the occurrence of (A) any Event of Default or (B) any default, event of default or similar occurrence with respect to the Seller’s own financing or securitization transactions, in each case of clauses (x)(A) and (B), which is continuing at the date of such assignment or transfer, (y) to any Affiliate of the Seller or (z) as a pledge, collateral assignment or grant of a security interest in all or any portion of the Seller’s rights and benefits under this Note to the agent (or any successor agent) under the Seller Credit Documents (as defined in the Purchase Agreement), for the benefit of itself and the other secured parties thereunder. The Company shall execute and deliver such replacement notes and other documentation as the Seller may reasonably request to evidence any permitted assignment or transfer.
16.Notices. All notices and other communications provided for in this Note must be in writing and delivered in the manner provided in the Purchase Agreement.
17.Severability. Any provision of this Note held to be invalid, illegal or unenforceable in any jurisdiction is, as to such jurisdiction, ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Note; and the invalidity of a particular provision in a particular jurisdiction does not invalidate such provision in any other jurisdiction.
18.No Implied Waivers. No failure to exercise and no delay in exercising any right or remedy under this Note operates as a waiver thereof. No single or partial exercise of any right or remedy under this Note, or any abandonment or discontinuance thereof, precludes any other or further exercise thereof or the exercise of any other right or remedy. No waiver or consent under this Note is applicable to any events, acts or circumstances except those specifically covered thereby.
19.Integration. This Note and the Purchase Agreement constitute the entire contract between the Company and the Seller relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
20.Electronic Signatures. This Note may be executed by electronic signature, and any such electronic signature shall constitute an original for all purposes. Delivery of an executed signature page to this Note by electronic transmission (e.g. “.pdf” or “.tif”) shall be effective as delivery of a manually executed signature page and be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
21.Lost, Stolen, Destroyed or Mutilated Note. In case this Note shall be mutilated, lost, stolen or destroyed, the Company shall promptly issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Note.
22.
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Executed and delivered as of the date first written above.
ROCKWELL MEDICAL, INC.
By:
Name:
Title:

[Signature Page to Convertible Note]

VANTIVE MANUFACTURING LIMITED

By: ______________________________
Name:
Title:
[Signature Page to Convertible Note]

EXHIBIT A

“Action” means any civil, criminal, judicial or administrative action, suit, demand, claim, complaint, litigation, investigation, review, inquiry, examination, audit, formal proceeding, arbitration or mediation, hearing or other similar dispute.
“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners if such Person is a partnership and, for any Person that is a limited liability company, that Person’s managers and members.
“Closing” means the closing of the Transactions.

“Closing Date” means the date upon which the Closing actually occurs.

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person such as an obligation directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the FDA and any state board of pharmacy or state pharmacy licensing authority), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Indebtedness” means, for any Person, (a) indebtedness for borrowed money or the deferred purchase price of property or services, including seller notes, earn-outs and other deferred or contingent purchase-price obligations (other than (i) trade accounts payable in the ordinary course of business, (ii) accrued liabilities in the ordinary course of business, (iii) deferred rent obligations, and (iv) deferred compensation, earnouts and other similar contingent payment obligations, in each case, incurred in the ordinary course of business until any such amounts have become due and payable and have not been paid, or to the extent payable in stock of Company), to the extent such obligations would be required to be set forth on a balance sheet in accordance with GAAP, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) purchase money indebtedness and capital lease obligations, (d) Contingent Obligations, (e) obligations under any conditional sale, title-retention, synthetic lease or similar arrangement, (f) obligations arising under any factoring, receivables financing, securitization or other sale or financing of accounts receivable or similar assets, whether or not such transaction is treated as a sale under GAAP and whether or not recourse exists against such Person, (g) obligations of another Person secured by a Lien on any property or asset of such Person, whether or not such obligations have been assumed (provided that such indebtedness, if not assumed by such Person and not limited in recourse, shall be deemed to be limited in amount to the fair market value of such property) and (h) all other obligations arising under any transaction having the commercial effect of a borrowing. The principal amount of any Indebtedness shall include all interest paid in kind, capitalized or otherwise added to the principal amount thereof, including through the issuance of additional notes or loans, from and after such capitalization, addition or issuance.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.
“Lien” means a mortgage, deed of trust, levy, charge, pledge, security interest, license, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Obligations” are all of Company’s obligations to pay when due any debts, principal, interest, Lender’s Expenses (as defined in the Loan, Security and Guarantee Agreement) and other amounts Company owes the Seller now or later, in connection with, related to, following, or arising from, out of or under, this Note or otherwise (as measured net of Set-Off Principal Reductions), and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Company assigned to the Seller , and the performance of Company’s duties under this Note.
“Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust or other entity.
“Subsidiary” is, with respect to (a) any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries. Unless otherwise specified, references herein to a Subsidiary means a Subsidiary of the Company, (b) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person or (c) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (c), which is treated as a consolidated subsidiary for accounting purposes; provided that, notwithstanding the foregoing clauses (a) through (c), a “Subsidiary” shall include any entity (i) in which the Company and/or any Subsidiary thereof holds or controls (directly or indirectly) any economic or voting interest if the Company, its Subsidiaries and/or any one or more of their respective Affiliates taken together hold a majority of the total economic, common equity, voting or other ownership interest, (ii) which the Company, its Subsidiaries and/or one or more of their respective Affiliates otherwise “controls” (whether directly, indirectly through one or more intermediaries, or both) or (iii) that is consolidated with the Company or any Subsidiary thereof for accounting purposes; provided further, that an entity that is a “Subsidiary” at any time shall not cease to be a “Subsidiary” because its owner ceases to hold a majority of the voting stock in such entity if its owner (together with any of its Affiliates) continues to hold or control (directly or indirectly) a majority of the total economic, voting or other ownership interest or otherwise “controls” (whether directly, indirectly through one or more intermediaries, or both) such entity. Unless otherwise specified, references herein to a Subsidiary means a Subsidiary of the Company.

“Transactions” means the transactions contemplated by the Purchase Agreement and the Ancillary Agreements (as defined in the Purchase Agreement).